As filed with the Securities and Exchange Commission on July 25, 2005

Registration No. 333-124731

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTAR INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	3089	13-1889304
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, Pennsylvania 19154-4599

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Michael J. Hoffman

President and Chief Executive Officer

One Crown Way

Philadelphia, Pennsylvania 19154-4599

(215) 552-3700

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William G. Lawlor, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103

(215) 994-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Constar, Inc.	Pennsylvania	3089	58-0680950
BFF Inc.	Delaware	3089	04-2521229
DT, Inc.	Delaware	3089	63-0247693
Constar Foreign Holdings, Inc.	Delaware	3089	14-1838591
Constar International U.K. Limited	United Kingdom	3089	Not Applicable

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2005

PROSPECTUS

CONSTAR INTERNATIONAL INC.

OFFER TO EXCHANGE

$220,000,000 Senior Secured Floating Rate Notes due 2012 and related Guarantees for all outstanding Senior Secured Floating Rate Notes due 2012

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless extended. We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The new notes will be our senior obligations and will be guaranteed on a senior basis by each of our current and future domestic and United Kingdom restricted subsidiaries. The new notes and new note guarantees will be effectively junior in right of payment to any of our or the guarantors’ indebtedness that is secured by assets not securing the new notes and will be junior in right of payment to all indebtedness of our non-guarantor subsidiaries.

See “ Risk Factors” beginning on page 10 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain this information in a timely fashion, you must request such information no later than five business days before                     , 2005, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “Incorporation of Documents by Reference.”

You should rely only on the information contained in this prospectus and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission, or SEC, or to which we have referred you. See “Available Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

ii

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the financial data and related notes, to obtain a more complete understanding of the exchange offer before making an investment decision. Unless the context otherwise requires:

•	“we,” “us” or “our” refers to Constar International Inc. and its subsidiaries;

•	“Crown” refers to Crown Holdings, Inc., our former parent;

•	“old notes” refers to the $220 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 issued on February 11, 2005;

•	“new notes” refers to the $220 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 offered in exchange for the old notes pursuant to this prospectus;

•	“notes” refers collectively to the old notes and the new notes; and

•	“PepsiCo” refers to PepsiCo, Inc. and its subsidiaries but not independent bottlers of PepsiCo products.

Our Company

We are a global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We manufacture PET containers for conventional PET applications in soft drinks and water and for custom PET applications. Custom PET container applications include food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, most of which require a combination of advanced technologies, processing know-how and innovative designs. Our products are used in a variety of end-use markets, including soft drinks, water, peanut butter, edible oils, salad dressing, juices, teas, beer and flavored alcoholic beverages. We supply PET products for such well-known brands as Pepsi, Coca-Cola, Dr Pepper, 7 UP, Mott’s, Shasta, Peter Pan, Aquafina, Wish-Bone, Smucker’s, Veryfine, Snapple and Smirnoff Ice. We primarily manufacture and sell bottles in the United States. In Europe, we primarily sell preforms. Preforms are test-tube shaped intermediate products that are purchased by manufacturers for processing into finished bottles at their manufacturing facilities. For the year ended December 31, 2004 and for the three months ended March 31, 2005, our revenues were $844.2 million and $221.3 million, respectively. In 2004 and the three months ended March 31, 2005, approximately 74% and 77%, respectively, of our revenues were attributable to sales in the United States, with the remainder attributable to sales in Europe.

We are a Delaware corporation. Originally incorporated in 1927, we were an independent publicly held corporation from 1969 to 1992, when we were purchased by Crown. We have been a public company since our initial public offering in November 2002.

Our principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154-4599, and our phone number is (215) 552-3700.

The Exchange Offer

On February 11, 2005, we issued and sold $220 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012. In connection with these sales, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered	$220 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the old notes for up to $220 million principal amount of the new notes.

The old notes are not registered under the Securities Act and were offered and sold only to qualified institutional buyers in reliance upon Section 4(2) of the Securities Act as interpreted pursuant to Rule 144A of the Securities Act.

Old notes may be exchanged only in integral multiples of $1,000. In this prospectus, the term “exchange offer” means the offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•	if old notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Broker-Dealers

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Material United States Federal Tax Consequences.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

The following is a brief summary of certain terms of the new notes. For a more complete description of the notes, see “Description of Notes.”

Issuer	Constar International Inc.

Notes Offered	$220 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012.

Maturity	February 15, 2012.

Interest	The new notes will accrue interest at a rate per annum equal to LIBOR (as defined) plus 3.375%. Interest on the new notes will be reset quarterly.

Interest Payment Dates	Interest on the new notes will be payable on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2005.

Guarantees	Each of our current and future domestic and United Kingdom restricted subsidiaries will guarantee the new notes on a senior secured basis.

Our non-guarantor subsidiaries accounted for approximately $97.0 million, or 11.5%, of our net sales for the year ended December 31, 2004 and approximately $48.5 million, or 8.4%, of our assets (excluding non-guarantor subsidiaries’ net intercompany receivables from us and the guarantors of $1.3 million) and $20.3 million, or 3.7%, of our liabilities (excluding $3.5 million of liabilities to us and the guarantors) as of December 31, 2004.

For the three months ended March 31, 2005, our non-guarantor subsidiaries accounted for approximately $22.9 million, or 10.3% of our sales and approximately $57.5 million, or 9.3%, of our assets (excluding non-guarantor subsidiaries’ net intercompany receivables from us and the guarantors of $1.6 million) and $30.4 million, or 4.9% of our liabilities (excluding $3.9 million of liabilities to us and the guarantors) as of March 31, 2005.

Collateral

The new notes and the guarantees thereof will be secured by a first priority lien on (i) our real property located in the United States and the United Kingdom which was owned by us on the date the sale of the old notes was consummated, (ii) leasehold interests in certain of the real property located in the United States that we leased on the date the sale of the old notes was consummated and (iii) substantially all of the equipment and other fixed assets related to such properties, in each case, subject to the exceptions described in this prospectus and replacements thereof and the proceeds therefrom. As of March 31, 2005, the book value of the assets securing the notes was approximately $176.0 million. The lien securing the new notes will not extend to any assets securing our new credit facility, which was entered into concurrently with the sale of the old notes. Our new credit facility is secured by a first priority lien on our domestic and United Kingdom inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and other intangibles, as well as a pledge of all of the outstanding capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries. The liens securing our new credit facility do not extend to any assets or property securing the new notes. See “Description of Notes—Collateral.”

Ranking

The new notes will be our senior secured obligations and will rank equally with our existing and future senior debt and senior to our existing and future subordinated debt. The new notes will be effectively subordinated to our new credit facility with respect to the collateral securing the facility to the extent of the value of such collateral. As of March 31, 2005, after the sale of the old notes and the other transactions described in “Capitalization” and the application of the net proceeds therefrom, we had approximately $237.2 million of senior debt outstanding. As of March 31, 2005, we had approximately $175 million outstanding under the 11% senior subordinated notes due 2012. Any additional secured borrowings, including borrowings under our new credit facility, to the extent they are secured by assets that do not secure the new notes, would rank effectively senior to the new notes.

Optional Redemption

Except as described below, we may not redeem the new notes prior to February 15, 2007. On and after February 15, 2007, we may redeem the new notes, in whole or in part, at any time, at the redemption prices set forth below under the section entitled “Description of Notes—Redemption—Optional Redemption,” together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time and from time to time prior to February 15, 2007 we may redeem up to 35% of the new notes at 100% of the principal amount thereof plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest, with the net sales proceeds from certain sales of our common equity; provided that at least 65% of the aggregate principal amount of the notes issued up to that time remains outstanding immediately after such redemption and provided further that such redemption does not occur more than 90 days after the sale of common equity occurs.

Mandatory Redemption	None.

Change of Control

Upon a change of control, you will have the right to require us to repurchase all or part of your new notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, through the date of repurchase.

Mandatory Offer to Repurchase Following Certain Asset Sales or Events of Loss	If we sell certain assets or experience certain events of loss and do not reinvest the net proceeds in compliance with the indenture governing the new notes, we must offer to repurchase the new notes at 100% of their principal amount, plus accrued and unpaid interest.

Restrictive Covenants	The indenture governing the new notes restricts, among other things, our ability, and the ability of our restricted subsidiaries to:

•	borrow additional money;

•	pay dividends on our stock or repurchase our stock;

•	make payment on or redeem or repurchase debt which ranks junior to the new notes;

•	make investments;

•	create liens;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	enter into transactions with affiliates;

•	sell assets or consolidate or merge with or into other companies; and

•	expand into unrelated businesses.

Risk Factors

An investment in the new notes involves risks. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.

Summary Historical Combined and Consolidated Financial Data

The following table presents our summary historical combined and consolidated financial data for and at the end of each of the years in the three-year period ended December 31, 2004, and for and at the end of the three months ended March 31, 2004 and March 31, 2005.

The following table should be read in conjunction with, and it is qualified in reference to, our audited financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Year ended as of December 31,	Three months ended March 31,
2002	2003	2004	2004	2005
(dollars in millions)
Combined and Consolidated Statements of Operations Data:
Net sales	$704.3	$742.3	$844.2	$191.7	$221.3
Cost of products sold, excluding depreciation	589.2	657.9	746.7	169.4	203.6
Depreciation	55.9	55.5	51.1	12.9	11.3

Gross profit	59.2	28.9	46.4	9.4	6.4
Operating expenses:
Selling and administrative expenses	10.8	23.0	28.1	6.3	5.3
Management charges	3.6	—	—	—	—
Research and technology expense	12.1	5.2	5.7	1.4	1.8
Write off of deferred financing costs	—	0.7	—	—	10.0
Interest expense, net	7.0	34.2	39.8	10.0	9.6
Foreign exchange adjustments	0.1	(1.4)	0.1	0.0	0.2
Provision for restructuring and asset impairments	—	11.6	1.1	—	0.1
Goodwill impairment loss(1)	—	183.0	—	—	—
Amortization of goodwill(1)	—	—	—	—	—
Other (income) expenses, net(2)	0.6	4.4	(25.0)	0.7	(0.1)

Total operating expenses	34.2	260.7	49.8	18.4	26.9

Income (loss) before taxes, minority interest and cumulative effect of a change in accounting	25.0	(231.8)	(3.4)	(9.0)	(20.5)
Benefit (provision) for income taxes	(10.2)	11.4	(3.4)	0.1	0.5
Minority interests	(0.1)	(0.1)	—	0.0	0.0

Income (loss) before cumulative effect of a change in accounting	14.7	(220.5)	(6.8)	(8.9)	(20.0)
Cumulative effect of a change in accounting for goodwill(1)	(50.1)	—	—	—	—

Net loss	$(35.4)	$(220.5)	$(6.8)	$(8.9)	$(20.0)

Weighted average shares outstanding:
Basic	12,000	12,000	12,028	12,000	12,119
Diluted	12,002	12,000	12,028	12,000	12,119
Basic and diluted loss per common share from continuing operations	$(2.95)	$(18.38)	$(0.57)	$(0.74)	$(1.65)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$20.9	$16.5	$9.3	$20.9	$14.3
Property plant and equipment, net	235.1	223.9	194.5	217.9	191.8
Total assets	754.6	578.3	580.3	596.1	621.1
Total debt	377.0	397.4	388.4	412.2	411.8
Stockholders’ equity	246.1	32.8	24.0	24.8	2.7

Other Data:
Cash flows provided by (used in):
Operating activities	$62.5	$25.0	$28.1	$2.0	$(1.9)
Investing activities	(29.2)	(50.9)	(21.9)	(9.1)	(8.0)
Financing activities	(16.9)	20.5	(13.9)	11.4	15.2
Capital expenditures	30.0	47.1	22.2	9.1	8.6
Depreciation and amortization	55.9	57.5	53.3	13.7	11.8
Ratio of earnings to fixed charges(3)	3.3	x	—	—	—	—

(1)	Effective January 1, 2002, we adopted the provisions of SFAS 142, which requires companies to cease amortizing goodwill and to review for impairment, goodwill and intangible assets deemed to have an indefinite useful life. During the second quarter of 2002, we completed our impairment review and recognized an impairment charge of $50.1 million, which is reflected as a cumulative effect of a change in accounting principle. During the second quarter of 2003, we recorded an impairment charge of $183.0 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors.

(2)	During 2004, we recognized income of $25.1 million as a result of settling a patent infringement action.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period) and amortization of interest previously capitalized. Fixed charges include interest incurred, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. Earnings were insufficient to cover fixed charges by $231.8 million and $3.4 million for the fiscal years ending December 31, 2003 and 2004. Earnings were insufficient to cover fixed charges by $9.0 million and $20.6 million for the three months ended March 31, 2004 and 2005, respectively.

RISK FACTORS

Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below, which we believe are the material risks involved in investing in the new notes, and all of the other information in this prospectus before deciding to invest in the new notes. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business.

Risks Related to Our Business and Industry

We may not generate profits in the future and we had net losses in recent years.

For the fiscal year ended December 31, 2004 and the three months ended March 31, 2005, we had a net loss of approximately $6.8 million and $20.0 million, respectively. For the fiscal year ended December 31, 2003, we had a net loss of approximately $220.5 million, which included a goodwill impairment charge of $183.0 million. For the fiscal year ended December 31, 2002, we had a net loss of approximately $35.4 million. Continuing operating losses may limit our ability to service our debt and fund our operations and we may not generate net income from operations in the future. Factors contributing to operating losses in recent years included, but were not limited to, price competition and the implementation of price reductions to extend customer contracts; delays in conversions to PET from other forms of packaging; an unfavorable shift in conventional product mix; and higher inventory levels that produced an increase in warehousing and product handling costs. These and other factors may continue to adversely affect our business.

If we do not generate sufficient cash flow, we will not be able to service our debt and provide for ongoing operations.

If we are unable to generate sufficient cash from operations to service our debt and fund our operations, or if we are unable to refinance our debt, we may have to defer capital expenditures or sell assets to generate cash, which could weaken our competitive position. As of March 31, 2005, we had approximately $413.8 million in principal amount of debt outstanding consisting of the notes, our senior subordinated notes, other long-term debt and borrowings under our new credit facility. As of March 31, 2005, approximately $17.2 million was drawn under our new credit facility and we were able to incur up to an additional $48.4 million of indebtedness under our new credit facility based on the size of our borrowing base as of such date. We will need to generate enough cash to service our debt and to fund our operations. Although interest rates and the amount outstanding under our new credit facility and the notes may vary, based on interest rates in effect as of March 31, 2005, servicing our outstanding indebtedness would require annual payments of approximately $34 million of interest (excluding $1.6 million of annual amortization of financing fees and debt discount). Our ability to generate cash depends to some extent on general economic, competitive, legislative and other factors beyond our control. Borrowings under our new credit facility may alleviate our short-term cash needs, but any borrowings under such facility may further increase our debt. In addition, we may need to refinance all or a portion of our debt and we may be unable to do so on commercially reasonable terms or at all. Moreover, it may be more difficult for us to refinance our new credit facility because we have granted liens on the collateral securing the notes.

Our debt may negatively impact our liquidity, limit our ability to obtain additional financing and harm our competitive position.

Our debt may have important negative consequences for us, such as:

•	significantly increasing our interest expense and related debt service costs;

•	limiting our ability to obtain additional financing;

•	increasing our vulnerability to economic downturns and changing market and industry conditions; and

•	limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns.

Our annual debt service costs will vary because some of our debt bears floating interest rates, and the amount outstanding under the new credit facility will change from time to time. However, based on interest rates and debt levels at March 31, 2005, our annualized cash interest costs for fiscal 2005 would be approximately $34 million.

We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt is added to our current debt levels or the current debt levels of our subsidiaries, the related risks that we and they now face could intensify.

We currently plan to finance ordinary business operations through borrowings under our new credit facility, which are subject to conditions and borrowing base limitations, because we expect to be cash flow negative at least into the second half of 2006.

We had a net negative cash flow from operations of $1.9 million for the three months ended March 31, 2005 and we expect to have negative cash flow from operating activities at least into the second half of 2006. We currently plan to finance ordinary business operations through borrowings under our new credit facility. Our ability to borrow funds under our new credit facility is subject to our compliance with various covenants as of the date of borrowing, including borrowing base limitations that are dependent upon the future level of our eligible accounts receivables and inventory in the United States and the United Kingdom. Even if we are in compliance with all such covenants, the total amount of the facility may be unavailable if the value of the collateral securing the facility falls below certain levels, or if the administrative agent determines that eligibility reserves should be applied to the amount otherwise available under the facility. Certain of the components of the borrowing base are subject to the discretion of the administrative agent. As of March 31, 2005, we had borrowings under our new credit facility of $17.2 million and available credit of $48.4 million. In addition, the administrative agent has the customary ability to reduce, unilaterally, our borrowing availability at any time by, for example, establishing reserves or declaring certain collateral ineligible. Certain of our inventory is located on properties that we lease and if we are unable to obtain consents from the landlords, such inventory may not be eligible for inclusion in the borrowing base, thereby reducing our borrowing availability. If we are unable to fully access our new credit facility, we may become illiquid and we may be unable to finance our ordinary business activities.

Our interest expense may increase since indebtedness under the notes and our new credit facility is subject to floating interest rates.

The notes and our borrowings under our new credit facility are subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. As of March 31, 2005, we had approximately $237.2 million in borrowings under the notes and our new credit facility. As of March 31, 2005, we were able to incur up to an additional $48.4 million of indebtedness under our new credit facility based on the size of our borrowing base as of such date. A 1% increase in market interest rates on the $237.2 million in floating rate borrowings outstanding as of March 31, 2005 would result in an annual increase in our interest expense and a decrease in our income before taxes of approximately $2.4 million.

Our flexibility in operating our business and our ability to repay our indebtedness may be limited as a result of certain covenant restrictions in the instruments governing our indebtedness.

Our new credit facility and the indentures governing the notes and our senior subordinated notes contain a number of restrictive covenants that impose significant restrictions on us. Compliance with these restrictive covenants will limit our flexibility in operating our business. Failure to comply with these covenants could give rise to an event of default under the indentures governing the notes and our senior subordinated notes. These covenants restrict, among other things, our ability to:

•	incur additional indebtedness and guarantee obligations;

•	create liens;

•	engage in mergers, consolidations, liquidations or the creation of subsidiaries;

•	change the nature of our business;

•	make equity investments or loans;

•	sell, lease or otherwise dispose of assets;

•	engage in sale and leaseback transactions and operating lease transactions;

•	sell or discount notes or receivables;

•	engage in transactions with affiliates;

•	pay dividends, make distributions or redeem any equity securities;

•	modify our organizational documents or certain debt documents;

•	change our accounting treatment and reporting practices;

•	engage in speculative transactions;

•	enter into agreements restricting our ability or the ability of a subsidiary to incur liens, or restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our other subsidiaries;

•	prepay certain indebtedness; and

•	allow debt to be designated as senior debt.

Our new credit facility also includes financial covenants. If we default on any of these covenants, the lenders could cause all amounts outstanding under our new credit facility, the notes and our senior subordinated notes to be due and payable immediately and the lenders under our new credit facility or the trustee under the indenture governing the notes could proceed against any collateral securing that indebtedness. Our assets or cash flow may not be sufficient to fully repay the borrowings under our different forms of indebtedness, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. See “Description of Certain Indebtedness” and “Description of Notes—Certain Covenants.”

Our new credit facility is secured by our domestic and United Kingdom inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and other intangibles, as well as a pledge of all of the outstanding capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries. As of December 31, 2004 and March 31, 2005, the book value of such assets was approximately $159.6 million and $192.3 million, respectively.

Conventional PET containers account for over 75% of our sales and generally carry low profit margins.

In 2004 and the three months ended March 31, 2005, approximately 80% and 78% respectively, of our sales related to conventional PET containers which are primarily used for carbonated soft drinks and bottled water. These products generally carry low profit margins. Profitability is driven principally by volume and maintaining efficient manufacturing operations.

The market for carbonated soft drinks is not expected to grow appreciably in the near term.

In recent years, the largest growth within conventional products has come from bottled water. We believe that in the long run, profitability from bottled water may decline as economic factors force some water bottlers into self manufacturing of PET bottles and some smaller water bottlers out of business. Based upon current market conditions, we do not expect appreciable growth in the carbonated soft drink market in the near term.

If the market for custom PET packaging does not grow as large or as quickly as we anticipate, our growth and profitability may be lower than we currently expect.

To the extent that the custom PET market does not grow as large or as quickly as we anticipate, our growth and profitability may be lower than we currently expect. We believe that one of the keys to our future success will be our ability to sell more custom PET products. Partly because of the more complex technologies required for custom PET, our margins are higher for custom PET products than for conventional PET products. We believe that an increasing number of products will convert from glass, metal and other packaging to custom PET packaging. A slow rate of conversion would limit our growth.

Our net sales and profitability may decline if we lose PepsiCo as a customer or if PepsiCo reduces the number of containers that it purchases from us.

PepsiCo may in its discretion terminate its supply agreements with us if we materially breach any of our obligations under the applicable agreement or if a third party acquires more than 20% (or 25% in the case of a specified third party who owns 24.2% of our common stock) of our outstanding capital stock or United States-based PET assets. The loss of PepsiCo as a customer would cause our net sales and profitability to decline significantly. Our main supply agreement with PepsiCo expires on December 31, 2007. Our sales to PepsiCo accounted for approximately 30% of our revenue for the year ended December 31, 2004. In addition, notwithstanding PepsiCo’s commitment to purchase containers from us in certain geographic regions, PepsiCo may purchase containers from a third party for such regions under several circumstances, including our failure to meet our supply obligations and our failure to meet specified contractual quality standards.

The loss of our intellectual property rights, for which we enjoy limited protection, would negatively impact our ability to compete in the PET industry.

If we are unable to maintain the proprietary nature of our technologies, we may lose the ability to generate royalties in the future by licensing our technologies and our competitors may use our technologies to compete with us. We have a number of patents covering various aspects of the design and construction of our products, including our Oxbar technology. Our patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products, design around our patents or infringe upon our patents. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. We market our products internationally, and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of our domestic patents have been registered in other countries. We also rely on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of this information. In addition, we have from time to time received letters from third parties suggesting that we may be infringing their intellectual property rights, and third parties may bring infringement suits against us. If the claims of these third parties are successful, we may be required to seek licenses from these third parties or refrain from using the claimed technology. In addition, other parties use oxygen barrier technologies, and to the extent we determine that any such technologies infringe upon our patents, we may have to bring infringement suits to enforce our patent rights. In any such infringement suit, a defendant would likely seek to invalidate the patents at issue.

We have licensed Oxbar to some of our competitors which may allow our licensed competitors to compete more effectively with us.

We have licensed to some of our competitors certain applications of our Oxbar technology. This may offset some of the competitive advantage offered by Oxbar and allow our licensed competitors to compete more effectively with us. We may also license other technologies that currently exist or that we may develop in the future. Any such licensing activity may harm our competitive position.

Our competitive advantages of our Oxbar technology may also be weakened by the sublicense rights held by a third party.

Our Oxbar technology is subject to a worldwide royalty-free cross-license with Rexam AB, which owns several patents relating to oxygen-scavenging technology. The cross-license agreement gives both parties the right to use and sublicense each other’s oxygen scavenging technology patents, but not each other’s know-how. The competitive advantages that we believe can be achieved through Oxbar may not be fully realized to the extent that Rexam uses Oxbar to compete with us or sublicenses Oxbar to any of our existing or potential competitors or customers, or other third parties. From time to time we have attempted to negotiate a new agreement with Rexam to modify our respective rights to Oxbar, but to date no such agreement has been concluded and such an agreement may never be concluded.

Our products and services may become obsolete.

Significant technological changes could render our existing technology or our products and services obsolete. The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our ability to compete may dissipate if our existing technologies are rendered obsolete. Our United States and European Oxbar patents begin to expire in 2008. If we are unable to successfully respond to technological developments or do not respond in a cost-effective way, or if we do not develop new technologies, our net sales and profitability may decline. To be successful, we must adapt to rapidly changing markets by continually improving our products and services and by developing new products and services to meet the needs of our customers. Our ability to develop these products and services will depend, in part, on our ability to license leading technologies useful in our business and develop new offerings and technology that address the needs of our customers. Similarly, the equipment that we use may be rendered obsolete by new technologies. A significant investment in new equipment may reduce our profitability.

Our business and operations may be disrupted if we have difficulty replacing key personnel.

We believe that our success will depend on continued employment by us of senior management and key technical personnel. If one or more of these persons are unable or unwilling to continue in their present positions, and if we are unable to attract and retain other comparable personnel, our business and operations could be disrupted. Several members of our senior management have extensive industry experience, and it would be difficult to find new personnel with comparable experience. Because our business is highly specialized, we believe that it would also be difficult to replace our key technical personnel. In addition, we do not currently maintain key man insurance for any of our senior managers or technical personnel.

As our customers change their product lines and marketing strategies, demand for our products may fluctuate.

A reduction in demand for PET packaging may reduce our net sales and negatively impact our prospects for future growth. From time to time our customers change product lines, eliminate product lines and reduce the amount that they spend on marketing product lines. As a result, our customers’ demand for PET packaging may fluctuate or decrease permanently.

Consolidation of our customers may increase our customers’ negotiating leverage and reduce our net sales and profitability.

The consolidation of our customers may reduce our net sales and profitability. If one of our larger customers acquires one of our smaller customers, or if two of our customers merge, the combined customer’s negotiating leverage with us may increase and our business with the combined customer may become less profitable. In addition, if one of our customers is acquired by a company that has a relationship with one of our competitors, we may lose that customer’s business. The consolidation of purchasing power through buyer cooperatives or similar organizations may also harm our profitability.

We may lose business to other forms of packaging or to our competitors in the PET industry.

Competition from producers of other forms of packaging and our competitors within the PET industry may cause our customers to purchase other types of packaging or to purchase PET containers from our competitors, which may reduce our net sales and profitability. PET containers compete in the packaging market with other plastic containers, glass bottles, metal cans, paperboard cartons and other materials. Changes in the relative cost and quality of other packaging materials may reduce the market for PET containers. In addition, competition within the PET industry is intense and various factors have increased pricing pressure. Some of our competitors have greater financial, technical and marketing resources than we do. Our current or potential competitors may offer products at a lower cost or products that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Although we typically sell to our customers pursuant to contracts with terms of two to five years, many of our contracts (and typically our most significant contracts) provide that our customers may purchase from an alternative source if we cannot provide products that are of similar quality at an equivalent price. If we lower prices in response to such provisions or if we lose a significant amount of business from one or more customers, our net sales and profitability may decline.

In addition to competition with other independent suppliers of PET packaging, some of our potential customers produce their own PET containers. Coca-Cola, one of the largest end-users of conventional PET containers in the United States, self-manufactures its own PET preforms and blows its own bottles. Some of our customers have developed in-house preform production and bottle blowing capacity, and we believe that such in-house capabilities will continue to be developed in the future. This may reduce our sales and our profitability.

If we do not have adequate funds to meet our capital needs, our business may be impaired and our profitability reduced.

If we do not have adequate funds to make our capital expenditures or if the expected benefits of capital expenditures are not achieved, our business may be impaired and our profitability reduced. Our business is capital intensive, and our equipment is currently operating at near full capacity. We expect to have substantial capital needs in the near future for capacity expansion. If we do not have funds available to satisfy our capital expenditure requirements, we may not be able to pursue our strategy for profitable growth. We cannot be certain that our capital needs will not be larger than expected. We also cannot be certain that the expected benefits of any capital expenditures will be achieved.

We use large quantities of resin in manufacturing our products so that increases in the price of resin may negatively impact our financial results and may deter the growth of the PET market.

We use large quantities of plastic resin in manufacturing our products and increases in the price of resin may increase our cost of products sold, reduce our profitability and reduce our prospects for growth. Resin is the principal raw material used in the manufacture of our products. Resin is subject to substantial price fluctuations. Resin is a petrochemical product and resin prices may fluctuate with prices in the worldwide oil and gas markets. Political or economic events in oil or gas producing countries, such as those in the Middle East, may impact the price of resin. We generally do not have long-term supply contracts with our resin suppliers and are therefore subject to the risk of fluctuations in the price of resin. Although substantially all of our business is under contracts that permit us to pass changes in the price of resin through to our customers, market conditions may not permit us to fully pass through any future resin price increases or may force us to grant other concessions to customers. Significant increases in resin prices, coupled with an inability to promptly pass such increases on to customers, may increase our cost of products sold and reduce our profitability. A sustained increase in the price of resin may slow the rate of conversion of alternative packaging materials, such as glass and metal, to PET, or may make these alternative packaging materials more attractive than PET. A sustained increase in the price of resin may also result in an increased price to consumers, which may affect consumer preference for PET packaging. If these factors reduce the demand for PET packaging, it may significantly reduce our prospects for growth. In addition, an industry index that monitors PET resin price movement and which is used for the resin pass-through mechanisms of our customer agreements representing approximately 25% of our net sales made a significant “non-market adjustment” in its January 2005 report to reset their index basis. Because this adjustment does not reflect changes in current resin costs, we believe it should not result in a decrease in our resin prices as reflected in the pass-through provisions in our customer contracts that use this index. Accordingly, we have not passed through this decrease to our customers. One such customer, Mott’s Inc., began reducing its payments to us to give effect to the non-market adjustment. We have commenced legal action against Mott’s and Mott’s has filed a counterclaim. See “Our Business—Legal Proceedings.” To the extent we are required to give effect to the non-market adjustment, our sales and margins will be affected insofar as our resin costs will not have decreased correspondingly.

PepsiCo may exercise its right to supply us with an increasing amount of resin, which may reduce our ability to negotiate favorable resin purchase contracts.

PepsiCo currently supplies us with a portion of our resin requirements for manufacturing PepsiCo containers. PepsiCo has the right to supply us with an increasing amount of resin, which may reduce our profitability. Because we are a large purchaser of resin, we enjoy significant leverage in negotiating resin purchase agreements. To the extent that PepsiCo exercises its right to supply us with an increasing amount of resin, the amount of resin that we purchase will decline and we may lose some of our leverage in negotiating resin purchase agreements. If we have to pay higher prices for resin, our costs will increase and we may not be able to offer our customers pricing terms as favorable as those we offer now or as favorable as those offered by our competitors.

Any failure to obtain resin on a timely basis or any significant interruptions in the supply of resin could prevent us from supplying our customers on a timely basis and disrupt our operations.

If our suppliers are unable to meet our requirements for resin, it may prevent us from manufacturing our products. Our suppliers may not continue to provide resin to us at attractive prices, or at all, and we may not be able to obtain resin in the future from these or other suppliers on the scale and within the time frames we require. Any failure to obtain resin on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could prevent us from supplying our customers on a timely basis.

Expansion of our operations might place a significant strain on our suppliers, some of whom have limited resources and production capacity. Certain of our suppliers, in turn, may rely on sole or limited sources of supply for components included in the resin that they sell to us. Failure of our suppliers to adjust to meet such increasing demand may prevent them from continuing to supply resin in the quantities and at the quality and the times required by us, or at all. In addition, we expect that the European PET market will be a net importer of resin in the near term. If we are unable to obtain all of our resin from domestic producers, we may have to import resin. Imports may be subject to tariffs and other added costs and may be subject to greater risk of supply disruption owing to shipping distances, reliability of suppliers and other factors.

We depend on a small number of suppliers for some of the manufacturing equipment that we would need to expand.

Our business relies on specialized manufacturing equipment that is produced by a small number of suppliers. If any of these suppliers increases its prices significantly, goes out of business or is otherwise unable to meet our requirements for necessary equipment, we may be unable to expand our operations. This may significantly reduce our prospects for growth.

We earn a significant portion of our revenue in warmer months, and cool summer weather may result in lower sales.

Unseasonably cool weather during a summer could reduce our sales and profitability. A significant portion of our revenue is attributable to the sale of beverage containers. Demand for beverages tends to peak during the summer months. In the past, significant changes in summer weather conditions have affected the demand for beverages, which in turn affects the demand for beverage containers manufactured by us.

A small number of stockholders are in a position to influence most of our significant corporate actions because they hold a significant amount of our common stock.

As of June 30, 2005, Nader Tavakoli, EagleRock Capital Management, L.L.C., Wells Fargo & Company, Crown Cork & Seal Company, Inc., David J. Greene and Company, LLC, Citadel Limited Partnership and/or their respective affiliates had publicly reported the ownership of an aggregate of 7,884,112 shares, or approximately 62.8%, of our common stock. Mr. Tavakoli and EagleRock Capital Management, L.L.C. recently reported the ownership of approximately 24.2% of our common stock on a Schedule 13D. These entities, acting alone or in concert, may be able to influence the outcome of corporate actions requiring stockholder approval. As a result, these entities are in a position to influence most of our significant corporate actions.

We are subject to foreign currency risk and other instabilities from our international operations.

For the year ended December 31, 2004 and the three months ended March 31, 2005 we derived approximately 26% and 23%, respectively, of our revenue from sales in foreign currencies. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the British pound and the Euro. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars. In addition, we may face restrictions on our ability to repatriate funds from our international operations.

As a result of our international operations, we are also subject to risks associated with operating in foreign countries, including changes in governmental policies and regulations, war, acts of terrorism and other sources of instability. We are also at risk for acts of terrorism in the United States. These risks may negatively impact our financial condition and results of operations.

Higher energy costs or frequent or sustained power interruptions may increase our operating costs and limit our ability to supply our customers.

Electrical power is vital to our operations, and we rely on a continuous power supply to conduct our business. If energy costs substantially increase in the future, we could experience a significant increase in operating costs. In addition, we have experienced power interruptions at our manufacturing facilities, particularly during severe weather conditions. Frequent or sustained power interruptions, particularly at our larger manufacturing facilities, may limit our ability to supply our customers and negatively impact our business.

We are exposed to the risk of liabilities or claims related to environmental and health and safety standards.

Our facilities and operations are subject to federal, state, local and foreign environmental and employee health and safety laws and regulations, including those regarding the use, storage, handling, generation, transportation, treatment, emission and disposal of certain substances and remediation of environmental impacts to soil and groundwater. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

Currently, we are involved in a small number of compliance and remediation efforts primarily concerning wastewater discharge and possible soil and groundwater contamination, including investigations and certain other activities at our Didam, Netherlands facility. Based on information presently available, we do not believe that the cost of these efforts will be material. However, environmental and health and safety matters cannot be predicted with certainty, and actual costs may increase materially.

We face product liability risks and the risk of negative publicity if our products fail or if our customers and suppliers are affected by product liability risks or negative publicity.

Our business is exposed to products liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for products liability claims, the amount and scope of our insurance may not be adequate to cover a products liability claim that is successfully asserted against us. Our products liability insurance does not cover product recall costs. In addition, products liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms or at all.

In addition, we are exposed to the products liability risk and negative publicity affecting our customers and suppliers. Because many of our customers are food, beverage and other consumer products companies, with their own products liability risks, our sales may decline if any of our customers are sued on a products liability claim. We may also suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our products or our customers’ products that use our containers.

Our operations and profitability could suffer if we experience labor relations problems or if we do not reach new union agreements on satisfactory terms.

A prolonged work stoppage or strike could prevent us from operating our manufacturing facilities. The contract with our union employees in our Didam, Netherlands facility expires on September 30, 2005 (with certain pension issues open pending the issuance of regulations by the Dutch government). The contract with our union employees in our Sherburn, England facility expires on December 31, 2005. We believe that our employee relations are good and that we will be able to reach new agreements on satisfactory terms. However, we may not be able to reach new agreements without a work stoppage or strike and any new agreements that are reached may not be reached on terms satisfactory to us.

We have a significant amount of goodwill and may be required to write down goodwill in certain circumstances, which would result in lower reported net income (or higher net losses) and a reduction of our net worth.

We have a significant amount of goodwill and a writedown of our goodwill would reduce our net worth and would reduce our net income or increase our net loss. At December 31, 2004 and March 31, 2005 we had $148.8 million of goodwill. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We adopted this standard on January 1, 2002 and recorded a charge for the cumulative effect of a change in accounting of $50.1 million. Under the new standard, we will no longer amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet to determine whether the goodwill is impaired under the guidelines of the standard. Accordingly, we will need to test the value of our goodwill for impairment at least annually and, under certain circumstances, recognize an impairment charge.

One circumstance that may indicate the need for an immediate impairment review would be if our book value was in excess of our market capitalization. This could occur at any time after the completion of this offering. If we recognize an impairment charge, our net worth will be reduced. In the second quarter of 2003, we recognized an impairment charge of $183.0 million partly as a result of a decline in our market capitalization.

We may not be able to accurately report our financial results or prevent fraud if we fail to maintain an effective system of internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We must annually evaluate our internal procedures to satisfy the requirements of the Sarbanes-Oxley Act of 2002, which requires management and our auditors to evaluate and assess the effectiveness of our internal controls. If we fail to remedy or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition. We might not be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act. Our auditors might not complete their review and assessment of our internal controls in a timely manner. Finally, our management and our auditors might not conclude that our internal controls are effective.

We are subject to lawsuits and claims that could adversely affect our results of operations and financial position.

We are subject to lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. For example, we are a defendant in a lawsuit by former and current employees of our Orlando, Florida facility seeking unspecified monetary damages alleging bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles. On May 5, 2005 the court denied Constar’s motion for summary judgment, which was brought as to one of the plaintiffs. In addition, we and certain of our present and former directors, along with Crown, as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit alleging that the registration statement and prospectus for our initial public offering of our common stock on November 14, 2002 contained material misrepresentations and/or omissions. The court denied our motions to dismiss for failure to state a claim upon which relief may be granted on June 7, 2005 and our answer is due to be filed on July 25, 2005. We believe that these lawsuits and claims are without merit. However, litigation can be costly and time-consuming and the outcomes of lawsuits cannot be predicted. A significant judgment in these or any other lawsuits could materially and adversely impact our results of operations and financial position. See “Our Business—Legal Proceedings.”

Risks Related to Our Relationship with Crown

If we lose the benefit of our agreements with Crown, the costs of the services we receive may increase.

We were a wholly-owned subsidiary of Crown until Crown sold most of our equity in a November 2002 public offering. At the time of such offering, we entered into a number of transitional arrangements and other contractual agreements with Crown that were made in the context of a parent-subsidiary relationship and negotiated in the overall context of such offering. As a result, these agreements are not on arm’s length terms and are not representative of the terms that we might have reached with unaffiliated third parties or of the terms of future agreements that we may enter into with unaffiliated third parties. As a result of a material breach relating to us, Crown may cease to provide these services.

As the corporate services provided by Crown decrease and as we develop internal information technology and other services, our business may be disrupted.

We were formerly a wholly owned subsidiary of Crown and received information technology and other corporate services from Crown. Following Crown’s sales of our equity in November 2002, Crown continued to provide services to us pursuant to contracts between Crown and us. The types of services provided by Crown have since decreased and are expected to continue to decrease as we develop and enhance our own corporate service capabilities over time. The development and implementation of these capabilities may divert management’s attention and involve significant costs. We expect the development of our own information technology systems to be particularly demanding. Our business may be disrupted as we continue the transition to internal corporate services.

We could be liable for Crown’s pension obligations if the Crown pension plans are terminated and it is determined that the principal purpose of Crown’s sale of our equity was to evade pension liability.

Under certain circumstances we may be liable for Crown’s pension obligations. The Crown pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, and if all Crown pension plans terminated as of December 31, 2003, they would have been underfunded on a termination basis by approximately $760 million. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. If the Crown pension plans are terminated within five years of the November 20, 2002 closing of Crown’s public sales of our equity, the PBGC may bring a claim under ERISA to hold us liable for the Crown plans’ underfunding if it is determined that a principal purpose of such sales was to evade pension liability. We do not believe that is the case. Because Crown used its proceeds from such sales to pay a portion of its debt, we believe it is unlikely that we would be liable for any such claim, but we may not prevail. The actual amount for which we may become liable in the future depends on the future funding status of Crown’s pension plans. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may reduce our liquidity.

We could be liable for income taxes owed by Crown for the period prior to Crown’s sale of our equity.

Prior to Crown’s sales of our equity in November 2002, our tax results were consolidated with those of Crown and its United States subsidiaries, and we could be liable for income taxes owed by Crown for those years. Since November 20, 2002, we have not been part of the federal consolidated group or any state combined or consolidated group including Crown and its United States subsidiaries. However, with respect to the years during which we were part of this consolidated group, we are severally liable for the federal income tax liability of each other member of the Crown consolidated group. We could also be jointly and severally liable for state tax liabilities of each other member of a combined or consolidated group for state tax purposes for the years that included us or any of our subsidiaries and Crown or any of its subsidiaries. Certain of our non-United States subsidiaries were also part of a combined tax group including subsidiaries of Crown. We could similarly be liable for foreign taxes of each other member of such a combined tax group for years that our non-United States subsidiaries were included in a combined tax group. Consequently, the Internal Revenue Service or other taxing authority may seek payment of any of the foregoing taxes from us. Disputes or assessments could arise during future audits by the Internal Revenue Service or other taxing authorities in amounts that we cannot quantify.

Crown’s creditors may issue claims against us if Crown is unable to meet its financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims.

If Crown is unable to meet its own financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims, Crown’s creditors may try to bring their claims for payment against us. If these claims are successful, they may result in significant liabilities to us. Crown is highly leveraged and, as of December 31, 2004 and March 31, 2005, the aggregate amount of its outstanding indebtedness was approximately $3.9 billion and $4.0 billion, respectively. A significant portion of Crown’s operating cash flow is used for the payment of principal and interest, funding pension plan obligations and for payments to settle asbestos-related claims brought against Crown. Crown may not be able to access the capital markets in the future, or successfully repay, refinance or restructure its debt. No claims have been asserted against us by Crown’s own creditors, and asbestos-related claims against Crown have not involved our business. While we believe it is unlikely that our historical relationship with Crown would result in liability for claims by Crown’s creditors, we may not prevail in such a claim. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may reduce our cash flow. We may also have joint liability with Crown for certain taxes, pension obligations and other similar statutory obligations, as discussed in the two immediately preceding risk factors.

Two of our directors may have conflicts of interest because of their positions with Crown.

One of our directors, Frank J. Mechura, is an executive officer of Crown. Another of our directors, William G. Little, is a director of Crown. Mr. Mechura and Mr. Little owe fiduciary duties to the stockholders of each company and may have conflicts of interest in matters involving or affecting us and Crown. Under our certificate of incorporation and the corporate agreement between us and Crown, we have renounced any interests or expectation in being offered any business opportunity presented to Crown or any of its affiliates. In the event that one of our directors who is also a director, officer or employee of Crown or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, that director will have no duty to communicate or present the corporate opportunity to us. In addition, that director may communicate or present the corporate opportunity to Crown or any of its affiliates and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

If any transfers of assets to us in connection with Crown’s sale of our equity are deemed to be fraudulent conveyances by Crown, we may be required to return the assets to Crown.

If any transfers of assets to us by Crown in connection with Crown’s November 2002 sales of our equity are found to be fraudulent conveyances, we may be required to return the assets to Crown or may be held liable to Crown or its creditors for damages alleged to have resulted from the conveyances. In connection with such sales Crown transferred to us various assets, including intellectual property, and equity interests in certain Crown affiliates. A court could hold a transfer to be a fraudulent conveyance if Crown received less than reasonably equivalent value and Crown was insolvent at the time of the transfer, was rendered insolvent by the transfer or was left with unreasonably small capital to engage in its business. A transfer may also be held to be a fraudulent conveyance if it was made to hinder, delay or defraud creditors. We believe that Crown received reasonably equivalent value and that Crown did not act to hinder, delay or defraud creditors, and we therefore do not believe that any of the transfers to us by Crown in connection with such sales constituted a fraudulent conveyance even if Crown were later determined to have been rendered insolvent or left with unreasonably small capital. However, a court applying the relevant legal standards may not reach the same conclusion. In the case of In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is rendered insolvent by a transfer depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court’s analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

Risks Related to the New Notes

The value realized on the collateral securing the new notes will depend on market conditions, the availability of buyers and other factors and may be insufficient to pay all amounts owed under the new notes upon an event of default.

No appraisals of any collateral were prepared in connection with the sale of the old notes or the exchange offer. As of March 31, 2005, the book value of the assets securing the notes was approximately $176.0 million. In the event of a foreclosure or liquidation of the collateral securing the new notes, the value realized on the collateral will depend on market conditions, the availability of buyers and other factors. The proceeds from the sale of the collateral (after payment of expenses of the sale and satisfaction of other liens on the collateral that might, under applicable law or as otherwise permitted by the indenture governing the new notes, rank prior to the lien on the collateral in favor of the trustee under the indenture governing the new notes) may not be sufficient to repay noteholders all amounts owed under the indenture and the new notes, and we may not be able to continue to operate our business. If these proceeds are insufficient to repay amounts owed under the indenture and the new notes, then holders of the new notes would have a general senior unsecured claim against our remaining assets and the assets of our subsidiary guarantors, which would be effectively subordinated to secured debt to the extent of the value of the collateral securing such secured debt. The collateral is, by its nature, illiquid, and, therefore, may not be able to be sold in a short period of time or at all. Moreover, the intercreditor agreement between the trustee and the collateral agent under our new credit facility limits the ability of the trustee to cause a sale of the collateral securing the notes for a period of time immediately following an event of default. A significant portion of the collateral, including the real property portion thereof, includes assets that may only be usable as part of the existing operating business. Accordingly, any such sale of the collateral, including the real property portion thereof, separate from the sale of the operating business, as a whole, may not be feasible or yield any value. In addition, the collateral is located in two countries and the multi-jurisdictional nature of any foreclosure may limit the value of the collateral. Such multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of your rights. In addition, in actions brought in countries outside of the United States, courts may choose to apply their own law rather than the law of the State of New York, which governs the indenture, the new notes and the new note guarantees. The application of foreign law may limit your ability to enforce your rights under the new notes, the new note guarantees and the security documents. Also, in certain limited circumstances, third parties may be able to obtain liens on the collateral securing the new notes that rank prior to the lien on the collateral in favor of the trustee under the indenture governing the new notes. Moreover, to the extent that third parties enjoy liens on collateral permitted under the indenture, such third parties will have rights and remedies with respect to such collateral that, if exercised, could adversely affect the remaining value of your collateral.

The indenture governing the new notes also permits us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the new notes by the unrestricted subsidiary or any or its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released and the new notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce, or completely eliminate, the collateral available to secure the new notes.

In the event of bankruptcy, the ability of the trustee to foreclose on the collateral may be limited.

United States

If a bankruptcy proceeding were to be commenced under the federal bankruptcy laws by or against us or any other U.S. guarantor, it is likely that delays will occur in any payment upon acceleration of the new notes and in enforcing remedies under the related indenture, including with respect to the liens securing the new notes and the new note guarantees, because of specific provisions of such laws or by a court applying general principles of equity. Provisions under federal bankruptcy laws or general principles of equity that could result in the impairment of your rights include, but are not limited to:

•	the automatic stay;

•	avoidance of preferential transfers by a trustee or debtor-in-possession;

•	substantive consolidation;

•	limitations on collectability of unmatured interest or attorney fees;

•	fraudulent conveyance; and

•	forced restructuring of the new notes, including reduction of principal amounts and interest rates and extension of maturity dates, over the holders’ objections.

The right of the trustee to repossess and dispose of, or otherwise exercise remedies in respect of, the collateral securing the new notes upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a guarantor, if any, prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under applicable federal bankruptcy laws, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the new notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the new notes, the holders of the new notes would hold “undersecured claims.” Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney’s fees for “undersecured claims” during the debtor’s bankruptcy case.

England and Wales

Under English law, if Constar International U.K. Limited or any other future guarantor incorporated in England or Wales were to go into liquidation, the maximum amount that the holders of the new notes would be able to recover from the assets of such company is the principal amount of the new notes and any interest on the new notes accruing up to the date of liquidation. The holders of the new notes will not be able to recover any interest payable under the new notes after Constar International U.K. Limited or such other future guarantor incorporated in England or Wales goes into liquidation, unless there is a surplus remaining after payment of all our other debts.

Upon liquidation, the order of priorities is such that debts due to any holder of a fixed charge (i.e., a security interest over a specific asset identified at the time of the creation of such security interest) are paid first to the extent that they are secured by that charge. Then preferential debts will be paid. Such debts may include:

•	amounts owed in respect of occupational pension obligations; and

•	certain amounts owed to employees.

Then, and only in respect of floating charges (i.e., a security interest over a class of assets changing over time in the ordinary course of business) created after September 15, 2003, a ring-fenced fund is created for unsecured creditors out of a proportion of the net floating charge proceeds, subject to a maximum amount of £600,000. No ring-fenced fund is created out of the net floating charge proceeds in respect of a floating charge created prior to September 15, 2003.

Then the debt owing to any holder of a floating charge will be paid to the extent that it is secured by that charge. Unsecured debts, which are not preferential debts, are paid after those prior liabilities.

The costs and expenses of an administrator are charged on and payable out of property (including those assets secured by the fixed charge) which he has control or custody of immediately prior to the termination of the administration and are payable in priority to any debts owing to a holder of a floating charge. The costs and expenses of a liquidator rank as an unsecured debt.

Your rights to certain collateral may be subordinate to the lenders under our new credit facility because the new notes are not secured by all of our assets.

Our obligations under our new credit facility are secured by liens on significant assets of ours that are not included in the collateral for the new notes. Accordingly, the new notes will be effectively subordinated to our new credit facility with respect to the collateral securing the facility to the extent of the value of such collateral. See “Description of Notes—Collateral.”

We are permitted to sell assets constituting collateral subject to certain limitations and to sell the capital stock of our guarantor subsidiaries.

If we sell assets, including assets that constitute collateral, our obligations to the holders of the new notes are limited as described under “Description of Notes—Certain Covenants—Limitation on Asset Sales.” In addition, if collateral is damaged, destroyed or we otherwise suffer a loss of collateral, we are not obligated to replace or repair the lost or damaged collateral. The indenture permits us to offer to repurchase new notes with proceeds of the loss or damage, subject to certain limitations. See “Description of Notes—Certain Covenants—Event of Loss.” Furthermore, if we sell the capital stock of a guarantor such that the guarantor is no longer a direct or indirect subsidiary of us, the note guarantee of such guarantor will be released. See “Description of Notes—Note Guarantees.”

Rights of holders of the new notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all and by certain rights held by landlords.

We were obligated to use our commercially reasonable efforts to obtain consents from each of the landlords for the leased properties described in “Description of Notes—Collateral” in order to record mortgages and obtain related rights (such as fixture filings and access agreements) in respect of such leased properties. However, most of these landlords had the right to withhold consent to such filings and related agreements. All of the landlords (except for one in which case the lease did not require the landlord’s consent for a mortgage) have refused to grant such consent to record a mortgage although many have agreed to enter into subordination agreements concerning the collateral. If a landlord does not consent to the filing of a leasehold mortgage and related rights associated with fixture filings and access agreements, such leased properties would not constitute collateral and no default or event of default will occur under the indenture governing the new notes if we have exercised our commercially reasonable efforts to obtain such consents. Additionally, collateral consisting of equipment that has been attached to the leased real estate may be claimed by the landlord to have become building fixtures and therefore the landlord’s property, as building fixtures, and creditors of the landlord may be entitled to make claims against such assets. A determination of when equipment becomes the landlord’s property as building fixtures is subject to interpretation under the terms of the applicable lease agreement and local law and the outcome of any such dispute could vary depending on the applicable jurisdiction. To the extent a landlord, creditor or other third party prevails in claiming that equipment has become building fixtures, such fixtures would not constitute collateral and noteholders may not be able to recover the value of that equipment.

If we or a note guarantor are in default under a real property lease, even if our ownership of the equipment is undisputed, the landlord may assert rights of liens against or possession of the collateral because it is the tenant’s property. A determination of what constitutes landlord liens and whether they are prior in right to the rights of the holders of the new notes is subject to interpretation under the terms of the applicable lease agreement, local statutes and local case law and the outcome could vary depending on the applicable jurisdiction. To the extent a landlord prevailed in asserting a senior lien against, or possessing, the equipment, holders of the new notes may not be able to recover the full value of such assets, if at all. Any such events could also, among other things, adversely affect the value of the collateral, adversely impact the holders’ ability to realize upon the collateral and/or increase the costs associated with enforcing rights in the collateral.

Under the indenture governing the new notes, we are allowed to issue an unlimited amount of additional notes (assuming we comply with certain covenants), which may result in the value of the collateral being insufficient to pay all amounts owed under notes and additional notes upon an event of default.

Our obligation to make payments on the new notes will be secured only by the collateral described in this prospectus under “Description of Notes—Collateral.” In addition, the collateral securing the new notes will be shared by any old notes not exchanged pursuant to the exchange offer and any additional notes issued under the indenture governing the new notes, which may be in an unlimited amount so long as we meet the requirements of the covenants limiting our incurrence of debt and other certain requirements under the indentures governing the notes and our senior subordinated notes and under our new credit facility. Although we are required to apply 100% of the net proceeds from the issuance of additional notes towards the purchase, improvement or refinancing of collateral, the issuance of additional notes could result in the collateral being insufficient to pay all amounts owed under the notes and those additional notes. See “Description of Notes—Additional Notes” and “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Holders of our notes will be subordinated to the claims of creditors of non-guarantor subsidiaries with respect to the assets and earnings of such subsidiaries.

None of our existing or future foreign subsidiaries (other than our current and future United Kingdom restricted subsidiaries) will guarantee the new notes. Claims of creditors of any subsidiaries that do not guarantee the new notes, including trade creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you. At December 31, 2004 and March 31, 2005, our non-guarantor subsidiaries had approximately $20.3 million and $30.4 million, respectively, of liabilities (excluding $3.5 million and $3.9 million, respectively, of liabilities to us and the guarantors). We and our guarantor subsidiaries owned approximately 91.6% and 90.7% of our total consolidated assets (excluding intercompany receivables from our non-guarantor subsidiaries) at December 31, 2004 and March 31, 2005, respectively, and generated approximately 88.5% and 89.7% of our net sales for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

If the new notes, the new note guarantees or the granting of the collateral securing the new notes and the new note guarantees are held to be invalid or unenforceable due to fraudulent conveyance statutes, the notes would be structurally subordinated to the debt of our subsidiaries.

United States

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, a court could find that a new note or a new note guarantee or the granting of the collateral securing the new notes and the new note guarantees is unenforceable or that claims under the new note or the new note guarantee or with respect to such collateral may be subordinated to all other debts of that guarantor if the guarantee would constitute a fraudulent conveyance under applicable law. If a court were to void the new note guarantees, you would not have a claim against the guarantors. A court could also void any payments the guarantors made to you and require that you return the payments to the guarantors. By its terms, the new note guarantee of each subsidiary guarantor will limit the liability of each such guarantor to the maximum amount it can pay without the new note guarantee being deemed a fraudulent conveyance.

Based upon financial and other information currently available, we do not believe that the new note guarantees will constitute fraudulent conveyances because we believe that the new note guarantees are being incurred for proper purposes and that each guarantor is solvent, will have sufficient capital for its business and will be able to pay its debts as they mature. However, there is uncertainty regarding the standards a court would apply in determining whether the new note guarantees are voidable under U.S. bankruptcy law or constitute a fraudulent conveyance, and a court may not agree with our conclusions about the guarantors.

England and Wales

Under English insolvency law, a liquidator or administrator of a company has certain powers to challenge transactions entered into by a company if the company is insolvent (as defined in the UK Insolvency Act 1986) at the time of the transaction or if the company becomes insolvent as a result of the transaction and the transaction takes place up to two years prior to the administration or liquidation. A transaction might be challenged in this way if it involved a gift by the company or the company received significantly less value than it gave in return. A court generally will not intervene, however, if the company entered into the transaction in good faith for the purposes of carrying on its business and, if, at the time it did so, there were reasonable grounds for believing the transaction would benefit the company. We cannot be sure that the guaranteeing of the new notes by Constar International U.K. Limited or any future guarantor incorporated in England or Wales and the granting of the security document by Constar International U.K. Limited in order to secure such guarantor’s obligations thereunder will not be challenged by a liquidator or administrator or that a court would hold the transaction as valid.

We may not be able to satisfy our obligations to the holders of the new notes upon a change of control.

If we experience certain changes of control, you will have the right to require us to purchase your new notes at a purchase price equal to 101% of the principal amount of your new notes, plus accrued and unpaid interest. In such circumstances, we may also be required to repay our other outstanding debts. In addition, our new credit facility contains restrictions on our ability to repurchase the new notes and/or repay our other outstanding debts. Consequently, we may need to obtain consents in order to repurchase the new notes and/or repay our other outstanding debts. If we cannot repay our debts or obtain the needed consents, we may be unable to repurchase the new notes and repay our other outstanding debts. This would be an event of default under the indenture. Upon a change of control, we may not have sufficient funds to make any required payments, including purchases of the new notes, as described above. See “Description of Notes—Change of Control.”

Your right to require us to redeem the new notes is limited.

The holders of new notes have limited rights to require us to purchase or redeem the new notes in the event of a takeover, recapitalization or similar restructuring. Consequently, the change of control provisions of the indenture will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in the event of default under the indenture. Accordingly, the change of control provisions are likely to be of limited usefulness in such situations.

Risks Related to the Exchange Offer

You may be unable to sell your new notes at the price you desire or at all if an active trading market for the notes does not develop.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. Citigroup Global Markets Inc. and Credit Suisse First Boston LLC acted as initial purchasers in connection with the offers and sales of the old notes. The initial purchasers have informed us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and they may cease market-making at any time. If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

You must comply with the exchange offer procedures in order to tender your old notes for new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business” and other statements located elsewhere in this prospectus or incorporated by reference in this prospectus, in each case regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” believe” or “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus or incorporated by reference in this prospectus and under “Risk Factors.” These forward-looking statements speak only as of the date of this prospectus. We do not intend to update these statements unless the securities laws require us to do so.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

We used the proceeds from the sale of the old notes, together with proceeds from our new credit facility, (i) to repay amounts outstanding under our previous revolving credit facility (approximately $17.0 million), which bore interest at LIBOR plus 3.75% and was scheduled to mature in November 2007, (ii) to repay our previous term B loan (approximately $121.9 million outstanding), which bore interest at LIBOR plus 4.50% and was scheduled to mature in November 2009, (iii) repay our previous second lien term C loan (approximately $75.0 million outstanding), which bore interest at LIBOR plus 8.00% and was scheduled to mature in December 2010, (iv) to pay prepayment fees associated with the term B loan and the second lien term C loan (approximately $3.5 million), (v) to pay fees and expenses associated with our new credit facility and (vi) for general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of March 31, 2005 stated on an actual basis after giving effect to the following events that occurred during February 2005:

•	the completion of the sale of the old notes and the completion of our new credit facility;

•	the application of the proceeds of the sale of the old notes to pay the fees and expenses associated with the offering of the old notes and our new credit facility; and

•	the application of the proceeds of the sale of the old notes to repay our previous revolving credit facility, our previous term B loan and our previous second lien term C loan and to pay the associated prepayment fees (1% on the outstanding balance of the term B loan and 3% on the outstanding balance of the second lien term C loan).

The information presented below should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our combined and consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus or incorporated by reference in this prospectus.

As of March 31, 2005
Actual

Cash and cash equivalents	$14.4

Debt:
Previous revolving credit facility	$—
Previous term B loan	—
Previous second lien term C loan	—
New credit facility	17.2
Senior secured floating rate notes	220.0
Senior subordinated notes	175.0
Unamortized debt discount	(2.0)
Other long-term debt	1.6

Total debt	411.8
Minority interests	2.3
Stockholders’ equity	2.7

Total capitalization	$416.8

SELECTED HISTORICAL FINANCIAL DATA

You should read the following selected combined and consolidated financial data in conjunction with our combined and consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The combined and consolidated statement of operations data for the years ended December 31, 2002, 2003 and 2004, and the combined and consolidated balance sheet data as of December 31, 2003 and 2004, have been derived from the combined and consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, included elsewhere in this prospectus. The combined and consolidated statement of operations data for the years ended December 31, 2000 and 2001, and the combined and consolidated balance sheet data as of December 31, 2000, 2001 and 2002, are derived from audited financial statements, which are not included in this prospectus. The condensed consolidated statement of operations data for the three months ended March 31, 2005 and 2004, and the condensed consolidated balance sheet data as of March 31, 2005 are included in this prospectus.

Upon the completion of our initial public offering in November 2002, Crown transferred to us, and we transferred to Crown, our respective interests in certain of our affiliates. With the exception of dividends paid by our subsidiaries, the combined financial data in this prospectus gives retroactive effect to these transfers as if the transfers took place on January 1, 2000.

	Year ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions)
Combined and Consolidated Statements of Operations Data:
Net sales	$711.9	$745.8	$704.3	$742.3	$844.2	$191.7	$221.3
Cost of products sold, excluding depreciation	610.2	648.7	589.2	657.9	746.7	169.4	203.6
Depreciation	56.7	56.5	55.9	55.5	51.1	12.9	11.3

Gross profit	45.0	40.6	59.2	28.9	46.4	9.4	6.4
Operating expenses:
Selling and administrative expenses	9.1	9.1	10.8	23.0	28.1	6.3	5.3
Management charges	4.0	4.4	3.6	—	—	—	—
Research and technology expense	12.5	13.2	12.1	5.2	5.7	1.4	1.8
Write off of deferred financing costs	—	—	—	0.7	—	—	10.0
Interest expense, net	13.1	10.4	7.0	34.2	39.8	10.0	9.6
Foreign exchange adjustments	0.3	0.5	0.1	(1.4)	0.1	0.0	0.2
Provision for restructuring and asset impairments	0.7	2.0	—	11.6	1.1	—	0.1
Goodwill impairment loss(1)	—	—	—	183.0	—	—	—
Amortization of goodwill(1)	12.2	12.2	—	—	—	—	—
Other expenses (income), net(2)	6.8	0.1	0.6	4.4	(25.0)	0.7	(0.1)

Total operating expenses	58.7	51.9	34.2	260.7	49.8	18.4	26.9
(Loss) income before taxes, minority interest and cumulative effect of a change in accounting	(13.7)	(11.3)	25.0	(231.8)	(3.4)	(9.0)	(20.5)
(Provision) benefit for income taxes	(1.0)	(2.5)	(10.2)	11.4	(3.4)	0.1	0.5
Minority interests	(0.1)	0.2	(0.1)	(0.1)	—	0.0	0.0

(Loss) income before cumulative effect of a change in accounting	(14.8)	(13.6)	14.7	(220.5)	(6.8)	(8.9)	(20.0)
Cumulative effect of a change in accounting for goodwill(1)	—	—	(50.1)	—	—	—	—

Net loss	$(14.8)	$(13.6)	$(35.4)	$(220.5)	$(6.8)	$(8.9)	$(20.0)

Weighted average shares outstanding:
Basic	12,000	12,000	12,000	12,000	12,028	12,000	12,119
Diluted	12,000	12,000	12,002	12,000	12,028	12,000	12,119
Basic and diluted loss per common share from continuing operations	$(1.23)	$(1.13)	$(2.95)	$(18.38)	$(0.57)	$(0.74)	$(1.65)

	Year ended December 31,						Three Months Ended March 31
	2000	2001	2002		2003	2004	2004	2005
	(dollars in millions)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$3.1	$3.8	$20.9		$16.5	$9.3	$20.9	$14.3
Property plant and equipment, net	297.2	254.5	235.1		223.9	194.5	217.9	191.8
Total assets	905.9	761.7	754.6		578.3	580.3	596.1	621.1
Total debt	185.6	74.3	377.0		397.4	388.4	412.2	411.8
Stockholders’ equity/Owner’s net investment	588.2	555.9	246.1		32.8	24.0	24.8	2.7

Other Data:
Cash flows provided by (used in):
Operating activities	$43.0	$126.2	$62.5		$25.0	$28.1	$2.0	$(1.9)
Investing activities	(33.8)	(12.7)	(29.2)		(50.9)	(21.9)	(9.1)	(8.0)
Financing activities	(9.9)	(112.8)	(16.9)		20.5	(13.9)	11.4	15.2
Capital expenditures	34.9	23.5	30.0		47.1	22.2	9.1	8.6
Depreciation and amortization	68.9	68.7	55.9		57.5	53.3	13.7	11.8
Ratio of earnings to fixed charges(2)	—	—	3.3	x	—	—	—	—

(1)	Effective January 1, 2002, we adopted the provisions of SFAS 142, which requires companies to cease amortizing goodwill and to review for impairment, goodwill and intangible assets deemed to have an indefinite useful life. During the second quarter of 2002, we completed our impairment review and recognized an impairment charge of $50.1 million, which is reflected as a cumulative effect of a change in accounting principle. During the second quarter of 2003, we recorded an impairment charge of $183.0 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors.

(2)	During 2004, we recognized income of $25.1 million as a result of settling a patent infringement action.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period) and amortization of interest previously capitalized. Fixed charges include interest incurred, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. Earnings were insufficient to cover fixed charges by $13.7 million, $11.3 million, $231.8 million and $3.4 million for the fiscal years ending December 31, 2000, 2001, 2003 and 2004. Earnings were insufficient to cover fixed charges by $9.0 million and $20.6 million for the three months ended March 31, 2004 and 2005, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a manufacturer of PET plastic containers for food and beverages. Approximately 74% and 77%, respectively, of our 2004 and first quarter 2005 revenues were generated in the United States with the remainder attributable to our European operations. During 2004 and the first quarter of 2005, one customer accounted for approximately 30% and 31%, respectively, of our consolidated revenues, while the top ten customers accounted for an aggregate of approximately 75% and 78%, respectively, of our consolidated revenues. Approximately 80% and 78%, respectively, of our 2004 and first quarter 2005 sales relate to conventional PET containers which are primarily used for carbonated soft drinks and bottled water. These products generally carry low profit margins. Profitability is driven principally by volume and maintaining efficient manufacturing operations. In recent years, the largest growth within conventional products has come from bottled water. We believe that in the long run, profitability from bottled water may decline as economic factors force some water bottlers into self manufacturing of PET bottles and some smaller water bottlers out of business. We do not expect appreciable growth in the carbonated soft drink market in the near term.

In addition to the conventional product lines, we are also a producer of higher margin custom products that are used in such packaging applications as hot-fill beverages, food, beer and flavored alcoholic beverages, most of which require containers with special performance characteristics. Critical success factors in the custom PET market include technology, design capabilities and expertise with specialized equipment. The technology required to produce certain types of custom products is commonly available, which has resulted in increased competition and lower margins for such products.

The PET packaging industry is in a very competitive pricing environment. Although the industry’s available capacity appears to be tightening, we are still encountering price competition. We expect our competitors to continue to bid aggressively when customer contracts expire. Many of our largest contracts are scheduled to expire over the next few years. Our main contract with PepsiCo expires on December 31, 2007. We believe that we will continue to face two other significant sources of pricing pressure. The first source is customer consolidation. When smaller customers combine or are acquired by larger customers or customers purchase through buying cooperatives and thereby aggregate purchasing power, the profitability of our business with the smaller customer tends to decline. In addition, as customers grow through acquisitions, they acquire more leverage in contract negotiations. The second source of pricing pressure is contractual provisions that permit customers to terminate contracts if the customer receives an offer from another manufacturer that we choose not to match. We are making efforts to remove these provisions in all new contracts and contract renewals. Thus, despite a reduction in the industry’s available capacity, price declines remain a concern. We continue to focus our efforts on effective cost controls, manufacturing efficiencies and overhead reductions in an effort to offset pricing pressures.

In negotiations with certain customers for new business and the extension of current business, we have agreed to price concessions averaging approximately $6 million to $16 million for each year between 2005 and 2007, with the most significant reductions scheduled to take place in 2005. We are currently engaged in negotiations with certain customers regarding amendments to their contracts which may include price reductions in addition to the range stated above. We are currently attempting to improve our margins by improving customer and product mix, maximizing utilization rates, updating existing facilities and investing in cost reduction and efficiency improvements. If we are unsuccessful in our efforts to reduce costs and improve efficiencies, our ability to maintain our current operating margins will be adversely affected. We have been recently operating at high utilization rates; however, we do not intend to invest in additional capacity in the low margin conventional business until overall margins and prices increase to levels where acceptable returns can be achieved.

The primary raw material and component cost of our products is PET resin which is a commodity available globally. The price of PET resin is subject to frequent fluctuations as a result of oil and gas prices, overseas markets,

PET production capacity and seasonal demand. The price of resin has been increasing dramatically due to increases in the price of petrochemical products. We are one of the largest purchasers of PET resin in North America, which we believe provides us with negotiating leverage necessary to obtain PET resin on favorable terms. However, higher resin prices may impact our sales where customers have a choice between PET and other forms of packaging.

During this period of dramatic increases in resin prices, several of our customers have had difficulty passing these costs along within their markets. As a result, there has been increased pricing pressure placed on us to absorb these increased prices. As a result, we may be faced with lost volume or demands for additional selling price reductions in the near term which would negatively impact future operating results unless we can offset these exposures with additional cost reductions or more favorable purchasing arrangements with our raw material suppliers.

Substantially all of our sales are made under contracts that allow for the pass through of changes in the price of PET resin. An industry index that monitors PET resin price movement and which is used for the resin pass-through mechanisms of customer agreements representing approximately 25% of our net sales made a significant “non-market adjustment” in its January 2005 report to re-set its index basis. Because this adjustment does not reflect changes in current resin costs, we believe it should not result in a decrease in its resin prices as reflected in the pass-through provisions in our customer contracts that use this index. Accordingly, we have not passed through this decrease to our customers. One such customer, Mott’s Inc., began reducing its payments to us to give effect to the non-market adjustment. We have commenced legal action against Mott’s and Mott’s has filed a counterclaim. See “Our Business—Legal Proceedings.” To the extent we are required to give effect to the non-market adjustment, our sales and margins will be affected insofar as our resin costs will not have decreased correspondingly.

PET bottle manufacturing is capital intensive, requiring both specialized production equipment and significant support infrastructure for power, high pressure air and resin handling. We believe that the introduction of new PET technologies has created significant opportunities for the conversion of glass containers to PET containers for bottled teas, beer, flavored alcoholic beverages and food applications. These conversion opportunities will require significant capital expenditures to obtain the appropriate production equipment. Our ability to make capital expenditures is limited by the covenants contained in our new credit facility discussed below. If we are awarded a significant volume of conversions over a short period of time, we may have to obtain waivers or amendments to these covenants.

In order to capture economies of scale, we favor large plants located within a few hours’ driving distance of the major markets that we service. Normally, this proximity helps us to minimize freight costs. However, in order to meet our customers’ requirements, we must sometimes manufacture products at a plant that is not our closest plant to the necessary delivery location. Our contracts typically would require us to bear the resulting added freight costs. These “out of territory” freight costs tend to peak during the second and third quarters, when our customers’ requirements are at their highest. In addition, any general increase in freight rates may impact our margins to the extent that our contracts do not permit us to pass the increase through to our customers.

On February 11, 2005, we completed a refinancing which consisted of the sale of $220 million of old notes and the entry into a new four-year $70 million credit facility. The proceeds, net of expenses, from the refinancing were used to repay amounts outstanding under the revolving credit facility and the two term loans. In connection with the repayment and termination of these facilities, we incurred approximately $3.5 million of prepayment penalties. Our previously issued $175 million of publicly held senior subordinated notes were not refinanced. Our new credit facility is limited to a borrowing base calculated based on eligible accounts receivable and inventory. Our new credit facility contains customary affirmative, financial and negative covenants relating to our operations and our financial condition. The financial covenants require us to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million, and imposes maximum capital expenditures.

We are highly leveraged. As of March 31, 2005, our debt structure consisted of the $70 million new credit facility, $220 million of old notes and $175 million of publicly held senior subordinated notes. As of March 31, 2005, we had $17.2 million borrowed under the new credit facility, $4.4 million outstanding on letters of credit and were fully drawn on the other instruments. Interest expense for the first quarter ended March 31, 2005 was $9.6 million.

The following discussion should be read in conjunction with our combined and consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Relationship with Crown

We were a wholly owned subsidiary of Crown from 1992 until the closing of our initial public offering on November 20, 2002. At December 31, 2004, Crown owned 1,255,000 shares, or approximately 10%, of our common stock. During 2004, Frank J. Mechura, an executive officer of Crown, and William G. Little, a director of Crown, served on our board of directors.

Our historical costs and expenses include charges from Crown for certain centralized corporate services and for our use of Crown’s infrastructure. These allocations were based on methodologies that Crown believed to be reasonable and are consistent with charges made to other Crown operations; however, these allocations may not be indicative of our future expenses. Certain of these services that had been provided by Crown prior to our initial public offering are now provided by our current employees, some of whom were Crown employees. In addition, we have a services agreement with Crown under which we receive certain services from Crown. The services provided by Crown under the services agreement include payroll, systems for accounting, reporting, information technology, benefits administration and logistics. See Note 19 to our audited financial statements included elsewhere in this prospectus.

Our historical expenses also include a technology fee of approximately 1.8% of net sales assessed by Crown Cork & Seal Technologies Corporation, or CCK Technologies, a wholly owned subsidiary of Crown. In exchange for this fee, CCK Technologies provided us with access to CCK Technologies’ intellectual property related to PET, paid for direct costs related to our research, development and engineering activities, provided us with legal services related to the defense of our rights to certain technologies, and provided us with support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications. Upon completion of our initial public offering and the contribution of certain technology from CCK Technologies to us, this arrangement with CCK Technologies was discontinued and our technology and research and development requirements were thereafter met by hiring PET research and development staff from Crown, by outsourcing with unrelated third-party providers, and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Prior to the completion of our initial public offering, Crown charged us interest expense on the net average intercompany indebtedness we owed to Crown based on the average actual interest costs to Crown. We believe the methodology that was used to calculate this charge was reasonable but may not be indicative of our current and future expenses as an independent entity.

Concurrently with the completion of our initial public offering, we entered into lease agreements with Crown for our Philadelphia headquarters, our research facility in Alsip, Illinois and a warehouse facility in Belcamp, Maryland. For the years ended December 31, 2004, 2003 and 2002, we paid Crown $1.5 million, $1.4 million and $0.1 million, respectively, under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2005, and the current Alsip lease agreement expires on December 31, 2006. The Belcamp lease is on a month-to-month basis. In addition, we also entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting reporting, tax, information technology, benefits administration and logistics.

The current services agreement expires on December 31, 2005. We recorded an expense of $5.2 million, $4.9 million and $0.5 million during the years ended December 31, 2004, 2003 and 2002, respectively, related to the transition services agreement and had a $0.3 million and $0.3 million payable to Crown at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (“SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement expired on November 19, 2004, but we and Crown USA continue to operate under its terms. We purchased approximately $15.9 million, $14.0 million and $1.1 million of PET preforms and containers from Crown during the years ended December 31, 2004, 2003 and 2002, respectively. We had a net payable to Crown of approximately $0.6 million and $0.4 million related to the SLC Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (“Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at our facilities. The Newark Agreement expired on November 19, 2004, but we and Crown USA continue to operate under its terms. We sold approximately $3.8 million, $1.6 million and $0.1 million of rings, bands and closures to Crown during the years ended December 31, 2004, 2003 and 2002, respectively. We had a net receivable from Crown of approximately $0.6 million and $0.2 million related to the Newark Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar Plastics of Italy, S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (“Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on December 31, 2003, and an extension is being negotiated. Net of resin sales, we purchased approximately $3.2 million, $1.3 million and $1.7 million of PET preforms from Crown during the years ended December 31, 2004, 2003 and 2002, respectively. We had a net receivable of approximately $0.0 million due from Crown and a net payable of approximately a $3.3 million to Crown related to the Voghera Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, Constar Italy and Crown Faba Sirma S.p.A., or Crown Faba, entered into the Faba Supply Agreement (“Faba Agreement”). Under the Faba Agreement, Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003, and an extension is being negotiated. We purchased approximately $2.4 million, $2.4 million, and $0.3 million of bottles from Crown and sold approximately $0.9 million, $1.9 million and $0 of preforms to Crown during the years ended December 31, 2004, 2003 and 2002, respectively. We had a net receivable from Crown of approximately $0.2 million and $0.7 million related to the Faba Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, CCK Technologies granted one of our subsidiaries, Constar International U.K. Limited, or Constar UK, a royalty-bearing license to certain closures technologies. For the years ended December 31, 2004, 2003 and 2002, Constar UK paid CCK Technologies approximately £0.3 million, £0.3 million and £0.3 million, respectively, in royalties under this license. We had a net payable to Crown of approximately £0.1 million and £0.0 million related to this license at December 31, 2004 and 2003, respectively.

We had a Research and Development Agreement with two subsidiaries of Crown, CarnaudMetalbox plc and CCK Technologies, which governed our use of Crown’s research and development centers in Alsip, Illinois and Wantage, England. CCK Technologies and CarnaudMetalbox guaranteed access to the services of specific employees at their standard rate. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies. We incurred costs of approximately $1.1 million and $0.2 million related to the Research and Development Agreement during the years ended December 31, 2003 and 2002, respectively. We had a net payable to Crown of approximately $0.0 million at December 31, 2003 and none at December 31, 2004.

Concurrently with the completion of our initial public offering, we entered into a Benefits Allocation Agreement with Crown, under which we and Crown allocated responsibility for certain employee benefit liabilities. We retained or assumed all liability for compensation and benefits owed to our active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for our hourly employees. We also expanded this plan to include our active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2004, we had an under-funded benefit obligation of approximately $33.6 million under such plans.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a putative securities class action lawsuit, as described in “Our Business—Legal Proceedings,” are being advanced on behalf of those directors by us or the relevant insurer. Because the claims are against both us and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than us. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we have incurred certain indemnification obligations to Crown with respect to this lawsuit.

Acquisitions and Significant Items Affecting Our Results of Operations

Other Income

During 2004, we recognized income of $25.1 million as a result of settling a patent infringement action against a competitor.

Impairment of Goodwill

Effective January 1, 2002, we adopted the provisions of the Statement of Financial Accounting Standards (“SFAS”) No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets,” which requires companies to cease amortizing goodwill and certain intangible assets deemed to have an indefinite useful life. Instead, FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 and annually thereafter unless changes in circumstances indicate that goodwill should be reviewed for impairment. Under FAS 142, goodwill is deemed to be potentially impaired if the net book value of a reporting unit exceeds its estimated fair value.

During the second quarter of 2002, we completed our transitional impairment review of identified reporting units and recognized an impairment charge in our European reporting unit of approximately $50 million as a cumulative effect of a change in accounting principle as of January 1, 2002.

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed as of June 30, 2003. Based on a preliminary assessment, we recognized an estimated impairment charge of $183 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium. In accordance with FAS 142, we performed a detailed analysis of the fair value of our assets and liabilities, including obtaining appraisals for fixed assets and intangibles, during the third quarter of 2003. Based on the results of that analysis, we were not required to make any adjustments to the estimated impairment charge of $183 million as recorded during the second quarter ended June 30, 2003. There was no impairment of goodwill in 2004.

Restructuring and Asset Impairments

In September 2003, we announced our plan to implement a cost reduction initiative under which we closed two facilities in the North American region. Under this plan, approximately 130 positions were eliminated at the affected facilities and certain production assets at these locations were relocated to other manufacturing facilities. As a result of this initiative, we recognized restructuring provisions of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during 2003. The restructuring provisions consisted of approximately $1.3 million for severance and termination benefits for both facilities and approximately $3.6 million for contract and lease termination costs. During 2004, we recognized an additional $1.1 million restructuring charge to account for the change in expected lease costs relating to the Birmingham facility, which now excludes sublease income. See Note 11 to our audited financial statements included elsewhere in this prospectus for additional discussion.

Acquisition

On September 26, 2003, we acquired certain manufacturing assets from Carolina Packaging, Inc. and entered into a ten year supply agreement with privately-held Pepsi bottler Carolina Canners, Inc. (“Carolina Canners”) for $4 million. Based on final asset appraisals, the entire purchase price was allocated amongst the machinery and equipment acquired in this transaction. In addition, we agreed to purchase on-hand inventory of approximately $2.2 million, which was used to supply Carolina Canners subsequent to the acquisition.

2003 Refinancing

On December 23, 2003, in order to provide for temporary relief from certain covenants under our previous credit facility and improve short term liquidity, we obtained a $75 million second lien term C loan (the “Second Lien Loan”) due December 2010. Net of fees and expenses of approximately $5 million, the proceeds from the Second Lien Loan were used to prepay $25 million of our $150 million seven-year term B loan (the “Term B Loan”), with the remainder used to repay a portion of amounts then outstanding under our $100 million five-year revolving credit facility (the “Revolver Loan”). In connection with this refinancing, certain of the financial covenants contained within the credit agreement governing these loans were amended through the quarter ended June 30, 2005. Also, the paydown on the Term B Loan resulted in a permanent reduction in the principal outstanding while the Revolver Loan’s total availability was reduced from $100 million to $90 million.

Basis of Presentation

Net Sales

We recognize revenue from product sales when the goods are shipped and the title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, returns and other adjustments are netted against sales in the same period that the related sales are recorded.

PET containers can be sold either as finished bottles or as preforms. Preforms are test tube-shaped intermediate products in the manufacturing process for bottles and are purchased by customers or other PET container manufacturers that operate equipment to convert preforms into bottles. Unit selling prices for preforms are lower than unit selling prices for corresponding finished bottles because of their lower added value. In the United States, our customers typically buy finished bottles, while our European customers typically buy preforms.

From year to year, the composition of our portfolio of products sold changes significantly due to changes in our customer base, changes in the mix of products presented to the marketplace by our customers, and by incremental opportunities for preform sales. Greater proportions of larger, heavier or more specialized bottles will lead to higher net sales, even if total unit volumes remain stable.

Many of our products have seasonal demand characteristics typically resulting in higher sales and profits in the second and third quarters compared to the first and fourth quarters. Sales of single service convenience beverage bottles are strongest in the summer months. In 2003, we experienced unusually low seasonal demand due to poor weather, slow economic conditions and disruptions in the Turkish market as a result of the threat of war. During the first half of 2003, we experienced lower shipments of conventional products and increased competitive pricing conditions which were partly offset by increased sales of custom products and the contractual pass-through to customers of higher resin prices. In addition, unfavorable weather conditions exacerbated the lower domestic demand for our conventional products. Some potential high-growth product categories are developed first in conjunction with seasonal promotions and in stadium and special events markets. All of our sales are subject to marketing actions taken by customers as they adjust their mix of product presentations.

The potential for continued conversion to PET from metal, glass and other packaging materials is an important determinant of future demand in our industry. We believe that the potential for continued conversions to PET is significant.

As is common in our industry, our contracts are generally requirements-based, granting us all or a percentage of the customer’s actual requirements for a particular period of time, instead of a specific commitment of unit volume. Substantially all of our sales are made under contracts that allow for the pass through of changes in the price of PET resin, our principal raw material and a major component of cost of goods sold. When we adjust our prices under these agreements to pass through changes in resin prices, our net sales change accordingly but our gross margin is unaffected. In the aggregate, the lag between effective date of resin price changes and the effective date of price adjustments to our customers under various pass-through mechanisms is approximately equal to our inventory exposure.

In 2004, approximately 26% of our net sales were recorded in currencies other than in U.S. dollars. Because sales denominated in foreign currencies are translated into U.S. dollars in our financial statements using the average exchange rates for the period, net sales reported in our financial statements that are denominated in foreign currencies will fluctuate as a result of variations in the value of foreign currencies relative to the U.S. dollar.

Cost of Products Sold, Excluding Depreciation

Cost of products sold, excluding depreciation includes raw material costs, principally PET resin, other direct and indirect manufacturing costs and shipping and handling costs. PET resin is the largest component of cost of products sold. The prices we pay for PET resin are subject to frequent fluctuations resulting from cost changes in the raw materials for PET, which are affected by prices of oil and its derivatives in the U.S. and overseas markets, normal supply and demand influences, and seasonal demand effects.

Direct and indirect manufacturing costs include labor costs, electricity and other utilities, product handling and storage costs, maintenance expense and other fixed and variable expenses required to operate our plants. Our cost of products sold also includes expenses for the engineering, production control and manufacturing administration activities that support plant operations.

Depreciation

Property, plant and equipment are depreciated on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets, ranging from 3 to 40 years. Typical depreciation periods are 5 years for molds, 10 years for machinery and equipment and 40 years for buildings.

Gross Profit

We define gross profit as net sales less cost of products sold and depreciation expense. As discussed above, our agreements with customers typically have provisions that insulate gross profit from changes in resin prices by allowing us to pass those changes through to our customers with equivalent price changes for our products.

Important determinants of profitability are volume, product mix and competitive pricing in relation to resin cost. Volume is significant because the capital intensity of PET bottle manufacturing and the highly automated manufacturing process make fixed overhead costs a high percentage of cost of products sold excluding raw materials. Our various products have widely different proportions of variable cost in relation to fixed cost because of their different sizes and weights and because of the different technologies and machine types used to manufacture them. This results in significant differences in the volume effect on profitability for different products. Generally, larger, heavier and more technologically specialized bottles have higher overhead absorption rates, and therefore have proportionately greater effect on gross profit when volumes vary from period to period. Although price pass-through mechanisms can generally protect profits from short term changes in the market price for resin, it is largely the competitive conditions in the market for our products that ultimately determine the selling prices for our products.

Also important to our profitability is our ability to operate our plants and distribution system efficiently. We operate most of our equipment seven days per week and 24 hours per day, with a formal program for scheduled weekly, monthly and annual preventative maintenance activities. Our ability to operate equipment at high output levels and with low unscheduled downtime affects our profitability directly as a result of labor efficiency and the cost of additional freight if product must be shipped from more distant plants to meet commitments to our customers. We ship mostly full truckload quantities to our customers using commercial carriers.

Because resin represents a large component of cost of products sold and since we typically pass through changes in resin prices to our customers, we believe that period-to-period comparisons of our gross profit as a percent of net sales may not accurately reflect performance, as changes in net sales caused by changes in resin prices will not change gross profit. During periods when resin costs are high our net sales will tend to rise but there will be little effect on gross profit. The opposite is true during periods of low resin pricing; our net sales will tend to be lower with little or no decrease in gross profit, causing gross margins to increase.

Selling and Administrative Expense

This includes compensation and related expenses for employees in the selling and administrative functions as well as other operating expenses not directly related to manufacturing or research, development and engineering activities. It does not include depreciation and amortization charges. Crown historically provided us with certain centrally managed services as discussed below in “—Management Charges.” Charges for these services are classified as management charges through the closing of our initial public offering on November 20, 2002. Since the closing date, we have fulfilled these services with internal resources, third parties or through our services agreement with Crown.

Management Charges

Prior to the closing of our initial public offering on November 20, 2002, Crown charged us certain management fees for payroll, benefits administration, purchasing, information systems and other centrally managed services. The cost of these services was directly charged and/or allocated to us using a method that Crown and we believed was reasonable. Such charges were not necessarily indicative of the costs that would have been incurred if we had been a separate entity. Our financial results reflect these management charges through the closing of our initial public offering on November 20, 2002. Since November 20, 2002, we have provided these services with our own resources or continued to receive them through our services agreement with Crown. All expenses for these services are included in administrative expense.

Research and Technology Expense

Prior to the closing of our initial public offering on November 20, 2002, we paid CCK Technologies, a wholly owned subsidiary of Crown, a charge approximately equal to 1.8% of sales. In return, CCK Technologies provided us with access to CCK Technologies’ intellectual property related to PET; paid for our direct costs of research, development and engineering activities; provided us with legal services for the defense of rights for existing technologies; and provided us with support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications. As of November 20, 2002, this arrangement was discontinued, and our requirements were thereafter met by hiring PET research and development staff from Crown, by outsourcing with unrelated third-party providers and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Interest Expense

Prior to the closing of our initial public offering on November 20, 2002, Crown charged us interest based on the average actual interest costs to Crown on the net average intercompany indebtedness. We believe that the methodology used to calculate this charge was reasonable but not necessarily indicative of interest expense that would have been incurred if we had been a stand-alone entity. Subsequent to our initial public offering, interest expense reflects the increase in average debt outstanding pertaining to the Revolver Loan, the Term B Loan, the Second Lien Loan and our senior subordinated notes.

Other Expenses, Net

Other expenses, net include operating expenses not included elsewhere, such as write offs pertaining to property, plant and equipment, and bad debt expense offset against income items such as legal settlements and gains on sales of used equipment.

Provision for Income Taxes

The effective tax rate on income or loss was 100% in 2004 compared to 4.9% in 2003. A reconciliation of the provision for income taxes and the amount of income tax determined by applying the U.S. federal statutory rate of 35% to pretax income or loss is presented in Note 12 to our audited financial statements included elsewhere in this prospectus.

Critical Accounting Policies

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Our significant accounting principles are more fully described in Note 3 to our audited financial statements included elsewhere in this prospectus. Certain accounting policies, however, are considered to be critical in that (i) they are most important to the depiction of our financial condition and results of operations and (ii) their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

On an annual basis, or more frequently if facts and circumstances indicate that goodwill may be impaired, we perform an impairment review by comparing the fair value of a reporting unit, including goodwill, to its carrying value. The impairment review involves a number of assumptions and judgments including the identification of the appropriate reporting units and the calculation of fair value. We use our common stock price plus a control premium to calculate fair value. If our share price and operating results sustain an extended decline, this could trigger an impairment review. Our estimates of future cash flows includes assumptions concerning future operating performance, economic conditions and technological changes and may differ from actual future cash flows. During the second quarter of 2003, we recognized an impairment charge of $183 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors.

Long-lived assets, which consist primarily of machinery and equipment and buildings, are depreciated over their estimated useful lives and are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” whenever changes in circumstances indicate the carrying value may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of long lived asset, a significant adverse change in the manner which the asset is being used or in its physical condition or a history of operating cash flow losses associated with use of the asset. When such events or changes occurs, we estimate the future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets. The key variables that we must estimate include assumptions regarding future sales volume, prices and other economic factors. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, they are written down to fair value as appropriate.

Accounting for pensions and postretirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rate, rate of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from our actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits. The rate of return assumption is reviewed at each measurement date based on the pension plans’ investment policies and an analysis of the historical returns of the capital markets, adjusted for current interest rates as appropriate. For 2005, we are using an expected rate of return on plan assets of 8.5% in the U.S., which is unchanged from 2004. The discount rate is developed at each measurement date by reference to published indices of high-quality bond yields. A 1.0% change in the expected rate of return on plan assets would have changed 2004 U.S. pension expense by approximately $508,000. A 0.5% change in the discount rate would have changed 2004 U.S. pension expense by approximately $526,000 and 2004 postretirement expense by approximately $60,000.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Allowances for doubtful accounts are based on historical experience and known factors regarding specific customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required.

We write down our inventories for estimated slow moving and obsolete goods by amounts equal to the difference between the carrying cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions.

Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating losses and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Management provides valuation allowances against the deferred tax assets for amounts, which are not considered more likely than not to be realized.

We maintain reserves for estimated costs associated with our workers’ compensation and health insurance liabilities. We are self insured for health insurance. Our insurers are the direct payors of workers’ compensation claims and we are obligated to reimburse the insurers for any payments made. We utilize historical experience and recent expense rates to estimate the reserves necessary for these areas. If an increased level of claims in excess of current estimates were to occur, additional reserves would be required.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (the “FASB”) issued a revised version of FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Certain Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51 (“ARB 51”), “Consolidated Financial Statements.” FIN 46 addresses the application of ARB 51 to variable interest entities (“VIEs”), and generally would require that assets, liabilities and results of the activity of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. Public companies other than small business issuers must apply the revised FIN 46 by the end of the first reporting period beginning after December 15, 2003 (March 31, 2004 for calendar-year-end companies) to all entities that are not special purpose entities. We analyzed certain leasing arrangements with Crown subsidiaries and concluded that the adoption of this standard had no impact on our results of operations or financial position.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-2 (“FAS 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FAS 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive approaches. For all public and non-public companies that sponsor one or more plans with more than 100 participants, FAS 106-2 was effective as of the first interim or annual period beginning after June 15, 2004 (third quarter 2004 for us). Based upon the review of our prescription drug plan under the currently issued regulations, we concluded that our current plan is not actuarially equivalent to the benefits provided under Medicare Part D. As such our prescription drug plan will not qualify for the federal subsidy and will not require any change in accounting to conform to the requirements of FAS 106-2.

In December 2004, the FASB issued a revised SFAS No. 123 (“FAS 123”), “Accounting for Stock Based Compensation.” The amended FAS 123 supersedes Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employers,” and eliminates the alternative to use the intrinsic value method of accounting that was provided in FAS 123 as originally issued. FAS 123 requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. In addition, FAS 123 clarifies guidance in several areas including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The provisions of FAS 123 are effective beginning the first interim or annual reporting period that begins after June 15, 2005. We do not expect that the initial adoption of FAS 123 will have a material impact on our results of operations or financial position as stock option awards currently outstanding will fully vest soon after the effective date. Stock options awarded after the effective date will be accounted for in accordance with FAS 123 and may have a material impact on our results of operations.

In December 2004, the FASB issued SFAS No. 151 (“FAS 151”), “Inventory Costs.” FAS 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. FAS 151 requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal.” In addition, FAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of FAS 151 will have a material impact on our results of operations or financial position.

In October of 2004, the American Job Creation Act of 2004 (the “AJCA”) was signed into law. The AJCA allows companies to repatriate earnings from foreign subsidiaries at a reduced U.S. tax rate. We have evaluated the new §965 elements of the AJCA and as a result of our net operating loss (NOL) carry forward and expectations to continue to generate NOL’s into the foreseeable future, we do not expect to repatriate any foreign dividends in accordance with the AJCA. We evaluated the impact of the Qualified Domestic Production Deduction provision (§199 elements) of the AJCA and believes the 2005 impact will be immaterial. We will continue to evaluate the provisions of the AJCA and its impact on us on a going forward basis.

Results of Operations

Three Months Ended March 31, 2005 and 2004

Net Sales (dollars in millions)

	March 31, 2005	March 31, 2004	Increase (Decrease)
United States	$170.5	$141.8	20.2%
Europe	50.8	49.9	1.8%

Total	$221.3	$191.7	15.4%

Net sales increased by $29.6 million, or 15.4%, to $221.3 million in the first quarter of 2005 from $191.7 million in the first quarter of 2004. In the U.S., net sales increased $28.7 million, or 20.2%, to $170.5 million in the first quarter of 2005 from $141.8 million in the first quarter of 2004. In Europe, net sales increased $0.9 million, or 1.8%, to $50.8 million in the first quarter of 2005 from $49.9 million in the first quarter of 2004. Net sales in the U.S. accounted for 77.0% of net sales in the first quarter of 2005 compared to 74.0% of net sales in the first quarter of 2004. The increase in consolidated net sales was primarily driven by the pass through of higher resin prices and favorable foreign currency translation which combined for a total increase of approximately $33 million over the first quarter of 2004.

In the U.S., the increase in net sales in the first quarter of 2005 from the first quarter of 2004 reflects the pass-through of higher resin prices to customers and increased sales of both conventional and custom units. Conventional unit volumes increased 6% while shipments of custom units increased by approximately 13% over the first quarter of 2004 volumes. These increases were partly offset by approximately $3.5 million of price concessions that were given in exchange for additional volume and contract extensions.

In Europe, the increase in net sales in the first quarter of 2005 compared to the first quarter of 2004 was due to the pass through of higher resin prices and the strengthening of the British Pound and Euro against the U.S. Dollar partially offset by a reduction in units sold of approximately 9.5%.

Gross Profit

Gross profit decreased $3.0 million, or 32.2%, to $6.4 million in the first quarter of 2005 from $9.4 million in the first quarter of 2004. Gross profit decreased as a result of price concessions implemented to extend key contracts and meet competitive pricing, decrease in European volumes and increased transportation and utility costs. The reductions were partially offset by an increase in unit sales and a related increase in manufacturing efficiencies in the U.S.

Selling and Administrative Expenses

Selling and administrative expenses decreased by $0.9 million, or 14.9%, to $5.3 million in the first quarter of 2005 from $6.3 million in the first quarter of 2004. The decrease primarily relates to a reduction in costs associated with litigation expenses and incentive compensation charges.

Research and Technology Expenses

Research and technology expenses were $1.8 million in the first quarter of 2005 compared to $1.4 million in the first quarter of 2004. The increase in expenses relate to additional spending for our proprietary technologies.

Write off of Deferred Financing Costs and Other Fees

In connection with our February 2005 refinancing, we repaid amounts outstanding under our former revolving loan facility and two term loans. As a result of these repayments, we wrote off the majority of the deferred financing costs related to these three facilities of approximately $6.5 million and incurred prepayment penalties of approximately $3.5 million.

Interest Expense

Interest expense decreased $0.4 million to $9.6 million in the first quarter of 2005 from $10.0 million in the first quarter of 2004. This decrease primarily relates to a decrease in our effective interest rate due to the February 2005 refinancing partially offset by an increase in current interest rates as compared to the rates outstanding during the first quarter of 2004.

Foreign Exchange Adjustments

Foreign exchange adjustments were approximately $0.2 million expense in the first quarter of 2005 compared to $46 thousand expense in the first quarter of 2004. These adjustments primarily relate to changes in the foreign currency translation rates of intra company balances.

Other (Income) Expenses, Net

Other (income) expenses, net was $(0.2) million in the first quarter of 2005 compared to $0.8 million expense in the first quarter of 2004. The other income during the first quarter 2005 primarily related to income from royalties and gain from sale of fixed assets. During the first quarter of 2004, we recorded a $0.5 million loss related to a fire at our operating facility in the United Kingdom.

Benefit for Income Taxes

Benefit for income taxes was $0.5 million for the three months ended March 31, 2005 compared to $0.1 million for the three months ended March 31, 2004. Loss before taxes was $21.2 million for the three months ended March 31, 2005 compared to a loss before taxes of $9.0 million for the three months ended March 31, 2004.

Net Loss

Net loss was $20.0 million for the three months ended March 31, 2005 compared to a net loss of $8.9 million for the three months ended March 31, 2004. The increase in the net loss in 2005 compared to 2004 was primarily related to the write off of deferred financing costs and prepayment penalties associated with the 2005 refinancing.

2004 Compared to 2003

Net Sales

	2004	2003	Increase
	(dollars in millions)
United States	$626.2	$562.8	11.3%
Europe	218.0	179.5	21.4%

Total	$844.2	$742.3	13.7%

Net sales increased by $101.9 million, or 13.7%, to $844.2 million in 2004 from $742.3 million in 2003. In the U.S., net sales increased $63.4 million, or 11.3%, to $626.2 million in 2004 from $562.8 million in 2003. In Europe, net sales increased $38.5 million, or 21.4%, to $218.0 million in 2004 from $179.5 million in 2003. Net sales in the U.S. accounted for 74.2% of net sales in 2004 compared to 75.8% of net sales in 2003. Consolidated net sales were positively impacted by the pass through of higher resin prices and favorable foreign currency translation which combined for a total increase approximately $50 million over fiscal 2003.

In the U.S., the increase in net sales in 2004 compared to 2003 reflects a 15% increase in conventional units and the pass-through of higher resin prices to customers, partly offset by approximately $15 million of price concessions that were given in exchange for additional volume and contract extensions.

In Europe, the increase in net sales in 2004 compared to 2003 was primarily due to the stronger British pound sterling and Euro against the U.S. dollar. In addition, a 19% increase in unit sales of preforms also contributed to the increase. These increases were partly offset by approximately $1 million of price concessions.

Gross Profit

Gross profit increased $17.5 million, or 60.6%, to $46.4 million in 2004 from $28.9 million in 2003. Gross profit benefited from an increase in unit sales, reduced spending in warehousing and product handling costs and cost savings from our 2003 restructuring initiative. The reduced spending and additional cost savings resulted in increased gross margin of approximately $12 million, partly offset by $16 million of price reductions implemented to extend key contracts and meet competitive pricing.

Selling and Administrative Expenses

Selling and administrative expenses increased by $5.1 million, or 22.0%, to $28.1 million in 2004 from $23.0 million in 2003. The increased costs primarily relate to Sarbanes-Oxley compliance efforts and our incentive compensation plan.

Research and Technology Expenses

Research and technology expenses were $5.7 million in 2004 compared to $5.2 million in 2003. The increase in expenses relate to additional spending for our proprietary technologies.

Interest Expense

Interest expense increased $5.6 million to $39.8 million in 2004 from $34.2 million in 2003. This increase primarily relates to an increase in our effective interest rate during 2004 due to our 2003 refinancing.

Foreign Exchange Adjustments

Foreign exchange adjustments were approximately $0.1 million expense in 2004 compared to $1.5 million income in 2003. The change between 2004 and 2003 was primarily related to the changes in the foreign currency translation rates of intra company balances during 2003.

Goodwill Impairment Loss

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed at June 30, 2003. We recognized an estimated impairment charge of $183 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium. There was no impairment loss in 2004.

Provision for Restructuring and Asset Impairments

During 2004, we recognized a $1.1 million restructuring provision to account for the change in expected lease costs related to the Birmingham facility, which was closed as a result of the 2003 restructuring initiative under which we closed two facilities operating in Birmingham, Alabama and Reserve, Louisiana. As a result of this initiative, we recognized a restructuring provision of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during the third quarter of 2003.

Write Off of Deferred Financing Costs

In connection with our 2003 refinancing, there was a permanent reduction in the amounts available under the Term B Loan and the Revolver Loan of $25 million and $10 million, respectively. As a result of these permanent reductions, we charged to expense a pro-rata share of the deferred financing costs related to these two loans of approximately $0.7 million.

Other (Income) Expenses, Net

Other income, net was $25.0 in 2004 compared to $4.4 million expense in 2003. During 2004, we recognized income of $25.1 million as a result of settling our Oxbar® patent infringement action against Continental PET Technologies, Inc. In addition, we recognized income of $1.2 million related to a licensing agreement pertaining to our oxygen scavenging technology offset by a $0.5 million net charge for costs incurred from a fire at one of our European facilities. We also recorded a non-cash charge of $0.4 million relating to the write off of fixed assets. During 2003, we recorded charges of $2.7 million and $1.0 million relating to the write-off of fixed assets and a doubtful account receivable, respectively.

(Provision) Benefit for Income Taxes

The provision for income taxes was $3.4 million in 2004 compared to a benefit of $11.4 million in 2003. Loss before taxes was $3.4 million in 2004 compared to $231.8 million in 2003. During 2004, we recorded an additional valuation allowance of $4.7 million to reduce certain deferred tax assets in the United States.

Net Loss

Net loss was $6.8 million in 2004 compared to a net loss of $220.5 million in 2003. The goodwill impairment loss and the provision for restructuring and asset impairments recognized in 2003 as well as the $25.1 million settlement proceeds in 2004 were the primary factors contributing to the favorable change.

Results of Operations

2003 Compared to 2002

Net Sales

	2003	2002	Increase
	(dollars in millions)
United States	$562.8	$549.7	2.4%
Europe	179.5	154.6	16.1%

Total	$742.3	$704.3	5.4%

Net sales increased by $38.0 million, or 5.4%, to $742.3 million in 2003 from $704.3 million in 2002. In the U.S., net sales increased $13.1 million, or 2.4% to $562.8 million in 2003 when compared to $549.7 million in 2002. In Europe, net sales increased $24.9 million, or 16.1%, to $179.5 million in 2003 from $154.6 million in 2002. Net sales in the U.S. accounted for 75.8% of net sales in 2003 compared to 78.0% of net sales in 2002. The increase in net sales was primarily driven by favorable foreign currency translation and the pass through of higher resin costs which combined for an increase of approximately $55 million over fiscal 2002.

In the U.S., the primary items that impacted net sales in 2003 as compared to 2002 were a 33% increase in sales of custom units and the contractual pass-through to customers of higher resin prices primarily offset by a 1.4% reduction in shipments of conventional products. The impact of competitive pricing conditions reduced our net sales by approximately $14 million during 2003. In addition, unfavorable weather conditions in the spring and summer of 2003 compared to the same period in 2002 exacerbated the lower domestic demand for our conventional products.

In Europe, the increase in net sales in 2003 compared to 2002 was primarily due to the strengthening of the British Pound Sterling and the Euro against the U.S. dollar as well as a 6.5% increase in shipments of both bottles and preforms in 2003.

Gross Profit

Gross profit decreased $30.3 million to $28.9 million in 2003 from $59.2 million in 2002. Contributing to the decline in gross profit was the loss of certain higher margin business to competitors, a shift in demand to smaller, less profitable bottles and higher than anticipated inventory levels leading to increased warehousing and product handling costs. In addition, gross profit was adversely affected by an unfavorable shift in conventional product mix and the implementation of price reductions to extend long-term customer contracts, increase volume and meet competitors’ pricing. We also experienced negative developments in certain insurance and benefit related costs.

Selling and Administrative Expenses

Selling and administrative expenses increased by $12.2 million to $23.0 million in 2003 from $10.8 million in 2002. The increase primarily reflects costs associated with the establishment of certain administrative functions that had previously been provided by Crown as well as additional costs that we now incur as a public stand-alone company that were not incurred when we operated as a division of Crown. In addition, we incurred an increase in legal expenses, particularly those relating to our patent infringement claim against a competitor.

Management Charges

Prior to our initial public offering, Crown charged us certain management fees for legal, tax, treasury, central purchasing, internal audit and other centrally managed services. These management charges were $3.6 million in 2002. As of the date of our initial public offering, the management charges from Crown were discontinued.

Research and Technology Expense

Research and technology expenses decreased $6.9 million to $5.2 million in 2003 from $12.1 million in 2002. During 2002, we were charged a fee by Crown for research and technology services of approximately 1.8% of net sales. As of November 20, 2002, this arrangement was discontinued and our requirements were thereafter met through the hiring of former Crown employees, by outsourcing with unrelated third-party providers, and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Provision for Restructuring and Asset Impairments

In September 2003, we announced our plan to implement a cost reduction initiative under which we closed two facilities in Birmingham, Alabama and Reserve, Louisiana. Under the plan, approximately 130 positions were to be eliminated at the affected facilities and certain production assets at these locations were to be relocated to other manufacturing facilities. As of December 31, 2003, both facilities had ceased manufacturing operations and certain machinery and equipment was being transferred to other manufacturing locations. As a result of this initiative, we recognized restructuring provisions of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during 2003. The restructuring provisions consisted of approximately $1.3 million for severance and termination benefits for both facilities and approximately $3.6 million for contract and lease termination costs. See Note 11 to our audited financial statements included elsewhere in this prospectus for additional discussion.

Interest Expense, Net

Interest expense increased to $34.2 million in 2003 from $7.0 million in 2002. The increase in interest expense reflected the increase in average debt outstanding incurred in conjunction with our initial public offering.

Foreign Exchange Adjustments

Foreign exchange adjustments were $1.4 million income in 2003 compared to $0.1 million expense in 2002. The change reflected the impact of the weaker dollar in 2003 compared to 2002.

Goodwill Impairment Loss

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed as of June 30, 2003. Based on a preliminary assessment, we recognized an estimated impairment charge of $183 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium. In accordance with FAS 142, we performed a detailed analysis of the fair value of our assets and liabilities during the third quarter of 2003. Based on the results of this analysis, we were not required to make any adjustments to the estimated impairment charge of $183 million as recorded during the second quarter ended June 30, 2003.

Write Off of Deferred Financing Costs

In connection with the placement of the Second Lien Loan, there was a permanent reduction in the amounts available under the Term B Loan and the Revolver Loan of $25 million and $10 million, respectively. As a result of these permanent reductions, we wrote off a pro-rata share of the deferred financing costs related to these two loans of approximately $0.7 million.

Other Expenses, Net

Other expenses (income), net were $4.4 million expense in 2003 compared to $0.6 million income in 2002. In connection with the third quarter analysis of asset values, we completed a physical inventory of our fixed asset records and identified machinery and equipment that were no longer in use. As a result of this review, we have recorded a non-cash charge to earnings of $2.7 million which reflects the net book value of these assets. This charge was recorded in other expense during the third quarter of 2003. In addition, we recorded a $1.0 million charge related to a doubtful account receivable.

Provision for Income Taxes

Provision for income taxes was an $11.4 million benefit in 2003 compared to a $10.2 million expense in 2002. Loss before taxes was $231.8 million in 2003 compared to $25.0 million of income in 2002. The effective tax rate was 4.9% in 2003 compared to 40.8% in 2002 due to the effect of the goodwill impairment loss not being deductible. In addition, we recorded a valuation allowance to reduce certain deferred tax assets in the United States.

Net Loss

Net loss was $220.5 million in 2003 compared to a net loss of $35.4 million in 2002. The increase in net loss 2003 compared to 2002 was primarily due to the goodwill impairment loss, the provision for restructuring and asset impairment, the decline in gross profit and higher interest expense.

Liquidity and Capital Resources

On November 20, 2002, concurrent with the initial public offering of our common stock, we completed a public offering of $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2012. The senior subordinated notes were issued at 98.51% of face value and will mature on December 1, 2012. Interest on the senior subordinated notes is payable semi-annually on each December 1 and June 1.

The indenture governing the senior subordinated notes contains covenants that, among other things, limit our ability to:

•	borrow additional money;

•	pay dividends on our stock or repurchase our stock;

•	make payment on or redeem or repurchase debt which ranks junior to the senior subordinated notes;

•	make investments;

•	create liens;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	enter into transactions with affiliates;

•	sell assets or consolidate or merge with or into other companies; and

•	expand into unrelated businesses.

The indenture governing the senior subordinated notes also contains customary events of default.

Concurrent with the closing of our initial public offering of common stock and concurrent with the offering of the senior subordinated notes, we entered into a senior secured credit agreement with a syndicate of lenders. The senior secured credit agreement consisted of a $150 million seven-year Term B Loan and a $100 million five-year Revolver Loan. The Term B Loan carried interest at a rate of LIBOR plus 450 basis points with a 200 basis point LIBOR minimum. The Revolver Loan carried interest of LIBOR plus 375 basis points with a 200 basis point LIBOR minimum. After the $25 million pay down discussed below, the Term B Loan required annual payments of $1.3 million, with a final balloon payment of $116.0 million due on the loan maturity date in November 2009. On December 23, 2003, we obtained a $75 million Second Lien Loan due December 2010. Net of fees and expenses of approximately $5.0 million, the proceeds from the Second Lien Loan were used to prepay $25 million of the Term B Loan with the remainder used to pay down the Revolver Loan. The paydown of the Term B Loan resulted in a permanent $25 million reduction in the amount available under that facility. In addition, the total amount available under the Revolver Loan was reduced from $100 million to $90 million.

As of December 31, 2004, there was $122.0 million outstanding on the Term B Loan, $75.0 million outstanding on the Second Lien Loan, $17.0 million outstanding on the Revolver Loan and $5.2 million outstanding on letters of credit. In addition, as of December 31, 2004, we had $9.3 million of cash and cash equivalents on hand as well as $67.8 million of availability under the Revolver Loan.

On February 11, 2005, we completed a refinancing which consisted of the sale of $220 million of old notes and the entry into a new four-year $70 million credit facility. The proceeds, net of expenses, from the refinancing were used to repay amounts outstanding under the Revolver Loan, the Term B Loan and the Second Lien Loan. In connection with the repayment and termination of these facilities, we incurred approximately $3.5 million of prepayment penalties. We completed our February 11, 2005 refinancing in part because we would not have been in compliance in 2005 with certain financial covenants included in the credit agreement governing the Revolver Loan, the Term B Loan and the Second Lien Loan. As a result of this February 11, 2005 refinancing, we have extended our debt maturities, reduced our effective interest borrowing rates and created less restrictive financial covenants. Our previously issued senior subordinated notes were not refinanced.

The notes bear interest at the rate of three-month LIBOR plus 3.375% per year. Interest on the notes will be reset quarterly. Interest on the notes will be payable quarterly on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The notes will mature on February 15, 2012. We may redeem some or all of the notes at any time on or after February 15, 2007 under the circumstances and at the prices described in the indenture governing the notes described below. In addition, prior to February 15, 2007, we may also redeem up to 35% of the notes with the net proceeds of certain equity offerings. The notes contain provisions that require us to make mandatory offers to purchase outstanding amounts in connection with a change of control, asset sales and events of loss.

Each of our current and future domestic and United Kingdom restricted subsidiaries will guarantee the notes. The notes and the guarantees rank equally with our existing and future senior debt and rank senior to our current and future subordinated debt. The notes and the guarantees thereof are secured by a first priority lien on (i) our and the note guarantors’ real property located in the United States and the United Kingdom which was owned by them on February 11, 2005, (ii) leasehold interests in certain of the real property located in the United States that we or a note guarantor leased on February 11, 2005, and (iii) substantially all of the equipment and other fixed assets related to such properties, in each case, subject to certain exceptions. The collateral does not include other types of assets, such as inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts or other intangible assets, or the capital stock of our subsidiaries.

The notes have been issued under an indenture, dated as of February 11, 2005, with the Bank of New York, as trustee. The indenture governing the new notes restricts, among other things, our ability, and the ability of our restricted subsidiaries to:

•	borrow additional money;

•	pay dividends on our stock or repurchase our stock;

•	make payment on or redeem or repurchase debt which ranks junior to the new notes;

•	make investments;

•	create liens;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	enter into transactions with affiliates;

•	sell assets or consolidate or merge with or into other companies; and

•	expand into unrelated businesses.

If an event of default, as specified in the indenture governing the notes, shall occur and be continuing, either the trustee or the holders of a specified percentage of notes may accelerate the maturity of all the notes. The covenants, events of default and acceleration rights described in this paragraph are subject to important exceptions and qualifications which are described in the indenture.

Both the notes and our outstanding senior subordinated notes limit the incurrence of additional indebtedness. The limitations under our outstanding senior subordinated notes are more restrictive than those under the notes.

We can incur additional indebtedness under the senior subordinated notes indenture that could be senior indebtedness to the extent that, after incurring such debt, we would have a Consolidated Fixed Charge Coverage Ratio (as defined in the indenture for the senior subordinated notes) of greater than 2.25 to 1.0. However, even if we are unable to borrow under this ratio, the indenture for the senior subordinated notes permits us and the guarantor subsidiaries to incur at least $275.0 million in indebtedness that could be senior to the indebtedness under the senior subordinated notes, plus other indebtedness that may be incurred in specific circumstances or for permitted uses. This indebtedness may be senior to or in certain circumstances equal in right of payment with the senior subordinated notes. Any of our non-U.S. restricted subsidiaries, other than Constar International U.K. Limited, may also incur up to $25.0 million of additional indebtedness. Our ability to incur additional debt is subject to other exceptions, terms and conditions set forth in the indenture for the senior subordinated notes.

We can incur additional indebtedness under the indenture for the notes that could rank equal in right of payment with the notes to the extent that, after incurring such debt, we would have a Consolidated Fixed Charge Coverage Ratio (as defined in the indenture for the notes) of greater than 2.0 to 1.0. However, even if we are unable to borrow under this ratio, the indenture for the notes permits us and the guarantor subsidiaries to incur at least $125.0 million in indebtedness that could rank equal in right of payment with the indebtedness under the notes, plus other indebtedness that may be incurred in specific circumstances or for permitted uses. This indebtedness may be effectively senior to or equal in right of payment with the notes. Any of our non-U.S.

restricted subsidiaries, other than Constar International U.K. Limited, may also incur up to $25.0 million of additional indebtedness. Our ability to incur additional debt is subject to other exceptions, terms and conditions set forth in the indenture for the notes.

Under a registration rights agreement with the initial purchasers of the old notes, we and the note guarantors have agreed to file and use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions). If we and the note guarantors are not able to effect this exchange offer, we have agreed to use our reasonable best efforts to file, and cause to become effective, a shelf registration statement relating to resales of the old notes and the guarantees thereof. We will be obligated to pay additional interest on the old notes if the registration statement is not declared effective within 210 days of February 11, 2005, if we do not consummate the exchange offer within 240 days of February 11, 2005 or if we do not maintain the effectiveness of the registration statement during specified periods.

In connection with this refinancing, we and our subsidiary, Constar UK, entered into a Supplemental Indenture, dated as of February 11, 2005, among the Company, Constar UK, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, to the Indenture, dated as of November 20, 2002, relating to our previously existing senior subordinated notes. The purpose of the Supplemental Indenture was to add Constar UK as a guarantor of the senior subordinated notes issued pursuant to such indenture.

In connection with this refinancing, we also entered into our new credit facility among us, as the Borrower, the Subsidiary Guarantors named therein, Citicorp USA, Inc., as Administrative Agent, and Citigroup Global Markets, Inc., as Book Manager and Arranger. Our new credit facility consists of a $70.0 million four-year revolving credit facility, $25.0 million of which is available to provide for the issuance of letters of credit. Our new credit facility also includes a $15.0 million swing loan subfacility. The obligations under our new credit facility are guaranteed by each of our existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). Borrowings under our new credit facility are limited to the lesser of (i) $70.0 million or (ii) a borrowing base comprised of the sum of (i) up to 85% of our and our domestic subsidiaries’ eligible trade accounts receivable, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of our and our domestic subsidiaries eligible inventory and (B) up to 75% of our and our domestic subsidiaries’ eligible inventory (valued at the lower of cost on a first-in, first-out basis and market), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar UK and (B) up to 70% of eligible inventory of Constar UK (valued at the lower of cost on a first-in, first-out basis and market), less, in the case of both receivables and inventory, discretionary eligibility reserves. In addition, the administrative agent under our new credit facility may impose discretionary reserves against the entire revolving loan facility. As of March 31, 2005, we had borrowings under our new credit facility of $17.2 million and available credit of $48.4 million. As of March 31, 2005, our borrowing base was approximately $102.5 million.

We will pay monthly a commitment fee equal to 0.5% per year on the undrawn portion of our new credit facility. We also will pay fees on any letters of credit outstanding under our new credit facility. Our new credit facility will initially bear interest at a rate equal to a Base Rate plus 1.25% or LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, a Base Rate plus a margin ranging from 1.0% to 1.5% or LIBOR plus a margin ranging from 2.0% to 2.5% depending on average monthly available credit under the revolving loan facility.

Under our new credit facility, we have pledged as collateral all of the capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries owned directly by a domestic subsidiary, and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of our domestic and United Kingdom subsidiaries.

Our new credit facility also provides that we may request up to a $30.0 million increase in the size of the facility. The lenders are not obligated to grant such increase, and even if it is obtained, our ability to borrow the increased amount will be subject to various conditions contained in our new credit facility and the indentures governing the notes and our senior subordinated notes.

Our new credit facility contains customary affirmative, financial and negative covenants relating to our operations and our financial condition. The affirmative covenants cover matters such as delivery of financial information, compliance with law, maintenance of insurance and properties, pledges of assets and payment of taxes. The financial covenants require us to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million and impose on us maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008. The capital expenditure covenants allow for the carry forward of a certain amount of spending below covenant levels in previous periods. In order to satisfy significant business awards, including those related to conversions from other forms of packaging, we may need to purchase additional equipment. To the extent such purchases would cause us to exceed the capital expenditure restriction, we would have to obtain the lenders’ consent before making such purchases. There can be no assurances that the lenders would grant such consent. As of March 31, 2005, we had borrowings under the new credit facility of $17.2 million and available credit of $48.4 million.

The negative covenants in the new credit facility limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and guarantee obligations;

•	create liens;

•	make equity investments or loans;

•	sell, lease or otherwise dispose of assets;

•	pay dividends, make distributions, redeem or repurchase any equity securities;

•	prepay, redeem, repurchase or cancel certain indebtedness;

•	engage in mergers, consolidations, acquisitions, joint ventures or the creation of subsidiaries;

•	change the nature of our business;

•	engage in transactions with affiliates;

•	enter into agreements restricting our ability or the ability of a subsidiary to incur liens, or restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our other subsidiaries;

•	modify our organizational documents or certain material agreements (including the indenture governing the new notes);

•	change our accounting treatment and reporting practices;

•	engage in sale and leaseback transactions and operating lease transactions; and

•	engage in speculative transactions.

These negative covenants are subject to certain exceptions set forth in the new credit facility.

Net cash and cash equivalents increased by $5.0 million during the first three months of 2005 primarily due to proceeds from the sale of old notes offset by repayments of the former revolving credit facility and the two term loans. Our ratio of total debt to total capitalization was 98.9% at March 31, 2005 and 93.7% at December 31, 2004. We define total capitalization as the sum of total debt, minority interests and stockholders’ equity.

We believe that cash available under our new credit facility combined with net cash provided by operating activities will be sufficient to finance our activities at least through the next twelve months.

We expect to be cash flow negative at least into the second half of 2006. We expect to finance ordinary business operations through borrowings under our new credit facility. We, therefore, do not expect that we will be able to significantly reduce our leverage in the near term.

Cash Flow

Net cash used in operating activities was $1.9 million in the first quarter of 2005 as compared to $2.0 million provided by operating activities in the first quarter of 2004. Cash used in operating activities was attributable to seasonality in the first quarter of 2005 as well as an increase in raw material prices.

Net cash used for investing activities decreased $1.1 million to $8.0 million in the first quarter of 2005 from $9.1 million in the first quarter of 2004, reflecting a decrease in capital spending on equipment for conventional products offset by spending on additional equipment for custom products.

Net cash provided by financing activities was $15.2 million in the first quarter of 2005 reflecting net proceeds from the old notes offset by the repayment of amounts outstanding under our former revolver facility and two term loans. Net cash provided by financing activities was $11.4 million in the first quarter of 2004 reflecting $0.3 million for the scheduled quarterly payments on the term loan, $3.3 million change in outstanding cash overdrafts and a $15.0 million increase in our former revolving loan facility.

The following table shows selected cash flow data for 2004 and 2003:

	2004	2003	Increase (decrease)
			Amount	%
	(dollars in millions)
Net cash provided by operating activities	$28.1	$25.0	$3.1	12.4
Net cash used for investing activities	$(21.9)	$(50.9)	$(29.0)	(57.0)
Net cash (used for)/provided by financing activities	$(13.9)	$20.5	$(34.4)	(167.8)

Net cash provided by operating activities increased $3.1 million, or 12.4%, to $28.1 million in 2004 from $25.0 million in the 2003. The increase in net cash provided by operating activities during 2004 was primarily due to improved margins and $25.1 million litigation proceeds, offset by a higher raw material costs, which led to an increased investment in inventory, increased accounts receivable and increased interest expense.

Net cash used for investing activities decreased to $21.9 million in 2004 from $50.9 million in 2003, reflecting a decrease in capital spending associated with capacity for conventional products.

Net cash used for financing activities was $13.9 million in 2004 reflecting decreased borrowings under the Revolver Loan, the scheduled quarterly payments on the Term B Loan and the change in outstanding cash overdrafts. Net cash provided by financing activities was $20.5 million in 2003 reflecting decreased borrowings under the Revolver Loan offset by financing obtained in the form of a $75 million Second Lien Loan. This was combined with the proceeds from a $1.5 million loan that was entered into by our affiliate in Turkey.

Commitments

The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2004 (excluding the effect of the February 2005 refinancing):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
	(dollars in millions)
Debt	$388.4	$2.7	$19.6	$118.2	$247.9
Operating leases	61.7	12.1	16.4	12.5	20.7
Employee pension plans	23.2	9.0	7.2	5.1	1.9
Other long-term obligations	6.5	6.5	—	—	—

Total contractual cash obligations	$479.8	$30.3	$43.2	$135.8	$270.5

See “—Liquidity and Capital Resources” for our debt obligations following the sale of the old notes.

At December 31, 2004, we had certain commitments that will require future outlays of cash. Commitments related to future minimum lease payments under long-term operating leases, principally for real estate, are $12.1 million for 2005, $9.9 million for 2006, $6.5 million for 2007, $5.7 million for 2008, $6.8 million for 2009 and $20.7 million thereafter. Commitments related to future expenditures on approved capital projects are $6.5 million for 2005. Prior to the February 2005 refinancing, we were required to pay $1.3 million of principal annually with respect to the Term B Loan. The Revolver Loan was scheduled to mature in 2007, the Term B Loan was scheduled to mature in 2009 and our senior subordinated notes mature in 2012. In addition, the Second Lien Loan of $75 million was scheduled to mature in 2010. Subsequent to the refinancing in February 2005, our new credit facility matures in 2009 and the notes mature in 2012. There are no required annual principal payments on either of these loans prior to their respective maturities. All amounts previously outstanding under the Revolver Loan, the Term B Loan and the Second Lien Loan were repaid. In connection therewith, we incurred approximately $3.5 million of prepayment penalties.

Annual interest expense, net for fiscal 2004 was approximately $39.8 million. Our senior subordinated notes carry a fixed interest rate of 11% on the $175 million outstanding. Annual cash payments will be $19.3 million while our senior subordinated notes are outstanding. Our borrowings under our new credit facility and the notes bear interest rates based on either a floating Base Rate or LIBOR. Therefore, we are not able to accurately predict future interest payments because of the variability of future interest rates and borrowing requirements. However, based on interest rates and debt levels at March 31, 2005, our annualized cash interest costs for fiscal 2005 would be approximately $34 million. There were no other commitments outstanding at December 31, 2004 that were material to our financial condition. See Note 10 to our audited financial statements included elsewhere in this prospectus for information related to our senior subordinated notes and our previous credit facility.

In addition, we expect to make cash contributions to our domestic and foreign benefit plans of approximately $9.0 million during 2005. Cash contributions in subsequent years will depend on a number of factors and assumptions including the performance of plan assets, discount rates, compensation increases, health care cost increases, mortality and employee turnover.

Capital Expenditures

Capital expenditures decreased $0.5 million, or 5.4%, to $8.6 million for the three months ended March 31, 2005 compared to $9.1 million for the three months ended March 31, 2004. New capital investments in 2005 included spending on additional equipment for custom products.

Capital expenditures decreased $24.9 million, or 52.9%, to $22.2 million in 2004 from $47.1 million in 2003.

New capital investments for 2004 included the following:

•	acquisition of new equipment for productivity improvement and capacity expansion primarily in conventional products; and

•	purchase of new molds.

Capital expenditures increased $17.1 million, or 57.0%, to $47.1 million in 2003 from $30.0 million in 2002.

In order to serve our existing customers, and to participate in the conversion to PET from glass or aluminum that we expect in both the custom and conventional PET markets, we will require significantly greater rates of capital investment over the coming years than in the past. Generally, we intend to purchase new equipment only after entering into long-term customer contracts that justify additional capacity. A single high speed production unit costs approximately $10.0 million and investments may occur in increments of two, three or more production units. It is our experience from previous large-scale conversions to PET bottles that whole product lines generally convert at once in conjunction with regional or national marketing campaigns. Our customers require an ability to meet timelines for commitment of capacity expansion and implementation of project plans. Additionally, because of the large volumes controlled by the major consumer product companies that are our customers, many of the capacity investments we make may be fully or largely committed to agreements with only one customer each.

Our ability to make capital expenditures is limited by the financial covenants contained in our new credit facility. These financial covenants impose maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008. These covenants allow for the carry forward of a certain amount of spending below the covenant levels in previous periods.

Equipment suppliers to our industry have continually made improvements in output and performance at lower capital cost per unit of output. Subject to demand for the capacity, we seek to maintain and improve our competitive cost position by acquiring state of the art equipment that has the lowest operating and capital cost per unit of output on each occasion that we increase capacity. We believe that we are advantaged by opportunities that exist to deploy existing high speed equipment in some of the newly converting specialty custom applications, enhancing both operating efficiency and capital efficiency throughout our system.

Environmental Matters

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. Our records an environmental liability on an undiscounted basis when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. At December 31, 2004, we had an accrual of $0.2 million for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. We have no other accruals for environmental matters.

Stockholders’ Equity

Stockholders’ equity decreased to $24.0 million at December 31, 2004 from $32.8 million at December 31,2003. The decrease was primarily due to a net loss of $6.8 million for the year.

Stockholders’ equity decreased to $32.8 million at December 31, 2003 from $246.1 million at December 31, 2002. The decrease was primarily due to a net loss of $220.5 million for the year.

Inflation

Inflation has not had a significant impact on our operations over the past three years and we do not expect it to have a significant impact on our results of operations or financial condition in the foreseeable future.

Market Risk

In the normal course of business, we are exposed to fluctuations in currency values, interest rates, commodity prices and other market risks.

We derived approximately 26% of total revenues from sales in foreign currencies during the year ending December 31, 2004. In our financial statements operating results in local currency are translated into U.S. dollars based on average exchange rates during the period and balance sheet items are translated at rates on the balance sheet date. During periods of a strengthening dollar, our U.S. dollar financial results related to operations conducted in foreign currencies are reduced because the local currency amounts are translated into fewer U.S. dollars. Conversely, as the dollar weakens, our foreign results reported in U.S. dollars will increase accordingly. Based on our revenues in fiscal year 2004 of our foreign locations that utilize currencies other than the U.S. dollar, a 10% increase in the U.S. dollar value would result in an approximately $18 million reduction in net sales. Approximately 2% of total revenues in 2004 were derived from sales in Turkey. These sales were made in Turkish lira and the invoiced sale prices are adjusted to account for fluctuations in the exchange rate between the lira and the dollar. We are exposed to fluctuations in such exchange rate from the date of the invoice until settlement. We may enter into foreign exchange contracts to reduce the effects of fluctuations in foreign currency exchange rates on assets, liabilities, firm commitments and anticipated transactions. However, we do not generally hedge our exposure to translation gains or losses on non-U.S. net assets because we reinvest the cash flows within the operations where they are generated. During May 2005, we entered into an interest rate swap for a notional amount of $100 million. We effectively exchanged our floating interest rate of LIBOR plus 3 3/8% for a fixed rate of 7.9% through the period ending February 2012.

Our borrowings under our new credit facility and the notes bear floating interest rates based on either a Base Rate or the LIBOR Rate. Therefore, we have an exposure to interest rate risk. The definitive extent of our interest rate risk in connection with our new credit facility and the notes is not quantifiable or predictable because of the variability of future interest rates and borrowing requirements. Based on borrowing levels as of March 31, 2005, a 1% change in LIBOR would result in an increase of $2.4 million annual interest expense. However, current amounts borrowed under the new credit facility might not be representative of future borrowings which will be based on our future requirements and seasonal needs.

The principal raw materials used in the manufacture of our products are resins that are petrochemical derivatives. The markets for these resins are cyclical and are characterized by fluctuations in supply, demand and pricing. Substantially all of our sales are made under contracts that allow for the pass through of changes in the price of resin, our principal raw material and a major component of cost of goods sold. When we adjust our prices under these agreements to pass through changes in resin prices, our net sales change accordingly but our gross profit is unaffected. In the aggregate, the lag between effective date of resin price changes and the effective date of price adjustments to our customers under various pass-through mechanisms is approximately equal to our inventory exposure.

OUR BUSINESS

Company Overview

We are a global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We manufacture PET containers for conventional PET applications in soft drinks and water and for custom PET applications. Custom PET container applications include food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, most of which require a combination of advanced technologies, processing know-how and innovative designs.

Our technologies are aimed at enabling us to meet the specific needs of products being converted from other forms of packaging to PET. Oxbar™, our oxygen-scavenging technology, enables us to produce the special packaging required to extend the shelf life of oxygen sensitive products. We believe that Oxbar is the PET industry’s best performing oxygen barrier technology. Furthermore, the Food and Drug Administration recently approved for commercial use our next-generation monolayer Oxbar technology. We have also developed methods for addressing the challenges of hot-filling containers. We are focused on providing our customer base with the best service through technological innovation, new product development and lowest-cost production. We actively seek new business where our technologies and other competitive strengths can yield attractive and sustainable profitability.

History

We are a Delaware corporation. Originally incorporated in 1927, we were an independent publicly held corporation from 1969 to 1992, when we were purchased by Crown. We have been a public company since our initial public offering in November 2002. Our principal executive offices are located at One Crown Way, Philadelphia, PA 19154-4599, and our telephone number is (215) 552-3700.

The PET Container Industry

The PET container industry is generally divided into two product types: conventional PET, which includes beverage containers for soft drinks and water, and custom PET, which includes containers that generally require specialized performance characteristics.

The conventional PET container industry consists of high volume production of containers for use in packaging soft drinks and water. The industry is supplied by independent producers, as well as captive manufacturers.

The custom PET container industry is characterized by complex manufacturing processes, unique materials, innovative product designs and technological know-how for products with special requirements. Because of the greater required manufacturing complexity, many custom PET applications have greater profitability and higher barriers to entry than conventional PET.

PET products include both bottles and preforms. Preforms are test-tube shaped intermediate products in the bottle manufacturing process. Some companies purchase preforms that they process into bottles at their own manufacturing facilities. Preforms are utilized in both conventional and custom applications. In the United States, manufacturers generally sell completed bottles. In Europe, manufacturers generally sell preforms.

The PET container business is a rapidly growing component of the United States packaging market due to continued growth in water and isotonics, conversion opportunities from other forms of packaging and the introduction of smaller sized soft drink containers. Many of these conversion opportunities involve the use of advanced or proprietary PET technologies.

PET competes in the packaging market against a number of materials, including glass, metal, paperboard and other plastics. Various factors affect the choice of packaging material. In the food and beverage markets,

PET containers have been gaining market share due to consumer preference for PET containers’ transparency, resealability, light weight and shatter resistance. PET bottles and jars have also gained acceptance due to PET’s custom molding potential, which allows customers to differentiate their products using innovative designs and shapes that increase promotional appeal.

Historically, conversions to PET from glass have occurred first in larger size bottles within a product category, and then proliferated to smaller sizes. This was the case for two liter soft drinks in the late 1970s, hot-fill gallon juices in the late 1980s, and 1.5 liter water bottles in the mid-1990s, as well as in many food conversions such as edible oil, salad dressings, peanut butter, and mayonnaise. The four main reasons for this phenomenon are:

•	Because larger bottles have less surface area in proportion to volume contained, permeation rates for oxygen and carbon dioxide are less critical to shelf life.

•	The cost of the package in relation to the cost of the product contained is lower in larger bottles. The higher per-bottle costs needed to achieve specialized properties in a large bottle have less impact on a product’s cost per ounce.

•	Larger glass bottles are proportionately heavier because strength is achieved partly by increasing the thickness of the glass, while PET’s intrinsic strength does not require significantly greater wall thickness for large bottles. This issue makes PET bottles cost competitive with, and lighter than, glass bottles.

•	Larger glass bottles are more prone to breakage because of their greater wall surface and weight. Because of their greater mass, they are potentially more damaging when dropped and broken. The shatter resistant nature of PET has even greater importance in larger bottle applications.

Glass conversions in large bottles have typically been followed by conversions of small size bottles. This has resulted from both lower costs achieved over time by scale advantages and new technology, and from stronger demand arising when consumer familiarity and preference for larger sized bottles in PET transfers to smaller sizes.

Key Markets and Products

We are a leading producer of PET containers for food and beverages. Our products are used in a variety of end-use markets, including soft drinks, water, peanut butter, edible oils, salad dressing, juices, teas, beer and flavored alcoholic beverages. We supply PET products for such well-known brands as Pepsi, Coca-Cola, Dr Pepper, 7 UP, Mott’s, Shasta, Peter Pan, Aquafina, Wish-Bone, Smucker’s, Veryfine, Snapple and Smirnoff Ice. We primarily manufacture and sell bottles in the United States. In Europe, we primarily sell preforms. Approximately 74% of our revenue in 2004 and 77% for the three months ended March 31, 2005 was attributable to sales in the United States, with the remainder attributable to sales in Europe.

We supply bottles and preforms in both the conventional and custom PET markets. Preforms are test-tube shaped intermediate products that are purchased by manufacturers for processing into finished bottles at their manufacturing facilities.

Conventional PET

Our conventional PET sales relate primarily to containers for use in packaging soft drinks and water. For the year ended December 31, 2004 and the three months ended March 31, 2005, conventional PET products represented approximately 80% and 78%, respectively, of our sales.

Soft Drinks.    We are a leading independent provider of PET containers to the United States soft drinks market. We are a leading U.S. supplier of PET containers to PepsiCo, as well as a leading supplier to Cadbury Schweppes plc, the maker of Dr Pepper and 7 UP. Our strategy in this market segment is to maintain our relationships with major customers, improve margins and only invest when projects improve overall conventional margins.

Water.    We believe that we are the largest supplier to PepsiCo’s water brand, Aquafina, in the United States. Other large water bottlers, including Nestlé S.A., Groupe Danone and Coca-Cola, predominantly manufacture their own containers. We maintain a strong position with a number of independent water bottlers. Our strategy in this market is to maintain current relationships and grow profitability along with our customers’ growth within this market.

Custom PET

Custom PET products represented approximately 15% and 17% of our sales in 2004 and the three months ended March 31, 2005, respectively. We believe that custom PET applications represent significant growth opportunities for us. Additionally, custom PET applications generally provide higher margins and have higher barriers to entry than conventional PET, due to greater manufacturing complexity.

Proprietary Technologies

Custom PET technologies are necessary to produce PET bottles for foods and beverages that require advanced technologies for packaging, such as oxygen-scavenger and hot-fill. Scavenger technologies inhibit oxygen from penetrating the packaging, which can cause the flavor and the color of the product to degrade. Hot-fill technologies are used to allow pouring of heat processed beverages into bottles that can withstand high temperatures without deforming. In the past, products requiring these characteristics were generally packaged in glass. Currently available technologies allow these products to be packaged in PET, which is more desirable than glass because of PET’s light weight and shatter resistance.

Oxygen Scavenger.    Our Oxbar technology increases product shelf life by inhibiting oxygen from entering the packaging. An additional benefit of Oxbar is that the barrier technology can be incorporated in the preforms from which plastic bottles are blown. This is an important competitive advantage since preforms can be shipped more economically than bottles and allow for the blowing of oxygen-scavenger bottles on the world’s existing base of blow-molding equipment without modification.

We have recently developed “monolayer” oxygen-scavenging bottles as an addition to our “multi-layer” product offering. Multi-layer oxygen-scavenging bottles have Oxbar between two layers of PET. Monolayer bottles incorporate the scavenging technology into a single layer container. This introduces oxygen-scavenging properties into preforms made on conventional injection presses, eliminating significant incremental costs of multi-layer injection molding. Combined with monolayer Oxbar’s outstanding oxygen barrier performance, we believe monolayer Oxbar has both a cost and performance advantage over competing technologies. Monolayer Oxbar bottles are not as transparent as multi-layer bottles, so customers desiring glass-like clarity may prefer multi-layer products. Our existing Oxbar patents cover monolayer oxygen-scavenging technology. We began shipping our first monolayer bottles in the second quarter of 2005.

Food.    We manufacture containers for well-known brands including ConAgra Grocery Products’ Wesson Oil, Healthy Choice peanut butter, Unilever’s Wish-Bone Salad Dressings and Smucker’s Toppings. We also produce bottles for some of the largest producers of quality private-labeled food products.

Hot-fill.    We possess expertise and patents that enable us to manufacture bottles that can withstand the hot-fill process. Products within this market are filled at temperatures in excess of 180 degrees Fahrenheit. Hot-fill bottles require specialized equipment and processes that allow the bottles to withstand this heat without deforming. Hot-fill bottles also use structural design features that absorb and withstand vacuum created inside the bottle when the contents cool after filling. In response to customer requests for new hot-fill packages, we have developed a next-generation heat-set container that allows us to produce creative product designs without the structural design features that meet customer requirements and offer the potential for lighter-weight bottles. We are also working to expand other applications of hot-fill technology. We supply hot-fill bottles for brands such as Arizona Iced Tea, Snapple, Gatorade Propel and Veryfine. We supply a full range of sizes, from gallon-handled bottles for juices to single serve bottles.

Pasteurization.    We have expertise and proprietary functional design features that enable our PET bottles to be filled on the same filling lines as glass bottles for pasteurized beer. During pasteurization, the sealed bottle and its contents are subjected to heat, which both increases the internal pressure of the bottle and decreases the rigidity of the bottle. Our pasteurizable bottle has a proprietary base design that resists deformation during this process, and a proprietary neck design that expands slightly under heat and pressure to reduce stress on the base. In line with our strategy for capturing conversion opportunities, we plan to apply our Oxbar technology first to target larger capacity, multi-serve bottle glass conversions and then target smaller, single serve bottle conversions as the market expands.

Customers

Generally, we supply our customers pursuant to contracts with terms of one year or longer. Substantially all of our sales are under contracts containing provisions that allow for the pass through of changes in the price of PET resin. For the year ended December 31, 2004 and the three months ended March 31, 2005 our top five customers accounted for approximately 60% and 62%, respectively, of our sales, while our top ten customers accounted for approximately 75% and 78%, respectively, of our sales. During the same period, purchases by PepsiCo accounted for approximately 30% and 31%, respectively, of our sales, while purchases by Coca-Cola accounted for approximately 13% and 12%, respectively, of our sales. Other than PepsiCo and Coca-Cola, no customer accounted for more than 10% of our sales in 2004. We are continually seeking ways to expand our customer base.

Sales and Marketing

Our management structure includes a senior vice president of sales and marketing, three regional vice presidents of sales and a vice president of marketing. In addition to having responsibility for overseeing regional sales, each vice president of sales also has product line management responsibilities for certain product lines.

Research and Development

We conduct our major technology and product development work, as well as testing and product qualification, at in-house laboratories. From laboratory locations in Alsip, Illinois and Sherburn, United Kingdom, our research and development staff provides project support for the design and development needs of our existing and potential customers, and is responsible for the full range of development activity from concept to commercialization. Our research and development staff have advanced degrees in chemical engineering, mechanical engineering and polymer science. Typical activities of the staff include:

•	determination of ideal design, lightest weight and optimum finish;

•	design development to enhance product preference;

•	use of predictive tools to minimize development cycle;

•	unit cavity production and the making of samples;

•	blow-mold trials in the process lab and in the field;

•	setting process parameters and specifications; and

•	assisting its customers’ tests of new containers.

Sources and Availability of Raw Materials

We buy PET resin directly from a diverse base of leading resin suppliers in the United States, Europe and Asia. While specialized PET resin is required for some hot-fill and other specific applications, most of the major PET manufacturers supply a full range of resin specifications. We believe that the large volume of resin that we purchase provides leverage that assists us in negotiating favorable resin purchasing agreements.

We buy labels from several suppliers, mostly in the United States, for application to bottles for our customers. Our ability to work closely with our customers to forecast, order and stock the large number of different labels they need and to deliver labeled bottles as needed is an important element of the service we provide.

Competition

PET containers compete with glass bottles, metal cans, paperboard containers and other packaging materials. Our major PET industry competitors in the United States are Amcor Ltd., Ball Corporation, Graham Packaging Company and Plastipak Holdings, Inc. In Europe, the competitive landscape is much more fragmented.

Competition in the PET industry is intense. In all of our markets, high standards of service, reliability and quality performance are prerequisites to obtaining significant awards of business from customers. Margins are tight in the conventional soft drink and water business, and differentiation is obtained by cost advantage of scale, design and execution capability, and the ability to bring synergies to the supply relationship through innovation and organizational integration. While these capabilities are also valuable for custom PET, the major basis for competition in custom PET applications is technology, since patent protection, know-how and highly specialized equipment and process techniques are required to manufacture custom PET products. Some of this technology, however, is commercially available.

The PET business is highly capital intensive, with whole manufacturing lines often committed to the requirements of a single customer. An important element of competition is the strength of each company’s process for evaluation, design, presentation and execution of new product development opportunities presented by the packaging needs of customers. Product design, engineering and investment decisions made when new capacity is acquired, and the financial and contractual terms obtained with customers to support that investment, are key determinants of a company’s success in this market. Flexibility of the manufacturing platform, large scale plants that distribute overhead costs broadly and continuous improvement are sources of competitive cost advantage.

Intellectual Property

Our portfolio of intellectual property assets includes U.S. and foreign utility and design patents and patent applications. Among these assets are a number of patents on our oxygen-scavenging technology, as well as patents related to our line of hot-fill bottles. The earliest of the U.S. and European oxygen-scavenging patents are not due to expire until 2008. We also own registrations of, and/or pending applications for registration of, the trademarks CONSTAR, OXBAR and other marks in the United States and various foreign jurisdictions.

Our Oxbar technology is subject to a worldwide royalty-free cross-license with Rexam AB, which owns several patents relating to oxygen-scavenging technology. The cross-license agreement gives both parties the right to use and sublicense each other’s oxygen-scavenging technology patents but not each other’s know-how. Chevron Phillips Chemical Company LP holds a royalty-based, exclusive, worldwide license to the Oxbar patents, but not for rigid polyester packages such as PET containers. We have granted royalty-bearing licenses to some of our competitors for certain applications of the Oxbar patents.

We rely on proprietary know-how, continuing technological innovation and other trade secrets to develop products and maintain our competitive position. We attempt to protect our proprietary know-how and our other trade secrets by executing, when appropriate, confidentiality agreements with our customers and employees. We cannot assure you that our competitors will not discover comparable or the same knowledge and techniques through independent development or other means.

Environmental Liabilities and Costs

Our facilities and operations are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal and remediation of environmental sites. We are also subject to employee health and safety laws. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. We believe our operations are in material compliance with applicable requirements; however, there can be no assurance that material costs will not be incurred in connection with these liabilities or claims. Based on our experiences to date, we believe that the future cost of compliance with existing environmental and employee safety laws and regulations will not have a material adverse effect. Future events, including changes in laws and regulations or their interpretations and the discovery of presently unknown conditions, may nevertheless give rise to additional costs that could be material.

Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of hazardous substances at these sites and at surrounding sites, we may be affected by liability provisions of environmental laws. Various facilities have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. We record an environmental liability on an undiscounted basis when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. We have an accrual of $0.2 million for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. We have no other accruals for environmental matters.

The Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, or CERCLA, provides for responses to and joint and several liability for releases of hazardous substances into the environment. We have received requests for information or notifications of potential liability from the Environmental Protection Agency, or EPA, under CERCLA and certain state environmental agencies under state superfund laws for off-site locations. We have been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and remediation has been completed at the third site. We have also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. We have not incurred any significant costs relating to these matters to date and do not believe that we will incur material costs in the future in responding to conditions at these sites.

Properties

Our corporate headquarters are located at One Crown Way, Philadelphia, Pennsylvania. We maintain facilities in the United States and Europe and have a joint venture interest in Turkey. The locations of these facilities, their respective sizes and ownership/lease status are as follows:

Location	Type of Facility	Size(1)	Ownership Status
North America
Philadelphia, Pennsylvania	Headquarters	23,000	Leased
Alsip, Illinois	Research and Development	33,300	Leased
Atlanta, Georgia	Warehouse	202,607	Leased
Atlanta, Georgia	Plant and Warehouse	121,704	Owned
Atlanta, Georgia	Administrative	38,438	Owned
Belcamp, Maryland(2)(3)	Warehouse (two sites)	270,000	Leased
Birmingham, Alabama(4)	Plant	184,723	Leased
Charlotte, North Carolina	Warehouse	185,768	Leased
Charlotte, North Carolina(5)	Plant and Warehouse	142,500	Owned/Leased
Cheraw, South Carolina	Plant and Warehouse	134,236	Leased
Collierville, Tennessee(6)	Plant	200,001	Owned/Leased
Collierville, Tennessee(2)	Warehouse	136,847	Leased
Dallas, Texas(7)	Plant	198,099	Leased
Dallas, Texas	Plant and Warehouse	636,480	Leased
Havre de Grace, Maryland	Plant and Warehouse	437,564	Owned
Havre de Grace, Maryland(8)	Plant and Warehouse	175,200	Owned/Leased
Houston, Texas	Plant and Warehouse	191,537	Leased
Houston, Texas(2)	Warehouse	44,050	Leased
Jackson, Mississippi(9)	Plant and Warehouse	127,043	Owned/Leased
Jackson, Mississippi(10)	Sidetrack	800 ft	Leased
Kansas City, Kansas	Warehouse	47,277	Leased
Kansas City, Kansas	Plant and Warehouse	236,633	Leased
Hebron, Ohio(3)	Warehouse	211,200	Leased
Hebron, Ohio	Plant	109,800	Leased
Orlando, Florida	Plant and Warehouse	180,000	Leased
Orlando, Florida	Plant and Warehouse	180,332	Leased
Reserve, Louisiana(2)(4)(11)	Plant	187,000	Owned/Leased
Salt Lake City, Utah	Warehouse	80,713	Leased
West Chicago, Illinois(2)	Warehouse	102,183	Leased
West Chicago, Illinois	Plant and Warehouse	123,100	Owned

Europe
Didam, Netherlands	Plant	22,188	Owned
Izmir, Turkey(12)	Plant	10,772	Owned
Sherburn, England	Plant	51,500	Owned

(1)	In square feet for the properties located in North America and in square meters for the properties located in Europe, unless otherwise noted.

(2)	Lease is expiring within 12 months and is not expected to be renewed.

(3)	Oral lease.

(4)	As part of the 2003 restructuring plan, we closed manufacturing facilities at Birmingham, Alabama and Reserve, Louisiana. Other properties held subject to leases but where we no longer operate are not listed above.

(5)	Includes 83,250 square feet of owned space and 59,250 square feet of leased space.

(6)	Includes 118,791 square feet of owned space and 81,210 square feet of leased space.

(7)	Operated as a plant from lease inception in 1992 contrary to restriction in lease to use as warehouse.

(8)	Includes 108,000 square feet of owned space and 67,200 square feet of leased space.

(9)	Includes 36,608 square feet of owned space and 90,435 square feet of leased space.

(10)	Sidetrack consists of 800 feet of rail track.

(11)	Includes 86,968 square feet of owned space and 100,032 of leased space.

(12)	This property is owned by a joint venture, in which we own a 55% equity interest.

We from time to time secure additional warehouse space on a short-term basis as needed to meet inventory storage requirements.

Employees

As of December 31, 2004, we employed 2,004 employees, with 1,678 in the United States and 326 in Europe. None of our U.S. employees are unionized, but there are union workers at our Sherburn, United Kingdom plant and our Didam, Netherlands plant. We believe that our employee relations are good and that our practices in the areas of training, progression, retention and team involvement foster continuous improvement in capabilities and satisfaction levels throughout our workforce.

Legal Proceedings

On November 1, 2004, we settled our Oxbar patent infringement action against Continental PET Technologies, Inc. We were paid $25.1 million, which was applied to our previous revolving credit facility. In addition, we granted Continental PET Technologies and its former parent company, Owens-Illinois, Inc., global licenses to multilayer applications of the Oxbar patents. We also settled the related dispute with Chevron Phillips Chemical Company LP. We and Rexam have entered into a new license going forward that grants Chevron rights to practice the Oxbar patents, but not for rigid polyester packages such as PET containers. The original license agreement with Chevron survives only for purposes of a sublicense agreement between Chevron and a third party.

We are one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container base design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. On November 28, 2003, the Court granted summary judgment in favor of the defendants. The parties dismissed without prejudice certain remaining unadjudicated claims in order to position the case for appeal to the Federal Circuit Court of Appeals by the plaintiff. On February 24, 2004, judgment was entered in accordance with the November 28, 2003 ruling and an appeal was filed. On July 14, 2005, the Federal Circuit Court of Appeals affirmed the summary judgment as to most of the accused containers, including all of Constar’s containers.

We and certain of our present and former directors, along with Crown Holdings, Inc., as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit filed in the United Sates District Court for the Eastern District of Pennsylvania, In re Constar International, Inc. Securities Litigation (Master File No. 03-CV-05020). This action consolidates previous lawsuits, namely Parkside Capital LLC v. Constar International Inc.¸ et al. (Civil Action No. 03-5020), filed on September 5, 2003 and Walter Frejek v. Constar International Inc et al. (Civil Action No. 03-5166), filed on September 15, 2003. The consolidated and amended complaint, filed June 17, 2004, generally alleges that the registration statement and prospectus for our initial public offering of our common stock on November 14, 2002 contained material misrepresentations and/or omissions. Plaintiffs claim that defendants in these lawsuits violated Sections 11 and

15 of the Securities Act of 1933. Plaintiffs seek class action certification and an award of damages and litigation costs and expenses. Under our charter documents, an agreement with Crown and an underwriting agreement with Crown and the underwriters, we have incurred certain indemnification and contribution obligations to the other defendants with respect to this lawsuit. The court denied our motions to dismiss for failure to state a claim upon which relief may be granted on June 7, 2005 and our answer is due to be filed on July 25, 2005. We believe the claims in the action are without merit and intend to defend against them vigorously.

We are a defendant in a lawsuit filed that was in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of our Orlando, Florida facility seeking unspecified monetary damages. The lawsuit alleges bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles from 1980-1987. PVC suppliers and a manufacturer of the manufacturing equipment used to process the PVC are also defendants. On May 5, 2005 the court denied Constar’s motion for summary judgment, which was brought as to one of the plaintiffs. The litigation is currently in the discovery stage. We believe the claims are without merit and are aggressively defending against the claims.

On May 23, 2005, we instituted arbitration proceedings against Mott’s, Inc. and Mott’s LLP before the American Arbitration Association. We assert that Mott’s has breached the terms of a supply agreement by underpaying us for PET preform products manufactured and sold to Mott’s pursuant to the supply agreement. In our Statement of Claim, we seek damages of approximately $1 million, plus interest. Mott’s has stated that it intends to continue to pay a reduced amount for PET preform products supplied by us, and accordingly, the amount we seek as damages will increase over time. Mott’s has filed a counterclaim asserting that it has overpaid for PET preforms in the past, but has not specified the amount of any such alleged overpayments.

We are subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes that the ultimate liabilities resulting from these lawsuits and claims will not materially impact our results of operations or financial position.

MANAGEMENT

Our executive officers and directors, their ages and their positions as of the date of this prospectus are as follows:

Name	Age	Position
John P. Neafsey	65	Chairman of the Board of Directors
James A. Lewis	57	Director
William G. Little	62	Director
Frank J. Mechura	62	Director
Angus F. Smith	64	Director
A. Alexander Taylor	52	Director
Michael J. Hoffman	45	President, Chief Executive Officer and Director
William S. Rymer	37	Executive Vice President and Chief Financial Officer
James C.T. Bolton	50	Senior Vice President, Administration and Strategic Planning
L. William Secoy	61	Senior Vice President, Sales and Marketing
John F. Beretzki	45	Vice President, Corporate Controller
Donald P. Deubel	42	Vice President, Corporate Technologies
Frank E. Gregory	55	Vice President, European Operations
Jerry A. Hatfield	46	Vice President, Operations
David J. Waksman	38	Vice President, General Counsel and Secretary

Directors

John P. Neafsey.    Mr. Neafsey has been a member of our board of directors since July 2003 and has served as Chairman since April 2004. Mr. Neafsey has been President of JN Associates, an investment consulting firm, since 1993. Mr. Neafsey serves as Chairman of Alliance Resource Partners, L.P., is a director of West Pharmaceutical Services Inc., and is Chairman of the board of directors of National Equipment Services Company. He previously served as President and CEO of Greenwich Capital Markets from 1990 through 1993. Mr. Neafsey served on the board of directors of Greenwich Capital Markets from 1983 to 1993.

James A. Lewis.    Mr. Lewis has been a member of our board of directors since March 2003. Mr. Lewis has been the President and Chief Executive Officer of Lynx Chemical Group since 2002. Prior to that, Mr. Lewis worked as an Independent Management Consultant from 2001 to 2002. Prior to that, Mr. Lewis was President and Chief Executive Officer of WorldWideTesting.com from 2000 to 2001. Before that, Mr. Lewis was Vice President and General Manager of the Container Plastics Business of Eastman Chemical Company from 1997 to 1999.

William G. Little.    Mr. Little has been a member of our board of directors since 2002. Mr. Little was Chairman of the Board of West Pharmaceutical Services, Inc. from 1996 until March 2003. Mr. Little was appointed President and Chief Executive Officer of West Pharmaceutical Services, Inc. in 1991. Mr. Little served as President of West Pharmaceutical Services, Inc. until 1998 and Chief Executive Officer until April 2002. Mr. Little is a director of Crown Holdings, Inc., Fox Chase Cancer Center, Southern Peaks Ltd. and the Ligocyte Corporation.

Frank J. Mechura.    Mr. Mechura has been a member of our board of directors since 1997 and served as President of our Company from February 2002 to May 2002. Mr. Mechura is currently President of the Americas Division of Crown Holdings, Inc. Mr. Mechura was President of our Company from 1996 to 1998 and a Senior Vice President of Constar, Inc. from 1996 to 2000. Mr. Mechura has been an Executive Vice President and President of the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown Cork & Seal Company, Inc. from 2000 to 2001.

Angus F. Smith.    Mr. Smith has been a member of our board of directors since 2002. Since June 2002, Mr. Smith has been an Alliance Partner with the First Principles Group, a financial services company based in

Washington, D.C. Mr. Smith was Vice President and Treasurer of Unisys Corporation from 1997 to 2000. Prior to this, Mr. Smith served at Rohm and Haas Company as Treasurer from 1980 to 1997, as Assistant Treasurer from 1976 to 1980 and in various financial management positions from 1967 to 1976.

A. Alexander Taylor.    Mr. Taylor has been a member of our board of directors since March 2003. Mr. Taylor has been the President and Chief Operating Officer of Chattem, Inc. since January 1998 and a member of Chattem, Inc.’s board of directors since 1993. Before that, Mr. Taylor was a partner in the law firm of Miller & Martin from 1983 to 1998. Mr. Taylor is also a director of Olan Mills, Inc.

Executive Officers

Michael J. Hoffman.    Mr. Hoffman has been our President and Chief Executive Officer and a member of our board of directors since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in mathematics and a B.S. in psychology from the University of Delaware.

William S. Rymer.    Mr. Rymer has been our Executive Vice President and Chief Financial Officer since August 2004. Previously, Mr. Rymer was our Vice President, Corporate Controller from September 2003 to August 2004. From November 2001 to June 2003, Mr. Rymer served as Vice President, Chief Financial Officer and Secretary for American Pacific Enterprises, LLC, a designer and importer of decorative home furnishings. During 2001, Mr. Rymer served as an acquisition consultant in connection with the purchase of the assets of American Pacific Enterprises, Inc. From 1997 to January 2001, Mr. Rymer worked for Glenoit Corporation, a manufacturer of home furnishings and apparel fabric. During that period, Mr. Rymer was promoted to Senior Vice President of Finance in May 2000 after serving as Corporate Controller beginning in October 1997. Glenoit Corporation filed for bankruptcy protection in August 2000. Mr. Rymer is a Certified Public Accountant and holds a B.S. in accounting from Wake Forest University.

James C.T. Bolton.    Mr. Bolton has been our Senior Vice President, Administration and Strategic Planning since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown from 1978 to 1984. Mr. Bolton holds a B.A. in economics from Harvard College.

L. William Secoy.    Mr. Secoy has been our Senior Vice President, Sales and Marketing since June 2002. Previously, Mr. Secoy had been Vice President, Sales and Marketing of Constar, Inc. since 2001. Prior to that, Mr. Secoy had been Vice President, Sales and Marketing of Crown Closures from 1997 to 2001. Prior to that, Mr. Secoy served as Vice President, Food Closure Sales and Director of Marketing for Anchor Hocking Corporation, a division of CarnaudMetalBox, from 1993 to 1997 and was Regional Sales Manager from 1990 to 1993 when Anchor Hocking Corporation was a division of Newell Corp. Mr. Secoy holds a B.S. in business administration from West Virginia University.

John F. Beretzki.    Mr. Beretzki has been our Vice President, Corporate Controller since October 2004. Previously, Mr. Beretzki served as Manager of Financial Reporting and Accounting Policy for INVISTA (formerly DuPont Textiles and Interiors) from December 2002 to October 2004. Prior to that, from October 2001 to December 2002 Mr. Beretzki served as Senior Director of Finance for RCN Corporation. RCN Corporation filed for bankruptcy in May 2004. From January 2000 to October 2001, Mr. Beretzki held the position of Chief Accounting Officer and Corporate Controller for Unicast Communications Inc. Mr. Beretzki is a Certified Public Accountant and holds a B.S. in accounting from Saint Francis College.

Donald P. Deubel.    Mr. Deubel has been our Vice President, Corporate Technologies since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown from December 1997 to July 2000. Mr. Deubel holds a B.S. in business administration from the University of Toledo and a B.S. in plastics engineering from Ferris State University.

Frank E. Gregory.    Mr. Gregory has been our Vice President, European Operations since September 2002. Previously, Mr. Gregory was our UK Business Director since 2001. Prior to that, Mr. Gregory served as Vice President of Operations for Graham Packaging Company in Europe from 1998 to 2000. From 1993 to 1998 Mr. Gregory was General Manager of the UK Extension Blow Molding Bottles Business for the Plastics Division of CarnaudMetalbox, and in 1997 and 1998 Mr. Gregory also served as Strategic Projects Director and then Industrial Director for the Plastics Division of CarnaudMetalbox.

Jerry A. Hatfield.    Mr. Hatfield has been our Vice President, Operations since March 2003. Starting as an Operations Manager of Constar’s Kansas City Plant, he became Regional Operations Manager in 2000. Prior to that, he served as a Plant Manager for Crown Cork & Seal Company.

David J. Waksman.    Mr. Waksman has been our Vice President, General Counsel and Secretary since July 2003. Previously, Mr. Waksman practiced corporate law at Dechert LLP from 1997 to July 2003, beginning as an associate and becoming a partner in 2000. Mr. Waksman holds a law degree and an M.B.A. in finance from New York University, as well as a B.A. and M.A. in history from The Johns Hopkins University.

Classes of the Board of Directors

Our directors are elected by the holders of our common stock and are divided into three classes that serve staggered three-year terms as follows:

Class	Expiration	Members
Class I	2006	A. Alexander Taylor
Class II	2007	James A. Lewis, John P. Neafsey and Angus F. Smith
Class III	2008	Michael J. Hoffman, William G. Little and Frank J. Mechura

We anticipate that in 2005 Mr. Hoffman will be reclassified as a Class I director.

Board Committees

Our board of directors has established three standing committees.

Audit Committee.    The audit committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the audit committee assists our board of directors in monitoring the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters.

In 2004, the audit committee met 21 times. The current members of the audit committee are Messrs. Neafsey, Smith and Taylor, each of whom is “independent” under the listing standards of the National

Association of Securities Dealers and applicable SEC regulations. Mr. Smith is the chairman of the audit committee. Our board of directors has determined that Mr. Neafsey is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act.

Compensation Committee.    The compensation committee reviews and makes recommendations to our board of directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the compensation committee reviews compensation arrangements for the other executive officers. The compensation committee also administers our equity compensation plans.

In 2004, the compensation committee met nine times. The current members of the compensation committee are Messrs. Lewis, Little and Neafsey, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Mr. Little is the chairman of the compensation committee.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee develops and oversees corporate governance guidelines and identifies, reviews, evaluates and recommends potential candidates to serve as directors of our Company. Governance matters were added to this committee’s responsibilities in 2004. The nominating and corporate governance committee will consider director nominees recommended by stockholders who timely submit such recommendations.

In 2004, the nominating and corporate governance committee met five times. The current members of the nominating and corporate governance committee are Messrs. Lewis, Little, Neafsey and Taylor, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Mr. Taylor is the chairman of the nominating and corporate governance committee.

Committee Charters.    Each of our audit, compensation and nominating and corporate governance committees has a written charter delineating its responsibilities. Each committee’s charter is available on the “Investors” section of our web site at www.constar.net.

Director Compensation

We pay our non-employee directors the following annual retainers and fees for attended meetings:

Position	Annual Retainer	Attendance Fee for Board or Applicable Committee Meeting
Chairman of the Board of Directors	$91,500	$2,000
Non-Chairman Director	$56,500	$1,000
Chairman of the Audit Committee	$7,000	$2,000
Non-Chairman Member of the Audit Committee	$3,500	$1,500
Chairman of the Compensation Committee	$5,000	$1,500
Non-Chairman Member of the Compensation Committee	$2,500	$1,000
Chairman of the Nominating and Corporate Governance Committee	$5,000	$1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	$2,500	$1,000

We also intend to annually grant 1,000 shares of restricted stock to the Chairman of our board of directors and 750 shares of restricted stock to all other non-employee directors under our Non-Employee Directors’ Equity Incentive Plan.

We do not pay fees or make stock grants to employee directors for their service as directors; however, all directors are reimbursed for travel expenses incurred in connection with board of director and committee meetings.

Compensation Committee Interlocks and Insider Participation

Our compensation committee makes all compensation decisions regarding our chief executive officer. Messrs. Lewis, Little and Neafsey are the current members of our compensation committee. Mr. Taylor and a former director, Mr. Charles Casey, also served on the compensation committee during 2004.

Executive Compensation

The following table provides certain summary information concerning the compensation earned by our chief executive officer and our four most highly paid executive officers, other than our chief executive officer, employed by us or our subsidiaries during the year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options(5)	All Other Compensation ($)(6)
Michael J. Hoffman President and Chief Executive Officer	2004 2003 2002	370,056 353,333 35,384	242,000 — 150,000	— — —	170,610 666,000 80,400	16,324 — 66,840	3,299 3,266 154

William S. Rymer(7) Executive Vice President and Chief Financial Officer	2004 2003	206,898 67,639	87,771 —	— —	281,350 25,800	6,454 —	194 79,025

James C.T. Bolton Senior Vice President, Administration and Strategic Planning	2004 2003 2002	208,427 189,863 18,352	82,000 — 61,911	— — —	93,060 277,500 36,000	6,029 — 21,400	3,393 3,296 302

Frank E. Gregory(8) Vice President, European Operations	2004 2003 2002	210,327 181,780 16,833	70,544 58,690 54,231	— 20,367 —	77,550 166,500 —	5,187 — 2,255	31,299 26,421 1,912

David J. Waksman(7) Vice President, General Counsel and Secretary	2004 2003	225,027 101,538	88,750 —	— —	38,775 55,500	5,790 —	3,382 1,528

(1)	The salary information for 2002 reflects the amount of salary paid by us to the named executive officers from November 21, 2002, the day after the closing of our initial public offering, through December 31, 2002. Compensation earned prior to November 21, 2002 was determined and paid by Crown, our former parent. Base salaries for the named executives officers in 2005 are currently $388,500 for Mr. Hoffman, $247,200 for Mr. Rymer, $226,600 for Mr. Bolton, £113,423 for Mr. Gregory and $236,250 for Mr. Waksman.
(2)

Bonuses are shown for the year in which earned. Bonuses were awarded in 2005 in respect of 2004 performance under the Annual Incentive and Management Stock Purchase Plan. Mr. Gregory’s 2004 bonus was awarded in British pounds but was converted to U.S. dollars for purposes of this presentation using the closing exchange rate on February 17, 2005, the date on which the bonus was approved by the compensation committee. As described below, bonuses under the Annual Incentive and Management Stock Purchase Plan are paid 50% upon award, with the remaining 50% deferred for one year at 5% interest, compounded daily. The deferred portion is matched with a number of restricted stock units (the “Restricted Stock Units”) equal to the amount of the deferred portion divided by the fair market value of our common stock on the date such bonus is allocated to the executive’s account. Bonuses were determined on February 17, 2005, on which date the closing price of our common stock was $6.80. Accordingly, the named executive officers were awarded

Restricted Stock Units as follows: Mr. Hoffman, 16,324; Mr. Rymer, 6,454; Mr. Bolton, 6,029; Mr. Gregory, 5,187; and Mr. Waksman, 5,790. Provided the named executive officer remains employed by us, these Restricted Stock Units will vest in full on February 17, 2008 and will be payable in common stock or cash in the discretion of the compensation committee. In addition to these bonuses under the Annual Incentive and Management Stock Purchase Plan, Mr. Hoffman and Mr. Waksman were awarded separate bonuses in the amounts of $20,000 and $10,000, respectively. These separate bonuses have no deferred component and are not matched with Restricted Stock Units. Except for these separate bonuses, all amounts shown as bonuses in 2004 were awarded under the Annual Incentive and Management Stock Purchase Plan.

(3)	The amount of perquisite and other personal benefits for the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus, except in the case of Mr. Gregory for 2003. The amount shown for Mr. Gregory in 2003 reflects automobile related benefits.
(4)	In 2002, we awarded 6,700 and 3,000 shares of restricted stock to Messrs. Hoffman and Bolton, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $12.00 per share, the offering price in our initial public offering. These shares are scheduled to vest in full on November 14, 2005. The values listed for grants made in 2003 and 2004 are based on the closing price of our common stock on the applicable grant date. Grants made in 2003 (120,000 shares to Mr. Hoffman, 5,000 shares to Mr. Rymer, 50,000 shares to Mr. Bolton, 30,000 shares to Mr. Gregory and 10,000 shares to Mr. Waksman) vest 20% on each anniversary of the grant date (December 16, 2003 for Mr. Rymer and August 5, 2003 with respect to the other named executive officers), provided that no more than 25% of the shares will vest until our common stock achieves a $7.00 price target and no more than 55% of the shares will vest until our common stock achieves a $12.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if our common stock reaches certain price targets. If our common stock achieves prices targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $7.00 price target was achieved in 2004. Seven years after the grant date or upon an earlier change of control of our Company, any unvested shares will vest. Grants made in 2004 (33,000 shares to Mr. Hoffman, 55,000 shares to Mr. Rymer, 18,000 shares to Mr. Bolton, 15,000 shares to Mr. Gregory and 7,500 shares to Mr. Waksman) vest 20% on each anniversary of the grant date (August 5, 2004, except for a grant of 50,000 shares to Mr. Rymer made on August 20, 2004), provided that no more than 25% of the shares will vest until our common stock achieves a $6.00 price target and no more than 55% of the shares will vest until our common stock achieves a $9.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if our common stock reaches certain price targets. If our common stock achieves prices targets of $6.00, $9.00 and $12.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $6.00 price target was achieved in 2004. Seven years after the grant date or upon an earlier change of control of our company, any unvested shares will vest. As of December 31, 2004, Messrs. Hoffman, Rymer, Bolton, Gregory and Waksman respectively held 159,700, 55,187, 65,925, 40,027 and 16,144 shares of restricted stock. Based on the closing price of our common stock on December 31, 2004, these holdings were respectively worth $1,232,884, $426,044, $508,941, $309,008 and $124,632 on such date. Any dividends declared on shares of our common stock will also be declared on the shares of restricted stock.
(5)	Amounts shown for 2002 are stock options. Amounts shown for 2004 are Restricted Stock Units and are further described in footnote (2) above.
(6)	The amounts shown in this column represent our 401(k) contributions; premiums paid by us for term life insurance; pension contributions to Mr. Gregory; and relocation expense reimbursement to Mr. Rymer in 2003.
(7)	Messrs. Rymer and Waksman joined us in 2003. Accordingly, no compensation data is presented for 2002.
(8)	Mr. Gregory’s salary and benefits are paid in British pounds. Unless otherwise specified, compensation data has been converted to U.S. dollars using the December 31 exchange rate of each applicable year.

Stock Options

No stock options were granted by us in 2004.

Year-End December 31, 2004 Option Values

The following table sets forth year-end option value information for our executive officers named below:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hoffman	0	0	44,560	22,280	0	0
William S. Rymer	0	0	0	0	0	0
James C.T. Bolton	0	0	14,266	7,134	0	0
Frank E. Gregory	0	0	1,503	752	0	0
David J. Waksman	0	0	0	0	0	0

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2004 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	181,676	$12.00	266,900
Equity compensation plans not approved by security holders	0	N/A	0

Total	181,676	N/A	266,900

(1)	Does not include 467,075 shares of restricted stock outstanding under our 2002 Stock-Based Incentive Compensation Plan and our Non-Employee Directors’ Equity Incentive Plan. Does not include 13,095 shares issued under our Employee Stock Purchase Plan. Does not include 55,205 Restricted Stock Units issued on February 17, 2005 under our Annual Incentive and Management Stock Purchase Plan. When these Restricted Stock Units vest on February 17, 2008, they may be paid, at the discretion of the compensation committee of our board of directors, in (i) cash or (ii) stock. Any payments in stock would be made from shares authorized under the 2002 Stock Based Incentive Compensation Plan.

(2)	Includes shares available under our 2002 Stock-Based Incentive Compensation Plan, our Non-Employee Directors’ Equity Incentive Plan and our Employee Stock Purchase Plan.

Employment Agreements and Change in Control Agreements

We have entered into employment agreements with Messrs. Hoffman, Rymer, Bolton and Waksman. Each agreement has a rolling three-year term. The respective agreements currently provide for a minimum annual base salary of $388,500 for Mr. Hoffman, $247,200 for Mr. Rymer, $226,600 for Mr. Bolton and $236,250 for

Mr. Waksman, subject in each case to annual increases at the discretion of the board of directors, and for annual performance bonuses. Each agreement also provides for the executive to receive our standard retirement and welfare benefits.

Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance (equal to base salary and a prorated portion of annual target bonus) for a period of 24 months together with the continuation of medical benefits during the period that severance is provided. If the termination follows a change in control, the severance is paid in a lump sum and increases to three times base salary plus target bonus. All outstanding equity based or performance based awards would also become immediately vested or exercisable. Additionally, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive a payment in an amount sufficient to offset the effects of such excise tax. Each executive is subject to a non-competition covenant following termination of his employment for the greater of one year after his termination, or for the period during which severance is paid (if the executive terminates after a change in control, the severance period is deemed to be three years), unless the termination occurs due to our refusal to renew the executive’s contract without cause.

For purposes of the agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement.

We have also entered into change in control arrangements with 12 of our executives, including Mr. Gregory. These arrangements provide that in the event the executive is terminated without cause or terminates for good reason within two years following a change in control, or prior to a change in control with the executive reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, the executive is entitled to a lump sum payment equal to one times the executive’s then current base salary and target annual bonus (two times in the case of Mr. Gregory). The executive is also entitled to a continuation of medical benefits for a 12-month period, immediate payment of all of the executive’s deferred compensation, and immediate cash-out, vesting or exercisability of all outstanding equity based or performance based awards. Additionally, under the change in control arrangements, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, payments provided to such executive under the change in control arrangement will be reduced so that such executive would not be subject to an excise tax. Each executive is subject to a six-month non-competition covenant following termination of his employment. For purposes of these change in control arrangements, the terms “cause” and “good reason” have meanings similar to those provided in the preceding paragraph with “good reason” also including our failure to obtain assumption of the executive’s change in control arrangement.

Pension Plans

The Constar Pension Plan is a defined benefit pension plan covering the majority of U.S. salaried and hourly employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service or upon attainment of age 65 while actively employed. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown prior to our initial public offering in November 2002.

With respect to our executive officers, the Constar Pension Plan provides normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. However, other participants in the Constar Pension Plan receive benefits under different formulas. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. The normal form of benefit under the Constar Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under federal law for 2005, benefits from the Constar Pension Plan are limited to $170,000 per year and may be based only on the first $210,000 of a participant’s annual compensation.

We also maintain the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. Employees who have been designated in writing by us and whose benefit under the Constar Pension Plan is restricted by federal limits on annual benefits or compensation receive a benefit under the SERP. Messrs. Hoffman, Rymer, Bolton and Waksman qualified for a benefit under the SERP in 2004. The SERP provides benefits on the same basis as the Constar Pension Plan; however, the executives accrue benefits without regard to the federal limits on annual benefits and compensation imposed on tax qualified retirement plans. SERP participants vest in their benefits upon completing five years of service, attainment of age 65 while actively employed, or upon a change in control of us. A SERP participant who is terminated for “cause” will forfeit his or her SERP benefits, regardless of years of service. “Cause” generally means gross misconduct or negligence resulting in material harm to us; embezzlement of our assets; a felony conviction; a breach of an employment agreement; or a willful and material failure to follow the lawful directions of our board or directors.

Benefits under the SERP are paid in the same form as the participant’s benefit from the Constar Pension Plan. However, upon a change in control, SERP benefits will become payable immediately in a lump sum. Currently, benefits under the SERP are unfunded.

Pursuant to an agreement with Crown entered into in connection with our November 2002 initial public offering, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering.

For illustration purposes, the following table shows the combined estimated maximum annual retirement benefits payable under the Constar Pension Plan, the SERP and the Crown Pension Plans to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits. The benefits listed in the table below are not subject to any deduction for Social Security or other offset amounts (other than as described above). The estimated credited years of service under the Constar Pension Plan and the SERP (including service credited under the Crown Pension Plans) for the above-named executive officers are as follows: Mr. Hoffman, 18 years; Mr. Rymer, 1 year; Mr. Bolton, 26 years; and Mr. Waksman, 1.5 years.

	Years of Service
Final Average Base Pay	5	10	15	20	25	30	35
$50,000	$3,125	$6,250	$9,375	$12,500	$15,625	$18,750	$21,875
$100,000	$6,250	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250	$65,625
$200,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500
$250,000	$15,625	$31,250	$46,875	$62,500	$78,125	$93,750	$109,375
$300,000	$18,750	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$350,000	$21,875	$43,750	$65,625	$87,500	$109,375	$131,250	$153,125

As of December 31, 2004, the Constar Pension Plan and the SERP were underfunded on a GAAP basis by approximately $21.6 million and $0.6 million, respectively. In the event the Constar Pension Plan were terminated as of December 31, 2004, which we do not expect, it would be underfunded on a termination basis by approximately $35.8 million.

We maintain separate stand-alone pension plans for the benefit of our employees in the United Kingdom and Holland. As of December 31, 2004, we had an underfunded pension liability for these pension plans of approximately $4.1 million. Mr. Gregory has opted not to participate in the U.K. pension plan, but instead receives payments to a private pension plan. Such payments are reflected in the Summary Compensation Table above.

401(k) Retirement Savings Plan

In connection with our initial public offering in November 2002, we adopted the Constar 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan permits eligible full-time and part-time employees, including our executive officers, to defer a portion of their pre-tax compensation (up to $14,000 in 2005) and to contribute a percentage of their after-tax compensation to the 401(k) Plan. We provide a matching contribution of 50% of the first 3% or 6% (depending on the participant’s work location) of each participant’s pre-tax deferred compensation. Our common stock is available as an investment option under the 401(k) Plan.

Participants in the 401(k) plan are fully vested in their employee contributions (pre-tax and after-tax) as well as any eligible rollover contributions from other qualified plans. Participants vest in their matching contributions at a rate of 25% per year of service over four years and become 100% vested in their matching contributions upon reaching age 65, death, or sustaining a total and permanent disability.

In general, the 401(k) Plan does not permit distribution of a participant’s account until the date of the participant’s (1) severance from employment with us, (2) total and permanent disability or (3) attainment of age 59½. However, the 401(k) Plan permits in-service withdrawals of participants’ rollover contributions and after-tax contributions regardless of age. In addition, participants may take hardship withdrawals of elective pre-tax deferral contributions prior to attaining age 59½ upon demonstrating that the participant has incurred a qualified emergency. Participants may also borrow from their 401(k) Plan accounts.

Administration and Implementation

The 401(k) Plan is administered by a committee of at least three persons appointed by our board of directors. The committee has the duty and authority to interpret and construe the provisions of the 401(k) Plan and decide all questions arising thereunder.

Amendment and Termination

The 401(k) Plan may be amended by the board of directors or the committee, provided that no amendment shall reduce or eliminate any vested plan benefit and no amendment will be effective unless the 401(k) Plan continues to be for the exclusive benefit of the participants and their beneficiaries.

We and any of our subsidiaries who are participating employers may terminate the 401(k) Plan at any time as to our respective employees. In such event, all nonvested amounts then standing to the credit of the accounts of the participants affected by such termination who are then employed or who have been credited with a year of service during the year of termination shall immediately vest and be distributed.

Annual Incentive and Management Stock Purchase Plan

In 2003, we adopted the Constar Annual Incentive and Management Stock Purchase Plan (the “MSPP”). The MSPP provides an opportunity for selected participants, including the named executive officers, to receive a bonus based on specific performance criteria. Any bonus awarded under the MSPP is paid 50% in cash as soon as practicable following the end of the fiscal year to which the bonus relates. The remaining bonus (the “Deferred Bonus”) will be credited to a deferral account and will receive interest of 5%, compounded on a daily basis. The participant will be fully vested at all times in the Deferred Bonus (including the interest credited to such amount). The Deferred Bonus (including the interest credited to such amount) will be distributed to the participant in cash after a one year period, unless the administrator of the MSPP determines that further deferral is necessary to avoid the application of Section 162(m) of the Internal Revenue Code.

Additionally, we will provide participants with an annual match (the “Employer Match”) equal to the Deferred Bonus. Such Employer Match will be made in a number of Restricted Stock Units equal to the amount of the Employer Match divided by the fair market value of our common stock on the date such bonus is allocated to the participant’s account. Provided the participant remains employed by us, the Restricted Stock Units for any given year will vest in full three years after the date of the bonus payment to which it relates. Upon vesting, Restricted Stock Units will be distributed to the participant in cash or in shares of common stock in the administrator’s sole discretion, unless the administrator of the MSPP determines that further deferral is necessary to avoid application of Section 162(m) of the Internal Revenue Code or the participant elects to further defer his Restricted Stock Units.

If a participant voluntarily terminates employment with us or we terminate the participant for cause, the participant shall forfeit all unvested Restricted Stock Units. If the participant voluntarily terminates due to retirement or the participant is involuntarily terminated by us without cause, the participant will become vested in a prorated amount of the Restricted Stock Units on the basis of the number of fully completed years of service during the vesting period over three. If the participant terminates due to death or disability, the participant will become fully vested in all Restricted Stock Units granted under the MSPP. Additionally, provided the participant remains employed by the Company on the date of a change in control, all Restricted Stock Units will become immediately and fully vested. Upon a change in control, or upon the participant’s termination of service with us, all of the participant’s vested Restricted Stock Units and Deferred Bonus shall be distributed. Until distribution, all amounts credited under the MSPP shall be subject to our general creditors.

Administration and Implementation

The MSPP is administered by the compensation committee. The compensation committee has full authority to select employees to whom bonuses will be awarded under the MSPP, set the performance goals and compensation formula used to determine the amount of a participant’s eligible bonus, interpret the MSPP and resolve disputes arising thereunder and make such other determinations as necessary and proper for the administration of the MSPP.

Amendment and Termination

Our board of directors and the compensation committee have the right to modify or amend the MSPP and our board of directors has the right to terminate the MSPP. The MSPP provides that no amendment or termination may, without the participant’s consent, adversely affect the rights of such participant to amounts credited to the participant’s account or to which the participant is entitled.

2002 Stock-Based Incentive Compensation Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar 2002 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to assist us in attracting and retaining valued employees by offering them a greater stake in our success and to encourage ownership of our stock by our employees. The Incentive Plan accomplishes these goals by allowing eligible employees to receive awards of restricted stock, options, deferred stock or stock appreciation rights. The total number of shares of our common stock available for these awards under the Incentive Plan is 850,000. No individual employee may receive more than 120,000 shares under the Incentive Plan during any calendar year.

Eligibility

Our officers and other key employees (including a director who is such an employee) are eligible to participate in the Incentive Plan.

Administration and Implementation

The Incentive Plan is administered by the compensation committee. The compensation committee also has full authority to select the employees to whom awards will be granted and to determine the type and amount of awards to be granted to each eligible employee, the terms and conditions of awards granted under the Incentive Plan and the terms of agreements that will be entered into with holders of such awards.

The compensation committee may condition the grant of any award upon the holder’s achievement of a performance goal that is established by the committee before the grant of the award. A performance goal is a goal that must be met by the end of a period specified by the compensation committee (but that is substantially uncertain to be met before the grant of the award) based upon:

•	the price of our common stock;

•	our market share;

•	our sales;

•	earnings per share of our common stock;

•	our return on stockholders’ equity;

•	our costs;

•	our cash flow;

•	our return on total assets;

•	our return on invested capital;

•	our return on net assets;

•	our operating income; or

•	our net income.

The compensation committee interprets the provisions of the Incentive Plan and makes all determinations necessary for the administration of the Incentive Plan.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the committee may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. If a change in control occurs (as such term is defined in the Incentive Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Restricted Stock

An award of restricted stock is a grant to the recipient of a specified number of shares of common stock that are subject to forfeiture upon specified events and which are held by us during the restriction period. Such award will be evidenced by a restricted stock agreement that will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to us. During the restriction period, the holder has the right to receive dividends on, and to vote, the shares of restricted stock.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options may be either incentive stock options or non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the compensation committee, but will be not less than the fair market value of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Deferred Stock

An award of deferred stock is an agreement by us to deliver to the recipient a specified number of shares of common stock at the end of a specified deferral period or periods and will be evidenced by a deferred stock agreement. Amounts equal to any dividends paid during this deferral period will be paid to the holder currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinvested on such terms as are determined by the compensation committee and specified in the deferred stock agreement.

Stock Appreciation Rights

An award of stock appreciation rights is a grant by us to the recipient of the right to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant of the right to the date of exercise. Stock appreciation rights are rights to receive a payment in cash, common stock, restricted stock or deferred stock as selected by the committee. The value of these rights, determined by the appreciation in the value of shares of common stock subject to the right, will be evidenced by stock appreciation right agreements. A stock appreciation right will entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of common stock covered by the stock appreciation right on the date of exercise over the base price of the right.

Amendment and Termination

Our board of directors has authority to amend, suspend or terminate the Incentive Plan at any time. However, certain amendments require the approval of a majority of our stockholders. Without stockholder approval, no amendment may be made:

•	increasing the maximum number of shares available for purchase under the Incentive Plan, except for adjustments for a reorganization, recapitalization, spin-off, stock split, combination, merger, or other change in our corporate structure;

•	changing the class of employees eligible under the Incentive Plan;

•	modifying the maximum number of awards that an eligible employee may receive or categories of performance goals that must be met;

•	extending the Incentive Plan’s term or our board of directors’ power to amend, suspend or terminate the Incentive Plan; or

•	modifying the Incentive Plan’s terms and conditions to the extent stockholder approval is required under any applicable law or the rules of a stock exchange.

The Incentive Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our board of directors. Such termination will not affect awards outstanding under the Incentive Plan.

Non-Employee Directors’ Equity Incentive Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Non-Employee Directors’ Equity Incentive Plan (formerly named the 2002 Non-Employee Directors’ Stock Option Plan) (the “Directors’ Plan”). The purpose of the Directors’ Plan is to promote our interests and the interests of our stockholders by attracting and retaining valued non-employee directors, and to motivate these persons to exercise their best efforts on our behalf. The Directors’ Plan accomplishes these goals by annually granting each of our directors who are not our employees 750 restricted shares of our common stock (1,000 shares in the case of a non-employee director who is the chairman of our board of directors). Additional awards of restricted stock and non-qualified stock options may also be granted on a discretionary basis. The total number of shares of our common stock available for grants under the Directors’ Plan is 25,000.

Eligibility

All of our directors who are not our employees are eligible to participate in the Directors’ Plan.

Administration and Implementation

The Directors’ Plan is administered by the compensation committee designated by our board of directors. The compensation committee interprets the provisions of the Directors’ Plan and makes all determinations necessary for the administration of the Directors’ Plan. The compensation committee has the power to adjust the number of shares of restricted stock a non-employee director receives under the automatic annual awards, if the compensation committee, in its sole discretion, determines that the performance of any or all such directors warrants a greater or lesser number of shares. The compensation committee also selects the non-employee directors to whom discretionary option awards will be granted and determines the amount of such awards. Finally, the compensation committee establishes the terms and conditions of all awards under the Directors’ Plan, and establishes the terms and conditions of award agreements that will be entered into with participating non-employee directors.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that our board of directors may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. In the event of a change in control (as defined in the Directors’ Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options issued under the Directors’ Plan are non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than the fair market value, as defined in the Directors’ Plan, of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Restricted Stock

An award of restricted stock is a grant by us to the recipient of shares of our common stock that are subject to certain restrictions, including the forfeiture of such stock upon the happening of certain events. Restricted stock awarded under the Directors’ Plan will be evidenced by restricted stock agreements. Unless otherwise determined by the compensation committee, during the restriction period, holders of restricted stock have the right to receive dividends from and to vote the shares of restricted stock. Provided the terms of the Directors’ Plan and the applicable award agreement are satisfied, shares of our common stock awarded pursuant to a restricted stock award will be issued and delivered to the recipient at the end of the restriction period as specified in the applicable award agreement.

The restricted stock agreements will specify the duration of the restriction period and the performance, service or other conditions (including termination of service on account of death, disability or other cause) under which the restricted stock may be forfeited by the recipient. The compensation committee may modify or accelerate the vesting and delivery of shares of restricted stock.

Amendment and Termination

Our board of directors has authority to amend, suspend or terminate the Directors’ Plan at any time. However, no termination or amendment of the Directors’ Plan may materially impair the rights of an option holder without the consent of the holder. The Directors’ Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our board of directors.

Employee Stock Purchase Plan

Adoption and Administration

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Employee Stock Purchase Plan (the “Stock Purchase Plan”), under which we may issue up to an aggregate of 190,000 shares of our common stock. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Stock Purchase Plan is administered by a committee appointed by our board of directors.

Eligibility

All U.S. salaried and hourly employees who have completed one year of service with us and whose base compensation is less than or equal to $100,000 may participate in the Stock Purchase Plan. However, no employee will be eligible to participate in the Stock Purchase Plan if such employee is treated as owning 5% or more of the total voting power or value of all classes of our stock.

Purchase of Shares

To participate in the Stock Purchase Plan, an eligible employee must elect to invest an amount not less than 2% nor more than 15% of the first $50,000 of his or her base compensation during each purchase period. Purchase periods will commence on the first day of each subsequent calendar quarter and will end on the last day of a calendar quarter of each year. Participating employees will purchase our common stock at a price per share equal to 85% of the fair market value of a share of our common stock at the end of the purchase period. In no event may an eligible employee purchase stock with a fair market value in excess of $25,000 for any calendar year under the Stock Purchase Plan.

Purchased shares will be held in a bookkeeping account established for each participant and may not be distributed to the participant for at least two years following their purchase. However, such shares will become distributable upon a change in control (as defined in the Stock Purchase Plan).

Amendment and Termination

The Stock Purchase Plan will terminate at the direction of our board of directors or when all of the shares reserved for issuance have been purchased. Our board of directors may amend the Stock Purchase Plan at any time, except that stockholder approval is required to amend the Stock Purchase Plan to increase the number of shares of our common stock that may be issued under the Stock Purchase Plan (except as a result of a reorganization, recapitalization, spin-off, stock split, stock dividend, combination, merger, or other change in our corporate structure); to modify the eligibility requirements; or to cause the Stock Purchase Plan to fail the requirements of Section 423 of the Internal Revenue Code.

Short-Term Incentive Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Short-Term Incentive Plan (the “Short-Term Incentive Plan”). The purpose of the Short-Term Incentive Plan is to align the compensation of our key employees with our financial and business plan objectives and provide eligible employees with an incentive for excellence in individual performance and to promote teamwork among our key employees.

The Short-Term Incentive Plan accomplishes these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of certain pre-established performance goals. These awards are based upon a percentage of the employee’s base salary. No individual employee may receive an amount of more than 90% of his base salary under the Short-Term Incentive Plan for any calendar year.

Employees generally must be employed on the last day of a calendar year in order to receive an award for that year; however, employees who terminate their employment during the year by reason of retirement, death or disability will receive reduced awards to reflect the partial year of participation.

Eligibility

Employees (including a director who is such an employee) who are selected by the compensation committee of our board of directors are eligible to participate in the Short-Term Incentive Plan.

Administration and Implementation

The Short-Term Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee also has authority to:

•	select the employees who are eligible to participate in the Short-Term Incentive Plan;

•	grant awards in such amounts as it shall determine;

•	impose such limitations, restrictions and conditions upon awards as appropriate;

•	interpret the Short-Term Incentive Plan and adopt, amend and rescind regulations relating to the Short-Term Incentive Plan; and

•	make all determinations in connection with the administration and interpretation of the Short-Term Incentive Plan.

The compensation committee will approve or establish the performance goals for each year. The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the compensation committee. Each year, the committee shall approve or establish the compensation formula for that year upon which awards shall be based.

To the extent permitted by Section 162(m) of the Internal Revenue Code, the compensation committee shall have the right to adjust the performance goals (upward) and/or the award (downward) during a year, if it determines that external changes or other unanticipated business conditions have affected the fairness of the goals and have unduly influenced our ability to meet them.

Amendment and Termination

Our board of directors or the compensation committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Short-Term Incentive Plan, or suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination may, without the consent of an eligible employee, reduce the right of an employee to a payment or distribution, which he has already earned or to which he is otherwise entitled.

Retiree Medical and Life Obligations

Prior to the completion of our initial public offering in November 2002, Crown provided post-retirement medical and life insurance benefits to eligible salaried and hourly retirees including certain of our former employees. Pursuant to a benefits allocation agreement made with Crown in connection with such offering, we have assumed all liabilities for post-retirement medical and life insurance benefits for our active and former employees, including retirees. As of December 31, 2004, we had an unfunded post-retirement liability of approximately $7.3 million.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 2005. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and executive officers named in the summary compensation table in the “Management” section of this prospectus and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Nader Tavakoli EagleRock Capital Management, L.L.C. 551 Fifth Avenue, 34th Floor New York, NY 10176(1)(2)	3,043,894	24.2%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104(1)(3)	1,824,960	14.5%

Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154(1)	1,255,000	10.0%

David J. Greene and Company, LLC 599 Lexington Avenue New York, NY 10022(1)	1,062,499	8.5%

Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603(1)(4)	697,759	5.6%

James A. Lewis	5,038	*
William G. Little	5,979	*
Frank J. Mechura	4,979	*
John P. Neafsey	12,694	*
Angus F. Smith	5,880	*
A. Alexander Taylor	7,149	*
Michael J. Hoffman(5)	205,660	1.6%
William S. Rymer	55,187	*
James C.T. Bolton(6)	85,813	*
Frank E. Gregory(7)	41,530	*
David J. Waksman	16,644	*
All directors and executive officers as a group (15 persons)(8)	535,248	4.2%

*	Represents less than 1% of the 12,560,103 shares of common stock outstanding as of June 30, 2005.

(1)	The number of shares beneficially owned by each 5% beneficial owner is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Exchange Act.

(2)	According to the Form 4 filed by Mr. Tavakoli and Eagle Rock Capital Management, L.L.C. on May 4, 2005, Mr. Tavakoli owns directly 283,208 of the indicated shares and owns indirectly the remaining indicated shares.

(3)	As indicated in the Report on Schedule 13G filed by Wells Fargo & Company on February 22, 2005, such Report was filed on behalf of itself and two subsidiaries, Wells Capital Management Incorporated and Wells Fargo Fund Management, LLC.

(4)	As indicated in the Report on Schedule 13G filed by Citadel Limited Partnership on February 14, 2005, beneficial ownership of the indicated shares is shared by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., Citadel Credit Products Ltd. and Citadel Credit Trading Ltd.

(5)	Includes 44,560 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 2005.

(6)	Includes 14,266 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 2005.

(7)	Includes 1,503 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 2005.

(8)	Includes 68,614 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Crown

Prior to our initial public offering in November 2002, we had been a wholly owned subsidiary of Crown. As of April 30, 2005, Crown owned 1,255,000 shares, or approximately 10%, of our common stock.

Agreements with Crown

Since our initial public offering, we have leased space from Crown for our Philadelphia headquarters, our research facility in Alsip, Illinois and a warehouse in Belcamp, Maryland. In 2004, we paid Crown approximately $1.5 million under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2005, and the current Alsip lease agreement expires on December 31, 2006. The Belcamp lease agreement is on a month-to-month basis.

Concurrently with the completion of our initial public offering, we entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting reporting, information technology, benefits administration and logistics. The current services agreement expires on December 31, 2005. We recorded an expense of approximately $5.2 million during 2004 related to the transition services agreement and had a payable of approximately $0.3 million to Crown at December 31, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (the “SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement expired on November 19, 2004, but we and Crown USA continue to operate under its terms. We purchased approximately $15.9 million of PET preforms and containers from Crown during 2004. We had a net payable to Crown of approximately $0.6 million related to the SLC Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (the “Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004, but we and Crown USA continue to operate under its terms. We sold approximately $3.8 million of rings, bands and closures to Crown during 2004. We had a net receivable from Crown of approximately $0.6 million related to the Newark Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar Plastics of Italy S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (the “Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on December 31, 2003, and an extension is being negotiated. Net of resin sales, we purchased approximately $3.2 million of PET preforms from Crown under this Agreement during 2004. We had a net receivable due from Crown of approximately $15,000 related to the Voghera Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Constar Italy and Crown Faba Sirma S.p.A., or Crown Faba, entered into the Faba Supply Agreement (the “Faba Agreement”). Under the Faba Agreement,

Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003, and an extension is being negotiated. We purchased approximately $2.4 million of bottles from Crown and sold approximately $0.9 million of preforms to Crown during 2004. We had a net receivable from Crown of approximately $0.2 million related to the Faba Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Crown Cork & Seal Technologies Corporation, or CCK Technologies, granted one of our subsidiaries, Constar International U.K. Limited, or Constar UK, a royalty-bearing license to certain closures technologies. In 2004, Constar UK paid CCK Technologies approximately £0.3 million in royalties under this license. We had a net payable to Crown of approximately £0.1 million related to this license at December 31, 2004.

Concurrently with the completion of our initial public offering, we entered into a Benefits Allocation Agreement with Crown, under which we and Crown allocated responsibility for certain employee benefit liabilities. We retained or assumed all liability for compensation and benefits owed to our active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for our hourly employees. We also expanded this plan to include our active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2004, we had an under-funded benefit obligation of approximately $33.6 million under such plans.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a putative securities class action lawsuit, as described in “Our Business—Legal Proceedings” are being advanced on behalf of those directors by us or the relevant insurer. Because the claims are against both us and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than us. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we have incurred certain indemnification obligations to Crown with respect to this lawsuit.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

General.    Concurrently with, and as a condition to, the completion of the sale of the old notes, we entered into a new senior secured asset-based credit facility. The new credit facility has the terms and conditions described below. Copies of the form of Credit Agreement and the form of Amendment No. 1 to Credit Agreement have been filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K filed on February 11, 2005 and Exhibit 10.1 to our Current Report on Form 8-K filed on March 18, 2005, respectively, and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The new credit facility consists of a $70.0 million four-year revolving loan facility, $25.0 million of which is available to provide for the issuance of letters of credit. The new credit facility also includes a $15.0 million swing loan subfacility. The new credit facility provides that we may request up to a $30.0 million increase in the size of the facility. The lenders are not obligated to grant such increase, and even if it is obtained, our ability to borrow the increased amount will be subject to various conditions contained in the new credit facility and the indentures governing the new notes and our senior subordinated notes. The obligations under the new credit facility are guaranteed by each of our existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). The proceeds of our initial borrowing under the revolving loan facility and proceeds of the sale of the old notes were used to repay our previous senior secured credit facility, to pay fees and expenses associated therewith and for general corporate purposes. The proceeds of subsequent borrowings under the revolving loan facility will be used for working capital and general corporate purposes, including capital expenditures.

Borrowings under the revolving loan facility are limited to a borrowing base comprised of the sum of (i) up to 85% of the eligible trade accounts receivable of our U.S. subsidiaries, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of the eligible inventory of our U.S. subsidiaries and (B) up to 75% of the eligible inventory of our U.S. subsidiaries (valued at the lower of cost or market on a first-in, first-out basis), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar International U.K. Limited and (B) up to 70% of eligible inventory of Constar International U.K. Limited (valued at the lower of cost or market on a first-in, first-out basis), less in the case of both receivables and inventory discretionary eligibility reserves. In addition, the administrative agent under the revolving loan facility may impose discretionary reserves against the entire revolving loan facility.

We will pay monthly a commitment fee equal to 0.5% per year on the undrawn portion of the revolving loan facility. We also will pay fees on any letters of credit outstanding under the new credit facility. The revolving loan facility initially bears interest at a rate equal to a Base Rate plus 1.25% or LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, a Base Rate plus a margin ranging from 1.00% to 1.50% or LIBOR plus a margin ranging from 2.00% to 2.50% depending on average monthly available credit under the revolving loan facility.

Under the new credit facility, we have pledged as collateral all of the capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries owned directly by a domestic subsidiary and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of our domestic and United Kingdom subsidiaries.

Prepayments.    The new credit facility may be prepaid at any time. In addition, the revolving loan facility is mandatorily prepayable, without any reduction in the commitments of the lenders in respect of the revolving loan facility, with certain exceptions, with up to 100% of the net proceeds resulting from:

•	the issuance of equity interests;

•	the incurrence of certain indebtedness;

•	the disposition of assets with exceptions for collateral securing the notes; and

•	the recovery of insurance or condemnation monies in respect of a destruction of our property with exceptions for collateral securing the notes.

Covenants.    The new credit facility contains affirmative, financial and negative covenants relating to our operations and financial condition. The affirmative covenants cover matters such as delivery of financial information, compliance with law, maintenance of insurance and properties, pledges of assets and payment of taxes. The financial covenants require us to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million, and impose on us maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008.

The negative covenants in the new credit facility limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and guarantee obligations;

•	create liens;

•	make equity investments or loans;

•	sell, lease or otherwise dispose of assets;

•	pay dividends, make distributions, redeem or repurchase any equity securities;

•	prepay, redeem, repurchase or cancel certain indebtedness;

•	engage in mergers, consolidations, acquisitions, joint ventures or the creation of subsidiaries;

•	change the nature of our business;

•	engage in transactions with affiliates;

•	enter into agreements restricting our ability or the ability of a subsidiary to incur liens, or restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our other subsidiaries;

•	modify our organizational documents or certain material agreements (including the indenture governing the new notes);

•	change our accounting treatment and reporting practices;

•	engage in sale and leaseback transactions and operating lease transactions; and

•	engage in speculative transactions.

These negative covenants are subject to certain exceptions set forth in the new credit facility.

Events of Default.    Events of default under the new credit facility include:

•	a default in the payment of any principal, interest or fees due under the new credit facility, or in the payment of material indebtedness;

•	a breach of representations or covenants;

•	a change of control, which includes a change of control under the indentures governing the notes and our senior subordinated notes, as well as certain other events that are not a change of control under such indentures;

•	our becoming subject to certain judgments or pension liabilities;

•	our insolvency;

•	the failure of our domestic subsidiaries to guarantee our obligations under the new credit facility;

•	the failure of any lien granted under the new credit facility to be valid and perfected or any loan document to be enforceable; and

•	the failure of the new credit facility to constitute senior debt.

Senior Subordinated Notes Due 2012

Concurrently with our initial public offering in November 2002, we issued $175 million aggregate principal amount of senior subordinated notes at 98.51% of face value. The senior subordinated notes bear interest at a rate of 11% per annum, payable in cash semi-annually, and mature on December 1, 2012.

The senior subordinated notes are governed by an indenture. The senior subordinated notes are unsecured obligations and are subordinated in right of payment to our senior indebtedness, including the notes and our new credit facility. The subordination provisions of the indenture governing the senior subordinated notes provide that we may not make payments of principal and interest on the senior subordinated notes if we have failed to pay our senior indebtedness when due, and the holders of senior indebtedness have the right to prohibit us from paying principal and interest on the senior subordinated notes during specified time periods when we are in default under our new credit facility for reasons other than failure to pay the senior indebtedness when due.

Our obligations under the senior subordinated notes are guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic restricted subsidiaries that also guarantee the notes and our new credit facility. The guarantees are full and unconditional and joint and several.

The senior subordinated notes may be redeemed by us at any time, in whole or in part, on or after December 1, 2007 at a redemption price equal to 105.5% of the principal amount of the senior subordinated notes in the first year and declining yearly to par at December 1, 2010. In addition, with the proceeds of an offering of our equity securities, we will have the right to redeem up to 35% in aggregate principal amount of the senior subordinated notes issued up to that time, so long as at least 65% in aggregate principal amount of the senior subordinated notes remains outstanding following that redemption. Upon the occurrence of a change of control, each holder of senior subordinated notes will have the right to require us to repurchase that holder’s senior subordinated notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

The indenture governing the senior subordinated notes contains covenants that, among other things, limit our ability to:

•	incur additional indebtedness or issue specified types of capital stock;

•	repay other indebtedness;

•	pay dividends or make other distributions;

•	repurchase equity interests;

•	consummate asset sales;

•	incur liens;

•	create restrictions on the ability of our subsidiaries to make dividend payments;

•	merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or those of subsidiaries;

•	enter into transactions with affiliates; and

•	enter into guarantees of indebtedness.

The indenture governing the senior subordinated notes also contains customary events of default.

THE EXCHANGE OFFER

Participation in the exchange offer is voluntary, and you should carefully consider whether to tender the old notes. You are urged to consult your financial and tax advisors in making your decision on what action to take.

Purpose of the Exchange Offer

Simultaneously with the sale of the old notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the old notes. We are conducting the exchange offer to satisfy our obligations under the registration rights agreement.

The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both the old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see “Description of Notes.”

The exchange offer is not extended to, nor will we accept tenders for exchange from, old note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

If we and the guarantors fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay increased interest rates on the old notes.

A copy of the registration rights agreements has been filed with the SEC as Exhibit 4.3 to our Current Report on Form 8-K filed on February 17, 2005 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

We are offering to exchange an aggregate principal amount of up to $220 million of our new notes for a like amount of our old notes. The old notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes. As of the date of this prospectus, all of the old notes are outstanding.

Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000, and any integral multiple of $1,000, in excess thereof.

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your old notes or if you tender old notes that we do not accept, your old notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the indenture relating to the old notes and the new notes. Existing transfer restrictions would continue to apply to such old notes. See “Risk Factors—Risks Related to the Exchange Offer—Failure to tender your old notes for new notes could limit your ability to resell the old notes.” for more information regarding old notes outstanding after the exchange offer.

None of us or the guarantors, or our respective boards of directors or management, recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

The expiration date is 5:00 p.m., New York City time, on                     , 2005, or such later date and time to which the exchange offer is extended.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the old notes by extending the expiration date;

•	to amend or terminate the exchange offer and not accept any old notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all old notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition before the expiration of the offer, other than any involving governmental approval.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the old notes disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

We will accept all old notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue new notes registered under the Securities Act to the exchange agent.

The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged old notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of old notes, letters of transmittal and related documents.

In tendering old notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer the old notes;

•	we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the old notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Procedures for Tendering Old Notes

Valid Tender

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. The letter of transmittal is to be completed by a holder of old notes either if (1) a tender of old notes is to be made by delivering physical certificates for such old notes to the exchange agent or (2) a tender of old notes is to be made by book-entry transfer to the account of the exchange agent for the exchange offer at DTC.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

The tender by a holder that is accepted by us and not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If you tender fewer than all of your old notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Holders should receive copies of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal for the old notes from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	or the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

DTC Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange

Agent.” In this context, the term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered old notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder.

Any waiver to the exchange offer will apply to all old notes tendered.

Resales of New Notes

Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the new notes will be freely transferable by holders other than affiliates of us after the exchange offer without further registration under the Securities Act if the holder of the new notes is acquiring the new notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the new notes and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff of the SEC will take the same position on the exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering old notes, the holder, other than participating broker-dealers, as defined below, of those old notes will represent to us that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the new notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

•	neither the holder nor any other person receiving the new notes is an “affiliate” (as defined under the Securities Act) of us.

If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the new notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the new notes. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new notes received in exchange for the old notes pursuant to the exchange offer. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the total principal amount of old notes to be withdrawn; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. If you tendered old notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn old notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder after withdrawal. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn or not exchanged will be credited to an account maintained with DTC. The old notes will be returned or credited to the account maintained with DTC promptly after withdrawal, rejection of tender or termination of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

•	the new notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	we have not received all applicable governmental approvals;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition, other than any involving government approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreements require that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the old notes to be filed and declared effective by the SEC. See “—Registration Rights and Additional Interest on the Old Notes.”

Exchange Agent

We appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent at (212) 815-5788 or one of the following addresses:

For assistance relating to the exchange offer contact:

The Bank of New York

By Mail, Hand Delivery or Overnight Courier:

The Bank of New York

Reorganization Department

101 Barclay Street—7E

New York, NY 10286

Attention: William Buckley

By Facsimile Transmission:

(212) 298-1915

Attention: William Buckley

For Information or Confirmation by Telephone:

(212) 815-5788

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes for the exchange transaction. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Registration Rights and Additional Interest on the Old Notes

If:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer contemplated by this prospectus;

•	for any other reason the exchange offer is not consummated within 240 days after the issue date of the old notes;

•	prior to the 20th day following consummation of the exchange offer, the initial purchasers so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer; or

•	prior to the 20th day following consummation of the exchange offer, any holder of old notes (other than the initial purchasers) notifies us that it is not eligible to participate in the exchange offer or will not receive freely tradable new notes in exchange for old notes in the exchange offer other than by reason of such holder being an affiliate of us, then we will, subject to certain conditions, at our cost:

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the shelf registration statement (or until one year from the effective date of the shelf registration statement if the shelf registration statement is filed at the request of an initial purchaser) and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

If:

•	within 90 days after the issue date of the old notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

•	within 210 days after the issue date of the old notes, the exchange offer registration statement has not been declared effective;

•	within 240 days after the issue date of the notes, neither the exchange offer contemplated by this prospectus has been consummated nor the shelf registration statement has been declared effective; or

•	after either the shelf registration statement or the exchange offer registration statement is declared effective, such registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement

(each such event is referred to as a “registration default”), then we will pay as liquidated damages interest (“additional interest”), which will accrue on the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such rate exceed 1.00% per annum in the aggregate regardless of the number of registration defaults.

DESCRIPTION OF NOTES

We issued and sold the old notes to the initial purchasers on February 11, 2005. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Section 4(2) of the Securities Act as interpreted pursuant to Rule 144A. The old notes are guaranteed by each of our current and future domestic and United Kingdom restricted subsidiaries on a senior basis.

We issued the old notes under an Indenture (the “Indenture”), dated as of February 11, 2005, among us, the Note Guarantors and The Bank of New York, as Trustee (the “Trustee”). The new notes will also be issued under the Indenture. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

We summarize below certain provisions of the Indenture and the Security Documents, but do not restate them in their entirety. We urge you to read the Indenture and the Security Documents because they, and not this description, will define your rights as a holder of the notes. Copies of the forms of the Indenture and the Security Agreements have been filed with the SEC as Exhibits 4.1, 4.4 and 4.6 to our Current Report on Form 8-K filed on February 17, 2005 and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Copies of any other principal security documents are available from the Company.

You can find the definition of capitalized terms used in this section under “Certain Definitions.” When we refer to:

•	the Company in this section, we mean Constar International Inc. and not its subsidiaries; and

•	notes in this section, we mean the old notes originally issued on the initial issue date, the new notes to be issued in exchange for old notes and any Additional Notes (see below).

Overview of the Notes and the Note Guarantees

The terms of the new notes are the same as the terms of the old notes, except that:

•	the new notes will be registered under the Securities Act of 1933, as amended;

•	the new notes will not bear restrictive legends restricting their transfer under the Securities Act;

•	holders of the new notes are not entitled to certain rights under the registration rights agreement; and

•	the new notes will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to timing of the exchange offer.

Furthermore, the series of new notes, and the series of old notes, are treated as one series of notes under the Indenture and Security Documents, and references in the following summary to the series of new notes should be read to include the series of old notes.

The notes will:

•	be senior secured obligations of the Company;

•	rank senior to all existing and future Subordinated Indebtedness of the Company;

•	be unconditionally guaranteed on a senior basis by all of the Company’s existing and future Domestic Restricted Subsidiaries and UK Restricted Subsidiaries;

•	be secured by a first priority security interest in the Collateral, subject to Permitted Liens (see “Collateral” below);

•	be effectively subordinated to any other secured Indebtedness of the Company and the Note Guarantors to the extent of the value of the collateral securing such Indebtedness; and be subordinated to the Indebtedness and other liabilities of the Company’s Subsidiaries that are not Note Guarantors.

The Note Guarantees will:

•	be senior obligations of each Note Guarantor;

•	rank senior to all existing and future Subordinated Indebtedness of each Note Guarantor; and be secured by a first priority security interest in the Collateral, subject to Permitted Liens (see “Collateral” below).

As of March 31, 2005:

•	the Company and its Subsidiaries had consolidated total indebtedness of $413.8 million;

•	the Company and the Note Guarantors had consolidated total indebtedness of $412.2 million; and

•	the Company’s Subsidiaries that are not Note Guarantors had consolidated total indebtedness of $1.6 million.

Additional Notes

Subject to the limitations set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” the Company may incur additional Indebtedness. At the Company’s option, this additional Indebtedness may consist of additional notes (“Additional Notes”) issued in one or more transactions, which have identical terms as the old notes and the new notes. However, no offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. The old notes, the new notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2012.

The notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3.375% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The Company will pay interest to those Persons who were holders of record on the February 1, May 1, August 1 or November 1 immediately preceding the applicable interest payment date. The notes will bear interest from the initial issue date or, if interest has already been paid, from the date it was most recently paid.

Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the notes.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include February 11, 2005 and end on and include May 14, 2005.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S. $1 million for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designed as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the Holder of any note, provide the interest rate then in effect with respect to the notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Note Guarantors and the holders of the notes.

Initially, the Trustee will act as Paying Agent and Registrar for the notes. The Company may change the Paying Agent and Registrar without notice to Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar. If a Holder of at least $5.0 million in aggregate principal amount of notes has given wire transfer instructions to the Company at least fifteen days prior to the relevant payment date, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar in New York City unless the Company elects to make interest payments by check mailed to the registered Holders at their registered addresses.

Note Guarantees

Each Note Guarantor will unconditionally guarantee the performance of all obligations of the Company (including any Surviving Entity) under the Indenture and the notes. The Obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will result in the Obligations not constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the New Notes—If the new notes, the new note guarantees or the granting of the collateral securing the new notes and the new note guarantees are held to be invalid or unenforceable due to fraudulent conveyance statutes, the notes would be structurally subordinated to the debt of our subsidiaries.”

A Note Guarantor will be released and relieved of its obligations under its Note Guarantee in the event:

(1)	there is a Legal Defeasance of the notes as described under “Legal Defeasance and Covenant Defeasance”;

(2)	there is a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Subsidiary of the Company;

(3)	such Note Guarantor is designated as an Unrestricted Subsidiary in accordance with “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries”; or

(4)	there is a sale or other disposition of all or substantially all of the assets of that Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company;

provided that the transaction is carried out in accordance with any other applicable provisions of the Indenture. At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release.

If any Person becomes a Domestic Restricted Subsidiary or a UK Restricted Subsidiary (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary), the Company will cause that Domestic Restricted Subsidiary or UK Restricted Subsidiary concurrently to become a Note Guarantor by executing a supplemental indenture and providing the Trustee with an officers’ certificate and opinion of counsel within 10 business days of the date such Person becomes a Restricted Subsidiary.

Not all of our “Restricted Subsidiaries” will guarantee the notes and any “Unrestricted Subsidiaries” will not guarantee the notes. None of our foreign subsidiaries, other than our UK Restricted Subsidiaries, will guarantee the notes. As of the date of this prospectus, Constar Ambalaj Sanayi Ve Ticaret A.S., a 55%-owned Subsidiary of the Company that conducts our operations in Turkey, is our only Unrestricted Subsidiary. In the event of a bankruptcy, liquidation or reorganization of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests. The non-guarantor subsidiaries generated approximately $97.0 million and $22.9 million of our net sales and $3.1 million and $0.1 million of our gross profit for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. As of December 31, 2004 and March 31, 2005, they held approximately $48.5 million and $57.5 million, respectively, of our total assets (excluding non-guarantor subsidiaries’ net intercompany receivables from us and the guarantors of $1.3 million and $1.5 million, respectively). For more information about the division of our results of operations, assets and liabilities and cash flows between our guarantor and non-guarantor subsidiaries, see the unaudited guarantor and non-guarantor financial information included elsewhere in this prospectus.

Collateral

Pursuant to the Security Documents, the Company and each Note Guarantor will grant to the Trustee for the benefit of the Trustee and the Holders a first priority security interest (subject to certain exceptions set forth in the Indenture and the Security Documents) in the Collateral. The Collateral consists of the following assets (the “Collateral”):

(1)	all right, title and interest of the Company and each Note Guarantor in and to all parcels of real property owned by the Company located at:

5111 Phillip Lee Drive, Atlanta, Georgia
5375 Drake Drive, Atlanta, Georgia
4915 Hovis Road, Charlotte, North Carolina
89 Eastly Street, Collierville, Tennessee

1801 Clark Road, Havre de Grace, Maryland
350 Old Bay Lane, Havre de Grace, Maryland
595 Industrial Drive, Jackson, Mississippi
573 West 10th Avenue, Reserve, Louisiana
1700 Western Drive, West Chicago, Illinois
Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire, England,

(2)	all leasehold interests in the real property located in the United States and identified under “Our Business—Properties” and which is leased by the Company or a Note Guarantor on the initial issue date of the old notes to the extent that (i) the remaining term of such lease (after giving effect to any extensions of the term of such lease by the Company or the applicable Note Guarantor) is at least twelve months and (ii) the Company or such Note Guarantor is able to obtain the consent of the landlord for each such property. The Company and the Note Guarantors were obligated to use their commercially reasonable efforts to obtain consents from each of the landlords for such properties in order to record mortgages and obtain related rights and first priority security interests in respect of such leased properties to the extent not obtained prior to the initial issue date of the old notes. However, most of these landlords withheld their consent to such mortgage. In addition, if at any time after the initial issue date of the old notes the Company or any Note Guarantor shall purchase any of such leased properties located in the United States and identified under “Our Business—Properties,” the Company or such Note Guarantor has agreed to cause such real property to become Collateral in accordance with the terms of the Indenture and the Security Documents,

(3)	substantially all right, title and interest of the Company and each Note Guarantor in and to any and all of the equipment and other fixed assets relating to the real property owned by the Company or a Note Guarantor described in clauses (1) and (2) above whether now owned or hereafter acquired (excluding certain equipment and other assets which are not owned by the Company or a Note Guarantor or that are subject to existing Liens or as to which the granting of a new Lien is prohibited),

(4)	commercial tort claims and books and records, in each case, relating to the foregoing,

(5)	the Collateral Account and all instruments, investment property and funds from time to time deposited therein pursuant to the Indenture and the Security Documents, and

(6)	to the extent not otherwise included, all additions, accessions, alterations, replacements, substitutions, repairs to or and improvements of each of the foregoing, and proceeds, rents, products and profits of real property and all proceeds of equipment and other fixed assets and of the assets listed in clauses (4) and (5) above, including, without limitations any and all proceeds of any insurance, condemnation awards, tax refunds, indemnity, warranty, guaranty or other similar claim payable to the Company or any Note Guarantor from time to time with respect to the foregoing, provided, however, that such Lien will not extend to (a) the Bank Collateral or (b) any other property or assets of the Company or its Subsidiaries, whether now owned or hereafter acquired. The Lien on the Collateral will be a first priority perfected security interest (to the extent attainable by filing or recording), subject to certain permitted encumbrances, including certain Permitted Liens on Collateral.

Although the Company and the Note Guarantors were obligated to use their commercially reasonable efforts to obtain consents from each of the landlords for the leased properties described above in order to record mortgages and obtain related rights (such as fixture filings and access agreements) relating to such leased properties, most of these landlords withheld consent to such filings and related agreements. If a landlord does not consent to the filing of a leasehold mortgage and related rights associated with fixture filings and access agreements, such leased properties would not constitute Collateral and no default or event of default would occur under the notes if the Company or such Note Guarantor had exercised its commercially reasonable efforts to obtain such consents. Additionally, Collateral consisting of equipment that has been attached to the leased real estate may be claimed by the landlord to have become building fixtures and therefore the landlord’s property, as building fixtures, and creditors of the landlord may be entitled to make claims against such assets. A determination of when equipment becomes the landlord’s property as building fixtures is subject to interpretation under the terms of the applicable lease agreement and the law of the jurisdiction in which such property is located and the outcome of any such dispute could vary depending on the applicable jurisdiction. To the extent a landlord, creditor or other third party prevailed in claiming that the equipment had become building fixtures, the fixtures would not constitute Collateral and Holders may not be able to recover the value of that equipment. Further, if equipment that is Collateral is kept at a leased premises and if the Company or the applicable Note Guarantor were in default as tenant or guarantor, as the case may be, under the applicable real property lease, even if the Company’s or the Note Guarantor’s ownership to the equipment is undisputed, the landlord may assert rights of liens against or possession of the Collateral because it is the tenant’s property. A determination of what constitutes landlord liens and whether they are prior in right to the rights of the Holders is subject to interpretation under the terms of the applicable lease agreement, local statutes and local case law. The outcome could vary depending on the applicable jurisdiction. To the extent a landlord prevailed in asserting a senior lien against, or possessing, the equipment, Holders may not be able to recover the full value of such assets, if at all. Any such events could, among other things, adversely affect the value of the Collateral, adversely impact the Holders’ ability to realize upon the Collateral and/or increase the costs associated with enforcing rights in the Collateral.

There can be no assurances that the proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the notes. To the extent that Liens granted to third parties as permitted by the definition of “Permitted Liens” are on assets or property located at one or more of the Company’s facilities that constitute Collateral, such Liens shall rank ahead of the Lien in favor of the Trustee. Accordingly, such third parties may have, or may exercise, rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral located at such facilities and the ability of the Trustee or the Holders to realize or foreclose on Collateral at such sites. The Company may also issue Additional Notes as described above, which will be secured by the Collateral, provided that such Indebtedness complies with the requirements described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” In addition, the ability of the Holders to realize upon the Collateral may be subject to certain Bankruptcy Law limitations in the event of a bankruptcy. See “—Certain Bankruptcy Limitations.”

If the Company or a Note Guarantor acquires additional manufacturing plants or facilities, other than as replacements of Collateral or other than with Net Cash Proceeds of an Asset Sale of Collateral that have not been the subject of a Asset Sale Offer or with Net Loss Proceeds that have not been subject to a Loss Proceeds Offer, such plants or facilities would not constitute Collateral.

The Liens granted on Collateral consisting of personal property will be granted pursuant to security agreements among the Company, the Note Guarantors and the Trustee (the “Security Agreements”). The Liens granted on Collateral consisting of real property and fixtures will be granted pursuant to mortgages, deeds of trust, debentures, legal charges or deeds to secure debt (the “Mortgages”).

The Bank Credit Facility is secured by a first priority Lien on the Company’s and the Note Guarantors’ domestic and United Kingdom inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts (other than the Collateral Account) and certain intangibles, as well as a pledge of all of the outstanding capital stock of the Company’s domestic subsidiaries and UK Restricted Subsidiaries and 65% of the voting stock of the Company’s other foreign Subsidiaries (collectively, the “Bank Collateral”). The liens securing the Bank Credit Facility do not extend to the Collateral.

On the initial issue date of the old notes, the Trustee on behalf of the Holders of notes entered into an Access, Use and Intercreditor Agreement (the “Intercreditor Agreement”) with Citicorp USA, Inc. and Citibank, N.A., London Branch, as agents (the “Agents”) under the Company’s Bank Credit Facility, and the Company and the Notes Guarantors. Pursuant to the Intercreditor Agreement, the Trustee has, among other things, acknowledged the

Agents’ Lien on the Bank Collateral and the Agents have acknowledged the Trustee’s Lien on the Collateral. In addition, the Trustee has agreed to grant the Agents reasonable access to the mortgaged premises from time to time with respect to matters affecting the Bank Collateral and has agreed to grant the Agents reasonable access following an Event of Default for a period of time not to exceed 120 days to the extent necessary to complete the manufacturing of any inventory which constitutes Bank Collateral and to remove such Bank Collateral from the mortgaged premises.

Collateral Release Provisions

The Indenture and the Security Documents permit or require the release of Collateral in connection with Asset Sales and Events of Loss of Collateral and new collateral generally need not be substituted therefor. In addition, the Indenture and the Security Documents will permit the Company and the Note Guarantors, without any release or consent by the Trustee to perform a number of activities in the ordinary course of business in respect of the Collateral including any sale or disposition of assets not constituting an Asset Sale. The Indenture will provide that generally upon such permitted sale or other disposition (other than sales or dispositions to the Company or any subsidiary of the Company) such Collateral may be sold or otherwise disposed of free and clear of the Liens created by the Security Documents.

Certain Bankruptcy Limitations

Bankruptcy Law could prevent the Trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under Bankruptcy Law, a secured creditor, such as the Trustee, is prohibited from repossessing collateral securing the secured debt from a debtor in a bankruptcy proceeding, or from disposing of collateral securing such secured debt repossessed from such debtor, without bankruptcy court approval. Moreover, Bankruptcy Law permits the debtor to continue to retain and to use such collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral. A bankruptcy court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy proceeding. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy proceeding, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” For additional discussion, see “Risk Factors—Risks Related to the New Notes—In the event of bankruptcy, the trustee may be unable to collect the full value of the new notes by foreclosing upon the collateral.”

Redemption

Optional Redemption.    Except as stated below, the Company may not redeem the notes prior to February 15, 2007. The Company may redeem the notes, at its option, in whole at any time or in part from time to time, on and after February 15, 2007, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on February 15 of any year set forth below:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to February 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the notes issued up to that time at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)	after giving effect to any such redemption at least 65% of the aggregate principal amount of the notes issued up to that time (including Additional Notes, if any) remains outstanding; and

(2)	the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

“Equity Offering” means a primary sale by the Company of Qualified Capital Stock of the Company to Persons who are not Subsidiaries of the Company, other than pursuant to a registration statement filed on Form S-8 or in connection with the exercise of options by employees of the Company or its Subsidiaries.

Selection and Notice

In the event that less than all of the notes are to be redeemed or repurchased at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate. If a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall, subject to the preceding sentence, be made by the Trustee only on a pro rata basis (subject to the procedures of The Depository Trust Company), unless the method is otherwise prohibited. No notes of a principal amount of $1,000 or less shall be redeemed or repurchased in part and notes of a principal amount in excess of $1,000 may be repurchased or redeemed in part in multiples of $1,000 only.

Notice of any redemption or repurchase shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If notes are to be redeemed or repurchased in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed or unpurchased portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will pay the redemption or repurchase price for any note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date or repurchase date, interest will cease to accrue on notes or portions thereof called for redemption or repurchase as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption or repurchase price pursuant to the Indenture.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes, except as described under “Change of Control,” “Certain Covenants—Limitation on Asset Sales” and “Certain Covenants—Event of Loss.”

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the notes as described above. The Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). This obligation will not continue after a discharge of the Company or defeasance from its obligations with respect to the notes. See “Legal Defeasance and Covenant Defeasance.”

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof in integral multiples of $1,000 properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

If only a portion of a note is purchased pursuant to a Change of Control Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate); provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

The Bank Credit Facility contains, and other existing or future Indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the notes upon a Change of Control may cause a default under the Bank Credit Facility and could cause a default under other Indebtedness even if the Change of Control itself does not.

Further, if a Change of Control Offer occurs, there can be no assurance that the Company will have available funds sufficient to make the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company may choose to seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of Indebtedness. However, there can be no assurance that the Company would be able to obtain third-party financing.

The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

Holders will not be entitled to require the Company to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate these transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person. There is limited case law interpreting the phrase “substantially all” and thus no precise established definition of the phrase under applicable law. Accordingly, there may be uncertainty as to whether a particular transaction involves a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. It may therefore be unclear in certain circumstances whether a Change of Control has occurred. Also, Holders will not be entitled to require the Company to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

(1)	The Company will not, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, or Preferred Stock, except that:

(a)	the Company and any Note Guarantor may Incur Indebtedness, including Acquired Indebtedness, and any Note Guarantor may Incur Preferred Stock, and

(b)	any Restricted Subsidiary may Incur Acquired Indebtedness not Incurred in connection with, or in anticipation of, the relevant acquisition, merger or consolidation,

if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(2)	Notwithstanding paragraph (1), the Company and its Restricted Subsidiaries, as applicable, may Incur the following Indebtedness (“Permitted Indebtedness”):

(a)	Indebtedness not to exceed $220 million in respect of the notes (excluding Additional Notes);

(b)	Guarantees by any Note Guarantor of Indebtedness of the Company or any other Note Guarantor permitted under the Indenture; provided that if any such Guarantee is of Subordinated Indebtedness, then the Note Guarantee of such Note Guarantor shall be senior to such Note Guarantor’s Guarantee of such Subordinated Indebtedness;

(c)	Indebtedness Incurred by the Company and any Restricted Subsidiary pursuant to a Bank Credit Facility, including the issuance and creation of letters of credit and banker’s acceptances thereunder at any time outstanding not to exceed the greater of:

(i)	$70 million, and

(ii)	the sum of 80% of the net book value of the accounts receivable and 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries at the date of determination (excluding accounts receivables or inventory pledged other than pursuant to the Bank Credit Facility or disposed of by the Company or a Restricted Subsidiary), less the amount of any permanent prepayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale made after the initial issue date of the old notes in order to comply with “Certain Covenants—Limitation on Asset Sales,” and it being understood that the amount of Indebtedness permitted under this clause (c) shall not be less than the amount specified in clause (2)(c)(ii) above and that amounts outstanding under the Bank Credit Facility on the initial issue date of the old notes are deemed to be Incurred under this clause (2)(c);

(d)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the initial issue date of the old notes, excluding Indebtedness outstanding under clause (2)(b), (c), (e), (f), (g), (h) or (k) of this definition;

(e)	Indebtedness Incurred in connection with an Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes;

(f)	intercompany Indebtedness or Preferred Stock between or among the Company and any of its Restricted Subsidiaries; provided that:

(i)	if the Company or any Note Guarantor is the obligor on such Indebtedness or Preferred Stock, such Indebtedness or Preferred Stock must be expressly subordinated to the prior payment in full of all obligations under the notes and the Indenture, in the case of the Company, or such Note Guarantor’s Note Guarantee, in the case of any such Note Guarantor, and

(ii)	in the event that at any time any such Indebtedness or Preferred Stock ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness or Preferred Stock shall be deemed to be Incurred and not permitted by this clause (2)(f) at the time such event occurs;

(g)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of Incurrence;

(h)	Indebtedness of the Company or any of its Restricted Subsidiaries in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, and performance, surety or appeal bonds, in the ordinary course of business (including letters of credit or banker’s acceptances in respect thereof);

(i)	Refinancing Indebtedness in respect of:

(i)	Indebtedness (other than Indebtedness owed to the Company or any Subsidiary) Incurred pursuant to paragraph (1) above, or

(ii)	Indebtedness Incurred pursuant to clause (2)(a) or (2)(d) above;

(j)	Capitalized Lease Obligations and Purchase Money Indebtedness that do not exceed the greater of:

(i)	$15 million, and

(ii)	5% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the date of determination in the aggregate at any one time outstanding;

(k)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, excluding Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(l)	Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are deposited concurrently to defease the notes as described under “Legal Defeasance and Covenant Defeasance”;

(m)	Additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $25 million at any one time outstanding (which amount may, but need not, be Incurred in whole or in part under the Bank Credit Facility); and

(n)	Indebtedness of any Restricted Subsidiary of the Company not organized under the laws of the United States, any state thereof or the District of Columbia in an aggregate principal amount not to exceed $25 million at any one time outstanding.

(3)	For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant:

(a)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(b)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (1) and (2) above, the Company, in its sole discretion, will classify such item of Indebtedness or any portion thereof in any manner that complies with this covenant and may subsequently reclassify Indebtedness or any portion thereof that meets the criteria of more than one of the types of Indebtedness described in clause (2) above among the types of Indebtedness so described, and such items of Indebtedness or any portion thereof will be treated as having been Incurred pursuant to only one paragraph or clause in this covenant;

(c)	accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; and

(d)	the maximum amount of any category of Permitted Indebtedness that the Company or any Restricted Subsidiary may Incur will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

In addition to the limitation imposed by the preceding paragraph of this covenant, any issuance of Additional Notes shall be subject to the further requirements that (a) 100% of the net proceeds of such issuance shall be applied to (i) finance improvements to the Collateral, (ii) finance the acquisition by the Company or a Note Guarantor of (x) additional domestic or United Kingdom real property (including leasehold interests), together with any facilities located thereon, and/or other property of the type that would constitute Collateral under the Indenture and the Security Documents (collectively, “Qualifying Property”) or (y) the Capital Stock of any Person that owns Qualifying Property, provided that (I) in the case of clause (x) such acquired property shall concurrently with the acquisition thereof become Collateral and (II) in the case of clause (y), (A) such Person shall become a Restricted Subsidiary of the Company and a Note Guarantor, (B) the principal amount of Additional Notes issued shall not exceed 100% of the Fair Market Value of the Qualifying Property held by such Person and (C) such Qualifying Property shall concurrently with the acquisition of Capital Stock of such Person become Collateral or (iii) Refinance Indebtedness incurred by the Company to (x) finance improvements to the Collateral, (y) finance the acquisition of Qualifying Property or Capital Stock of a Person that owns Qualifying Property, provided that such Qualifying Property shall concurrently with the consummation of the Refinancing become Collateral and in the case of the acquisition of Capital Stock of any Person as described above, such Person shall become a Restricted Subsidiary and a Note Guarantor, (b) the Mortgages shall be amended prior to or contemporaneously with such additional issuance to increase the maximum amount secured by the Mortgages by an amount equal to the aggregate principal amount of the Additional Notes less the aggregate principal amount of notes theretofore redeemed, discharged, defeased or repurchased and (c) the Company or a Note Guarantor shall, at its sole cost and expense, have performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state, local or foreign jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and first priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the Holders on such additional Collateral. Proceeds from issuances of Additional Notes shall be deposited in the Collateral Account pending application of such proceeds in accordance with the provisions of this paragraph, the Indenture and the Security Documents.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a)	declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i)	dividends or distributions payable in Qualified Capital Stock of the Company,

(ii)	dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

(iii)	pro rata dividends or distributions to the Company and/or a Restricted Subsidiary and minority holders of Capital Stock of a Restricted Subsidiary;

(b)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company other than any Capital Stock owned by the Company or a Restricted Subsidiary;

(c)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness other than Indebtedness permitted under clause (2)(f) of “—Limitation on Incurrence of Additional Indebtedness” and other than any such purchase, defeasance, redemption, prepayment, decrease or other acquisition made in anticipation of satisfying a scheduled final maturity, scheduled principal installment or scheduled sinking fund payment, in each case, due within one year of the date of such payment; or

(d)	make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment immediately after giving effect thereto:

(1)	a Default or an Event of Default shall have occurred and be continuing;

(2)	the Company is not able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of “—Limitation on Incurrence of Additional Indebtedness”; or

(3)	the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the initial issue date of the old notes up to the date thereof, less the aggregate amount of Investment Return on all Investments covered by that definition as of the date thereof, shall exceed the sum of:

(A)	50% of cumulative Consolidated Net Income or, if cumulative Consolidated Net Income is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, beginning with the first full fiscal quarter that follows the initial issue date of the old notes to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(B)	100% of the aggregate net cash proceeds (including net cash proceeds received upon the conversion of non-cash proceeds) received by the Company from any Person from any:

•	issuance and sale of Qualified Capital Stock of the Company or contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case, subsequent to the initial issue date of the old notes, or

•	issuance and sale of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the initial issue date of the old notes (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary), excluding, in each case, any net cash proceeds:

(x)	received from a Restricted Subsidiary of the Company,

(y)	used to redeem notes under “—Redemption—Optional Redemption upon Equity Offerings,” or

(z)	applied in accordance with the second paragraph of this covenant below; plus

(C)	$5 million.

Notwithstanding the preceding paragraph, this covenant does not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the acquisition of any shares of Capital Stock of the Company or any Restricted Subsidiary,

(x)	in exchange for Qualified Capital Stock of the Company, or

(y)	through the application of the net cash proceeds received by the Company from a substantially concurrent issuance or sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Restricted Subsidiary of the Company;

provided that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds shall be excluded from clause (3)(B) of the first paragraph of this covenant;

(3)	the prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent issuance or sale, other than to a Restricted Subsidiary of the Company, of:

(x)	Qualified Capital Stock of the Company, or

(y)	Refinancing Indebtedness for such Subordinated Indebtedness;

provided that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from clause (3)(B) of the first paragraph of this covenant;

(4)	if no Default or Event of Default shall have occurred and be continuing, upon the occurrence of a Change of Control, the defeasance, redemption, repurchase or other acquisition of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof, plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made the Change of Control Offer with respect to the notes and has repurchased all notes validly tendered for payment and not withdrawn in connection with such Change of Control;

(5)	if no Default or Event of Default shall have occurred and be continuing, in the event of an Asset Sale that requires an Asset Sale Offer, the defeasance, redemption, repurchase or other acquisition of any Subordinated Indebtedness at a purchase price not greater than 100% of the principal amount thereof, plus any accrued and unpaid interest thereon; provided that prior to such defeasance, redemption, repurchase or other acquisition, the Company has made an Asset Sale Offer with respect to the notes and has repurchased all notes validly tendered for payment and not withdrawn in connection with, and pursuant to, such Asset Sale Offer; provided further that the amount applied to the defeasance, redemption, repurchase or other acquisition of such Subordinated Indebtedness shall not exceed the amount of Net Cash Proceeds available after compliance with the terms of the Indenture;

(6)	if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from employees, officers or directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of the employees or directors or pursuant to employee stock purchase, deferred compensation or similar plans approved by the Board of Directors not to exceed $2.5 million in the aggregate in any calendar year;

(7)	if no Default or Event of Default shall have occurred and be continuing, the acquisition in open market purchases of Capital Stock of the Company for matching contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business;

(8)	repurchases by the Company of Qualified Capital Stock of the Company or options, warrants or other securities exercisable or convertible into Qualified Capital Stock of the Company deemed to occur upon exercise of such options, warrants or other convertible securities if such Qualified Capital Stock, options, warrants or other securities represent a portion of the exercise price of such options, warrants or convertible securities;

(9)	if no Default or Event of Default shall have occurred and be continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(10	if no Default or Event of Default shall have occurred and be continuing, Restricted Payments not to exceed $1 million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the initial issue date of the old notes, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4), (6), (7), (9) and (10) of this paragraph shall be included in such calculation and amounts expended (or deemed to be expended) pursuant to the other clauses of this paragraph shall not be included in such calculation. In the event that a proposed Restricted Payment or any portion thereof meets the criteria of more than one of the clauses in the immediately preceding paragraph, the Company will be permitted to classify or reclassify such Restricted Payment or portion thereof as being within any one or more of such clauses in respect of which it meets the criteria.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of,

(b)	at least 75% (or 100% in the case of an Asset Sale of Collateral) of the consideration received for the assets sold or disposed of by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of any one or more of the following:

•	cash or Cash Equivalents;

•	the assumption at the time of such Asset Sale by the purchaser of liabilities (other than Subordinated Indebtedness) of the Company and its Restricted Subsidiaries owed to Persons other than Affiliates of the Company as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect thereto;

•	marketable securities received by the Company and its Restricted Subsidiaries at the time of such Asset Sale that are converted into cash or Cash Equivalents by the Company and its Restricted Subsidiaries within 90 days of such Asset Sale;

•

assets (other than Capital Stock or current assets as determined in accordance with GAAP, except for current assets related to, and acquired in connection with, the acquisition of a business or of assets other than current assets) to be used by the Company or any Restricted Subsidiary in a Permitted Business (provided that any assets so acquired in connection with an Asset Sale of Collateral shall also constitute Collateral); or

•	in the case of a sale or other disposition of Capital Stock of a Person other than a Subsidiary of the Company, Capital Stock of another Person that is not a Subsidiary of the Company immediately prior to such sale or other disposition, and

(c)	if such Asset Sale is of Collateral, it complies with the applicable provisions of the Security Documents.

The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 300 days thereof to any one or more of the following:

(a)	to the extent such Asset Sale is of assets or property that do not constitute Collateral, to repay Pari Passu Indebtedness of the Company or any Note Guarantor or Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, in each case for borrowed money or constituting a Capitalized Lease Obligation and permanently reduce the commitments with respect thereto without Refinancing,

(b)	to repay or repurchase and permanently reduce commitments with respect thereto without Refinancing notes and, to the extent such Asset Sale is of assets or property that do not constitute Collateral, other Pari Passu Indebtedness of the Company or any Note Guarantor for money borrowed on a pro rata basis based on their respective aggregate principal amounts, or

(c)	(1) to make capital expenditures or purchase from a Person other than the Company and its Restricted Subsidiaries assets (other than Capital Stock or current assets as determined in accordance with GAAP, except for current assets related to, and acquired in connection with, the acquisition of a business or of assets other than current assets) to be used by the Company or any Restricted Subsidiary in a Permitted Business, or

(2) to purchase Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary or purchase all or substantially all of the assets of a business or division, which assets will be owned by the Company or a Restricted Subsidiary, in each case from a Person other than the Company and its Restricted Subsidiaries, provided that to the extent such Net Cash Proceeds were received from an Asset Sale of assets or property that constituted Collateral, any assets or property (including the assets or property of any Person acquired) so acquired pursuant to clause (c)(1) above with such Net Cash Proceeds of an Asset Sale of Collateral shall be owned by the Company or a Note Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Note Guarantor shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such property or assets to become Collateral subject to the Lien of the applicable Security Documents.

To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 300 days of the Asset Sale as described in clause (a), (b) or (c) of the immediately preceding paragraph (such unapplied Net Cash Proceeds, the “Excess Proceeds”), the Company will make an offer to purchase notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). Pursuant to an Asset Sale Offer, (1) to the extent that such Excess Proceeds resulted from an Asset Sale involving assets constituting Collateral, the Company shall purchase from all tendering Holders on a pro rata basis that principal amount of notes to be purchased equal to such Excess Proceeds and (2) to the extent that such Excess Proceeds resulted from an Asset Sale involving assets other than Collateral, the Company shall purchase from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Pari Passu Indebtedness, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of notes and the other Pari Passu Indebtedness to be purchased equal to such Excess Proceeds.

The Company may defer an Asset Sale Offer until there is an aggregate amount of Excess Proceeds from one or more Asset Sales equal to or in excess of $10 million. At that time, the entire amount of Excess Proceeds, and not just the amount in excess of $10 million, shall be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.

Each notice of an Asset Sale Offer will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 300th day, with a copy to the Trustee offering to purchase the notes as described above. Each notice of an Asset Sale Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash.

On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

To the extent Holders and holders of other Pari Passu Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not validly withdraw notes or the other Pari Passu Indebtedness in an aggregate amount exceeding the amount of Excess Proceeds, the Company will purchase the notes and to the extent permitted by the fourth preceding paragraph, the other Pari Passu Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a note is purchased pursuant to an Asset Sale Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such conflict.

Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of Excess Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries and such proceeds shall cease to constitute Collateral.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant within 300 days of conversion or disposition.

Event of Loss

In the event of an Event of Loss with respect to any Collateral, the Company may apply the Net Loss Proceeds from such an Event of Loss, within 360 days after receipt, at its option:

(a)	to the rebuilding, repair, replacement or construction of improvements to the affected asset or property (the “Subject Property”),

(b)	to make capital expenditures with respect to Collateral or to acquire properties or assets that will

(i)	constitute Collateral and

(ii)	be used in the business of the Company and its Restricted Subsidiaries as existing on the initial issue date of the old notes or in businesses reasonably related, ancillary or complementary thereto, or

(c)	a combination of the actions set forth in the foregoing clauses (a) and (b).

Any Net Loss Proceeds from any Event of Loss that are not applied within 360 days of receipt of such Net Loss Proceeds as described in clause (a), (b) or (c) of the immediately preceding paragraph, or are not designated for investment in Subject Property in respect of a project that shall have been commenced or for which binding contractual commitments shall have been entered into, prior to the end of such 360-day period, which project shall not have been abandoned, shall constitute “Excess Loss Proceeds.” The Company will make an offer to purchase notes (the “Loss Proceeds Offer”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Loss Proceeds Offer Amount”). Pursuant to a Loss Proceeds Offer, the Company shall purchase from all tendering Holders on a pro rata basis that principal amount of notes to be purchased equal to such Excess Loss Proceeds.

The Company may defer a Loss Proceeds Offer until there is an aggregate amount of Excess Loss Proceeds from one or more Events of Loss equal to or in excess of $10 million. At that time, the entire amount of Excess Loss Proceeds, and not just the amount in excess of $10 million, shall be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Loss Proceeds may be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.

Each notice of a Loss Proceeds Offer will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 360th day, with a copy to the Trustee offering to purchase the notes as described above. Each notice of a Loss Proceeds Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Loss Proceeds Offer Payment Date”). Upon receiving notice of a Loss Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash.

On the Loss Proceeds Offer Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Loss Proceeds Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Loss Proceeds Offer Amount in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

To the extent Holders which are the subject of a Loss Proceeds Offer properly tender and do not validly withdraw notes in an aggregate amount exceeding the amount of Excess Loss Proceeds, the Company will purchase the notes on a pro rata basis (based on amounts tendered). If only a portion of a note is purchased pursuant to a Loss Proceeds Offer, a new note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Loss Proceeds Offer will be cancelled and cannot be reissued.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Event of Loss” provisions of the Indenture, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under the “Event of Loss” provisions of the Indenture by virtue of such conflict.

Upon completion of a Loss Proceeds Offer, the amount of Net Loss Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of notes tendered pursuant to a Loss Proceeds Offer is less than the aggregate amount of Excess Loss Proceeds, the Company may use any remaining Net Loss Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries and such proceeds shall cease to constitute Collateral.

The Indenture will contain provisions for the release, in certain circumstances, of the Liens securing the security interest of the Holders of Collateral subject to an Event of Loss.

The Bank Credit Facility and any other future agreements relating to other Indebtedness to which the Company becomes a party from time to time may contain restrictions or prohibitions on the Company’s ability to repurchase notes.

Limitation on Designation of Unrestricted Subsidiaries

The Company may designate after the initial issue date of the old notes any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with “—Limitation on Transactions with Affiliates”; and

(2)	except for the Designation of a Subsidiary with less than $1,000 in total assets in which the Company and its Restricted Subsidiaries have made Investments of no more than $1,000, the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) in accordance with “—Limitation on Restricted Payments” in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

Neither the Company nor any Restricted Subsidiary will at any time:

(1)	provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2)	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3)	be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary.

The Company may revoke any Designation of a Subsidiary (other than a Receivables Subsidiary) as an Unrestricted Subsidiary (a “Revocation”) only if:

(1)	No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)	Except as provided in paragraph (b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2)	make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)	Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order;

(2)	the Indenture, the notes and the Note Guarantees;

(3)	contractual restrictions or encumbrances as in effect on the initial issue date of the old notes, including under the Bank Credit Facility, and any amendments, restatements, renewals, replacements or refinancings thereof; provided that any amendment, restatement, renewal, replacement or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in existence on the initial issue date of the old notes;

(4)	customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

(5)	any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrances or restrictions are not, following the acquisition, merger or consolidation, applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(6)	restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(7)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(8)	Indebtedness of any Restricted Subsidiary not organized under the laws of the United States, any state thereof or the District of Columbia permitted to be Incurred subsequent to the initial issue date of the old notes under “—Limitation on Incurrence of Additional Indebtedness,” which encumbrances or restrictions are only applicable to such Restricted Subsidiary;

(9)	restrictions on cash or other deposits imposed by landlords, customers or suppliers in contracts in the ordinary course of business to secure the performance of any Restricted Subsidiary thereunder; or

(10)	an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (2) or (5) of this paragraph (b); provided that such Refinancing agreement is not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreement referred to in such clause (2) or (5).

Limitation on Liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the initial issue date of the old notes or acquired after the initial issue date of the old notes, or any proceeds therefrom, except that the Company and its Restricted Subsidiaries may incur Liens on property or assets that are not Collateral if, contemporaneously therewith effective provision is made:

(1)	in the case of the Company or any Restricted Subsidiary other than a Note Guarantor, to secure the notes and all other amounts due under the Indenture; and

(2)	in the case of a Note Guarantor, to secure such Note Guarantor’s Note Guarantee of the notes and all other amounts due under the Indenture;

in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is Subordinated Indebtedness, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

Limitation on Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets, determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole, to any Person unless:

(a)	either:

(1)	the Company shall be the surviving or continuing corporation, or

(2)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)	shall be a corporation organized and validly existing under the laws of the United States, any State or territory thereof or the District of Columbia, and

(B)	shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance and observance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

(b)	immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of “—Limitation on Incurrence of Additional Indebtedness”;

(c)	immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(d)	the Company or the Surviving Entity, as applicable, shall cause such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

(e)	the Collateral owned by or transferred to the Company or the Surviving Entity, as applicable, shall

(1)	continue to constitute Collateral under the Indenture and the Security Documents,

(2)	be subject to the Lien in favor of the Trustee for the benefit of the Holders, and

(3)	not be subject to any Lien other than Liens permitted by the Indenture and the Security Documents; and

(f)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The provisions of clause (b) above shall not apply to:

(1)	any transfer of the properties or assets of a Restricted Subsidiary to the Company and/or to a Note Guarantor;

(2)	any merger or consolidation of a Restricted Subsidiary into or with the Company or a Note Guarantor;

(3)	any merger or consolidation of the Company into or with a Wholly Owned Restricted Subsidiary created for the purpose of holding the Capital Stock of the Company;

(4)	a merger or consolidation between the Company and a newly-created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States;

(5)	the transfer of all or substantially all of the properties or assets of the Company to a Wholly Owned Restricted Subsidiary that is a Note Guarantor;

(6)	any transfer of the properties or assets of a Restricted Subsidiary that is not a Note Guarantor to a Restricted Subsidiary; or

(7)	any merger or consolidation of a Restricted Subsidiary that is not a Note Guarantor into or with a Restricted Subsidiary;

so long as, in each case, the Indebtedness of the Company and the Restricted Subsidiaries (including a Surviving Entity) is not increased thereby.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant shall not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control,” if applicable.

Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(1)	such Person (if such Person is the Surviving Entity)

(a)	assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an officers’ certificate and opinion of counsel, and such transaction is otherwise in compliance with the Indenture; and

(b)	causes such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements or other instruments as may be required to perfect any security interests in such Collateral; and

(c)	the Collateral owned by or Transferred to Parent, Issuer, such Guarantor or the relevant Surviving Entity, as applicable, shall

(I)	continue to constitute Collateral under the Indenture and the Security Documents,

(II)	be subject to the Lien in favor of the Trustee for the benefit of the Holders, and

(III)	not be subject to any Lien other than Liens permitted by the Indenture and the Security Documents;

(2)	such Note Guarantee is to be released as provided under “Note Guarantees”;

(3)	such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with “—Limitation on Sale of Assets”; or

(4)	upon any consolidation, combination or merger or any transfer or all or substantially all of the properties and assets of any Note Guarantor in accordance with this covenant, in which the Note Guarantor is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Note Guarantor is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Note Guarantor under its Note Guarantee with the same effect as if such Surviving Entity had been named as such.

Limitation on Transactions with Affiliates

(1)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(b)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $2.5 million, the terms of such Affiliate Transaction shall be approved by a majority of the members of the board of directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the board of directors has determined that such transaction complies with the preceding provisions; and

(c)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $15 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(2)	Clause (1) above shall not apply to:

(a)	Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(b)	fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s board of directors;

(c)	Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the initial issue date of the old notes, as in effect on the initial issue date of the old notes, or the Crown Agreements, and any amendments, modifications or extensions thereto after the initial issue date of the old notes that do not materially alter the terms of such existing obligations or the Crown Agreements, taken as a whole, to the detriment of the Holders as determined in good faith by the Company’s board of directors, including a majority of the disinterested members thereof;

(d)	any Restricted Payments or Permitted Investments made in cash or any payments made with Capital Stock of the Company (other than Disqualified Capital Stock), in each case in compliance with “—Limitation on Restricted Payments”;

(e)	loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for business purposes, including travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding $2.5 million outstanding at any one time;

(f)	the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company;

(g)	transactions effected as part of a Qualified Receivables Transaction;

(h)	the use of proceeds of this offering as described above under “Use of Proceeds”; or

(i)	a non-recourse pledge of Capital Stock of an Unrestricted Subsidiary to secure a borrowing by such Unrestricted Subsidiary.

Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except to the extent not material to the Company and its Restricted Subsidiaries taken as a whole.

Reports to Holders

Whether or not required by the rules and regulations of the SEC, so long as any notes remain outstanding, the Company will:

(1)	provide the Trustee and the Holders with the annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

(2)	file with the Commission, to the extent permitted, the information, documents and reports referred to in clause (1) above within the periods specified for such filings under the Exchange Act.

In addition, at any time when the Company is not subject to or is not current in its reporting obligations under clause (2) of the preceding paragraph, the Company will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following are “Events of Default”:

(1)	default in the payment when due of the principal of or premium, if any, on any notes, including the failure to make a required payment to purchase notes tendered pursuant to an optional redemption, Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer;

(2)	default for 30 days or more in the payment when due of interest on any notes;

(3)	the failure to perform or comply with any of the provisions described under “Certain Covenants—Merger, Consolidation and Sale of Assets”;

(4)	the failure to perform or comply with any (x) of the provisions described under “Change of Control” or under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Asset Sales,” “—Event of Loss,” “—Limitation on Designation of Unrestricted Subsidiaries,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Limitation on Liens,” “—Limitation on Transactions with Affiliates” or “—Reports to Holders” or (y) covenant or agreement in any Security Document, in each case, for 30 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(5)	the failure to perform or comply with any other covenant or agreement contained in the Indenture or in the notes for 60 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(6)	Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the aggregate amount of such Indebtedness unpaid or accelerated exceeds $10 million;

(7)	failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments (net of any amounts covered by third party insurance) against any of them, aggregating $10 million or more, which judgment(s) remain outstanding for a period of 60 days or more and are not paid, discharged, bonded or stayed;

(8)	certain events of bankruptcy affecting the Company or any of its Significant Restricted Subsidiaries or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary;

(9)	any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee (other than by reason of the termination of the Indenture or the release of any Note Guarantee in accordance with the Indenture); or

(10)	any Security Document shall cease to be in full force and effect, or cease to be effective in all material respects to grant a Lien on the Collateral (which shall be a perfected Lien if required by the applicable Security Document) with the priority purported to be created thereby for 45 days after notice by the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes to the Company.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (8) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission shall affect any subsequent Default or impair any rights relating thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and the TIA. Subject to all limitations and provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No Holder of any notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

(1)	such Holder gives to the Trustee written notice of a continuing Event of Default;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to pursue the remedy;

(3)	such Holders of the notes provide to the Trustee indemnity reasonably satisfactory to the Trustee;

(4)	the Trustee does not comply within 60 days; and

(5)	during such 60 day period the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

The Company is required to deliver to the Trustee written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year, the status of Default or Event of Default described and what actions the Company is taking or proposes to take upon respect thereto. If a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default within 90 days after the Default or Event of Default becomes known to the Trustee. Notwithstanding the foregoing, except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes and have all obligations of the Note Guarantors discharged with respect to their Guarantees (“Legal Defeasance”). Legal Defeasance means that the Company shall be deemed to have paid and discharged all obligations represented by the outstanding notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent investment bankers or independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States, subject to customary exceptions and qualifications, reasonably acceptable to the Trustee and not from an employee of the Company to the effect that:

(a)	the Company shall have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the initial issue date of the old notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States, subject to customary exceptions and qualifications, reasonably acceptable to the Trustee and not from an employee of the Company to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph and, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	the Trustee shall have received an officers’ certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	the Company shall have delivered to the Trustee an opinion of counsel, subject to customary exceptions and qualifications, reasonably acceptable to the Company and not from an employee of the Company to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(2)	the Company or any Note Guarantor has paid all other sums payable by it under the Indenture; and

(3)	the Company has delivered to the Trustee an opinion of counsel and officers’ certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Note Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture or the notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, providing for uncertificated notes in addition to or in place of certificated notes, adding Collateral, Note Guarantees or covenants, issuing Additional Notes, complying with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA and making other changes which do not adversely affect the rights of any of the Holders in any material respect. The Trustee will be entitled to rely on an opinion of counsel and officers’ certificate in connection with such amendment. Other modifications and amendments of the Indenture or the notes may be made with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding notes issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, except that, without the consent of each Holder affected thereby, no amendment may with respect to any notes held by a nonconsenting Holder of the notes:

(1)	reduce the amount of notes whose Holders must consent to an amendment or waiver;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)	make any notes payable in currency other than that stated in the notes;

(5)	make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6)	amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred, make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer with respect to an Event of Loss that has occurred;

(7)	expressly subordinate the notes or any Note Guarantee to any other Indebtedness of the Company or any Note Guarantor;

(8)	eliminate or modify in any manner a Note Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture; and

(9)	release the Liens securing all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver; it is sufficient if such consent approves the substance of the proposed amendment or waiver.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

The Trustee

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and the Security Documents. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture and the Security Documents, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture, the Security Documents and the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign as provided in the TIA.

No Personal Liability

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Restricted Subsidiary shall not have any liability for any obligations of the Company or such Note Guarantor under the notes (including the Note Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture and the Security Documents. Reference is made to the Indenture for a full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its

Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person; provided that Indebtedness that is redeemed, defeased, retired or otherwise repaid immediately upon consummation of the transaction by which such other Person is merged or consolidated with or becomes a Restricted Subsidiary of such Person shall not be Acquired Indebtedness.

“Additional Notes” has the meaning set forth under “Additional Notes” above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning set forth under “Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary;

(2)	the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)	any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Company or any Restricted Subsidiary of:

(a)	any Capital Stock (other than Capital Stock of the Company);

(b)	all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c)	any property or assets (other than cash, Cash Equivalents or property or assets referred to in clause (a) or (b) above) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (including, without limitation, any property or assets received as non-cash consideration in connection with an Event of Loss).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “Certain Covenants—Merger, Consolidation and Sale of Assets”;

(2)	a disposition or series of related dispositions of assets with a Fair Market Value not to exceed $1 million in the aggregate;

(3)	for purposes of “Certain Covenants—Limitation on Asset Sales” only, the making of a Restricted Payment permitted under “Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(4)	a disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

(5)	foreclosure of a Lien incurred in accordance with the Indenture;

(6)	the disposition of Receivables and Related Assets pursuant to a Qualified Receivables Program for Fair Market Value thereof; provided that at least 75% of the consideration therefor consists of cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection therewith; and

(7)	the granting of a license for intellectual property.

“Asset Sale Offer” has the meaning set forth under “Certain Covenants—Limitation on Asset Sales.”

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock and (2) any Designation with respect to an Unrestricted Subsidiary.

“Bank Collateral” has the meaning set forth under “Collateral.”

“Bank Credit Facility” means one or more debt facilities, including the credit agreement dated as of the initial issue date of the old notes among the Company, Citicorp USA, Inc., as administrative agent, Citigroup Global Markets Inc., as book manager and arranger, and the lenders named therein, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents, in each case as such facilities) may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, refinanced or replaced from time to time by one or more facilities), including any facility adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or increasing amounts borrowed or available to be borrowed thereunder, extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such facility(ies) or any successor or replacement facility(ies) and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-I from Moody’s;

(4)	time deposits, demand deposits, certificates of deposit, eurodollar time deposits or bankers’ acceptances or overnight bank deposits, in each case maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any Person or Group (other than the Company or a Wholly Owned Restricted Subsidiary) is or becomes the “beneficial owner,” directly or indirectly, in the aggregate of 35% or more of the total voting power of the Voting Stock of the Company; or

(2)	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(3)	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with the Indenture; or

(4)	the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, provided that this clause (4) shall not apply to a transaction where the Person or Persons that, immediately prior to such transaction “beneficially owned” the outstanding Voting Stock of the Company are, by virtue of such prior ownership, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with the Indenture.

For purposes of this definition:

(a)	“beneficial owner” shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(b)	“Person” and “Group” shall have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act.

“Change of Control Payment” has the meaning set forth under “Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “Change of Control.”

“Collateral” has the meaning set forth under “Collateral.”

“Collateral Account” means the collateral account to be established pursuant to the Indenture.

“Commission” means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

“Common Stock” means, for any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the initial issue date of the old notes or issued after the initial issue date of the old notes, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period, plus or minus the following to the extent deducted or added, as the case may be, in calculating such Consolidated Net Income:

(1)	Consolidated Income Tax Expense for such Person for such period; plus

(2)	Consolidated Interest Expense for such Person for such period; plus

(3)	Consolidated Non-cash Charges for such Person for such period; less

(4)	(x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period and (y) all cash payments by such Person and its Restricted Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA for such Person in any prior period.

Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating Consolidated EBITDA for such Person only:

(a)	in proportion to the percentage of the total Capital Stock of such Restricted Subsidiary held directly or indirectly by the Company, and

(b)	to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for such Person for the four most recent full fiscal quarters of such Person for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Fixed Charges for such Four Quarter Period. For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

(1)	the Incurrence or repayment (excluding revolving credit borrowings Incurred or repaid in the ordinary course of business for working capital purposes) or redemption of any Indebtedness or Preferred Stock of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof), including the Incurrence of any Indebtedness or Preferred Stock (and the application of the proceeds thereof) giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period; and

(2)	any Asset Sale Transaction or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such determination as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring Acquired Indebtedness and including, without limitation, by giving pro forma effect to any Consolidated EBITDA (provided that such pro forma Consolidated EBITDA shall be calculated in a manner consistent with the exclusions in the definition of Consolidated Net Income) attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition (including the Incurrence of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b)	if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(c)	notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreement or Currency Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, for any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense for such Person for such period, plus (2) the product of:

(a)	the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock of the Company, dividends paid to the Company or a Restricted Subsidiary and stock dividends paid to the Company and its Restricted Subsidiaries on a pro rata basis with any other shareholders of a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times

(b)	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated U.S. federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

(1)	the aggregate of cash and non-cash interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation (whether or not interest expense in accordance with GAAP):

(a)	any amortization or accretion of debt discount or any interest paid on Indebtedness in the form of additional Indebtedness,

(b)	any amortization of deferred financing costs,

(c)	the net costs under Interest Rate Agreements or Currency Agreements (including amortization of fees),

(d)	all capitalized interest,

(e)	the interest portion of any deferred payment obligation,

(f)	commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(g)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)	net after-tax gains (but not losses) from Asset Sale Transactions or abandonments or reserves relating thereto;

(2)	net after-tax items classified as extraordinary gains and losses;

(3)	for purposes of calculating Consolidated Net Income pursuant to clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments” only, the net income (or loss) of:

(a)	any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

(b)	a Successor Company prior to assuming the Company’s obligations under the Indenture and the notes pursuant to “Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets”;

(4)	the net income (but not loss) of any Restricted Subsidiary to the extent that a corresponding amount could not be distributed to the Company at the date of determination as a result of any restriction pursuant to such Restricted Subsidiary’s charter or bylaws or any law, regulation, agreement or judgment applicable to any such distribution;

(5)	the net income (but not loss) of any Person other than the Company, including if applicable, a Surviving Entity, or a Restricted Subsidiary, except to the extent distributed to the Company or a Restricted Subsidiary in cash;

(6)	any increase (but not decrease) in net income attributable to minority interests in any Restricted Subsidiary;

(7)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the initial issue date of the old notes; and

(8)	the cumulative effect of changes in accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, after deducting therefrom:

(1)	all current liabilities, excluding intercompany items, and

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash charges, expenses or losses of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge, expense or loss which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Covenant Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Crown” means Crown Holdings, Inc. and any other Person, the Voting Stock of which is wholly-owned directly or indirectly by Crown Holdings, Inc.

“Crown Agreements” means the following agreements between the Company or its Subsidiaries and Crown or its Subsidiaries as in effect on the initial issue date of the old notes:

(a)	Corporate Agreement;

(b)	Non-Competition Agreement;

(c)	Services Agreement;

(d)	Salt Lake City PET Products Supply and Lease of Related Assets Agreement;

(e)	Newark Component Supply and Lease of Related Assets Agreement;

(f)	Voghera PET Preform Supply and Lease of Related Assets Agreement;

(g)	Faba Supply Agreement;

(h)	License Agreements;

(i)	Benefits Allocation Agreement;

(j)	Technical Services Agreement;

(k)	Tax Sharing and Indemnification Agreement; and

(l)	Lease Agreements.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designation” and “Designation Amount” have the meanings set forth under “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” above.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the notes; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control or an Asset Sale shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under “Change of Control” or “Limitation on Asset Sales,” as the case may be.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state or territory thereof or the District of Columbia or that Guarantees or otherwise provides credit support for (other than through a non-recourse pledge of Capital Stock to secure a Bank Credit Facility) Indebtedness of the Company or a Note Guarantor, excluding any Restricted Subsidiary with assets with a Fair Market Value of less than $500,000 and whose annual contribution to the Consolidated EBITDA of the Company (without giving effect to any restrictions on such Restricted Subsidiary’s ability to pay dividends or otherwise make distributions or advances to the Company) is less than $500,000.

“Equity Offering” has the meaning set forth under “—Redemption.”

“Event of Loss” means, with respect to any Collateral, any material (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) forfeiture of Collateral in connection with a settlement in lieu of clause (2) above; provided, however, any of the foregoing shall not constitute an Event of Loss to the extent it relates to Collateral with a Fair Market Value not in excess of $1 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined conclusively by the board of directors of the Company acting in good faith, and shall be evidenced by a Board Resolution.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States that are in effect as of the initial issue date of the old notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1)	to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the preceding). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)	the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5)	all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof, other than obligations with regard to securing obligations (other than obligations in clauses (1) through (4) above or (6) through (9) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(6)	Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (7) through (9) below;

(7)	all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8)	all obligations under any Interest Rate Agreements or Currency Agreements of such Person; and

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)	if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s board of directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements of such Person.

“Investment” means, with respect to any Person, any:

(1)	direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2)	capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3)	any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” shall exclude extensions of trade credit, accounts receivable or deposits, in each case arising in the ordinary course of business. “Invest,” “Investing” and “Invested” shall have corresponding meanings.

For purposes of the “Limitation on Restricted Payments” covenant, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be equal to the Company’s portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Return” means, in respect of any Investment made after the initial issue date of the old notes by the Company or any Restricted Subsidiary and treated as a Restricted Payment:

(1)	the cash proceeds received by the Company upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee;

(2)	in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a)	the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b)	that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c)	the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3)

in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person, in the case of each of clauses (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment less the amount of any previous Investment Return credited in respect of such Investment.

“Legal Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction shall be deemed to have Incurred a Lien on the property leased thereunder.

“Loss Proceeds Offer” has the meaning set forth under “Certain Covenants—Event of Loss.”

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation:

(1)	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales or brokerage commissions, and severance and relocation expenses);

(2)	taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Asset Sale; and

(4)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any adjustment to the purchase price or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Event of Loss, net of the direct costs relating to such Event of Loss, including, without limitation:

(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

(2)	taxes paid or payable in respect of such Event of Loss after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Event of Loss; and

(4)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

“Note Guarantee” means any guarantee of the Company’s Obligations under the notes and the Indenture provided by a Restricted Subsidiary pursuant to the Indenture.

“Note Guarantor” means any Restricted Subsidiary which provides a Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the notes and the Note Guarantees, the Indenture.

“Pari Passu Indebtedness” means, with respect to any Person, Indebtedness of such Person unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of such Person.

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the initial issue date of the old notes and any extension, development or expansion thereof to include any business similar, ancillary or complementary thereto.

“Permitted Indebtedness” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

(1)	Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary, or constituting a merger or consolidation, a transfer of all or substantially all of the assets or a liquidation of such Person into or to the Company or with or into a Restricted Subsidiary;

(2)	Investments by any Restricted Subsidiary in the Company;

(3)	Investments in cash and Cash Equivalents;

(4)	any Investment existing on the initial issue date of the old notes and any extension, modification or renewal of any Investments existing as of the initial issue date of the old notes (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the initial issue date of the old notes);

(5)	Investments permitted pursuant to clause (2)(b) or (e) of “Certain Covenants—Limitation on Transactions with Affiliates”;

(6)	Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(7)	Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales”;

(8)	Investments made solely in the form of common equity of the Company constituting Qualified Capital Stock;

(9)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Interest Rate Agreement or Currency Agreement permitted under “—Limitation on Incurrence of Additional Indebtedness”;

(11)	Investments by the Company or any Restricted Subsidiary in a Receivables Entity in connection with a Receivables Program which does not constitute an Asset Sale by virtue of clause (6) of the definition thereof; provided, however, that any such Investments are made only in the form of Receivables Assets; and

(12)	other Investments not to exceed $25 million at any one time outstanding.

“Permitted Liens” means any of the following:

(1)	Liens in favor of the Company or the Note Guarantors;

(2)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property which is not leased property subject to such Capitalized Lease Obligation; and provided further that to the extent that such Capitalized Lease Obligation is in respect of properties or assets that would constitute Collateral under the Indenture or the Security Documents, the Indebtedness in respect of such Capitalized Lease Obligation shall have been incurred and outstanding under clause (2)(j) of “—Limitation on Incurrence of Additional Indebtedness”;

(3)	purchase money Liens securing Purchase Money Indebtedness Incurred to finance the acquisition of tangible assets of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(a)	the related Purchase Money Indebtedness shall not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired,

(b)	the Lien securing such Indebtedness shall be created within 90 days of such acquisition; and

(c)	such Liens shall not (x) extend to any property or assets which constitute Collateral on the initial issue date of the old notes or (y) following the initial issue date of the old notes, extend to property or assets which would constitute Collateral pursuant to the Indenture or Security Documents other than to the extent such Lien relates to Purchase Money Indebtedness incurred and outstanding under clause (2)(j) of “—Limitation on Incurrence of Additional Indebtedness”;

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(6)	Liens securing Interest Rate Agreements or Currency Agreements that relate to Indebtedness that is Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and which Indebtedness is secured by the same assets as secure such Interest Rate Agreements or Currency Agreements;

(7)	Liens existing on the initial issue date of the old notes and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under “Certain Covenants—Limitation on Liens” and which Indebtedness has been Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that such new Liens do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(8)	Liens securing Acquired Indebtedness Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that

(a)	such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

(b)	such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(9)	Liens on Receivables Assets or Capital Stock of a Receivables Subsidiary, in each case granted in connection with a Qualified Receivables Transaction;

(10)	a non-recourse pledge of Capital Stock of an Unrestricted Subsidiary to secure a borrowing by such Unrestricted Subsidiary;

(11)	Liens on assets of a Restricted Subsidiary (other than a Note Guarantor) organized outside of the United States, any state or territory thereof or the District of Columbia to secure Indebtedness of such Restricted Subsidiary permitted under “Certain Covenants—Limitation on Additional Indebtedness”;

(12)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(13)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(15)	judgment Liens not giving rise to an Event of Default;

(16)	minor survey exceptions, minor encumbrances, easements, rights-of-way, zoning restrictions and other similar charges of encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(17)	leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the business of the Company and its Restricted Subsidiaries and do not materially and adversely affect the value of any material item of Collateral;

(18)	banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(19)	Liens on licenses or sublicenses that do not materially interfere with the benefits to the Company or its Restricted Subsidiaries thereunder;

(20)	Liens arising from filing Uniform Commercial Code financing statements regarding leases by the Company or any Subsidiary of assets of third parties;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(22)	Liens on fixtures and personal property granted to landlords pursuant to leases to the extent such Liens are not yet due and payable;

(23)	Liens incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business that in the aggregate secure obligations of not more that $10 million at any one time;

(24)	customary provisions in joint venture or other similar agreements restricting the sale of transfer of the interest in such joint venture or other similar entity;

(25)	Liens securing Indebtedness and other obligations under the Bank Credit Facility; provided, however, that such Lien shall not extend to any real property (whether a leasehold or fee interest), fixtures or equipment of the Company or any Note Guarantor or any additions and improvements thereto, proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any proceeds of any insurance, indemnity, warranty or guaranty payable to the Company or any Note Guarantor from time to time with respect to the foregoing, to the extent that such property or other assets would constitute Collateral under the Indenture or the Security Documents;

(26)	Liens securing the notes and the Note Guarantees; and

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Notwithstanding the foregoing, with respect to the Collateral, “Permitted Liens” shall not include the Liens described in clauses (2), (4) through (6), (14), (21), (23) through (25) and (27). The Liens described in clauses (1), (3), (7), (8), (12), (13), (15) through (20), (22) and (26) with respect to the Collateral may be subject to other qualifications and limitations identified in the Security Documents and the Indenture.

“Person” means an individual, partnership, limited partnership corporation, company, limited liability company, unincorporated organization, trust, joint venture, or governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” means, in respect of any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, assign or otherwise transfer to a Receivables Entity any Receivables Assets to obtain funding for the operations of the Company and its Restricted Subsidiaries:

(1)	for which no term of any portion of the Indebtedness or any other obligations (contingent or otherwise) or securities Incurred or issued by any Person in connection therewith:

(a)	directly or indirectly provides for recourse to, or any obligation of, the Company or any Restricted Subsidiary in any way, whether pursuant to a Guarantee or otherwise, except for Standard Undertakings,

(b)	directly or indirectly subjects any property or asset of the Company or any Restricted Subsidiary (other than Capital Stock of a Receivables Subsidiary) to the satisfaction thereof, except for Standard Undertakings, or

(c)	results in such Indebtedness, other obligations or securities constituting Indebtedness of the Company or a Restricted Subsidiary, including following a default thereunder, and

(2)	for which the terms of any Affiliate Transaction between the Company or any Restricted Subsidiary, on the one hand, and any Receivables Entity, on the other, other than Standard Undertakings and Permitted Investments, are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company, and

(3)	in connection with which, neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve a Receivable Entity’s financial condition, cause a Receivables Entity to achieve certain levels of operating results, fund losses of a Receivables Entity, or except in connection with Standard Undertakings, purchase assets of a Receivables Entity.

“Receivables Assets” means:

(1)	accounts receivable, leases, conditional sale agreements, instruments, chattel paper, installment sale contracts, obligations, general intangibles, and other similar assets, in each case relating to inventory or services of the Company and its Subsidiaries,

(2)	equipment and equipment residuals relating to any of the foregoing,

(3)	contractual rights, Guarantees, letters of credit, Liens, insurance proceeds, collections and other similar assets, in each case related to the foregoing, and

(4)	proceeds of all of the foregoing.

“Receivables Entity” means a Receivables Subsidiary or any other Person not an Affiliate of the Company, in each case whose sole business activity is to engage in Qualified Receivables Transactions, including to issue securities or other interests in connection with a Qualified Receivables Transaction, and whose sole assets consist of Receivables Assets and related assets.

“Receivables Subsidiary” means an Unrestricted Subsidiary of the Company that engages in no activities other than Qualified Receivables Transactions and activities related thereto and that is designated by the Board of Directors of the Company as a Receivables Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary, to the extent that such Refinancing does not:

(1)	result in an increase in the aggregate principal amount of the Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)	create Indebtedness with:

(a)	a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(b)	a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that:

•	if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness of the Company,

•	if such Indebtedness being Refinanced is Indebtedness of a Note Guarantor, then such Indebtedness shall be Indebtedness of the Company and/or such Note Guarantor, and

•	if such Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the notes or the relevant Note Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Payment” has the meaning set forth under “Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth under “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person (other than the Company or a Restricted Subsidiary) or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the initial issue date of the old notes or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“Security Documents” means, collectively all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Trustee and any holders of the notes in any or all of the Collateral, in each case, as amended or replaced from time to time in accordance with its terms.

“Significant Restricted Subsidiary” means a Subsidiary of the Company constituting a “Significant Subsidiary” in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the initial issue date of the old notes, except that for purposes of such determination a 5% threshold shall be used for all purposes rather than the 10% threshold stated in Rule 1-02(w).

“Standard Undertakings” means representations, warranties, covenants, indemnities and similar obligations entered into by the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction, which are customary in similar non-recourse receivables securitization transactions and which do not cause any Indebtedness Incurred in connection therewith to constitute Indebtedness of the Company or any Restricted Subsidiary or a liability on the balance sheet of the Company or its Restricted Subsidiaries prepared in accordance with GAAP, including following a default thereunder.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Company or any Note Guarantor, any Indebtedness of the Company or such Note Guarantor, as the case may be, which is expressly subordinated in right of payment to the notes or the relevant Note Guarantee, as the case may be, including without limitation the Indebtedness Incurred by the Company and any Note Guarantor under the Indenture, dated as of November 20, 2002, among the Company, the Note Guarantors named therein, and Well Fargo Bank Minnesota, N.A., as Trustee.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Surviving Entity” has the meaning set forth under “Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets.”

“UK Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is incorporated under the laws of the United Kingdom, or territory thereof or that Guarantees or otherwise provides credit support for (other than through a non-recourse pledge of Capital Stock to secure a Bank Credit Facility) Indebtedness of the Company or a Note Guarantor, excluding any Restricted Subsidiary with assets with a Fair Market Value of less than $500,000 and whose annual contribution to the Consolidated EBITDA of the Company (without giving effect to any restrictions on such Restricted Subsidiary’s ability to pay dividends or otherwise make distributions or advances to the Company) is less than $500,000.

“Unrestricted Subsidiary” means Constar Ambalaj Sanayi Ve Ticaret A.S., any Receivables Subsidiary and any other Subsidiary of the Company Designated as such pursuant to “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which all the outstanding Capital Stock (other than in the case of a Restricted Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by the Company or any other Person that would meet this definition of Wholly Owned Restricted Subsidiary.

Book-Entry Notes

The certificates representing the notes will be issued in fully registered form without interest coupons.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interest in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests or participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interest through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including additional interest, if any) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made by on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest, including additional interest, if any on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a Holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to all its participants and which will be legended as set forth in the Indenture.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

General

This section summarizes the material U.S. federal income and estate tax consequences of the exchange offer to holders of the old notes and of the ownership and disposition of the new notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought old notes from the initial purchasers in the initial offering and you are exchanging such notes for new notes pursuant to the exchange offer.

•	The discussion only covers you if you hold your old notes (and will hold your new notes) as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a regulated investment company, a dealer in securities or currencies, a partnership or other entity treated as a partnership for tax purposes, a person holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the notes.

The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is neither a U.S. holder nor a partnership.

If you are considering exchanging old notes for new notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of old notes for new notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of Notes

The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange because there should not be a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. Therefore, if a U.S. holder exchanges old notes for new notes pursuant to the exchange offer, the U.S. holder (i) should not recognize a taxable gain or loss; (ii) will have the same holding period in the new notes that the U.S. holder had in the old notes; and (iii) will have the same tax basis in the new notes that the U.S. holder had in the old notes.

U.S. Holders

Taxation of Interest.    If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of New Notes.    On the sale, retirement or redemption of your new notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new notes. Your adjusted tax basis in a new note generally will equal the cost of the old note exchanged by you.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the new note (including any holding period for the old note exchanged for such new note) for more than one year. For an individual, the maximum tax rate on long-term capital gains is 15%. The deductibility of capital losses is subject to limitations.

Amortizable Bond Premium.    If your adjusted tax basis in your new note is greater than the sum of all amounts payable on the new note, other than payments of interest, the excess is referred to as “amortizable bond premium.” If you elect, you may reduce the amount of taxable income arising from interest payments by the amount of this amortizable bond premium. The amount of these reductions would be apportioned over the term of the new notes using a constant-yield to maturity approach. This election applies to all debt instruments with amortizable bond premium acquired by you on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Non-U.S. Holders

Withholding Tax on Payments of Principal and Interest on the New Notes.    Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either (A) you are the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a new note if such interest is effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of the New Notes.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

U.S. Federal Estate Tax.    If you are an individual, your new notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the new notes were not effectively connected with the conduct of a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote. The United States federal estate tax was repealed in June, 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

U.S. Holders.    Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders.    Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on the New Notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of new notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

This communication is directed solely at persons who (1) are outside the United Kingdom, or (2) are persons falling within Article 43(2)(a) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together are referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

A broker-dealer intending to use this prospectus in the resale of new notes must so notify us on or prior to the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.

We may, in certain cases, issue a notice suspending use of the exchange offer registration statement. If we do so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the new notes, as well as the validity of the guarantees, will be passed upon for us and the guarantors by Dechert LLP, Philadelphia, Pennsylvania and Dechert LLP, London, England.

EXPERTS

The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this Prospectus have been so included in reliance on the report (which contains an emphasis of matter paragraph relating to significant transactions with Crown) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

While any notes remain outstanding, we will make available, on request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

CONSTAR INTERNATIONAL INC.

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

Management’s Report on Internal Control over Financial Reporting

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We have assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (COSO). Based on our assessment, management has concluded that, as of December 31, 2004, the Company’s internal control over financial reporting was effective based on those criteria.

Our assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm that audited the Company’s financial statements, as stated in their report, which is included herein.

/s/ MICHAEL J. HOFFMAN	/s/ WILLIAM S. RYMER
Michael J. Hoffman President and Chief Executive Officer	William S. Rymer Executive Vice President and Chief Financial Officer

March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors and Stockholders of Constar International Inc.:

We have completed an integrated audit of Constar International Inc.’s 2004 combined and consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 combined and consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Combined and consolidated financial statements and financial statement schedule

In our opinion, the combined and consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Constar International Inc. (the “Company”) and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined and consolidated financial statements. The financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7, the Company changed its method of accounting for goodwill in 2002. In addition, as discussed in Note 19, the Company has significant transactions with Crown Holdings, Inc., its former parent.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in “Management’s Report on Internal Control Over Financial Reporting” appearing on page 41, Item 8 of Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/S/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 31, 2005, except for Note 26, as to which the date is May 9, 2005

Constar International Inc.

Combined and Consolidated Balance Sheets

(in thousands, except share amounts)

	As of December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$9,316	$16,478
Accounts receivable, net (Note 4)	77,422	66,057
Accounts receivable - related party (Note 19)	6,894	922
Inventories, net (Note 5)	103,949	82,368
Deferred income taxes (Note 12)	8,346	6,755
Prepaid expenses and other current assets	8,608	6,887

Total current assets	214,535	179,467

Property, plant and equipment, net (Note 6)	194,512	223,925
Goodwill (Note 7)	148,813	148,813
Other assets (Note 8)	22,417	26,136

Total assets	$580,277	$578,341

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt (Note 10)	$19,788	$1,248
Accounts payable	83,450	79,753
Accrued liabilities (Note 9)	37,968	35,001
Accounts payable – related party (Note 19)	6,987	4,146
Income taxes payable	1,272	2,146

Total current liabilities	149,465	122,294
Long-term debt, net of current portion (Note 10)	368,637	396,170
Pension and post-retirement liabilities (Note 13)	17,475	8,267
Deferred income taxes (Note 12)	11,829	10,944
Other liabilities (Note 14)	6,587	5,567

Total liabilities	553,993	543,242

Commitments and contingent liabilities (Note 22)
Minority interests	2,287	2,285
Stockholders’ equity
Common stock, $.01 par value – 75,000,000 shares authorized at December 31, 2004 and 2003; 12,569,845 and 12,380,500 shares issued and outstanding at December 31, 2004 and 2003, respectively	125	120
Preferred stock, $.01 par value – 5,000,000 shares authorized; None issued or outstanding at December 31, 2004 and 2003
Additional paid-in capital	276,403	275,070
Accumulated other comprehensive loss	(20,993)	(18,300)
Treasury Stock, at cost – 37,483 shares at December 31, 2004 and none at December 31, 2003	(210)
Unearned compensation	(2,284)	(1,852)
Accumulated deficit	(229,044)	(222,224)

Total stockholders’ equity	23,997	32,814

Total liabilities and stockholders’ equity	$580,277	$578,341

The accompanying notes are an integral part of these combined and consolidated financial statements.

Constar International Inc.

Combined and Consolidated Statements of Operations

(in thousands, except per share data)

	For the Year Ended December 31,
	2004	2003	2002
Net customer sales	$839,786	$739,657	$700,490
Net related party sales (Note 19)	4,396	2,632	3,838

Net sales	844,182	742,289	704,328

Cost of products sold, excluding depreciation	746,684	657,869	589,259
Depreciation	51,060	55,488	55,863

Gross profit	46,438	28,932	59,206

Operating expenses:
Selling and administrative expenses	28,107	23,040	10,809
Management charges			3,648
Research and technology expenses	5,725	5,220	12,129
Write off of deferred financing costs (Note 8)		751
Interest expense, net	39,798	34,221	7,037
Foreign exchange adjustments	62	(1,468)	74
Provision for restructuring and asset impairment (Note 11)	1,095	11,557
Goodwill impairment loss (Note 7)		183,000
Other (income) expenses, net (Note 17)	(24,948)	4,429	550

Total operating expenses	49,839	260,750	34,247

Income (loss) before taxes and cumulative effect of change in accounting	(3,401)	(231,818)	24,959
(Provision) benefit for income taxes (Note 12)	(3,417)	11,362	(10,170)
Minority interests	(2)	(93)	(118)

Income (loss) before cumulative effect of change in accounting	(6,820)	(220,549)	14,671
Cumulative effect of change in accounting for goodwill			(50,059)

Net loss	$(6,820)	$(220,549)	$(35,388)

Per common share data:
Basic and Diluted:
Income (loss) before cumulative effect of change in accounting for goodwill	$(0.57)	$(18.38)	$1.22
Cumulative effect of change in accounting for goodwill			(4.17)

Net loss	$(0.57)	$(18.38)	$(2.95)

Weighted Average Shares Outstanding:
Basic	12,028	12,000	12,000
Diluted	12,028	12,000	12,002

The accompanying notes are an integral part of these combined and consolidated financial statements.

Constar International Inc.

Combined and Consolidated Statements of Stockholders’ Equity

(in thousands)

	Comprehen- sive Income (Loss)	Common Stock	Additional Paid-In- Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned Compen- sation	Owner’s Net Investment	Accumulated Deficit	Total
Balance, December 31, 2001		—	—	(32,403)		—	588,275	—	555,872
Net loss	$(35,388)						(33,713)	(1,675)	(35,388)
Translation adjustments	5,051			5,051					5,051
Minimum pension liability adjustment, net of tax	2,030			2,030					2,030

Comprehensive loss	$(28,307)

Capital contributions from Crown							8,701		8,701
Dividends paid to Crown							(351,673)		(351,673)
Costs associated with initial public offering							(2,000)		(2,000)
Non-cash capital contribution from Crown							63,522		63,522
Earned compensation on restricted stock						7			7
Issuance of restricted stock			180			(180)			—
Capitalization of owner’s net investment as a result of the initial public offering		120	272,992				(273,112)		—

Balance, December 31, 2002		120	273,172	(25,322)		(173)	—	(1,675)	246,122
Net loss	$(220,549)							(220,549)	(220,549)
Translation adjustments	6,124			6,124					6,124
Minimum pension liability adjustment, net of tax	898			898					898

Comprehensive loss	$(213,527)

Issuance of restricted stock			1,898			(1,898)
Earned compensation on restricted stock						219			219

Balance, December 31, 2003		$120	$275,070	$(18,300)		$(1,852)	$—	$(222,224)	$32,814
Net loss	$(6,820)							(6,820)	(6,820)
Translation adjustments	3,854			3,854					3,854
Minimum pension liability adjustment, net of tax	(6,547)			(6,547)					(6,547)

Comprehensive loss	$(9,513)

Issuance of restricted stock, net		5	1,333		(210)	(1,311)			(183)
Earned compensation on restricted stock						879			879

Balance, December 31, 2004		$125	$276,403	$(20,993)	$(210)	$(2,284)	$—	$(229,044)	$23,997

The accompanying notes are an integral part of these combined and consolidated financial statements.

Constar International Inc.

Combined and Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net loss	$(6,820)	$(220,549)	$(35,388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment loss		183,000
Depreciation and amortization	53,333	57,491	55,863
Provisions for restructuring and asset impairments	1,095	11,557
Earned compensation on restricted stock	879	219	7
Deferred income taxes	2,747	(12,075)	(5,270)
Write off of deferred financing costs		751
Write down of fixed assets and property dispositions	610	2,674
Cumulative effect of a change in accounting for goodwill			50,059
Changes in assets and liabilities, net:
Receivables	(15,215)	(8,064)	815
Inventory	(20,002)	6,078	(14,538)
Prepaid expenses	(448)	(11,936)	(2,428)
Accounts payable – related party, net	2,152	(861)	1,249
Accounts payable and accrued liabilities	3,563	15,173	(114)
Pensions and post retirement benefits	4,887	2,253	10,986
Other, net	1,312	(722)	1,245

Net cash provided by operating activities	28,093	24,989	62,486

Cash flows from investing activities
Purchases of property, plant and equipment	(22,154)	(47,067)	(29,963)
Proceeds from sale of property, plant and equipment	289	127	733
Acquisition of business		(4,000)

Net cash used in investing activities	(21,865)	(50,940)	(29,230)

Cash flows from financing activities
Net change in long-term balances due to related party			(36,704)
Capital contributions			8,701
Proceeds from issuance of Senior Subordinated Notes			172,392
Proceeds from Revolver Loan	112,000	130,000	55,000
Repayment of Revolver Loan	(120,000)	(160,000)
Proceeds from Term B Loan		—	150,000
Repayment of Term B Loan	(1,248)	(26,437)	(375)
Proceeds from Second Lien Loan		75,000
Proceeds from other debt		1,547
Change in outstanding cash overdrafts	(4,614)	5,514	815
Dividends paid to Crown and its affiliates			(351,673)
Costs associated with initial public offering and debt financing		(4,102)	(13,700)
Minority dividends paid		(1,024)	(1,367)

Net cash provided by (used in) financing activities	(13,862)	20,498	(16,911)

Effect of exchange rate changes on cash and cash equivalents	472	1,018	814

Net change in cash and cash equivalents	(7,162)	(4,435)	17,159
Cash and cash equivalents at beginning of period	16,478	20,913	3,754

Cash and cash equivalents at end of period	$9,316	$16,478	$20,913

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$37,133	$32,509	$4,342
Income taxes	$1,767	$416	$12,307

The accompanying notes are an integral part of these combined and consolidated financial statements.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in thousands unless otherwise noted)

1.    Basis of Presentation

These combined and consolidated financial statements include the accounts of Constar International Inc. (the “Company” or “Constar”), its wholly-owned subsidiaries and a majority interest in a joint venture.

Prior to its initial public offering on November 20, 2002 Constar had operated as a division of Crown Holdings, Inc. (“Crown”). Therefore, separate financial statements have not historically been prepared for its business. The combined financial statements prior to November 20, 2002 were derived from historical accounting records and are presented as if the operations within each country had been conducted exclusively within a separate subsidiary in that country. In connection with the initial public offering, Crown transferred ownership of certain of its affiliates to Constar and Constar transferred certain of its affiliates to Crown. Accordingly, the accompanying financial statements for periods after the transfer of these affiliates have been prepared on a consolidated basis. The accompanying financial statements for the periods prior to the transfer of ownership of the Crown and Constar affiliates have been prepared on a combined basis.

The Company operates 13 plants in the United States and 3 plants in Europe. The European plants are in the U.K., the Netherlands and Turkey. Constar produces polyethylene terephthalate (“PET”) plastic packaging for beverage, food and other consumer end-use applications. Two additional operations are located in plants that also contain other Crown businesses. The balances and results of the Salt Lake City PET bottle operations were included based on specific identification and, in some cases, management’s estimates. The balances and results of the Voghera, Italy PET bottle operations, which principally serves one customer, were included based on specific identification, management’s estimates and allocations to the Constar business using a method that Crown management believes is reasonable. After the initial public offering the equipment at these two facilities was leased to Crown. Crown will operate the facilities under agreements to manufacture and supply PET bottles and preforms to Constar, and to its customers on behalf of Constar. See Note 19 of Combined and Consolidated Financial Statements for Related Party Transactions.

2.    Initial Public Offering

On November 20, 2002, the Company completed an initial public offering of 10,500,000 shares of its common stock for $12.00 per share. Immediately prior to the closing of the initial public offering, Crown contributed to the capital of the Company its outstanding intercompany receivable due from the Company in the amount of $63.5 million. Crown sold the Company shares in the initial public offering, retaining the proceeds from the transaction. Concurrent with the closing of the initial public offering, the Company repaid its $350 million note payable to Crown.

3.    Summary of Significant Accounting Policies

Basis of Combination

All significant intercompany balances and transactions have been eliminated. Transactions between Constar and other Crown operations have been identified in the Combined and Consolidated Financial Statements as transactions among related parties.

Cash and Cash Equivalents

Cash equivalents represent investments with maturities of three months or less from the time of purchase and are carried at cost which approximates fair value because of the short maturity of those instruments. Certain funds are held at financial institutions which amounts are in excess of federally insured limits.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation

For non-U.S. subsidiaries which operate in a local currency environment, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. Translation adjustments for these subsidiaries are recorded in accumulated other comprehensive loss as a separate component of stockholders’ equity. Cumulative translation adjustments are not adjusted for income taxes as they relate to earnings permanently reinvested in foreign subsidiaries.

The U.S dollar is the functional currency for Constar’s operation in Turkey. Local currency inventories and plant and other property are translated into U.S. dollars at approximate rates prevailing when acquired; all other assets and liabilities are translated at year-end exchange rates. Inventories charged to cost of sales and depreciation are remeasured at historical rates; all other income and expense items are translated at average exchange rates prevailing during the year. Gains and losses which result from remeasurement are included in earnings.

Exchange rates used to translate the results of operations and the balance sheets were as follows:

	For the Year Ended December 31,
	2004	2003	2002
Statements of operations
British pound to USD	1.83	1.64	1.50
Euro to USD	1.24	1.13	0.95

	As of December 31,
	2004	2003	2002
Balance sheets
British pound to USD	1.92	1.78	1.61
Euro to USD	1.35	1.25	1.05

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized from product sales when the goods are shipped and the title and risk of loss pass to the customer. Constar’s business generally does not operate under a formal inspection/acceptance process. Provisions for discounts and rebates to customers, and returns and other adjustments, are provided in the same period that the related sales are recorded. During 2004, Constar sold products to Crown in conjunction with the Newark and Voghera Agreements. Constar recognized revenue related to sales under these agreements consistent with its revenue recognition policies to third parties. See Note 19 for a description of related party transactions.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of products sold in the statements of operations.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivables are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Allowances for doubtful accounts are based on historical experience and known factors regarding specific customers. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required. The current year expense to adjust the allowance for doubtful accounts is recorded within cost of products sold in the combined and consolidated statements of operations. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost or market with the cost principally determined using an average cost method. Provisions for potentially obsolete or slow-moving inventory are made based on management’s analysis of inventory levels, historical usage and market conditions.

Goodwill

Effective January 1, 2002, goodwill, which represents the excess of the purchase price over the estimated fair value of the identifiable net assets of companies acquired to date, is no longer being amortized, and will be tested for impairment on an annual basis, or more frequently if facts and circumstances indicate that goodwill may be impaired. Goodwill is impaired if the net book value of a reporting unit exceeds its estimated fair value. Fair value of the reporting units is estimated based upon discounted cash flow analyses and the use of market multiples. At least once per year and more routinely in the event that facts and circumstances indicate that the carrying value may be impaired, the Company performs a recoverability evaluation. If the evaluation indicates that the carrying amount of the asset is not recoverable from its undiscounted cash flows, then an impairment loss is measured by comparing the carrying amount of the asset to its fair value. See Note 7 for a description of the Company’s write-downs in accordance with this policy.

Property, Plant and Equipment

Property, plant and equipment is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives of existing assets. Maintenance and repairs are expensed as incurred. The Company capitalizes interest costs associated with significant capital projects using its average borrowing rate. When property, plant and equipment is retired or otherwise disposed, the net carrying amount is eliminated with any gain or loss on disposition recognized in earnings at that time.

Depreciation is provided on a straight-line basis for financial reporting purposes and an accelerated basis for tax purposes over the estimated useful lives of the assets.

The range of estimated economic lives assigned to each significant asset category is as follows:

Years
Land improvements	25
Building and building improvements	25 to 40
Machinery & equipment	10
Furniture, computer equipment, tools and molds	5 to 7

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the cost of long-lived assets other than goodwill may be impaired, Constar performs a recoverability evaluation. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets are compared to the assets’ carrying amounts to determine

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

whether a write-down to fair value is required in accordance with the Financial Accounting Standard Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which became effective on January 1, 2002.

Restructuring

As of January 1, 2003, the Company records restructuring charges in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 establishes accounting and reporting guidelines for the recognition and measurement of a liability at its fair value for the cost associated with an exit, including restructuring, or disposal activity in the period in which the liability is incurred, rather than at the date of a commitment to an exit or disposal plan. The Company followed these guidelines in connection with recording the impact of the shutdown of two manufacturing operations during the fiscal years 2004 and 2003. See Note 11 for additional discussion.

Risk Management Contracts

In the normal course of operations, the Company may enter into contracts to manage its exposure to fluctuations in foreign currency exchange rates. Such exposures may arise from foreign currency-denominated receivables and obligations, anticipated transactions or firm commitments. The gains or losses on these contracts generally offset changes in the value of the related exposures. At December 31, 2004 and 2003, the Company had no contracts outstanding to manage its exposure to fluctuations in foreign currency exchange rates.

Interest Expense

Subsequent to the closing of the Company’s initial public offering, the Company records interest expense based on the actual interest rates and amounts outstanding under its debt agreements. Prior to the closing of the Company’s initial public offering, interest expense was charged from Crown and principally reflects the interest cost on the net average intercompany indebtedness. Management believes the methodology was reasonable but it was not necessarily indicative of the cost that would have been incurred if Constar had been operated as a standalone entity. Interest rates charged by Crown were based on Crown’s external rates. No such charges were made subsequent to the initial public offering at November 22, 2002. Interest rates charged in 2002 were as follows:

For the Year Ended December 31, 2002
United States	4.1%
United Kingdom	6.0%
Netherlands	4.6%

Income Taxes

Deferred income taxes are determined using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”. No provision is made for U.S. income taxes on the portion of undistributed earnings of foreign subsidiaries which are deemed to be permanently reinvested in those operations. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. Prior to the initial public offering, Constar did not file separate tax returns in each of the various countries in which it operates, except for Turkey. Instead, the taxable income was included in the consolidated tax returns of Crown affiliates in each country. Subsequent to the initial public offering, Constar files separate tax returns and reflects the application of the asset and liability method for computing income taxes. The accompanying Combined and Consolidated Financial Statements through December 31, 2002 reflect tax computations through November 20, 2002 as if Constar filed separate tax returns in each of these jurisdictions and reflect the application of the asset and liability approach for all periods presented. The current tax provision, where applicable, is assumed to have been paid to the consolidated tax group in the period incurred.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 23 for an additional discussion regarding the Company’s stock plans.

The Company did not record compensation expense related to its stock option plan for the years ended December 31, 2004 and 2003 because grants were at 100% of the fair market value on the grant date. If the fair value based method prescribed in SFAS No. 123 “Accounting for Stock-Based Compensation,” had been applied to stock option grants in 2004, the Company’s net loss and basic and diluted net loss per share would have increased as summarized below:

	2004	2003
Net loss
As reported	$(6,820)	$(220,549)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects.	571	142
Deduct: Total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(721)	(319)

Pro forma	$(6,970)	$(220,726)

Basic loss per share
As reported	$(0.57)	$(18.38)
Pro forma	(0.58)	(18.39)
Diluted loss per share
As reported	$(0.57)	$(18.38)
Pro forma	(0.58)	(18.39)

In December 2004, the FASB issued a revised SFAS No. 123. The amended SFAS No. 123 supersedes APB Opinion No. 25 and eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. This statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. In addition, SFAS No. 123 clarifies guidance in several areas including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The provisions of this statement are effective beginning the first interim or annual reporting period that begins after June 15, 2005. The Company does not expect that the initial adoption of this statement will have a material impact on the Company’s results of operations or financial position as stock option awards currently outstanding will fully vest soon after the effective date.

Net Loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Net loss per share assuming dilution considers the potential issuance of common shares under the Company’s stock option plan, based on the treasury stock method. The treasury stock method assumes use of exercise proceeds to repurchase common stock at the average fair market value in the period.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and Technology

Research, development and engineering expenditures, which amounted to $5.7 million, $5.2 million and $12.1 million in 2004, 2003 and 2002, respectively, are expensed as incurred and reported in research and technology expenses in the Combined and Consolidated Statements of Operations. Substantially all engineering and development costs are related to developing new products and designing significant improvements to existing products. Prior to the closing of the Company’s initial public offering on November 20, 2002, research and technology expenses represented charges from CCK Technologies approximately equal to 1.8% of sales. In return, CCK Technologies provided the Company with access to CCK Technologies’ intellectual property related to PET; paid for the Company’s direct cost of research, development and engineering activities; provided the Company with legal services for the defense of rights for existing technologies; and provided the Company with support for customer claims resolution, supplier qualifications, spoilage reduction, and product and material specifications. As of November 20, 2002, this arrangement was discontinued and the Company’s requirements were thereafter met through Constar employees, by outsourcing with unrelated third-party providers, and a research and development agreement with CCK Technologies. During the third quarter of 2003, the Company ceased outsourcing research and technology to CCK Technologies. See Note 19.

Recent Accounting Pronouncements

In December 2003, the FASB issued a revised version of FIN No. 46, “Consolidation of Certain Variable Interest Entities” (VIEs), which is an interpretation of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements.” FIN No. 46 addresses the application of ARB No. 51 to VIEs, and generally would require that assets, liabilities and results of the activity of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. Public companies other than small business issuers must apply the revised FIN No. 46 by the end of the first reporting period beginning after December 15, 2003 (March 31, 2004 for calendar-year-end companies) to all entities that are not special purpose entities. The Company analyzed certain leasing arrangements with Crown Holdings, Inc. subsidiaries and concluded that the adoption of this standard had no impact on the Company’s results of operations or financial position.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FAS 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive approaches. For all public and non-public companies that sponsor one or more plans with more than 100 participants, FAS 106-2 was effective as of the first interim or annual period beginning after June 15, 2004 (third quarter 2004 for the Company). Based upon the review of the Company’s prescription drug plan under the currently issued regulations, the Company concluded that its current plan is not actuarially equivalent to the benefits provided under Medicare Part D. As such the Company’s prescription drug plan will not qualify for the federal subsidy and will not require any change in accounting to conform to the requirements of FAS 106-2.

In December 2004, the FASB issued a revised SFAS No. 123, “Accounting for Stock Based Compensation.” The amended SFAS No. 123 supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employers” and eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123 as originally issued. This statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. In addition, SFAS 123 clarifies guidance in several areas including measuring fair value, classifying an award as

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equity or as a liability, and attributing compensation cost to reporting periods. The provisions of this statement are effective beginning the first interim or annual reporting period that begins after June 15, 2005.The Company does not expect that the initial adoption of this statement will have a material impact on the Company’s results of operations or financial position as stock option awards currently outstanding will fully vest soon after the effective date.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of this statement will have a material impact on the Company’s results of operations or financial position.

In October of 2004, the American Job Creation Act of 2004 (AJCA) was signed into law. The AJCA allows companies to repatriate earnings from foreign subsidiaries at a reduced U.S. tax rate. Constar has evaluated the new §965 elements of the act and as a result of the Company’s Net Operating Loss (NOL) carry forward and expectations to continue to generate NOL’s into the foreseeable future, Constar does not expect to repatriate any foreign dividends in accordance with the AJCA. Constar evaluated the impact of the Qualified Domestic Production Deduction provision (§199 elements) of the AJCA and believes the 2005 impact will be immaterial. Constar will continue to evaluate the provisions of the AJCA and its impact on the Company on a going forward basis.

4.    Accounts Receivable

	December 31,
	2004	2003
Trade and note receivables	$72,720	$64,215
Less: allowance for doubtful accounts	(2,396)	(2,970)

Net trade receivables	70,324	61,245
Value added taxes recoverable	5,958	4,429
Miscellaneous receivables	1,140	383

	$77,422	$66,057

5.    Inventories

	December 31,
	2004	2003
Finished goods	$68,366	$48,346
Raw materials and supplies	35,583	34,022

	$103,949	$82,368

The inventory balance has been reduced by reserves for obsolete and slow-moving inventories of $447 and $918 as of December 31, 2004 and 2003, respectively.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Property, Plant and Equipment

	December 31,
	2004	2003
Buildings and improvements	$70,167	$70,208
Machinery and equipment	649,774	628,940
Less: accumulated depreciation and amortization	(536,182)	(493,751)

	183,759	205,397
Land and improvements	4,047	3,928
Construction in progress	6,706	14,600

	$194,512	$223,925

The Company did not capitalize any interest costs during 2004. However, during 2003, the Company capitalized approximately $1.5 million of interest costs.

7.    Goodwill

Effective January 1, 2002, Constar adopted the provisions of SFAS No. 142, which required companies to cease amortizing goodwill and certain intangible assets deemed to have an indefinite useful life. Instead, SFAS No. 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS No. 142 and annually thereafter. Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. On an annual basis, or more frequently if facts and circumstances indicate that goodwill may be impaired, the Company performs an impairment review by comparing the fair value of a reporting unit, including goodwill, to its carrying value. The impairment review involves a number of assumptions and judgments including the identification of the appropriate reporting units and the calculation of fair value. The Company uses the market value of its common stock plus a control premium to calculate fair value.

Historically, Constar’s operations were reported through Crown’s Americas and Europe reporting segments. However, the operations within Europe and the U.S. are similar in the nature of their products, production processes, the types of classes of customers for products and the methods used to distribute products. Accordingly, Constar has only one reporting segment but has identified the following reporting units as of January 1, 2002: United States and Europe. In connection with Constar’s transitional impairment review, recorded goodwill was determined to be impaired in the European reporting unit. During the second quarter of 2002, Constar completed its transitional impairment review of identified reporting units and recognized an impairment charge of approximately $50 million as a cumulative effect of a change in accounting principle as of January 1, 2002. Subsequent to the Company’s initial public offering in November 2002 and as of December 31, 2002, the Company identified that it had only one reporting unit.

Due to the trading price of the Company’s common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, the Company determined that a goodwill impairment existed at June 30, 2003. Based on a preliminary assessment, the Company recognized an estimated impairment charge of $183 million in the second quarter of 2003. The fair value of the Company was determined by quoted market prices of the Company’s common stock plus a control premium. In accordance with SFAS No. 142, the Company performed a detailed analysis of the fair value of the Company’s assets and liabilities, including obtaining appraisals for fixed assets and intangibles, during the third quarter of 2003. Based on the results of that analysis, the Company was not required to make any adjustments to the estimated impairment charge of $183 million as recorded during the second quarter ended June 30, 2003. In 2004, the Company completed its annual test and based on that test, there was no impairment of goodwill.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of goodwill is presented below:

Balance as of December 31, 2001	$381.872
Fiscal 2002 impairment	(50,059)

Balance as of December 31, 2002	331,813
Fiscal 2003 impairment	(183,000)

Balance as of December 31, 2003 and 2004	$148,813

8.    Other Assets

	December 31,
	2004	2003
Cash surrender value of life insurance	$1,521	$1,480
Deferred underwriter fees	11,403	12,974
Prepaid contract fees	3,498	5,333
Customer tooling	4,729	4,070
Pension intangible	1,203	1,302
Other	63	977

	$22,417	$26,136

The pension intangible at December 31, 2004 and December 31, 2003 was recognized in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” In accordance with that standard, an additional minimum pension liability was recognized to the extent of the unfunded accumulated benefit obligation, and an intangible asset of $1,203 and $1,302 at December 31, 2004 and December 31, 2003 respectively was recognized to the extent of the unrecognized prior service cost. The deferred underwriter fees related to Constar’s Senior Secured Credit Agreements, Senior Subordinated Notes and the Second Lien Loan are being amortized over the remaining terms of the respective agreements. During fiscal 2003, the Company completed its appraisals of machinery and equipment purchased in connection with the acquisition of machinery and equipment as discussed in Note 25. The Company had originally allocated approximately $2.1 million of the purchase price to a ten year supply agreement. The final allocation of the $4 million purchase price resulted in the entire balance being applied to the manufacturing assets.

In connection with certain customer sales agreements, the Company purchases tooling specific to that customer’s products and the Company is reimbursed for these costs as product is sold to the customer. These assets are owned by the customer but the contracts stipulate that the Company will be fully reimbursed upon termination of the agreement.

During fiscal 2003, the Company made certain payments to customers in connection with obtaining or extending long term contracts. The Company amortizes these fees over the term of the agreement.

In connection with the placement of the additional second lien term loan in December 2003 discussed in Note 10, there was a permanent reduction in the amounts available under the Company’s seven year term loan and the revolving credit facility. As a result of these permanent reductions, the Company charged to expense a pro-rata share of the deferred financing costs related to these two facilities of approximately $0.7 million during fiscal 2003. See Note 10 and Note 26 for a discussion regarding a refinancing that occurred during February 2005 which resulted in the write-off of certain deferred financing costs reflected in the Company’s balance sheet as of December 31, 2004. In connection with that transaction the Company incurred additional costs and expenses that will be capitalized and amortized over the lives of the new facilities.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Accrued Liabilities

	December 31,
	2004	2003
Salaries, wages and other employee benefits	$13,494	$13,060
Accrued value added taxes	4,816	3,818
Interest	1,709	1,823
Pension	7,570	2,000
Restructuring	2,342	4,697
Environmental	180	198
Other accrued taxes	1,814	1,889
Postretirement	455	800
Other	5,588	6,716

	$37,968	$35,001

The balance in the environmental accrual represents costs which are expected to be incurred by the Company’s Netherlands plant as discussed in Note 22.

10.    Senior Subordinated Notes and Credit Facilities

	December 31,
Debt	2004	2003
Short-term
Revolver	$17,000	$—
Term B Loan	1,248	1,248
Other	1,540	—

Total Short-term debt	$19,788	$1,248

Long-term
Revolver	$—	$25,000
Term B Loan	120,693	121,940
Senior Subordinated Notes	175,000	175,000
Unamortized debt discount	(2,056)	(2,317)
Second Lien Term Loan	75,000	75,000
Other	—	1,547

Total Long-term debt, net of current portion	$368,637	$396,170

Senior Secured Credit Agreement. Concurrent with the initial public offering of common stock and the issuance of $175 million senior subordinate notes, the Company entered into a Senior Secured Credit Agreement. The Senior Secured Credit Agreement consisted of a $150 million seven-year term loan (“Term B Loan”) and a $100 million five-year revolving loan (“Revolver Loan”) facility. The Term B Loan had an interest rate of LIBOR plus 450 basis points with a 200 basis point LIBOR minimum. The Revolver Loan had an interest rate of LIBOR plus 375 basis points with a 200 basis point LIBOR minimum. On December 23, 2003, in consideration for the payment of fees and expenses of approximately $5.0 million, the Company obtained a $75 million Second Lien Term Loan due December 23, 2010 (“Second Lien Loan”). The Second Lien Loan had an interest rate of LIBOR plus 800 basis points. The net proceeds from the Second Lien Loan were used to prepay $25 million of

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Term B Loan with the remainder used to pay down the Revolver Loan. The pay down of the Term B Loan resulted in a permanent $25 million reduction in the amounts available under that facility. In addition, the total amount available under the Revolver Loan was reduced from $100 million to $90 million. See Note 26 regarding the February 2005 refinancing that resulted in the repayment of all amounts outstanding under the Revolver Loan, Term B Loan and Second Lien Loan.

At December 31, 2004, there was $122.0 million outstanding on the Term B Loan, $75.0 million outstanding on the Second Lien Loan, $17.0 million outstanding on the Revolver Loan and $5.2 million outstanding under letters of credit. In addition, the Company had $9.3 million of cash and cash equivalents on hand as well as $67.8 million of availability under the Revolver Loan.

The Term B Loan required annual principal payments of approximately $1.3 million until final payment was due in November 2009. No other principal repayments were scheduled for the other loans until their respective maturity dates.

The Senior Secured Credit Agreement contained customary affirmative and negative covenants, including certain covenants requiring the Company to maintain Senior Leverage, Total Leverage, Interest Expense Coverage and Fixed Charge Leverage ratios. In addition, the Company’s Senior Secured Credit Agreement limited the Company’s ability to make capital expenditures.

In connection with obtaining the Second Lien Loan, the following financial covenants and financial covenant levels were amended from September 30, 2003 through June 30, 2005: (i) Minimum EBITDA; (ii) Maximum Senior Leverage; (iii) Minimum Interest Coverage; and (iv) Maximum Capital Expenditures. The Total Leverage and Fixed Charge Leverage ratios were eliminated until September 30, 2005. After June 30, 2005, Constar’s financial covenant levels will be the same as originally set forth in the Senior Secured Credit Agreement. These covenants for the period after June 30, 2005, were based on the Company’s forecasted profitability and business plan as of the initial public offering in November 2002. The Company was in compliance with all covenants at December 31, 2004.

As discussed further in Note 26, on February 11, 2005, the Company completed a refinancing which consisted of the sale of $220 million of Senior Secured Floating Rate Notes due 2012 (“Senior Notes”) and entered into a new four year $70 million Senior Secured Asset Based Revolving Credit Facility (“Credit Agreement”). The proceeds, net of expenses, from the refinancing were used to repay amounts outstanding under the Revolver Loan, Term B Loan and Second Lien Loan. In connection with the repayment and termination of these facilities, the Company incurred approximately $3.5 million of prepayment penalties which will be charged to expenses in 2005. The Company completed its February 11, 2005 refinancing in part because it would not have been in compliance in 2005 with certain financial covenants included in the Revolver Loan, Term B Loan and Second Lien Loan. As a result of this February 11, 2005 refinancing, the Company has extended its debt maturities, reduced its effective interest costs and created less restrictive financial covenants. The Company’s previously issued Notes were not refinanced.

The Senior Notes bear interest at the rate of LIBOR plus 3.375% per year. Interest on the notes will be reset quarterly. Interest on the Senior Notes will be payable quarterly on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The Senior Notes will mature on February 15, 2012. The Company may redeem some or all of the Senior Notes at any time on or after February 15, 2007, under the circumstances and at the prices described in the indenture governing the Senior Notes, described below. In addition, prior to February 15, 2007, the Company may also redeem up to 35% of the Senior Notes with the net proceeds of certain equity offerings. If the Company experiences a change of control, holders of the Senior Notes may require the Company to repurchase the Senior Notes.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Credit Agreement consists of a $70.0 million four-year revolving loan facility, $25.0 million of which is available to provide for the issuance of letters of credit. The Credit Agreement also includes a $15.0 million swing loan subfacility. The obligations under the Credit Agreement are guaranteed by each of the Company’s existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). Borrowings under the Credit Agreement are limited to the lessor of (i) $70 million or (ii) a borrowing base comprised of the sum of (i) up to 85% of the Company’s and its domestic subsidiaries’ eligible trade accounts receivable, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of the Company’s and its domestic subsidiaries eligible inventory and (B) up to 75% of the Company’s and its domestic subsidiaries’ eligible inventory (valued at the lower of cost on a first-in, first-out basis and market), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar International U.K. Limited and (B) up to 70% of eligible inventory of Constar International U.K. Limited (valued at the lower of cost on a first-in, first-out basis and market), less in the case of both receivables and inventory discretionary eligibility reserves. In addition, the administrative agent under the revolving loan facility may impose discretionary reserves against the entire revolving loan facility. As of March 29, 2005, the Company’s borrowing base was approximately $89.1 million.

The Company will pay monthly a commitment fee equal to 0.5% per year on the undrawn portion of the revolving loan facility. The Company also will pay fees on any letters of credit outstanding under the Credit Agreement. The revolving loan facility will initially bear interest at a rate equal to LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, LIBOR plus a margin ranging from 2.00% to 2.50% depending on average monthly available credit under the revolving loan facility, or alternatively at Citibank’s base rate plus a margin ranging from 1.00% to 1.50%.

Under the Credit Agreement, the Company pledged as collateral all of the capital stock of its domestic and United Kingdom subsidiaries and 65% of the voting stock of its other foreign subsidiaries, and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of its domestic and United Kingdom subsidiaries.

The Credit Agreement also provides that the Company may request up to a $30.0 million increase in the size of the facility. The lenders are not obligated to grant such increase, and even if it is obtained, our ability to borrow the increased amount will be subject to various conditions contained in the Credit Agreement and the indentures governing the Senior Notes and Notes.

The Credit Agreement contains customary affirmative, financial and negative covenants relating to the Company’s operations and its financial condition. The financial covenants require the Company to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million, and imposes maximum capital expenditures.

Constar’s ability to make capital expenditures is limited by the financial covenants contained in its new Credit Agreement. These financial covenants impose maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008. These covenants allow for the carry forward of a certain amount of spending below covenant levels in previous periods. In order to satisfy significant business awards, including those relating to conversions from other forms of packaging, the Company may need to purchase additional equipment. To the extent such purchases would cause the Company to exceed the capital expenditure restrictions of the new Credit Agreement, the Company would have to obtain the lenders’ consent before making such purchases. There can be no assurances that the lenders would grant any such consent.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Subordinated Notes. On November 20, 2002, the Company completed its public offering of $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2012 (“Notes”). The Notes were issued at 98.51% of face value and will mature on December 1, 2012. Interest on the Notes is payable semi-annually on each December 1 and June 1.

The Company may not redeem the Notes prior to December 1, 2007. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after December 1, 2007, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on December 1 of any year set forth below:

Year	Percentage
2007	105.5%
2008	103.7%
2009	101.8%
2010 and 2011	100.0%

At any time, or from time to time, on or prior to December 1, 2005, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued up to that time at a redemption price equal to 111% of the principal amount thereof; provided, that: (1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued up to that time remains outstanding; and (2) the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

Guarantees. All of the existing and future U.S. subsidiaries of the Company that guarantee the Senior Secured Credit Agreement will guarantee the payment of the principal, premium and interest on the Notes on an unsecured senior subordinated basis.

11.    Restructuring and Asset Impairments

In September 2003, the Company announced its plans to implement a cost reduction initiative under which it closed two facilities in Birmingham, Alabama and Reserve, Louisiana. Under the plan, approximately 130 positions were eliminated at the affected facilities and certain production assets at these locations were to be relocated to other manufacturing facilities. As a result of this initiative, the Company recognized restructuring provisions of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during 2003, primarily related to adjusting the assets to salvage value. The restructuring provisions consisted of approximately $1.3 million for severance and termination benefits for both facilities and approximately $3.6 million for contract and lease termination costs. During 2004, the Company recognized an additional $1.1 million restructuring charge to account for the change in expected lease costs relating to the Birmingham facility. A summary of the 2003 initiative is presented below:

	Contract and Lease Termination Costs	Severance and Termination Benefits	Total
Charges to income	$3,574	$1,285	$4,859
Payments	(273)	(936)	(1,209)

Balance at December 31, 2003	3,301	349	3,650

Charges to income	1,085	10	1,095
Payments	(1,805)	(349)	(2,154)

Balance at December 31, 2004	$2,581	$10	$2,591

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The balance in the restructuring reserves at December 31, 2004 represent the expected severance costs, lease costs and other exit costs from certain operations closed in 2003 and will be paid over the next two years. The short-term portion of the restructuring balance, which is expected to be paid in 2005 is $1,279 and is reported in Accrued Liabilities on the Combined and Consolidated Balance Sheets. The expected payment for 2006 is $1,314 and is reported in Other Liabilities on the Combined and Consolidated Balance Sheets.

In 2002, the U.S. operations recorded a charge through selling and administrative expenses of $941. This was related to the excess of expected lease costs over the related sublease income for certain operations closed in 1997. At December 31, 2004 and 2003, the balance for the 1997 restructuring reserve was $1,063 and $1,717, respectively. The Company expects that all payments pertaining to this initiative will be paid out in 2005.

12.    Income Taxes

Pre-tax income/(loss) was generated under the following jurisdictions:

	Year Ended December 31,
	2004	2003	2002
U.S.	$(1,409)	$(235,305)	$27,558
Europe	(1,992)	3,487	(2,599)

	$(3,401)	$(231,818)	$24,959

The benefit (provision) for income taxes consists of the following:

	Year Ended December 31,
	2004	2003	2002
Current tax (provision) benefit:
U.S.	$(250)	$653	$(15,193)
Europe	(420)	(1,366)	(247)

	(670)	(713)	(15,440)

Deferred tax (provision) benefit:
U.S.	(3,453)	12,106	5,146
Europe	706	(31)	124

	(2,747)	12,075	5,270

Total benefit (provision) for income taxes	$(3,417)	$11,362	$(10,170)

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. federal statutory tax rate of 35% to pre-tax income/(loss) as a result of the following differences:

	Year Ended December 31,
	2004	2003	2002
Pre-tax income/(loss) at 35%	$1,190	$81,136	$(8,736)
Non-U.S. operations at different rates	20	(24)	(210)
Goodwill impairment		(64,050)
Foreign exchange gains	(102)	(195)	(620)
Valuation allowance	(4,674)	(5,383)	(135)
Other, net	149	(122)	(469)

Benefit (provision) for income taxes	$(3,417)	$11,362	$(10,170)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Constar paid income taxes of $1,767, $416 and $12,307 in 2004, 2003 and 2002, respectively. Income taxes paid in 2002 include amounts paid through Crown in accordance with the tax sharing agreement.

The components of deferred tax assets and (liabilities) were:

	December 31,
	2004	2003
Current deferred tax assets:
Employee benefits	$6,304	$3,663
Restructuring reserves	819	1,809
Other operating accruals	1,223	1,283

Net current deferred tax asset	8,346	6,755

Long-term deferred tax assets (liabilities):
Property, plant and equipment	(22,463)	(24,382)
Net operating loss carryforwards	14,425	15,022
Employee benefits	5,942	4,019
Valuation allowance	(10,192)	(5,518)
Restructuring	459	(85)

Net long-term deferred tax liability	(11,829)	(10,944)

Net deferred tax liability	$(3,483)	$(4,189)

During 2004, the Company recorded an additional valuation allowance of approximately $4.6 million to cover the increase in deferred tax assets. During 2003, the Company recorded a valuation allowance of approximately $5.5 million to cover a portion of the net operating loss generated during fiscal 2003. The majority of the Company’s federal tax net operating losses will expire in 2018. The Company also has net operating losses of up to $36 million in various states. The Company does not currently anticipate realizing deferred tax assets to the extent the assets exceed deferred tax liabilities.

13.    Pension and Postretirement Benefits

Substantially all of the U.S. salaried and hourly personnel participate in a defined benefit pension plan. The benefits under this plan for salaried employees are based primarily on years of service and remuneration near retirement. The benefits for hourly employees are based primarily on years of service and a fixed monthly multiplier. Plan assets consist principally of common stocks and fixed income securities.

In the U.S., the Company sponsors unfunded plans to provide health care and life insurance benefits to pensioners and survivors. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverage. Life insurance benefits are generally provided by insurance contracts. The Company reserves the right, subject to existing agreements, to change, modify or discontinue the plans.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A measurement date of December 31 was used for all plans presented below.

The components of the pension and postretirement benefit expense/(income) for the U.S. plans were as follows:

	2004			2003		2002
	Pension	Post- retirement		Pension	Post- retirement	Pension	Post- retirement
Service cost	$1,742	$		$1,772	$43	$1,374	$266
Interest cost	4,083		508	3,649	657	5,242	801
Expected return on plan assets	(4,323)			(3,790)		(4,724)
Recognized actuarial loss	3,003		943	2,005	647	2,506	469
Recognized prior service cost	153		(194)	159		164	(288)
Curtailment				145
Special termination benefits				22

Total pension and postretirement expense	$4,658		$1,257	$3,962	$1,347	$4,562	$1,248

Changes in the benefit obligation for Constar U.S.:

	2004		2003
	Pension	Post- retirement	Pension	Post- retirement
Benefit obligation at January 1	$61,288	$7,261	$54,475	$10,314
Service cost	1,742		1,772	43
Interest cost	4,083	508	3,649	657
Amendments				(3,497)
Actuarial (gain)/loss	12,816	(54)	3,507	555
Special termination benefits			22
Benefits paid	(2,971)	(420)	(2,137)	(811)

Projected benefit obligation at December 31	$76,958	$7,295	$61,288	$7,261

Accumulated benefit obligation at December 31	$72,960		$57,939

Changes in pension plan assets for Constar U.S.:

	2004	2003
Plan assets at January 1	$52,022	$45,875
Actual returns on plan assets	4,630	5,900
Employer contributions	1,069	2,384
Benefits paid	(2,971)	(2,137)

Plan assets at December 31	$54,750	$52,022

Reconciliation of funded status for Constar U.S.:

	2004		2003
	Pension	Post- retirement	Pension	Post- retirement
Plan assets less than benefit obligation	$(22,208)	$(7,295)	$(9,266)	$(7,261)
Unrecognized actuarial loss	42,845	4,611	33,295	5,607
Unrecognized prior service cost	1,225	(3,303)	1,302	(3,497)

Net amount recognized	$21,862	$(5,987)	$25,331	$(5,150)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U.S. Plan Assets	Target Allocation 2005	Percentage of Plan Assets at December 31,
		2004	2003
Equity Securities	45%-70%	61%	62%
Debt Securities	30%-50%	36%	36%
Other	0%-10%	3%	2%

Total		100%	100%

The expected long-term rates of return are determined at each measurement date based on a review of the actual plan assets and the historical returns of the capital markets adjusted for certain interest rates as appropriate. Equity securities are expected to return 10% to 11% over the long-term, while debt securities are expected to return between 4% and 7%. The Company expects that the Plan’s asset manager will provide a modest (0.5% to 1.0% per annum) premium to the respective market benchmark indices.

The Company’s investment policy is to provide for growth of capital with a moderate level of volatility by investing in assets per the target allocation stated above. The asset allocation and the investment policy are reviewed semi-annually to determine if changes are necessary.

Constar estimates that its expected contributions to the U.S pension and postretirement plans for the 2005 fiscal year will aggregate $8.0 million.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal year(s) ending:

	Pension	Post Retirement
(a) 2005	$3,136	$455
(b) 2006	$3,132	$461
(c) 2007	$3,204	$434
(d) 2008	$3,382	$439
(e) 2009	$3,530	$461
(f) 2010-2014	$21,885	$2,589

Employees of the U.K. operation may participate in a contributory pension plan with a benefit based on years of service and final salary. Participants contribute 5% of their salary each year and the U.K. operation contributes the balance, which is currently approximately 8% of salary. The assets of the plan are held in a trust and are primarily invested in equity securities.

The components of pension expense for the U.K. plan were:

	Years Ended December 31,
	2004	2003	2002
Service cost	$373	$194	$200
Interest cost	413	364	280
Expected return on plan assets	(370)	(287)	(274)
Recognized loss	74	78	44

Total pension expense	$490	$349	$250

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the benefit obligation for the U.K. pension plan were:

	December 31,
	2004	2003
Benefit obligation at January 1	$6,335	$4,680
Service cost	373	194
Interest cost	413	364
Actuarial loss	1,092	438
Participant contributions	128	98
Benefits paid	(55)	(16)
Foreign currency rate changes	577	577

Projected benefit obligation at December 31	$8,863	$6,335

Accumulated benefit obligation at December 31	$6,559	$4,687

Changes in the plan assets for the U.K. pension plan were:

	December 31,
	2004	2003
Plan assets at January 1	$3,983	$2,589
Actual returns on plan assets	428	635
Employer contributions	437	318
Participant contributions	128	98
Benefits paid	(55)	(16)
Foreign currency rate changes	350	359

Plan assets at December 31	5,271	3,983

Plan assets less than benefit obligation	(3,592)	(2,352)
Unrecognized actuarial loss	3,372	2,206

Net amount recognized as non-current asset (liability)	$(220)	$(146)

U.K. Plan Assets	Target Allocation 2005	Percentage of Plan Assets at December 31,
		2004	2003
Equity Securities	N/A	86%	86%
Debt Securities	N/A	12%	12%
Other	N/A	2%	2%

Total		100%	100%

Equity securities are expected to return 8% to 9% over the long-term, while debt securities are expected to return between 4.5% and 6.5%. The Company expects that the Plan’s asset manager will provide a modest (0.5% to 1.0% per annum) premium to the respective market benchmark indices.

The investment policy is to maintain a balanced but pro-equity approach to maximize the long term return on the plan’s assets while paying proper attention to the liability profile, funding requirements and investment risks. The Company annually reviews its agreement to ensure that the investments held are suitable for the plan and are appropriately diversified.

Constar estimates that its expected contributions to the U.K pension plan for the 2005 fiscal year will aggregate $0.5 million.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid from the plan for the fiscal year(s) ending:

(a) 2005	$59
(b) 2006	$62
(c) 2007	$64
(d) 2008	$67
(e) 2009	$69
(f) 2010-2014	$390

Employees in the Netherlands operation are entitled to a retirement benefit based on years of service and final salary. The plan is financed via participating annuity contracts and the values of the participation rights approximate the unfunded service obligation based on future compensation increases. Premiums are expensed as incurred and were $476, $437 and $198 in 2004, 2003 and 2002, respectively.

The components of pension expense for the Netherlands plan were:

Year Ended December 31, 2004
Service cost	$473
Interest cost	81
Expected return on plan assets	(80)

Total pension expense	$474

Changes in the benefit obligation for the Netherlands. pension plan were:

December 31, 2004
Benefit obligation at January 1	$—
Service cost	473
Interest cost	81
Actuarial loss	401
Participant contributions	120
Benefits paid	(620)
Acquisition/Other	1,455
Foreign currency rate changes	169

Projected benefit obligation at December 31	$2,079

Accumulated benefit obligation at December 31	$—

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the plan assets for the Netherland’s. pension plan were:

December 31, 2004
Plan assets at January 1	$—
Actual returns on plan assets	45
Employer contributions	467
Participant contributions	120
Acquisition/Other	1,455
Benefits paid	(620)
Foreign currency rate changes	130

Plan assets at December 31	1,597

Plan assets less than benefit obligation	(482)
Unrecognized actuarial loss	474

Net amount recognized as non-current asset (liability)	$(8)

Netherlands Plan Assets	Target Allocation 2005	Percentage of Plan Assets at December 31, 2004
Other	100%	100%

Total	100%	100%

The Netherlands plan is funded via an insurance contract. The expected long-term rate reflects the Company’s estimate of the annual return that will be awarded by the insurance company in respect of the participation right inherent in the contract.

Constar estimates that its expected contributions to the Netherlands pension plan for the 2005 fiscal year will aggregate $0.5 million.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal year(s) ending:

(a) 2005	$702
(b) 2006	$730
(c) 2007	$760
(d) 2008	$790
(e) 2009	$822
(f) 2010-2014	$4,621

Consolidated amounts recognized in the balance sheet consist of:

	Years Ended December 31,
	2004		2003
	Pension	Post- retirement	Pension	Post- retirement
Current liability	$(7,570)	(455)	$(2,000)	$(800)
Non-current liability	(11,935)	(5,540)	(3,917)	(4,350)
Intangible asset	1,203		1,302
Minimum pension included in Stockholders’ Equity	39,936		29,946

Net amount recognized	$21,634	$(5,995)	$25,331	$(5,150)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of minimum pension liabilities of $13,924 in 2004 and $10,481 in 2003 were also included as a component of accumulated other comprehensive loss.

The weighted average actuarial assumptions for the plans were as follows:

	2004	2003	2002
U.S.
Discount rate	5.75%	6.25%	6.75%
Compensation increase	3.00%	3.00%	3.00%
Long-term rate of return	8.50%	8.50%	9.50%

U.K.
Discount rate	5.25%	6.25%	7.25%
Compensation increase	4.00%	5.50%	5.50%
Long-term rate of return	8.50%	8.50%	9.50%

Netherlands
Discount rate	4.50%	N/A	N/A
Compensation increase	3.50%	N/A	N/A
Long-term rate of return	5.50%	N/A	N/A

The health care accumulated postretirement benefit obligation was determined at December 31, 2004 and 2003 using a health care cost trend rate of 7.0% for both years, decreasing to 4.9% over eight years for both 2004 and 2003. The discount rate was 5.75% for December 31, 2004 and 6.75% for December 2003 and 2002. This plan was closed to new participants as of December 31, 2002. Only employees as of that date that met certain employment experience and were of a certain age will be allowed to receive benefits under this plan at time of retirement. Changing the assumed health care cost trend by one percentage point would change the accumulated postretirement benefit obligation by approximately $883 and the total of service and interest cost by approximately $60. A 1.0% change in the expected rate of return on plan assets would have changed 2004 U.S. pension expense by approximately $508. A 0.5% change in the discount rate would have changed 2004 U.S. pension expense by approximately $526 and 2004 postretirement expense by approximately $60.

Prior to November 21, 2002, Crown sponsored a Savings and Investment Plan and an Employee Stock Purchase Plan that covered substantially all U.S. employees. Since November 21, 2002, Constar has maintained its own like plans. The Company’s contributions to the Savings Investment Plan were $994, $874 and $302 in 2004, 2003 and 2002, respectively.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program potentially to reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer’s program.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FAS 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive approaches. For all public and non-public companies that sponsor one or more plans with more than 100 participants, FAS 106-2 was effective as of the first interim or annual period beginning after June 15, 2004 (third quarter 2004 for the Company). Based upon the review of the Company’s prescription drug plan under the currently issued regulations, the Company concluded that its current plan is not actuarially equivalent to the benefits provided under Medicare Part D. As such the Company’s prescription drug plan will not qualify for the federal subsidy and will not require any change in accounting to conform to the requirements of FAS 106-2.

14.    Other Liabilities

	December 31,
	2004	2003
Postemployment benefits	$1,991	$2,142
Restructuring	1,312	1,167
Asset retirement obligation	691	628
Accrued rent	2,193	74
Other	400	1,556

	$6,587	$5,567

Postemployment benefits consist primarily of disability and severance benefits for U.S. personnel. Accrued rent consists primarily of the additional expense recognized for operating leases on a straight-line basis over the lease term.

15.    Capital Stock

As of December 31, 2004 and 2003, the Company’s authorized capital stock consists of 75 million shares of common stock, par value $.01 per share, and 5 million shares of preferred stock, par value $.01. During 2002, the Company issued 15 thousand shares of restricted common stock to certain executives, increasing the number of issued and outstanding shares of common stock to 12.015 million at December 31, 2002. Shares outstanding for all periods presented reflect a 120,000 for one stock split that the Company effected on November 4, 2002.

During 2003, the Company granted 360,000 shares of restricted stock to certain officers and 7,000 shares of restricted stock to the non-employee directors of the Company, of which 1,500 shares were forfeited, in 2003, and 667 shares were forfeited in 2004. One third of the shares granted to non-employee directors will vest on each of the first three anniversaries of the grant date. With respect to the grants made to officers, 20% of the shares will vest on each anniversary of the grant date, provided that no more than 25% of the shares will vest until Constar stock achieves a $7.00 price target and no more than 55% of the shares will vest until Constar stock achieves a $12.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves price targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. Seven years after the grant date or upon an earlier change of control of the Company, any unvested shares will vest.

During February 2004, an additional 118,000 shares of restricted stock were issued to employees, of which 10,001 have been forfeited in connection with termination of employment. No executive officers of the Company received shares in connection with this grant. One-third of the shares vest on each of the first three anniversaries of the grant date.

In April 2004, the Company granted 15,000 shares of restricted stock to one officer and 3,500 shares of restricted stock to an employee. During August 2004, the Company granted an additional 158,500 shares of

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

restricted stock to certain other officers. These shares vest in the same manner described above with respect to the 2003 grants, except that the price targets for the officer’s grants are set at $6.00, $9.00 and $12.00 instead of $7.00, $12.00 and $15.00. In August 2004, the Company also granted 5,500 shares to non-employee directors of the Company of which 750 shares were forfeited in 2004. These shares vest one-third per year over three years.

During 2004, 77,671 shares of restricted stock were forfeited and another 33,484 shares were surrendered to satisfy federal income tax obligations. The Company applied 75,172 of the forfeited shares to satisfy awards granted in 2004.

On February 17, 2005, the Company issued 55,205 restricted stock units to certain officers in connection with the Company’s incentive compensation plan for fiscal 2004. When these units vest on February 17, 2008, they may be paid, at the discretion of the Compensation Committee of the Company’s Board of Directors, in (i) cash or (ii) stock. Any payments in stock would be made from shares authorized under the 2002 Stock Based Incentive Compensation Plan.

For the years ended December 31, 2004, 2003 and 2002, the Company recorded an expense of approximately $879, $219 and $7, respectively related to the amortization of the vesting period of these grants.

The holders of the Company’s common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Additional shares of the Company’s authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of the common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The Board of Directors also has the authority to issue up to 5 million shares of preferred stock without approval of the Company’s holders of common stock.

There were no shares of preferred stock issued or outstanding at December 31, 2004 or 2003.

16.    Lease Commitments

Constar leases certain property, including warehousing facilities that are classified as operating leases and, as such, are not capitalized. Terms of the leases, including purchase options, renewals, maintenance costs and escalation clauses, vary by lease.

The following is a schedule of future minimum lease payments under long-term operating leases:

Year Ending December 31,
2005	$12,089
2006	9,952
2007	6,516
2008	5,716
2009	6,767
Thereafter	20,683

Net minimum lease payments	$61,723

Rental commitments in 2005 have been reduced by minimum sublease rentals of $30 due in the future under non-cancelable subleases. The future minimum lease payments include step rent provisions and escalation clauses in the respective years of the increase. Actual expense may be different as step rent provisions and escalation clauses are recognized on a straight line basis over the minimum lease term.

Total rental expense was $11,493, $10,244 and $9,217 in 2004, 2003 and 2002, respectively.

Crown is the guarantor or co-obligor of four of Constar’s real property leases, which have total expected future rent payments of approximately $2.6 million.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Other Expense (Income):

	2004	2003	2002
Bad debt expense	$228	$2,198	$660
Property, plant and equipment net write offs	385	2,469
Legal settlement	(25,100)
Royalty income, net	(1,278)	(158)
Restricted stock compensation expense	879	219
Other	(62)	(299)	(110)

	$(24,948)	$4,429	$550

On November 1, 2004, Constar settled its Oxbar® patent infringement action against Continental PET Technologies, Inc. and received $25.1 million proceeds as discussed in Note 22.

18.    Earnings Per Share

The following table summarizes the basic and diluted earnings per share computations for 2004, 2003 and 2002:

	2004	2003	2002
Net income before cumulative effect of a change in accounting	$(6,820)	$(220,549)	$14,671
Cumulative effect of a change in accounting			(50,059)

Net income/(loss)	$(6,820)	$(220,549)	$(35,388)

Weighted average shares	12,028	12,000	12,002
Basic and diluted EPS	$(0.57)	$(18.38)	$(2.95)

Basic EPS excludes all potentially dilutive securities and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the assumed exercise and conversion of potentially dilutive securities, including stock options and preferred stock, in periods when they are not anti-dilutive; otherwise, it is the same as basic EPS.

Basic and diluted EPS are the same for the twelve months ended December 31, 2004, 2003 and 2002. Common shares contingently issuable upon the exercise of outstanding stock options amounted to 181,676 and restricted shares outstanding amounted to 467,075 for 2004. Since the exercise prices of the then outstanding options were above the average market price for the related period, these shares and the restricted shares were excluded from the computation of earnings per share because the impact of their inclusion would be anti-dilutive.

19.    Related Party Transactions

Concurrently with the completion of the Company’s initial public offering, the Company entered into lease agreements with Crown for its Philadelphia headquarters, a research facility in Alsip, Illinois, and a warehouse facility in Belcamp, Maryland. For the years ended December 31, 2004, 2003 and 2002, the Company paid Crown $1,477, $1,422 and $123, respectively, under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2005 and the current Alsip lease agreement expires on December 31, 2006. The Belcamp lease is on a month to month basis. In addition, the Company also entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting reporting, tax, information technology, benefits administration, purchasing and logistics. This agreement expired at the end of 2003 and was extended on similar terms (excluding certain services that Constar no longer purchases from Crown), which has since expired and is being renegotiated. The Company

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recorded an expense of $5,159, $4,864 and $504 during the years ended December 31, 2004, 2003 and 2002, respectively, related to the transition services agreement and had a $266 and $333 payable to Crown at December 31, 2004 and 2003, respectively.

Concurrently with the completion of the Company’s initial public offering, one of the Company’s subsidiaries, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (“SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement expired on November 19, 2004 but the Company and Crown USA continue to operate under its terms. The Company purchased approximately $15,888, $13,977 and $1,089 of PET preforms and containers from Crown during the years ended December 31, 2004, 2003 and 2002, respectively. The Company had a net payable to Crown of approximately $597 and $362 related to the SLC Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of the Company’s initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (“Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004 but the Company and Crown USA continue to operate under its terms. The Company sold approximately $3,811, $1,613 and $130 of rings, bands and closures to Crown during the years ended December 31, 2004, 2003 and 2002, respectively. The Company had a net receivable from Crown of approximately $585 and $231 related to the Newark Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of the Company’s initial public offering, one of the Company’s subsidiaries, Constar Plastics of Italy, S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (“Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on December 31, 2003, and an extension is being negotiated. Net of resin sales, the Company purchased approximately $3,199, $1,277 and $1717 of PET preforms from Crown during the years ended December 31, 2004, 2003 and 2002, respectively. The Company had approximately a $15 net receivable due from Crown and approximately a $3,348 net payable to Crown related to the Voghera Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of the Company’s initial public offering, Constar Italy and Crown Faba Sirma S.p.A., or Crown Faba, entered into the Faba Supply Agreement (“Faba Agreement”). Under the Faba Agreement, Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003 and an extension is being negotiated. The Company purchased approximately $2,395, $2,418 and $275 of bottles from Crown during the years ended December 31, 2004, 2003 and 2002, respectively. The Company sold approximately $857 and $1,909 of preforms to Crown during the years ended December 31, 2004 and 2003, respectively. The Company had a net receivable from Crown of approximately $170 and $691 related to the Faba Agreement at December 31, 2004 and 2003, respectively.

Concurrently with the completion of our initial public offering, Crown Cork & Seal Technologies Corporation granted Constar International U.K. Limited a royalty-bearing license to certain closures

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

technologies. For the years ended December 31, 2004, 2003 and 2002, Constar International U.K. Limited paid to Crown Cork & Seal Technologies Corporation approximately £284, £315 and £297, respectively, in royalties under this license and had a net payable to Crown of approximately £68 and £41 related to this license agreement at December 31, 2004 and 2003, respectively.

The Company had a Research and Development agreement with two subsidiaries of Crown, CarnaudMetalbox plc and CCK Technologies, which governed Constar’s use of Crown’s Research and Development centers in Alsip, Illinois and Wantage, England. CCK Technologies and CarnaudMetalbox guaranteed access to the services of specific employees at their standard rate. During the third quarter of 2003, the Company ceased outsourcing research and technology to CCK Technologies. The Company incurred costs of approximately $1,071 and $226 related to the Research and Development Agreement during the years ended December 31, 2003 and 2002, respectively. The Company had a net payable to Crown of approximately $13 at December 31, 2003 and none at December 31, 2004.

Concurrently with the completion of our initial public offering, the Company entered into a Benefits Allocation Agreement with Crown, under which the Company and Crown allocated responsibility for certain employee benefit liabilities. The Company retained or assumed all liability for compensation and benefits owed to the Company’s active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for the Company’s hourly employees. The Company also expanded this plan to include the Company’s active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2004, the Company had an under-funded benefit obligation of approximately $33.6 million under such plans. See Note 13 for Pension and Postretirement disclosures.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a putative securities class action lawsuit, as described in Item 3 of this Annual Report on Form 10-K, are being advanced on behalf of those directors by the Company or the relevant insurer. Because the claims are against both the Company and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than the Company. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we have incurred certain indemnification obligations to Crown with respect to this lawsuit.

20.    Segment Information

Constar has only one reportable segment. The operations within Europe and the U.S. are similar in the nature of their products, production processes, the types or classes of customers for products and the methods used to distribute products. Historically, Constar’s operations were reported through Crown’s Americas and Europe reportable segments.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net customer sales and long-lived assets for the countries in which Constar operated were:

	Years Ended December 31,
	Net Customer Sales			Long-lived Assets
	2004	2003	2002	2004	2003	2002
United States	$621,765	$560,182	$546,085	$146,284	$173,284	$188,982
United Kingdom	120,977	94,497	83,041	31,512	34,294	31,745
Other	97,044	84,978	71,364	16,716	15,538	14,395

	$839,786	$739,657	$700,490	$194,512	$223,116	$235,122

Constar’s financial systems do not produce complete financial information on a product line basis.

21.    Major Customer Sales

Generally, Constar supplies its customers pursuant to contracts with terms of one year or longer. The Company typically protects itself from fluctuations in the price of PET resin through customer contracts that contain price adjustments based on the price of resin. In 2004, the Company’s top five customers accounted for an aggregate of 60% of the Company’s sales, while the Company’s top ten customers accounted for an aggregate of 75% of the Company’s sales.

During the same period, purchases by PepsiCo accounted for an aggregate of 30% of the Company’s sales while Coca-Cola accounted for 13%. Other than these two customers, no customer accounted for more than 10% of the Company’s sales in 2004.

22.    Commitments and Contingencies

On November 1, 2004, Constar settled its Oxbar® patent infringement action against Continental PET Technologies, Inc. Constar was paid $25.1 million, which was applied to Constar’s revolving loan facility. In addition, Constar granted Continental PET Technologies, Inc. and its former parent company, Owens-Illinois, Inc., global licenses to multilayer applications of the Oxbar® patents. Constar also settled the related dispute with Chevron Phillips Chemical Company LP. Constar and Rexam have entered into a new license going forward that grants Chevron rights to practice the Oxbar® patents, but not for rigid polyester packages such as PET containers. The original license agreement with Chevron survives only for purposes of a sublicense agreement between Chevron and a third party.

Constar is also one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container base design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. On November 28, 2003, the Court granted summary judgment in favor of the defendants. The parties dismissed without prejudice certain remaining unadjudicated claims in order to position the case for appeal to the Federal Circuit Court of Appeals by the plaintiff. On February 24, 2004, judgment was entered in accordance with the November 28, 2003 ruling and an appeal was filed. Briefing in the Federal Circuit was completed on December 15, 2004, and argument has been scheduled for April 4, 2005.

The Company and certain of its present and former directors, along with Crown Holdings, Inc., as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit filed in the United Sates District Court for the Eastern District of Pennsylvania, In re Constar International, Inc. Securities Litigation (Master File No. 03-CV-05020). This action consolidates previous lawsuits, namely

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Parkside Capital LLC v. Constar International Inc¸ et al.(Civil Action No. 03-5020), filed on September 5, 2003 and Walter Frejek v. Constar International Inc. et al. (Civil Action No.03-5166), filed on September 15, 2003. The consolidated and amended complaint, filed June 17, 2004, generally alleges that the registration statement and prospectus for the Company’s initial public offering of its common stock on November 14, 2002 contained material misrepresentations and/or omissions. Plaintiffs claim that defendants in these lawsuits violated Sections 11 and 15 of the Securities Act of 1933. Plaintiffs seek class action certification and an award of damages and litigation costs and expenses. Under the Company’s charter documents, an agreement with Crown and an underwriting agreement with Crown and the underwriters, Constar has incurred certain indemnification and contribution obligations to the other defendants with respect to this lawsuit. The Company believes the claims in the action are without merit and intends to defend against them vigorously.

The Company is a defendant in a lawsuit that was filed in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of its Orlando, Florida facility seeking unspecified monetary damages. The lawsuit alleges bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles from 1980-1987. PVC suppliers and a manufacturer of the manufacturing equipment used to process the PVC are also defendants. The litigation is currently in the discovery stage. The Company believes the claims are without merit and is aggressively defending against the claims. A trial with respect to one of the plaintiffs, which had been docketed for the fourth quarter of 2004, has been removed from the court’s calendar. A new date has not been scheduled.

Constar cannot reasonably estimate the amount of any loss that may result from the above matters.

The Company is subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes that the ultimate liabilities resulting from these lawsuits and claims will not materially impact its results of operations or financial position.

Constar has various commitments, totaling $6.5 million, to complete ongoing capital projects and purchase materials and supplies as part of the continuing conduct of business.

Constar has received requests for information or notifications of potential responsibility from the Environmental Protection Agency, or EPA, and certain state environmental agencies for certain off-site locations. Constar has not incurred any significant costs relating to these matters. Constar has been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and remediation has been completed at the third site. Constar has also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. Constar’s share of the remediation costs has been minimal thus far and no accrual has been recorded for future remediation at these sites.

The Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath the Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. The Company records an environmental liability on a undiscounted basis when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Constar has recorded an accrual of $0.2 million for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. There are no other accruals for environmental matters.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, advances in technology, changes in environmental laws and regulations and their application, the scarcity

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the time periods over which site remediation occurs. It is possible that some of these matters, the outcomes of which are subject to various uncertainties, may be decided in a manner unfavorable to Constar. However, management does not believe that any unfavorable decision will have a material adverse effect on our financial position, cash flows or results of operations.

As of December 31, 2004 there were seven letters of credit outstanding under the Senior Secured Credit Agreement with a total outstanding balance of approximately $5.2 million. These letters of credit are being used as guarantees of insurance obligations, lease security guarantees, a payment guarantee to a vendor and loan obligations of a foreign affiliate.

23.    Stock Option Plan

The Company has a stock-based incentive compensation plan (the “2002 Plan”) under which employees may be granted deferred stock, restricted stock, stock appreciation rights (“SAR”) and incentive or non-qualified stock options. The Company also has a plan (the “Directors Plan”) under which non-employee directors may be granted restricted stock or non-qualified stock options to purchase shares of Common Stock. The 2002 Plan and the Directors Plan, together, are referred to hereafter as the Option Plans.

Options granted are to be issued at prices equal to at least fair market value and expire up to ten years after the grant date in the case of the 2002 Plan and up to five years after the grant date in the case of the Directors Plan. The plan is administrated by the Compensation Committee of the Board of Directors, which determines the vesting provisions, the form of payment for shares and all other terms of the options or grants. The maximum number of shares reserved under the 2002 Plan is 850,000 shares. At December 31, 2004, 74,578 shares were available for future grants. The maximum number of shares reserved under the Directors Plan is 25,000. At December 31, 2004, 15,417 shares were available for future grants.

Stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2003:	214,665
Granted	—	$12.00
Exercised	—	—
Forfeited	(32,989)	$12.00

Outstanding at December 31, 2004	181,676	$12.00

The following table summarizes information about the stock options outstanding under the Option Plans as of December 31, 2004:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at 12/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price
$12.00	181,676	0.9 years	$12.00	121,105	$12.00

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each stock option has been estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

2002
Risk-free interest rate	1.21%
Expected life of option (years)	2.5
Expected stock price volatility	50.0%
Expected dividend yield	—

During 2003, the Company granted 360,000 shares of restricted stock to certain officers and 7,000 shares of restricted stock to the non-employee directors of the Company, of which 1,500 shares were forfeited in 2003 and 667 shares were forfeited in 2004. One third of the shares granted to non-employee directors will vest on each of the first three anniversaries of the grant date. With respect to the grants made to officers, 20% of the shares will vest on each anniversary of the grant date, provided that no more than 25% of the shares will vest until Constar stock achieves a $7.00 price target and no more than 55% of the shares will vest until Constar stock achieves a $12.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves prices targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. Seven years after the grant date or upon an earlier change of control of the Company, any unvested shares will vest.

During February 2004, an additional 118,000 shares of restricted stock were issued to employees, of which 10,001 have been forfeited in connection with termination of employment. No executive officers of the Company received shares in connection with this grant. One-third of the shares vest on each of the first three anniversaries of the grant date.

In April 2004, the Company granted 15,000 shares of restricted stock to one officer and 3,500 shares of restricted stock to an employee. During August 2004, the Company granted an additional 158,500 shares of restricted stock to certain other officers. These shares vest in the same manner described above with respect to the 2003 grants, except that the price targets for the officer’s grants are set at $6.00, $9.00 and $12.00. In August 2004, the Company also granted 5,500 shares to non-employee directors of the Company of which 750 shares were forfeited in 2004. These shares vest one-third per year over three years.

During 2004, 77,671 shares of restricted stock were forfeited and another 33,484 shares were surrendered to satisfy federal income tax obligations. The Company applied 75,172 of the forfeited shares to satisfy awards granted in 2004.

For the years ended December 31, 2004, 2003 and 2002, the Company recorded an expense of approximately $879, $219 and $7, respectively related to the amortization of the vesting period of these grants.

24.    Accumulated Other Comprehensive Loss

As of December 31, accumulated other comprehensive loss consisted of the following, net of tax:

	2004	2003
Minimum pension liability	$(26,012)	$(19,465)
Cumulative translation adjustment	5,019	1,165

Total	$(20,993)	$(18,300)

For the years ended December 31, 2004 and 2003 the Company recorded a deferred tax benefit of $3.4 million and a deferred tax expense of $0.5 million, respectively in connection with the minimum pension liability.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.    Acquisition

On September 26, 2003, the Company acquired certain manufacturing assets from Carolina Packaging, Inc. and entered into a ten year supply agreement with privately-held Pepsi bottler Carolina Canners, Inc. (“Carolina Canners”) for $4 million. Based on final asset appraisals, the entire purchase price was allocated amongst the machinery and equipment acquired in this transaction. In addition, the Company agreed to purchase on-hand inventory of approximately $2.2 million, which was used to supply Carolina Canners subsequent to the acquisition.

26.    Subsequent Event

On February 11, 2005, the Company completed a refinancing which consisted of the sale of $220 million of Senior Secured Floating Rate Notes due 2012 and entered into a new four year $70 million Senior Secured Asset Based Revolving Credit Facility. The proceeds, net of expenses, from the refinancing were used to repay amounts outstanding under the Revolver Loan, Term B Loan and Second Lien Loan. In connection with the repayment and termination of these facilities, the Company incurred approximately $3.5 million of prepayment penalties. The Company’s previously issued $175 million 11% Senior Subordinated Notes were not refinanced. On February 11, 2005, the indenture for the $175 million Senior Subordinated Notes was amended to include each of the Company’s domestic and United Kingdom restricted subsidiaries as guarantors. The guarantor subsidiaries are 100% owned and the guarantees are made on a joint and several basis and are full and unconditional. See Note 10 for additional information related to the new loan facilities.

The following condensed combining and consolidating financial statements are required in accordance with Regulation S-X Rule 3-10:

•	statements of operations and cash flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and

•	balance sheets as of December 31, 2004 and December 31, 2003.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSTAR INTERNATIONAL INC.

CONDENSED COMBINING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Assets
Current assets
Cash and cash equivalents	$		$6,791	$2,525	$		$9,316
Intercompany receivable			38,173	1,263		(39,436)	—
Accounts receivable, net			66,667	10,755			77,422
Accounts receivable—affiliate			585	6,309			6,894
Inventories, net			92,354	11,595			103,949
Prepaid expenses and other current assets			16,322	632			16,954

Total current assets		—	220,892	33,079		(39,436)	214,535

Property plant and equipment, net			177,796	16,716			194,512
Goodwill			148,813	—			148,813
Investments		436,756	23,694	—		(460,450)
Other assets		11,323	11,093	1			22,417

Total Assets		$448,079	$582,288	$49,796		$(499,886)	$580,277

Liabilities and Stockholders Equity
Current liabilities
Short-term debt		$18,248		1,540			$19,788
Intercompany payable		35,488	439	3,509		(39,436)	—
Accounts payable and accrued liabilities		1,709	109,628	10,081			121,418
Accounts payable—affiliate			848	6,139			6,987
Income taxes payable			1,141	131			1,272

Total current liabilities		55,445	112,056	21,400		(39,436)	149,465

Long-term debt		368,637					368,637
Pension and postretirement liabilities			17,460	15			17,475
Deferred income taxes			9,826	2,003			11,829
Other liabilities			6,190	397			6,587

Total liabilities		424,082	145,532	23,815		(39,436)	553,993

Minority interest				2,287			2,287
Stockholders’ equity		23,997	436,756	23,694		(460,450)	23,997

Total liabilities and stockholders’ equity		$448,079	$582,288	$49,796		$(499,886)	$580,277

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSTAR INTERNATIONAL INC.

CONDENSED COMBINING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Assets
Current assets
Cash and cash equivalents	$		$12,319	$4,159	$		$16,478
Intercompany receivable		10,606	4,728	1,846		(17,180)	—
Accounts receivable, net			51,602	14,455			66,057
Accounts receivable—affiliate			922	—			922
Inventories, net			71,412	10,956			82,368
Prepaid expenses and other current assets			12,882	760			13,642

Total current assets		10,606	153,865	32,176		(17,180)	179,467

Property plant and equipment, net			208,387	15,538			223,925
Goodwill			148,813	—			148,813
Investments		406,271	21,927	—		(428,198)
Other assets		12,881	13,252	3			26,136

Total Assets		$429,758	$546,244	$47,717		$(445,378)	$578,341

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt		$1,248	$—	$—		$—	$1,248
Intercompany payable			12,357	4,823		(17,180)	—
Accounts payable and accrued liabilities		2,073	98,993	13,688			114,754
Accounts payable—affiliate			4,146				4,146
Income taxes payable		(1,000)	1,828	1,318			2,146

Total current liabilities		2,321	117,324	19,829		(17,180)	122,294

Long-term debt, net of current portion		394,623		1,547			396,170
Pension and postretirement liabilities			8,267	—			8,267
Deferred income taxes			9,153	1,791			10,944
Other liabilities			5,229	338			5,567

Total liabilities		396,944	139,973	23,505		(17,180)	543,242

Minority interest				2,285			2,285
Stockholders’ equity		32,814	406,271	21,927		(428,198)	32,814

Total liabilities and stockholders’ equity		$429,758	$546,244	$47,717		$(445,378)	$578,341

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSTAR INTERNATIONAL INC.

CONDENSED COMBINING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$747,138	$97,044	$		$844,182

Cost of products sold, excluding depreciation			656,537	90,147			746,684
Depreciation			47,268	3,792			51,060

Gross profit		—	43,333	3,105		—	46,438

Operating expenses:
Selling and administrative expenses			26,200	1,907			28,107
Research and technology expenses			5,725	—			5,725
Interest expense, net		39,005	581	212			39,798
Foreign exchange adjustments			(58)	120			62
Provision for restructuring and asset impairment			1,095	—			1,095
Other (income) expenses, net			(25,202)	254			(24,948)

Total operating expenses		39,005	8,341	2,493		—	49,839

Income (loss) before taxes		(39,005)	34,992	612		—	(3,401)

Provision for income taxes			(2,958)	(459)			(3,417)
Equity earnings		32,185	151	—		(32,336)
Minority interests			—	(2)			(2)

Net income (loss)		$(6,820)	$32,185	$151		$(32,336)	$(6,820)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSTAR INTERNATIONAL INC.

CONDENSED COMBINING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$657,446	$84,843	$		$742,289
Cost of products sold, excluding depreciation			581,440	76,429			657,869
Depreciation			51,908	3,580			55,488

Gross profit		—	24,098	4,834		—	28,932

Operating expenses:
Selling and administrative expenses			21,465	1,575			23,040
Research and technology expenses			5,220	—			5,220
Write off of deferred financing costs		751	—	—			751
Interest expense, net		33,520	497	204			34,221
Foreign exchange adjustments			(693)	(775)			(1,468)
Provision for restructuring and asset impairment			11,557	—			11,557
Goodwill impairment loss			183,000	—			183,000
Other expenses, net			4,741	(312)			4,429

Total operating expenses		34,271	225,787	692		—	260,750

Income (loss) before taxes		(34,271)	(201,689)	4,142		—	(231,818)

Benefit (provision) for income taxes		12,732	241	(1,611)			11,362
Equity earnings		(199,010)	2,438	—		196,572
Minority interest			—	(93)			(93)

Net income (loss)		$(220,549)	$(199,010)	$2,438		$196,572	$(220,549)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSTAR INTERNATIONAL INC.

CONDENSED COMBINING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$632,943	$71,385	$		$704,328

Cost of products sold, excluding depreciation			526,037	63,222			589,259
Depreciation			52,853	3,010			55,863

Gross profit		—	54,053	5,153		—	59,206

Operating expenses:
Selling and administrative expenses			9,290	1,519			10,809
Management charges			2,075	1,573			3,648
Research and technology expenses			11,233	896			12,129
Interest expense, net		5,293	1,805	(61)			7,037
Foreign exchange adjustments			12	62			74
Other expenses, net			433	117			550

Total operating expenses		5,293	24,848	4,106		—	34,247

Income (loss) before taxes and cumulative effect of change in accounting		(5,293)	29,205	1,047		—	24,959

Provision for income taxes		1,853	(10,987)	(1,036)			(10,170)
Equity earnings		18,111	(107)	—		(18,004)
Minority interest			—	(118)			(118)

Income (loss) before cumulative effect of change in accounting		14,671	18,111	(107)		(18,004)	14,671

Cumulative effect of change in accounting		(50,059)	(50,059)	(50,059)		100,118	(50,059)

Net income (loss)		$(35,388)	$(31,948)	$(50,166)		$82,114	$(35,388)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2004

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations		Total Company
Cash flows from operating activities
Net (loss) income	$(6,820)	$32,185	$151		(32,336)	$(6,820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,273	47,264	3,796			53,333
Provisions for restructuring and asset impairments		1,095				1,095
Earned compensation on restricted stock		879				879
Write down of fixed assets and property dispositions		768	(158)			610
Deferred income taxes		2,707	40			2,747

Equity earnings	(32,185)	(151)			32,336

Change in assets and liabilities, net:
Receivables		(13,537)	(1,678)			(15,215)
Inventory		(19,955)	(47)			(20,002)
Trade payable related party, net		(3,298)	5,450			2,152
Accounts payable and accrued liabilities	(114)	13,860	(10,183)			3,563
Other, net		3,447	2,304			5,751

Net cash provided by (used in) operating activities	(36,846)	65,264	(325)			28,093

Cash flows from investing activities
Purchases of property, plant and equipment, net		(18,562)	(3,592)			(22,154)
Proceeds from sale of property, plant and equipment		289				289

Net cash used in investing activities		(18,273)	(3,592)			(21,865)

Cash flows from financing activities
Repayment of Revolver Loan	(120,000)					(120,000)
Proceeds from Revolver Loan	112,000					112,000
Repayment of Term B Loan	(1,248)					(1,248)
Change in outstanding cash overdrafts		(4,614)				(4,614)
Net change in Constar intercompany loans	46,094	(48,222)	2,128

Net cash provided by (used in) financing activities	36,846	(52,836)	2,128			(13,862)

Effect of exchange rate changes on cash and cash equivalents		317	155			472

Net change in cash and cash equivalents		(5,528)	(1,634)			(7,162)
Cash and cash equivalents at beginning of period		12,319	4,159			16,478

Cash and cash equivalents at end of period	$—	$6,791	$2,525	$		$9,316

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2003

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net (loss) income	$(220,549)	$(199,010)	$2,438	$196,572	$(220,549)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment loss		183,000			183,000
Depreciation and amortization	1,659	52,241	3,591		57,491
Provisions for restructuring and asset impairments		11,557			11,557
Write off of deferred financing costs	751				751
Write off of fixed assets		2,674			2,674
Deferred income taxes		(12,106)	31		(12,075)
Equity earnings	199,010	(2,438)		(196,572)

Change in assets and liabilities, net:
Receivables		(4,293)	(3,771)		(8,064)
Inventory		7,218	(1,140)		6,078
Accounts payable and accrued liabilities		6,543	7,769		14,312
Other, net	2,701	(3,401)	(9,486)		(10,186)

Net cash provided by (used in) operating activities	(16,428)	41,985	(568)	—	24,989

Cash flows from investing activities
Purchases of property, plant and equipment, net		(46,090)	(977)		(47,067)
Acquisition of a business		(4,000)			(4,000)
Proceeds from sale of property, plant and equipment		107	20		127

Net cash used in investing activities	—	(49,983)	(957)	—	(50,940)

Cash flows from financing activities
Repayment of Revolver Loan	(30,000)				(30,000)
Proceeds from Second Lien Loan	75,000				75,000
Repayment of Term B Loan	(26,437)				(26,437)
Proceeds from other debt			1,547		1,547
Costs associated with debt financing	(4,102)				(4,102)
Change in outstanding cash overdrafts		5,514			5,514
Net change in Constar intercompany loans	1,967	(4,294)	2,327
Intercompany dividends paid		1,252	(1,252)
Minority dividends paid			(1,024)		(1,024)

Net cash provided by (used in) financing activities	16,428	2,472	1,598	—	20,498

Effect of exchange rate changes on cash and cash equivalents		590	428		1,018

Net change in cash and cash equivalents	—	(4,936)	501	—	(4,435)
Cash and cash equivalents at beginning of period	—	17,255	3,658		20,913

Cash and cash equivalents at end of period	$—	$12,319	$4,159	$—	$16,478

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2002

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net (loss) income	$(35,388)	$(31,948)	$(50,165)	$82,113	$(35,388)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization		52,855	3,008		55,863
Deferred income taxes		(5,146)	(124)		(5,270)
Equity earnings	(18,111)	106		18,005
Cumulative effect of a change in accounting	50,059	50,059	50,059	(100,118)	50,059

Change in assets and liabilities, net:
Receivables		3,642	(2,827)		815
Inventory		(13,574)	(964)		(14,538)
Trade payable - affiliate, net		1,249			1,249
Accounts payable and accrued liabilities		(3,232)	3,118		(114)
Other, net	2,696	6,879	235		9,810

Net cash provided by (used in) operating activities	(744)	60,890	2,340	—	62,486

Cash flows from investing activities
Purchases of property, plant and equipment, net		(27,394)	(2,569)		(29,963)
Proceeds from sale of property, plant and equipment		728	5		733

Net cash used in investing activities	—	(26,666)	(2,564)	—	(29,230)

Cash flows from financing activities
Net change in long-term balances due to affiliates		(27,298)	(9,406)		(36,704)
Capital contributions			8,701		8,701
Proceeds from issuance of senior subordinated debt	172,392				172,392
Proceeds from Revolver Loan	55,000				55,000
Proceeds from Term B loan	150,000				150,000
Repayment of Term B loan	(375)				(375)
Dividends paid to Crown and its affiliates	(350,000)		(1,673)		(351,673)
Costs associated with initial public offering and debt financing	(13,700)				(13,700)
Change in outstanding cash overdrafts		815			815
Net change in Constar intercompany loans	(12,573)	8,911	3,662		—
Minority dividends paid			(1,367)		(1,367)

Net cash provided by (used in) financing activities	744	(17,572)	(83)	—	(16,911)

Effect of exchange rate changes on cash and cash equivalents		566	248		814

Net change in cash and cash equivalents	—	17,218	(59)	—	17,159
Cash and cash equivalents at beginning of period	—	37	3,717		3,754

Cash and cash equivalents at end of period	—	$17,255	$3,658	$—	$20,913

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.    Condensed Combining and Consolidating Financial Information

In connection with the initial public offering of Constar’s stock, Constar issued senior subordinated notes that are guaranteed on an unsecured basis by each of Constar’s domestic subsidiaries. The guarantor subsidiaries are 100% owned and the guarantees are made on a joint and several basis and are full and unconditional. The following condensed combining and consolidating financial statements are required in accordance with Regulation S-X Rule 3-10:

•	statements of operations and cash flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, and

•	balance sheets as of December 31, 2004 and December 31, 2003.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2004

(in thousands)

	Parent		Guarantor		Non- Guarantor	Eliminations		Total Company
Assets
Current assets
Cash and cash equivalents	$			$3,369	$5,947	$		$9,316
Intercompany receivable				44,073			(44,073)
Accounts receivable, net				50,879	26,543			77,422
Accounts receivable – affiliate				585	6,309			6,894
Inventories, net				77,841	26,108			103,949
Prepaid expenses and other current assets				16,278	676			16,954

Total current assets				193,025	65,583		(44,073)	214,535

Property plant and equipment, net				146,284	48,228			194,512
Goodwill				148,813				148,813
Investments		436,756		53,950			(490,706)
Other assets		11,323		10,712	382			22,417

Total Assets		$448,079		$552,784	$114,193		$(534,779)	$580,277

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt		$18,248	$		$1,540	$		$19,788
Intercompany payable		35,488			8,585		(44,073)
Accounts payable and accrued liabilities		1,709		83,766	35,943			121,418
Accounts payable – affiliate				814	6,173			6,987
Income taxes payable				1,137	135			1,272

Total current liabilities		55,445		85,717	52,376		(44,073)	149,465

Long-term debt, net of current portion		368,637						368,637
Pension and postretirement liabilities				16,173	1,302			17,475
Deferred income taxes				8,026	3,803			11,829
Other liabilities				6,112	475			6,587

Total liabilities		424,082		116,028	57,956		(44,073)	553,993

Minority interest					2,287			2,287
Stockholders’ equity		23,997		436,756	53,950		(490,706)	23,997

Total Liabilities and Stockholders’ Equity		$448,079		$552,784	$114,193		$(534,779)	$580,277

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

(in thousands)

	Parent		Guarantor		Non- Guarantor		Eliminations		Total Company
Assets
Current assets
Cash and cash equivalents	$			$6,564		$9,914	$		$16,478
Intercompany receivable		10,606		14,127				(24,733)
Accounts receivable, net				40,225		25,832			66,057
Accounts receivable – affiliate				922					922
Inventories, net				59,143		23,225			82,368
Prepaid expenses and other current assets				12,841		801			13,642

Total current assets		10,606		133,822		59,772		(24,733)	179,467

Property plant and equipment, net				174,093		49,832			223,925
Goodwill				148,813					148,813
Investments		406,271		52,664				(458,935)
Other assets		12,881		12,280		975			26,136

Total Assets		$429,758		$521,672		$110,579		$(483,668)	$578,341

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt		$1,248	$		$		$		$1,248
Intercompany payable				10,606		14,127		(24,733)
Accounts payable and accrued liabilities		2,073		79,516		33,165			114,754
Accounts payable – affiliate				4,146					4,146
Income taxes payable		(1,000)		1,823		1,323			2,146

Total current liabilities		2,321		96,091		48,615		(24,733)	122,294

Long-term debt, net of current portion		394,623				1,547			396,170
Pension and postretirement liabilities				8,267					8,267
Deferred income taxes				6,755		4,189			10,944
Other liabilities				4,288		1,279			5,567

Total liabilities		396,944		115,401		55,630		(24,733)	543,242

Minority interest						2,285			2,285
Stockholders’ equity		32,814		406,271		52,664		(458,935)	32,814

Total Liabilities and Stockholders’ Equity		$429,758		$521,672		$110,579		$(483,668)	$578,341

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF OPERATIONS

For the Year ended December 31, 2004

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$626,161	$218,021	$		$844,182
Cost of products sold, excluding depreciation			542,021	204,663			746,684
Depreciation			40,318	10,742			51,060

Gross profit			43,822	2,616			46,438

Operating expenses:
Selling and administrative expenses			24,890	3,217			28,107
Research and technology expenses			4,920	805			5,725
Interest expense, net		39,005		793			39,798
Foreign exchange adjustments			386	(324)			62
Provision for restructuring and asset impairment			1,095				1,095
Other expenses, net			(25,065)	117			(24,948)

Total operating expenses		39,005	6,226	4,608			49,839

Income (loss) before taxes		(39,005)	37,596	(1,992)			(3,401)

Benefit (provision) for income taxes			(3,704)	287			(3,417)
Equity earnings		32,185	(1,707)			(30,478)
Minority interest				(2)			(2)

Net income (loss)		$(6,820)	$32,185	$(1,707)		$(30,478)	$(6,820)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF OPERATIONS

For the Year ended December 31, 2003

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$562,815	$179,474	$		$742,289

Cost of products sold, excluding depreciation			495,560	162,309			657,869
Depreciation			45,982	9,506			55,488

Gross profit		—	21,273	7,659		—	28,932

Operating expenses:
Selling and administrative expenses			19,878	3,162			23,040
Research and technology expenses			4,536	684			5,220
Write off of deferred financing costs		751					751
Interest expense, net		33,520		701			34,221
Foreign exchange adjustments			(646)	(822)			(1,468)
Provision for restructuring and asset impairment			11,557				11,557
Goodwill impairment loss			183,000				183,000
Other expenses, net			3,982	447			4,429

Total operating expenses		34,271	222,307	4,172		—	260,750

Income (loss) before taxes		(34,271)	(201,034)	3,487			(231,818)
Benefit (provision) for income taxes		12,732	27	(1,397)			11,362
Equity earnings		(199,010)	1,997			197,013
Minority interest				(93)			(93)

Net income (loss)		$(220,549)	$(199,010)	$1,997		$197,013	$(220,549)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF OPERATIONS

For the Year ended December 31, 2002

(in thousands)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$549,736	$154,592	$		$704,328

Cost of products sold, excluding depreciation			449,069	140,190			589,259
Depreciation			46,334	9,529			55,863

Gross profit		—	54,333	4,873		—	59,206

Operating expenses:
Selling and administrative expenses			7,812	2,997			10,809
Management charges			2,075	1,573			3,648
Research and technology expenses			9,620	2,509			12,129
Interest expense, net		5,293	1,474	270			7,037
Foreign exchange adjustments			6	68			74
Other expenses, net			496	54			550

Total operating expenses		5,293	21,483	7,471		—	34,247

Income (loss) before taxes and cumulative effect of change in accounting		(5,293)	32,850	(2,598)			24,959

Provision for income taxes		1,853	(11,899)	(124)			(10,170)
Equity earnings		18,111	(2,840)			(15,271)	—
Minority interest				(118)			(118)

Income (loss) before cumulative effect of change in accounting		14,671	18,111	(2,840)		(15,271)	14,671

Cumulative effect of change in accounting		(50,059)	(50,059)	(50,059)		100,118	(50,059)

Net income (loss)		$(35,388)	$(31,948)	$(52,899)		$84,847	$(35,388)

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2004

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations		Total Company
Cash flows from operating activities
Net (loss) income	$(6,820)	$32,185	$(1,707)		(30,478)	$(6,820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,273	40,314	10,746			53,333
Provisions for restructuring and asset impairments		1,095				1,095
Earned compensation on restricted stock		879				879
Write down of fixed assets and property dispositions		713	(103)			610
Deferred income taxes		3,453	(706)			2,747

Equity earnings	(32,185)	1,707			30,478

Change in assets and liabilities, net:
Receivables		(10,317)	(4,898)			(15,215)
Inventory		(18,698)	(1,304)			(20,002)
Trade payable related party, net		(3,332)	5,484			2,152
Accounts payable and accrued liabilities	(114)	6,513	(2,836)			3,563
Other, net		3,358	2,393			5,751

Net cash provided by (used in) operating activities	(36,846)	57,870	7,069			28,093

Cash flows from investing activities
Purchases of property, plant and equipment, net		(14,009)	(8,145)			(22,154)
Proceeds from sale of property, plant and equipment		150	139			289

Net cash used in investing activities		(13,859)	(8,006)			(21,865)

Cash flows from financing activities
Repayment of Revolver Loan	(120,000)					(120,000)
Proceeds from Revolver Loan	112,000					112,000
Repayment of Term B Loan	(1,248)					(1,248)
Change in outstanding cash overdrafts		(4,614)				(4,614)
Net change in Constar intercompany loans	46,094	(42,592)	(3,502)

Net cash provided by (used in) financing activities	36,846	(47,206)	(3,502)			(13,862)

Effect of exchange rate changes on cash and cash equivalents			472			472

Net change in cash and cash equivalents		(3,195)	(3,967)			(7,162)
Cash and cash equivalents at beginning of period		6,564	9,914			16,478

Cash and cash equivalents at end of period	$—	$3,369	$5,947	$		$9,316

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2003

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net (loss) income	$(220,549)	$(199,010)	$1,997	$197,013	$(220,549)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment loss		183,000			183,000
Depreciation and amortization	1,659	46,315	9,517		57,491
Provisions for restructuring and asset impairments		11,557			11,557
Write off of deferred financing costs	751				751
Write off of fixed assets		2,674			2,674
Deferred income taxes		(12,106)	31		(12,075)
Equity earnings	199,010	(1,997)		(197,013)

Change in assets and liabilities, net:
Receivables		(1,885)	(6,179)		(8,064)
Inventory		9,770	(3,692)		6,078
Accounts payable and accrued liabilities		8,847	5,465		14,312
Other, net	2,701	(4,471)	(8,416)		(10,186)

Net cash provided by (used in) operating activities	(16,428)	42,694	(1,277)	—	24,989

Cash flows from investing activities
Purchases of property, plant and equipment, net		(42,264)	(4,803)		(47,067)
Acquisition of a business		(4,000)			(4,000)
Proceeds from sale of property, plant and equipment		14	113		127

Net cash used in investing activities	—	(46,250)	(4,690)	—	(50,940)

Cash flows from financing activities
Repayment of Revolver Loan	(30,000)				(30,000)
Proceeds from Second Lien Loan	75,000				75,000
Repayment of Term B Loan	(26,437)				(26,437)
Proceeds from other debt			1,547		1,547
Costs associated with debt financing	(4,102)				(4,102)
Change in outstanding cash overdrafts		5,514			5,514
Net change in Constar intercompany loans	1,967	(5,552)	3,585
Intercompany dividends paid		1,252	(1,252)
Minority dividends paid			(1,024)		(1,024)

Net cash provided by (used in) financing activities	16,428	1,214	2,856	—	20,498

Effect of exchange rate changes on cash and cash equivalents			1,018		1,018

Net change in cash and cash equivalents	—	(2,342)	(2,093)	—	(4,435)
Cash and cash equivalents at beginning of period	—	8,906	12,007		20,913

Cash and cash equivalents at end of period	$—	$6,564	$9,914	$—	$16,478

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year ended December 31, 2002

(in thousands)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net (loss) income	$(35,388)	$(31,948)	$(52,899)	$84,847	$(35,388)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization		46,334	9,529		55,863
Deferred income taxes		(5,146)	(124)		(5,270)
Equity earnings	(18,111)	2,840		15,271
Cumulative effect of a change in accounting	50,059	50,059	50,059	(100,118)	50,059

Change in assets and liabilities, net:
Receivables		2,331	(1,516)		815
Inventory		(14,983)	445		(14,538)
Trade payable - affiliate, net		1,249			1,249
Accounts payable and accrued liabilities		(1,279)	1,165		(114)
Other, net	2,696	8,936	(1,822)		9,810

Net cash provided by (used in) operating activities	(744)	58,393	4,837	—	62,486

Cash flows from investing activities
Purchases of property, plant and equipment, net		(26,103)	(3,860)		(29,963)
Proceeds from sale of property, plant and equipment		367	366		733

Net cash used in investing activities	—	(25,736)	(3,494)	—	(29,230)

Cash flows from financing activities
Net change in long-term balances due to affiliates		(27,298)	(9,406)		(36,704)
Capital contributions			8,701		8,701
Proceeds from issuance of senior subordinated debt	172,392				172,392
Proceeds from Revolver Loan	55,000				55,000
Proceeds from Term B loan	150,000				150,000
Repayment of Term B loan	(375)				(375)
Dividends paid to Crown and its affiliates	(350,000)		(1,673)		(351,673)
Costs associated with initial public offering and debt financing	(13,700)				(13,700)
Change in outstanding cash overdrafts		815			815
Net change in Constar intercompany loans	(12,573)	2,701	9,872		—
Minority dividends paid			(1,367)		(1,367)

Net cash provided by (used in) financing activities	744	(23,782)	6,127	—	(16,911)

Effect of exchange rate changes on cash and cash equivalents			814		814

Net change in cash and cash equivalents	—	8,875	8,284	—	17,159
Cash and cash equivalents at beginning of period	—	31	3,723		3,754

Cash and cash equivalents at end of period	—	$8,906	$12,007	$—	$20,913

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

28.    Quarterly Data (unaudited)

	2004
	First	Second	Third	Fourth
Net sales	$191,738	$226,084	$224,530	$201,830
Gross profit	9,400	13,895	12,953	10,190
Net income (loss)	(8,912)	(3,886)	(5,474)	11,452

Per share data:

Basic:
Net income (loss)	$(0.74)	$(0.32)	$(0.45)	$0.95

Diluted:
Net income (loss)	$(0.74)	$(0.32)	$(0.45)	$0.92

Weighted average shares outstanding – basic	12,000	12,000	12,036	12,017
Weighted average shares outstanding – diluted	12,000	12,000	12,036	12,512

	2003
	First	Second	Third	Fourth
Net sales	$168,791	$203,434	$198,900	$171,164
Gross profit	12,057	8,509	4,778	3,588
Net loss	(1,831)	(186,978)	(19,617)	(12,123)

Per share data:

Net loss basic and diluted	$(0.15)	$(15.58)	$(1.63)	$(1.01)
Weighted average shares outstanding – basic	12,000	12,000	12,000	12,000
Weighted average shares outstanding – diluted	12,000	12,000	12,000	12,000

1.	The fourth quarter of 2004 includes a pre-tax charge of $1.9 million for operating lease costs related to prior periods.

*	The total of the quarterly data does not equal the annual results presented in the Combined and Consolidated Statements of Operations as a result of rounding.

CONSTAR INTERNATIONAL INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

29.    Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents:    The carrying amount approximates fair value because of the short maturity of these instruments.

Term B Loan, Revolver Loan and Second Lien Loan:    The carrying amount approximates fair value because interest payments are based on floating rates.

Senior Subordinated Notes:    Fair value is estimated based on quoted market values of the instruments.

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	9,316	9,316	16,478	16,478
Term B Loan	121,941	121,941	123,188	123,188
Revolver Loan	17,000	17,000	25,000	25,000
Second Lien Loan	75,000	75,000	75,000	75,000
Senior Subordinated Notes	172,944	181,563	172,683	147,875

Schedule II – Valuation and Qualifying Accounts and Reserves

(dollars in thousands)

Allowances deducted from assets to which they apply:

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
For the Year Ended December 31, 2004
Trade accounts receivable	$2,970	$351	$(925)	$2,396
Inventory	918	420	(891)	447
Deferred tax assets	5,518	4,674	—	10,192

For the Year Ended December 31, 2003
Trade accounts receivable	941	2,198	(169)	2,970
Inventory	262	1,003	(347)	918
Deferred tax assets	135	5,383	—	5,518

For the Year Ended December 31, 2002
Trade accounts receivable	335	660	(54)	941
Inventory	385	746	(869)	262
Deferred tax assets	0	135	—	135

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$14,360	$9,316
Accounts receivable, net (Note 3)	101,561	84,316
Inventories, net (Note 4)	124,803	103,949
Prepaid expenses and other current assets	17,650	16,954

Total current assets	258,374	214,535

Property plant and equipment, net	191,767	194,512
Goodwill	148,813	148,813
Other assets	22,099	22,417

Total assets	$621,053	$580,277

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt (Note 5)	$18,800	$19,788
Accounts payable and accrued liabilities	166,702	128,405
Income taxes payable	1,033	1,272

Total current liabilities	186,535	149,465

Long-term debt, net of current portion (Note 5)	393,008	368,637
Pension and post-retirement liabilities	18,683	17,475
Deferred income taxes	11,130	11,829
Other liabilities	6,687	6,587

Total liabilities	616,043	553,993

Minority interests	2,296	2,287

Commitments and contingent liabilities (Note 11)
Stockholders’ equity	2,714	23,997

Total liabilities and stockholders’ equity	$621,053	$580,277

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2005	2004
Net customer sales	$220,245	$190,745
Net affiliate sales	1,034	993

Net sales	221,279	191,738
Cost of products sold, excluding depreciation	203,607	169,440
Depreciation	11,301	12,898

Gross profit	6,371	9,400

Operating expenses
Selling and administrative expenses	5,342	6,277
Research and technology expenses	1,819	1,374
Write off of deferred financing costs and other fees	10,025	—
Interest expense	9,645	9,982
Foreign exchange adjustments	211	46
Provision for restructuring	59	—
Other (income) expenses, net	(169)	754

Total operating expenses	26,932	18,433

Loss before taxes and minority interest	(20,561)	(9,033)
Benefit for income taxes	522	116
Minority interests	(9)	5

Net loss	$(20,048)	$(8,912)

Per common share data:
Basic and Diluted:
Net loss	$(1.65)	$(0.74)

Weighted Average Shares Outstanding:
Basic and Diluted	12,119	12,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2005	2004
Cash flows from operating activities
Net loss	$(20,048)	$(8,912)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,797	13,674
Earned compensation on restricted stock	181	168
Write off of deferred financing costs	6,556	—
Deferred income taxes	(790)	102
Change in other assets and liabilities, net	367	(3,023)

Net cash (used in) provided by operating activities	(1,937)	2,009

Cash flows from investing activities
Purchases of property, plant and equipment	(8,603)	(9,095)
Proceeds from sale of property, plant and equipment	554	26

Net cash used in investing activities	(8,049)	(9,069)

Cash flows from financing activities
Proceeds from sale of Senior Notes	220,000	—
Repayment of term loan	(121,941)	(312)
Proceeds from Revolver Loan	146,000	15,000
Repayment of Revolver Loan	(145,782)	—
Repayment of second lien loan	(75,000)	—
Change in outstanding overdrafts	2,657	(3,292)
Costs associated with debt refinancing	(10,774)	—
Other financing activities	24	—

Net cash provided by financing activities	15,184	11,396

Effect of exchange rate changes on cash and cash equivalents	(154)	135

Net change in cash and cash equivalents	5,044	4,471
Cash and cash equivalents at beginning of period	9,316	16,478

Cash and cash equivalents at end of period	$14,360	$20,949

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

(in thousands)

	Comprehensive Income (Loss)	Common Stock	Additional Paid-In- Capital	Accumulated Other Comprehensive (Loss)	Treasury Stock	Unearned Compensation	Accumulated Deficit	Total
Balance, December 31, 2004		$125	$276,403	$(20,993)	$(210)	$(2,284)	$(229,044)	$23,997
Net loss	$(20,048)						(20,048)	(20,048)
Translation adjustments	(1,356)			(1,356)				(1,356)

Comprehensive loss	$(21,404)

Issuance of restricted stock, net			22		(82)			(60)
Earned compensation on restricted stock						181		181

Balance, March 31, 2005		$125	$276,425	$(22,349)	$(292)	$(2,103)	$(249,092)	$2,714

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(All dollar amounts in thousands unless otherwise noted)

1. Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by Constar International Inc. (“Constar” or the “Company”) in accordance with the Securities and Exchange Commission (“SEC”) regulations for interim financial reporting. In the opinion of management, these consolidated financial statements contain all adjustments of a normal and recurring nature necessary to provide a fair statement of the financial position, results of operations and cash flows for the periods indicated. These results have been determined on the basis of generally accepted accounting principles and practices consistently applied.

Certain information and footnote disclosures, normally included in financial statements presented in accordance with accounting principles generally accepted in the United States, have been condensed or omitted. Certain prior year amounts have been reclassified to conform to the current year presentation. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

2. Recent Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of this interpretation are effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year-end companies.) The Company does not expect that the initial adoption of this interpretation will have a material impact on the Company’s results of operations or financial position.

In December 2004, the FASB issued a revised Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation.” The amended SFAS No. 123 supersedes Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employers” and eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. This statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. In addition, SFAS No. 123 clarifies guidance in several areas including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The provisions of this statement are effective beginning the first annual reporting period that begins after June 15, 2005. The Company does not expect that the initial adoption of this statement will have a material impact on the Company’s results of operations or financial position as stock option awards currently outstanding will fully vest soon after the effective date. Stock options awarded after the effective date will be accounted for in accordance with SFAS No. 123 and may have a material impact on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of this statement will have a material impact on the Company’s results of operations or financial position.

In October 2004, the American Job Creation Act of 2004 (AJCA) was signed into law. The AJCA allows companies to repatriate earnings from foreign subsidiaries at a reduced U.S. tax rate. Constar has evaluated the new §965 elements of the AJCA and as a result of the Company’s Net Operating Loss (NOL) carry forward and expectations to continue to generate NOL’s into the foreseeable future, the Company does not expect to repatriate any foreign dividends in accordance with the AJCA. Constar evaluated the impact of the Qualified Domestic Production Deduction provision (§199 elements) of the AJCA and believes the 2005 impact will be immaterial. Constar will continue to evaluate the provisions of the AJCA and its impact on the Company on a going forward basis.

3. Accounts Receivable

	March 31, 2005	December 31, 2004
Trade and notes receivable	$96,134	$79,614
Less: allowance for doubtful accounts	(2,643)	(2,396)

Net trade receivables	93,491	77,218
Value added taxes recoverable	5,763	5,958
Miscellaneous receivables	2,307	1,140

	$101,561	$84,316

4. Inventories

	March 31, 2005	December 31, 2004
Finished goods	$82,730	$68,366
Raw materials and supplies	42,073	35,583

Total	$124,803	$103,949

The inventory balance has been reduced by reserves for obsolete and slow-moving inventories of $711 and $447 as of March 31, 2005 and December 31, 2004, respectively.

5. Debt

A summary of short-term and long-term debt follows:

	March 31, 2005	December 31, 2004
Short-term
Revolver loan	$17,218	$17,000
Term loan	—	1,248
Other	1,582	1,540

Total	$18,800	$19,788

Long-term
Term loan	—	120,693
Senior Notes	220,000	—
Senior Subordinated Notes	175,000	175,000
Unamortized debt discount	(1,992)	(2,056)
Second lien loan	—	75,000

Total	$393,008	$368,637

On February 11, 2005, the Company completed a refinancing which consisted of the sale of $220 million of Senior Secured Floating Rate Notes due 2012 (“Senior Notes”) and entered into a new four year $70 million Senior Secured Asset Based Revolving Credit Facility (“New Revolver Loan”). The proceeds, net of expenses, from the refinancing were used to repay $30.0 million outstanding under the Company’s former revolving loan facility, $121.9 million outstanding under a term loan and $75.0 million outstanding under a second lien loan. In connection with the repayment and termination of these facilities, the Company incurred approximately $3.5 million of prepayment penalties which were charged to expenses during the first quarter ended March 31, 2005. In addition, the Company wrote off $6.5 million of previously capitalized deferred financing costs related to the former revolving loan facility and two term loans.

The Company completed its February 11, 2005 refinancing in part because it would not have been in compliance in 2005 with certain financial covenants included in the former revolver loan facility, term loan and second lien loan. As a result of this February 11, 2005 refinancing, the Company has extended its debt maturities, reduced its effective interest costs and created less restrictive financial covenants. The Company’s previously issued $175 million 11% Senior Subordinated Notes (“Subordinated Notes”) were not refinanced.

The Senior Notes bear interest at the rate of three-month LIBOR plus 3.375% per year. Interest on the notes is reset quarterly. Interest on the Senior Notes is payable quarterly on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The Senior Notes will mature on February 15, 2012. The Company may redeem some or all of the Senior Notes at any time on or after February 15, 2007, under the circumstances and at the prices described in the indenture governing the Senior Notes. In addition, prior to February 15, 2007, the Company may redeem up to 35% of the Senior Notes with the net proceeds of certain equity offerings. The Senior Notes contain provisions that require the Company to make mandatory offers to purchase outstanding amounts in connection with a change of control, asset sales and events of loss.

The Subordinated Notes bear interest at 11%. Interest on the Subordinated Notes is payable semi-annually on each December 1 and June 1. The Company may redeem some or all of the Subordinated Notes at any time on and after December 1, 2007, under the circumstances and at the prices described in the indenture governing the Subordinated Notes. In addition, prior to December 1, 2005, the Company may redeem up to 35% of the Subordinated Notes with the net proceeds of certain equity offerings. If the Company experiences a change of control, holders of the Subordinated Notes may require the Company to repurchase the Subordinated Notes. The Subordinated Notes also contain provisions that require the Company to repurchase Subordinated Notes in connection with certain asset sales.

The New Revolver Loan consists of a $70.0 million four-year revolving loan facility, $25.0 million of which is available to provide for the issuance of letters of credit. The New Revolver Loan also includes a $15.0 million swing loan subfacility. The obligations under the New Revolver Loan are guaranteed by each of the Company’s existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). Borrowings under the New Revolver Loan are limited to the lesser of (i) $70 million or (ii) a borrowing base comprised of the sum of (i) up to 85% of the Company’s and its domestic subsidiaries’ eligible trade accounts receivable, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of the Company’s and its domestic subsidiaries eligible inventory and (B) up to 75% of the Company’s and its domestic subsidiaries’ eligible inventory (valued at the lower of cost on a first-in, first-out basis and market), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar International U.K. Limited and (B) up to 70% of eligible inventory of Constar International U.K. Limited (valued at the lower of cost on a first-in, first-out basis and market), less in the case of both receivables and inventory discretionary eligibility reserves. In addition, the administrative agent under the New Revolver Loan may impose discretionary reserves against the entire revolving loan facility. As of March 31, 2005, the Company had borrowings under the New Revolver Loan of $17.2 million and available credit of $48.4 million. Based on the March 31, 2005 balance sheet, the Company’s borrowing base was approximately $102.5 million.

The Company pays a monthly commitment fee equal to 0.5% per year on the undrawn portion of the New Revolver Loan. The Company also pays fees on any letters of credit outstanding under the New Revolver Loan. The New Revolver Loan initially bears interest at a rate equal to a Base Rate plus 1.25% or LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, a Base Rate plus a margin ranging from 1.0% to 1.5% or LIBOR plus a margin ranging from 2.00% to 2.50% depending on average monthly available credit under the New Revolver Loan.

Under the New Revolver Loan, the Company pledged as collateral all of the capital stock of its domestic and United Kingdom subsidiaries and 65% of the voting stock of its other foreign subsidiaries, and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of its domestic and United Kingdom subsidiaries.

The New Revolver Loan also provides that the Company may request up to a $30.0 million increase in the size of the facility. The lenders are not obligated to grant such increase, and even if it is obtained, our ability to borrow the increased amount will be subject to various conditions contained in the New Revolver Loan and the indentures governing the Senior Notes and the Subordinated Notes.

The New Revolver Loan contains customary affirmative, financial and negative covenants relating to the Company’s operations and its financial condition. The affirmative covenants cover matters such as delivery of financial information, compliance with law, maintenance of insurance and properties, pledges of assets and payment of taxes. The financial covenants require the Company to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million, and imposes maximum capital expenditures of $45.0 million for 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008. These capital expenditure covenants allow for the carry forward of a certain amount of spending below covenant levels in previous periods. In order to satisfy significant business awards, including those relating to conversions from other forms of packaging, the Company may need to purchase additional equipment. To the extent such purchases would cause the Company to exceed the capital expenditure restrictions of the New Revolver Loan, the Company would have to obtain the lenders’ consent before making such purchases. There can be no assurances that the lenders would grant any such consent.

The negative covenants contained in the Company’s new credit facility limit the Company’s ability and the ability of the Company’s subsidiaries to, among other things, incur additional indebtedness and guarantee obligations, create liens, make equity investments or loans, sell, lease or otherwise dispose of assets, pay dividends, make distributions, redeem or repurchase any equity securities, prepay, redeem, repurchase or cancel certain indebtedness, engage in mergers, consolidations, acquisitions, joint ventures or the creation of subsidiaries and change the nature of the business.

At March 31, 2005, there was $220.0 million outstanding on the Senior Notes, $175 million on the Subordinated Notes, $17.2 million outstanding on the New Revolver Loan and $4.4 million outstanding under letters of credit. In addition, the Company had $14.4 million of cash and cash equivalents on hand as well as $48.4 million of availability under the Revolver Loan.

6. Restructuring and Asset Impairments

In September 2003, the Company announced its plans to implement a cost reduction initiative under which it closed facilities in Birmingham, Alabama and in Reserve, Louisiana. Under the plan, approximately 130 positions were eliminated at the affected facilities and as of March 31, 2004 all employees have been terminated. A summary of the 2003 initiative is presented below:

	Contract and Lease Termination Costs	Severance and Termination Benefits	Total
Balance at December 31, 2004	$2,581	$10	$2,591
Charges to income	59	—	59
Payments	(418)	(10)	(428)

Balance at March 31, 2005	$2,222	$—	$2,222

During the three months ended March 31, 2005, the Company recognized a $59 thousand restructuring charge related to period costs associated with the two closed facilities. The balance in the restructuring reserves at March 31, 2005 represents the expected lease costs and other exit costs which are expected to be paid over the next two years. The short-term portion of the restructuring balance, which is expected to be paid over the next twelve months is $1.19 million and is reported in Accounts Payable and Accrued Liabilities on the Condensed Consolidated Balance Sheets. The expected long-term portion of the restructuring balance is $1.0 million and is reported in Other Liabilities on the Condensed Consolidated Balance Sheets.

In 1997 the Company had a restructuring program which included the reorganization and closing of manufacturing locations within the U.S. The balance in the restructuring reserves, which represents the expected lease costs and other exit costs for the closed facilities associated with the 1997 restructuring initiative, was $963 and $1.1 million as of March 31, 2005 and December 31, 2004, respectively. The Company expects that all payments pertaining to this initiative will be paid out in 2005.

7. Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

The Company did not record compensation expense related to its stock option plan for the period ending March 31, 2005 because grants were at 100% of the fair market value on the grant date. If the fair value based method prescribed in SFAS No. 123 “Accounting for Stock-Based Compensation,” had been applied to stock option grants at the grant date, the Company’s net loss and basic and diluted net loss per share would have increased as summarized below:

	Three Months Ended March 2005	Three Months Ended March 2004
Net loss
As reported	$(20,048)	$(8,912)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects.	117	109
Deduct: Total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(145)	(153)

Pro forma	$(20,076)	$(8,956)

Basic ad Diluted loss per share
As reported	$(1.65)	$(0.74)
Pro forma	$(1.66)	$(0.75)

On February 17, 2005, the Company issued 55,205 restricted stock units to certain officers in connection with the Company’s incentive compensation plan for fiscal 2004. When these units vest on February 17, 2008, they may be paid, at the discretion of the Compensation Committee of the Company’s Board of Directors, in (i) cash or (ii) stock. Any payments in stock would be made from shares authorized under the 2002 Stock Based Incentive Compensation Plan.

For the periods ending March 31, 2005 and 2004, the Company recorded an expense of approximately $181 and $168 respectively, related to the amortization of the deferred compensation over the vesting period of the grants made under the Company’s compensation plan.

8. Earnings per Share

The following table summarizes the basic and diluted earnings per share (“EPS”) computations for the periods ended March 31, 2005 and 2004:

	Three Months Ended
	March 31, 2005	March 31, 2004
Net loss	$(20,048)	$(8,912)

Weighted average shares outstanding:
Basic and diluted	12,119	12,000

Basic and diluted loss per share:
Net loss	$(1.65)	$(0.74)

Basic EPS excludes all potentially dilutive securities and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the assumed exercise and conversion of potentially dilutive securities, including stock options in periods when they are not anti-dilutive; otherwise, it is the same as basic EPS.

Common shares contingently issuable upon the exercise of outstanding stock options amounted to 179,948 and restricted shares outstanding amounted to 431,677 for the three months ended March 31, 2005. Since the exercise prices of the then-outstanding options were above the average market price for the related period, these shares were excluded from the computation of earnings per share because the impact of their inclusion would be anti-dilutive.

9. Pension and Postretirement Benefits

The U.S. salaried and hourly personnel participate in a defined benefit pension plan. The benefits under this plan for salaried employees are based primarily on years of service and remuneration near retirement. The benefits for hourly employees are based primarily on years of service and a fixed monthly multiplier. Plan assets consist principally of common stocks and fixed income securities.

In the U.S., the Company sponsors unfunded plans to provide health care and life insurance benefits to pensioners and survivors. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverage. Life insurance benefits are generally provided by insurance contracts. The Company reserves the right, subject to existing agreements, to change, modify or discontinue the plans.

Employees of the U.K. operation may participate in a contributory pension plan with a benefit based on years of service and final salary. Participants contribute 5% of their salary each year and the U.K. operation contributes the balance, which is currently approximately 8% of salary. The assets of the plan are held in a trust and are primarily invested in equity securities.

Employees in the Netherlands operation are entitled to a retirement benefit based on years of service and final salary. The plan is financed via participating annuity contracts and the values of the participation rights approximate the unfunded service obligation based on future compensation increases.

The components of the pension and postretirement benefit expense/(income) for the Company’s plans were as follows:

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Pension	Post- retirement	Pension	Post- retirement
Service cost	$801	$—	$506	$11
Interest cost	1,219	102	1,035	113
Expected return on plan assets	(1,330)	—	(1,176)	—
Amortization of net loss	839	194	626	196
Amortization of prior service cost	38	(49)	38	(48)

Total pension and postretirement expense	$1,567	$247	$1,029	$272

Constar estimates that its expected contribution to its pension plans for the 2005 fiscal year is $8.5 million of which $0.5 million was paid during the first quarter ended March 31, 2005.

10. Segment Information

Constar has only one reportable segment. The operations within Europe and the U.S. are similar in the nature of their products, production processes, the types or classes of customers for products and the methods used to distribute products.

Net customer sales for the countries in which Constar operated were:

	Three Months Ended March 31
	2005	2004
United States	$169,447	$140,770
United Kingdom	27,896	25,768
Other	22,902	24,207

	$220,245	$190,745

11. Commitments and Contingencies

Constar is also one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container base design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. On November 28, 2003, the Court granted summary judgment in favor of the defendants. The parties dismissed without prejudice certain remaining unadjudicated claims in order to position the case for appeal to the Federal Circuit Court of Appeals by the plaintiff. On February 24, 2004, judgment was entered in accordance with the November 28, 2003 ruling and an appeal was filed. Briefing in the Federal Circuit was completed December 15, 2004, and argument was held on April 4, 2005.

The Company and certain of its present and former directors, along with Crown Holdings, Inc., as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit filed in the United States District Court for the Eastern District of Pennsylvania, In re Constar International, Inc. Securities Litigation (Master File No. 03-CV-05020). This action consolidates previous lawsuits, namely Parkside Capital LLC v. Constar International Inc¸ et al. (Civil Action No. 03-5020), filed on September 5, 2003 and Walter Frejek v. Constar International Inc. et al. (Civil Action No.03-5166), filed on September 15, 2003. The consolidated and amended complaint, filed June 17, 2004, generally alleges that the registration statement and prospectus for the Company’s initial public offering of its common stock on November 14, 2002 contained material misrepresentations and/or omissions. Plaintiffs claim that defendants in these lawsuits violated Sections 11 and 15 of the Securities Act of 1933. Plaintiffs seek class action certification and an award of damages and litigation costs and expenses. Under the Company’s charter documents, an agreement with Crown and an underwriting agreement with Crown and the underwriters, Constar has incurred certain indemnification and contribution obligations to the other defendants with respect to this lawsuit. The Company believes the claims in the action are without merit and intends to defend against them vigorously.

The Company is a defendant in a lawsuit that was filed in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of its Orlando, Florida facility seeking unspecified monetary damages. The lawsuit alleges bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles from 1980-1987. PVC suppliers and a manufacturer of the manufacturing equipment used to process the PVC are also defendants. The litigation is currently in the discovery stage. The Company believes the claims are without merit and is aggressively defending against the claims

The Company is subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes that the ultimate liabilities resulting from these lawsuits and claims will not materially impact its results of operations or financial position.

Constar has received requests for information or notifications of potential responsibility from the Environmental Protection Agency, or EPA, and certain state environmental agencies for certain off-site locations. Constar has not incurred any significant costs relating to these matters. Constar has been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and remediation has been completed at the third site. Constar has also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. Constar’s share of the remediation costs has been minimal thus far and no accrual has been recorded for future remediation at these sites.

The Company’s Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath the Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. The Company records an environmental liability on a undiscounted basis when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. Constar has recorded an accrual of $172 for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. There are no other accruals for environmental matters.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the time periods over which site remediation occurs. It is possible that some of these matters, the outcomes of which are subject to various uncertainties, may be decided in a manner unfavorable to Constar. However, management does not believe that any unfavorable decision will have a material adverse effect on our financial position, cash flows or results of operations.

As of March 31, 2005 there were seven letters of credit outstanding under the New Revolver Loan with a total outstanding balance of approximately $4.4 million. These letters of credit are being used as guarantees of insurance obligations, lease security guarantees, a payment guarantee to a vendor and loan obligations of a foreign affiliate.

12. Income Taxes

During the first quarter of 2005, the Company recorded a valuation allowance of $6.6 million to cover the net operating losses being generated in the U.S. during fiscal 2005. The Company does not currently anticipate realizing deferred tax assets to the extent the assets exceed deferred tax liabilities.

13. Condensed Consolidating Financial Information

As discussed in Note 5, on February 11, 2005, the Company completed a refinancing which consisted of the sale of the Senior Notes and entered into the New Revolver Loan. The Senior Notes are guaranteed on a senior basis by each of the Company’s domestic and United Kingdom restricted subsidiaries. The guarantor subsidiaries are 100% owned and the guarantees are made on a joint and several basis and are full and unconditional.

The following guarantor and non-guarantor condensed financial information gives effect to the guarantee of the Senior Notes by each of our domestic and United Kingdom restricted subsidiaries. These statements differ from our historical audited and unaudited interim financial statements because they reflect the guarantee by the Company’s United Kingdom subsidiary of the Senior Notes, which was not previously provided to the existing Subordinated Notes. As a result of the refinancing, the Company’s United Kingdom subsidiary now guarantees the existing Subordinated Notes on a senior subordinated basis. The following condensed consolidating financial statements are required in accordance with Regulation S-X Rule 3-10:

•	Balance sheets as of March 31, 2005 and December 31, 2004;

•	Statements of operations for the three months ended March 31, 2005 and March 31, 2004; and

•	Statements of cash flows for the three months ended March 31, 2005 and March 31, 2004.

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF MARCH 31, 2005

(in thousands)

(unaudited)

	Parent		Guarantor		Non- Guarantor	Eliminations		Total Company
Assets
Current assets
Cash and cash equivalents	$			$7,825	$6,535	$		$14,360
Intercompany receivable				42,986	1,556		(44,542)	—
Accounts receivable, net				82,386	19,175			101,561
Inventories, net				109,937	14,866			124,803
Prepaid expenses and other current assets				16,466	1,184			17,650

Total current assets				259,600	43,316		(44,542)	258,374

Property Plant and Equipment, net				176,041	15,726			191,767
Goodwill				148,813				148,813
Investments		448,390		22,450			(470,840)	—
Other Assets		11,576		10,506	17			22,099

Total assets		$459,966		$617,410	$59,059		$(515,382)	$621,053

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt		$17,218	$		$1,582	$		$18,800
Intercompany payable		38,640		1,976	3,926		(44,542)	—
Accounts payable and accrued liabilities		8,386		131,674	26,642			166,702
Income taxes payable				1,116	(83)			1,033

Total current liabilities		64,244		134,766	32,067		(44,542)	186,535

Long-term debt, net of current portion		393,008						393,008
Pension and post-retirement liabilities				18,668	15			18,683
Deferred income taxes				9,320	1,810			11,130
Other liabilities				6,266	421			6,687

Total liabilities		457,252		169,020	34,313		(44,542)	616,043

Minority interest					2,296			2,296
Stockholders’ equity		2,714		448,390	22,450		(470,840)	2,714

Total liabilities and stockholders’ equity		$459,966		$617,410	$59,059		$(515,382)	$621,053

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2004

(in thousands)

(unaudited)

	Parent		Guarantor		Non- Guarantor	Eliminations		Total Company
Assets
Current Assets
Cash and cash equivalents	$			$6,791	$2,525	$		$9,316
Intercompany receivable				38,173	1,263		(39,436)	—
Accounts receivable, net				67,252	17,064			84,316
Inventories, net				92,354	11,595			103,949
Prepaid expenses and other current assets				16,322	632			16,954

Total current assets				220,892	33,079		(39,436)	214,535

Property plant and equipment, net				177,796	16,716			194,512
Goodwill				148,813				148,813
Investments		436,756		23,694			(460,450)	—
Other assets		11,323		11,093	1			22,417

Total assets		$448,079		$582,288	$49,796		$(499,886)	$580,277

Liabilities and Stockholders Equity
Current liabilities
Short-term debt		$18,248	$		$1,540	$		$19,788
Intercompany payable		35,488		439	3,509		(39,436)	—
Accounts payable and accrued liabilities		1,709		110,476	16,220			128,405
Income taxes payable				1,141	131			1,272

Total current liabilities		55,445		112,056	21,400		(39,436)	149,465

Long-term debt, net of current portion		368,637						368,637
Pension and post-retirement liabilities				17,460	15			17,475
Deferred income taxes				9,826	2,003			11,829
Other liabilities				6,190	397			6,587

Total liabilities		424,082		145,532	23,815		(39,436)	553,993

Minority interest					2,287			2,287
Stockholders’ equity		23,997		436,756	23,694		(460,450)	23,997

Total liabilities and stockholders’ equity		$448,079		$582,288	$49,796		$(499,886)	$580,277

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005

(in thousands)

(unaudited)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$198,378	$22,901	$		$221,279
Cost of products sold, excluding depreciation			181,621	21,986			203,607
Depreciation			10,501	800			11,301

Gross profit			6,256	115			6,371
Selling and administrative expenses			4,870	472			5,342
Research and technology expenses			1,819				1,819
Write off of deferred financing costs		10,025					10,025
Interest expense		9,474	146	25			9,645
Foreign exchange adjustments			75	136			211
Other expenses, net			(113)	3			(110)

Loss before taxes		(19,499)	(541)	(521)			(20,561)
Benefit (provision) for income taxes			358	164			522
Equity earnings		(549)	(366)			915	—
Minority interest				(9)			(9)

Net income (loss)		$(20,048)	$(549)	$(366)		$915	$(20,048)

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(in thousands)

(unaudited)

	Parent		Guarantor	Non- Guarantor	Eliminations		Total Company
Net sales	$		$167,531	$24,207	$		$191,738
Cost of products sold, excluding depreciation			147,510	21,930			169,440
Depreciation			12,020	878			12,898

Gross profit			8,001	1,399			9,400
Selling and administrative expenses			5,824	453			6,277
Research and technology expenses			1,374				1,374
Interest expense		9,804	132	46			9,982
Foreign exchange adjustments				46			46
Other expenses, net			281	473			754

Income (loss) before taxes		(9,804)	390	381			(9,033)
Benefit (provision) for income taxes			263	(147)			116
Equity earnings		892	239			(1,131)	—
Minority interest				5			5

Net income (loss)		$(8,912)	$892	$239		$(1,131)	$(8,912)

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005

(in thousands)

(unaudited)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income (loss)	$(20,048)	$(549)	$(366)	$915	$(20,048)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	496	10,501	800		11,797
Earned compensation on restricted stock		181			181
Write off of deferred financing costs	6,556				6,556
Deferred income taxes		(597)	(193)		(790)
Equity earnings	549	366		(915)	—
Change in assets and liabilities, net	(3,208)	(481)	4,056		367

Net cash (used in) provided by operating activities	(15,655)	9,421	4,297	—	(1,937)

Cash flows from investing activities
Purchases of property, plant and equipment, net		(8,199)	(404)		(8,603)
Proceeds from sale of property, plant and equipment		554			554

Net cash used in investing activities		(7,645)	(404)		(8,049)

Cash flows from financing activities
Proceeds from sale of Senior Notes	220,000				220,000
Repayment of term loan	(121,941)				(121,941)
Proceeds from Revolver Loan	146,000				146,000
Repayment of Revolver Loan	(145,782)				(145,782)
Repayment of second lien loan	(75,000)				(75,000)
Costs associated with debt refinancing	(10,774)				(10,774)
Change in outstanding cash overdrafts		2,657			2,657
Net change in Constar intercompany loans	3,152	(3,336)	184		—
Other financing activities, net		(18)	42		24

Net cash provided by (used in) financing activities	15,655	(697)	226		15,184

Effect of exchange rate changes on cash and cash equivalents		(45)	(109)		(154)

Net change in cash and cash equivalents	—	1,034	4,010		5,044
Cash and cash equivalents at beginning of period		6,791	2,525		9,316

Cash and cash equivalents at end of period	$—	$7,825	$6,535	$—	$14,360

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(in thousands)

(unaudited)

	Parent	Guarantor	Non- Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income (loss)	$(8,912)	$892	$239	$(1,131)	$(8,912)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	776	12,020	878		13,674
Earned compensation on restricted stock		168			168
Deferred income taxes			102		102
Equity earnings	(892)	(239)		1,131
Change in assets and liabilities, net	4,671	(7,156)	(538)		(3,023)

Net cash (used in) provided by operating activities	(4,357)	5,685	681	—	2,009

Cash flows from investing activities
Purchases of property, plant and equipment, net		(6,838)	(2,257)		(9,095)
Proceeds from sale of property, plant and equipment		26			26

Net cash used in investing activities		(6,812)	(2,257)		(9,069)

Cash flows from financing activities
Proceeds from Revolver Loan	15,000				15,000
Repayment of Term B Loan	(312)				(312)
Change in outstanding cash overdrafts		(3,292)			(3,292)
Net change in Constar intercompany loans	(10,331)	8,696	1,635

Net cash provided by financing activities	4,357	5,404	1,635		11,396

Effect of exchange rate changes on cash and cash equivalents		203	(68)		135

Net change in cash and cash equivalents	—	4,480	(9)	—	4,471
Cash and cash equivalents at beginning of period		12,319	4,159		16,478

Cash and cash equivalents at end of period	$—	$16,799	$4,150	$—	$20,949

Constar International Inc.

OFFER TO EXCHANGE

$220,000,000 Senior Secured Floating Rate Notes due 2012 and related Guarantees for all outstanding Senior Secured Floating Rate Notes due 2012

Prospectus

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Constar International Inc. (“Constar”) is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Constar’s restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code. All of Constar’s directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1934, as amended.

In addition, the organizational documents of certain subsidiary guarantors also provide for indemnification of their officers and directors for liability incurred in connection with the performance of their duties as officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following exhibits are filed herewith unless otherwise indicated:

3.1	Amended and Restated Certificate of Incorporation of Constar International Inc. (the “Company”) (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).

4.1	Indenture, dated as of February 11, 2005, among the Company, the Note Guarantors party thereto and The Bank of New York, as Trustee, relating to the Company’s Senior Secured Floating Rate Notes due 2012 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.2	Registration Rights Agreement, dated as of February 11, 2005, among the Company, the Guarantors party thereto and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.3	U.S. Security Agreement, dated as of February 11, 2005, among the Company, the Domestic Restricted Subsidiaries party thereto, as Grantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.4	Access, Use and Intercreditor Agreement, dated as of February 11, 2005, among Citicorp USA, Inc., as Administrative Agent for the Revolving Secured Parties (as defined), Citibank N.A., London Branch, as Security Trustee for the Revolving Secured Parties, The Bank of New York, as Trustee for the First Mortgage Secured Parties (as defined), The Bank of New York, London Branch, as Security Trustee for the First Mortgage Secured Parties (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.5	Debenture, dated as of February 11, 2005, between Constar International U.K. Limited, as Chargor, and The Bank of New York (acting out of its London Office), as Security Trustee (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

5.1	Opinion of Dechert LLP, Philadelphia, Pennsylvania.

5.2	Opinion of Dechert LLP, London, England.

10.1	Services Agreement, dated as of January 1, 2005, between Constar, Inc. and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 8, 2005).

10.2	Corporate Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.3	Non-Competition Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.4	Technical Services Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.5	Salt Lake City PET Products Supply and Lease of Related Assets Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company (USA), Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.6	Newark Component Supply and Lease of Related Assets Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company (USA), Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.7	Registration Rights Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.8	Settlement Agreement, dated as of October 31, 2004, between the Company and Continental PET Technologies, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 3, 2004).

10.9	License and Royalty Sharing Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Technologies Corporation (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.10	Benefits Allocation Agreement dated as of November 20, 2002, between Crown Cork & Seal Company, Inc. and the Company (incorporated by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2004).†

10.11	Voghera PET Preform Supply and Lease of Related Assets Agreement, dated as of November 12, 2002, between Crown Cork Italy S.p.A. and Constar Plastics of Italy S.R.L. (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.12	Faba Supply Agreement, dated as of November 12, 2002, between Faba Sirma S.p.A. and Constar Plastics of Italy S.R.L. (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.13	Tax Sharing and Indemnification Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company, Inc. and the Company (incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.14	Lease Agreement, dated as of January 1, 2005, between Crown Cork & Seal Company, Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

10.15	Supply Agreement, dated as of October 17, 2002, between Constar, Inc. and New Century Beverage Company (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).†

10.15a	Amendment to Supply Agreement, dated as of October 17, 2002, between Constar, Inc. and New Century Beverage Company (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 3, 2004).

10.18	Lease Agreement, dated as of January 1, 2004, between Crown Packaging Technology, Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.18 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

10.19	Closures Patent License Agreement between Crown Cork & Seal Technologies Corporation and Constar International U.K. Limited (incorporated by reference to Exhibit 10.19 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.19a	Amendment No.1 to License Agreement, dated as of November 10, 2003, between Crown Cork & Seal Corporation and Constar International U.K. Limited (incorporated by reference to Exhibit 10.19a of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).

10.20	Amended and Restated Purchase Agreement, dated as of February 3, 2005, among the Company, the subsidiary guarantors party thereto, Citigroup Global Markets Inc. and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 9, 2005).

10.21	Constar International Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.22	Constar International Inc. Non-Employee Directors’ Equity Incentive Plan (incorporated by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.23	Constar International Inc. 2002 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.24	Amended and Restated Executive Employment Agreement, dated as of May 23, 2003, between the Company and Michael J. Hoffman (incorporated by reference to Exhibit 10.24 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.26	Amended and Restated Executive Employment Agreement, dated as of May 23, 2003, between the Company and James C.T. Bolton (incorporated by reference to Exhibit 10.26 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.27	Change of Control Agreement (incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.28	Constar International Inc. Short-Term Incentive Plan (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.29	Credit Agreement, dated as of February 11, 2005, among the Company, as Borrower, the Lenders and Issuers party thereto, and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.29a	Amendment No. 1 to Credit Agreement, dated as of March 11, 2005, among the Company, as Borrower, the Lenders and Issuers party thereto and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 18, 2005).

10.30	Pledge and Security Agreement, dated as of February 11, 2005, among the Company, as a Grantor, and each other Grantor from time to time party thereto, and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.31	Security Trust Deed, dated as of February 11, 2005, among Constar International U.K. Limited, Citicorp USA, Inc., Citicorp North America, Inc., Citibank, N.A., and Citibank, N.A., London Branch, as Trustee for the Secured Parties (as defined therein) (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.32	Debenture, dated as of February 11, 2005, between Constar International U.K. Limited and Citibank N.A., London Branch, as Security Trustee (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.33	Executive Employment Agreement, dated as of July 21, 2003, between the Company and David J. Waksman (incorporated by reference to Exhibit 10.37 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.34	Agreement, dated December 1, 2003, between the Company and Jerry Hatfield (incorporated by reference to Exhibit 10.38 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.35	Constar International Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.40 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.36	Constar International Inc. Annual Incentive and Management Stock Purchase Plan (incorporated by reference to Exhibit 10.41 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2004).*

10.37	Executive Employment Agreement, dated as of August 13, 2004, between the Company and William S. Rymer (incorporated by reference to Exhibit 10.42 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004).*

10.38	Description of 2005 base salaries and target bonus levels for named executive officers (incorporated by reference to Item 1.01 of the Company’s Current Report on Form 8-K/A filed on March 10, 2005).

12.1	Computation of Ratio of Earnings to Fixed Charges.**

21.1	Subsidiaries of Constar International Inc. (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1 and Exhibit 5.2).

24.1	Powers of Attorney.**

25.1	Statements of Eligibility and Qualification of The Bank of New York on Form T-1.**

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Holders of Senior Secured Floating Rate Notes due 2012 Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.4	Form of Letter to Clients Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

*	Management contract or compensatory plan or arrangement.

†	Confidential treatment granted.

**	Previously filed.

(b)	Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is shown in the combined and consolidated financial statements and the footnotes thereto.

ITEM 22. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 25, 2005.

CONSTAR INTERNATIONAL INC.

By:	/s/ William S. Rymer
Name:	William S. Rymer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

* James A. Lewis	Director	July 25, 2005

* William G. Little	Director	July 25, 2005

* Frank J. Mechura	Director	July 25, 2005

* John P. Neafsey	Director	July 25, 2005

* Angus F. Smith	Director	July 25, 2005

* A. Alexander Taylor	Director	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 25, 2005.

CONSTAR, INC.

By:	/s/ William S. Rymer
Name:	William S. Rymer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

* James C.T. Bolton	Director	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 25, 2005.

BFF INC.

By:	/s/ William S. Rymer
Name:	William S. Rymer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

* James C.T. Bolton	Director	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 25, 2005.

DT, INC.

By:	/s/ William S. Rymer
Name:	William S. Rymer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

* James C.T. Bolton	Director	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 25, 2005.

CONSTAR FOREIGN HOLDINGS, INC.

By:	/s/ William S. Rymer
Name:	William S. Rymer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

* James C.T. Bolton	Director	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherburn, United Kingdom, on July 25, 2005.

CONSTAR INTERNATIONAL U.K. LIMITED

By:	*
Name:	Frank E. Gregory
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Frank E. Gregory	Director (Principal Executive Officer)	July 25, 2005

* Ian M. Atkinson	Secretary (Principal Financial Officer and Principal Accounting Officer)	July 25, 2005

/s/ William S. Rymer William S. Rymer	Authorized U.S. Representative	July 25, 2005

* By:	/s/ William S. Rymer
William S. Rymer Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed herewith unless otherwise indicated:

3.1	Amended and Restated Certificate of Incorporation of Constar International Inc. (the “Company”) (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).

4.1	Indenture, dated as of February 11, 2005, among the Company, the Note Guarantors party thereto and The Bank of New York, as Trustee, relating to the Company’s Senior Secured Floating Rate Notes due 2012 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.2	Registration Rights Agreement, dated as of February 11, 2005, among the Company, the Guarantors party thereto and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.3	U.S. Security Agreement, dated as of February 11, 2005, among the Company, the Domestic Restricted Subsidiaries party thereto, as Grantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.4	Access, Use and Intercreditor Agreement, dated as of February 11, 2005, among Citicorp USA, Inc., as Administrative Agent for the Revolving Secured Parties (as defined), Citibank N.A., London Branch, as Security Trustee for the Revolving Secured Parties, The Bank of New York, as Trustee for the First Mortgage Secured Parties (as defined), The Bank of New York, London Branch, as Security Trustee for the First Mortgage Secured Parties (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

4.5	Debenture, dated as of February 11, 2005, between Constar International U.K. Limited, as Chargor, and The Bank of New York (acting out of its London Office), as Security Trustee (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

5.1	Opinion of Dechert LLP, Philadelphia, Pennsylvania.

5.2	Opinion of Dechert LLP, London, England.

10.1	Services Agreement, dated as of January 1, 2005, between Constar, Inc. and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 8, 2005).

10.2	Corporate Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.3	Non-Competition Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.4	Technical Services Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.5	Salt Lake City PET Products Supply and Lease of Related Assets Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company (USA), Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.6	Newark Component Supply and Lease of Related Assets Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company (USA), Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.7	Registration Rights Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Company, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.8	Settlement Agreement, dated as of October 31, 2004, between the Company and Continental PET Technologies, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 3, 2004).

10.9	License and Royalty Sharing Agreement, dated as of November 20, 2002, between the Company and Crown Cork & Seal Technologies Corporation (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.10	Benefits Allocation Agreement dated as of November 20, 2002, between Crown Cork & Seal Company, Inc. and the Company (incorporated by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2004).†

10.11	Voghera PET Preform Supply and Lease of Related Assets Agreement, dated as of November 12, 2002, between Crown Cork Italy S.p.A. and Constar Plastics of Italy S.R.L. (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.12	Faba Supply Agreement, dated as of November 12, 2002, between Faba Sirma S.p.A. and Constar Plastics of Italy S.R.L. (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.13	Tax Sharing and Indemnification Agreement, dated as of November 20, 2002, between Crown Cork & Seal Company, Inc. and the Company (incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.14	Lease Agreement, dated as of January 1, 2005, between Crown Cork & Seal Company, Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

10.15	Supply Agreement, dated as of October 17, 2002, between Constar, Inc. and New Century Beverage Company (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).†

10.15a	Amendment to Supply Agreement, dated as of October 17, 2002, between Constar, Inc. and New Century Beverage Company (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 3, 2004).

10.18	Lease Agreement, dated as of January 1, 2004, between Crown Packaging Technology, Inc. and Constar, Inc. (incorporated by reference to Exhibit 10.18 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

10.19	Closures Patent License Agreement between Crown Cork & Seal Technologies Corporation and Constar International U.K. Limited (incorporated by reference to Exhibit 10.19 of the Company’s Current Report on Form 8-K filed on November 27, 2002).

10.19a	Amendment No.1 to License Agreement, dated as of November 10, 2003, between Crown Cork & Seal Corporation and Constar International U.K. Limited (incorporated by reference to Exhibit 10.19a of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).

10.20	Amended and Restated Purchase Agreement, dated as of February 3, 2005, among the Company, the subsidiary guarantors party thereto, Citigroup Global Markets Inc. and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 9, 2005).

10.21	Constar International Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.22	Constar International Inc. Non-Employee Directors’ Equity Incentive Plan (incorporated by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.23	Constar International Inc. 2002 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.24	Amended and Restated Executive Employment Agreement, dated as of May 23, 2003, between the Company and Michael J. Hoffman (incorporated by reference to Exhibit 10.24 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.26	Amended and Restated Executive Employment Agreement, dated as of May 23, 2003, between the Company and James C.T. Bolton (incorporated by reference to Exhibit 10.26 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.27	Change of Control Agreement (incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.28	Constar International Inc. Short-Term Incentive Plan (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878)).*

10.29	Credit Agreement, dated as of February 11, 2005, among the Company, as Borrower, the Lenders and Issuers party thereto, and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.29a	Amendment No. 1 to Credit Agreement, dated as of March 11, 2005, among the Company, as Borrower, the Lenders and Issuers party thereto and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 18, 2005).

10.30	Pledge and Security Agreement, dated as of February 11, 2005, among the Company, as a Grantor, and each other Grantor from time to time party thereto, and Citicorp USA, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.31	Security Trust Deed, dated as of February 11, 2005, among Constar International U.K. Limited, Citicorp USA, Inc., Citicorp North America, Inc., Citibank, N.A., and Citibank, N.A., London Branch, as Trustee for the Secured Parties (as defined therein) (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.32	Debenture, dated as of February 11, 2005, between Constar International U.K. Limited and Citibank N.A., London Branch, as Security Trustee (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on February 17, 2005).

10.33	Executive Employment Agreement, dated as of July 21, 2003, between the Company and David J. Waksman (incorporated by reference to Exhibit 10.37 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003).*

10.34	Agreement, dated December 1, 2003, between the Company and Jerry Hatfield (incorporated by reference to Exhibit 10.38 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.35	Constar International Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.40 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2003).*

10.36	Constar International Inc. Annual Incentive and Management Stock Purchase Plan (incorporated by reference to Exhibit 10.41 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2004).*

10.37	Executive Employment Agreement, dated as of August 13, 2004, between the Company and William S. Rymer (incorporated by reference to Exhibit 10.42 of the Company’s Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004).*

10.38	Description of 2005 base salaries and target bonus levels for named executive officers (incorporated by reference to Item 1.01 of the Company’s Current Report on Form 8-K/A filed on March 10, 2005).

12.1	Computation of Ratio of Earnings to Fixed Charges.**

21.1	Subsidiaries of Constar International Inc. (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2004).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1 and Exhibit 5.2).

24.1	Powers of Attorney.**

25.1	Statements of Eligibility and Qualification of The Bank of New York on Form T-1.**

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Holders of Senior Secured Floating Rate Notes due 2012 Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.4	Form of Letter to Clients Concerning Offer For All Outstanding Senior Secured Floating Rate Notes due 2012 in Exchange for Senior Secured Floating Rate Notes due 2012 of Constar International Inc. Which Have Been Registered Under the Securities Act of 1933, as amended.**

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

*	Management contract or compensatory plan or arrangement.

†	Confidential treatment granted.

**	Previously filed.